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INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS CNH CAPITAL LLC AND SUBSIDIARIES

As filed with the Securities and Exchange Commission on December 19, 2012.

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CNH Capital LLC
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	6159 (Primary standard industrial classification code number)	39-1937630 (I.R.S. Employer Identification Number)

CNH Capital LLC
5729 Washington Avenue
Racine, WI 53406
(262) 636-6011
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive office)

CNH Capital America LLC (Exact name of registrant as specified in its charter)	New Holland Credit Company, LLC (Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	6159 (Primary standard industrial classification code number)	76-0394710 (I.R.S. Employer Identification Number)	Delaware (State or other jurisdiction of incorporation or organization)	6159 (Primary standard industrial classification code number)	23-2844171 (I.R.S. Employer Identification Number)

CNH Capital America LLC 5729 Washington Avenue Racine, WI 53406 (262) 636-6011 (Address, including zip code, and telephone number, including area code, of Registrant's principal executive office)	New Holland Credit Company, LLC
120 Brubaker Avenue
New Holland, PA 17557
(262) 636-6011
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive office)

Robert S. Kirby
CNH Capital LLC
5729 Washington Avenue
Racine, WI 53406
(262) 636-6011
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

John L. Savva
Sullivan & Cromwell LLP
1870 Embarcadero Road
Palo Alto, California 94303
(650) 461-5600

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:
As soon as practicable after the effective date of this registration statement.

             If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

             If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering.    ☐

             If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering.    ☐

             Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller Reporting Company ☐

             If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

             Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)    ☐

             Exchange Act Rule 14d-1(d) (Cross-Border Third Party Tender Offer)    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Note(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

3.875% Notes due 2015	$750,000,000	100%	$750,000,000	$102,300

Guarantees of 3.875% Notes due 2015(3)	(2)	(2)	(2)	(2)

(1)
Pursuant to Rule 457(f) under the Securities Act of 1933, the fee is calculated based upon the book value of the 3.875% Notes due 2015 as of September 15, 2012.

(2)
Pursuant to Rule 457(n) under the Securities Act of 1933, no registration fee is required with respect to the guarantees.

(3)
Guaranteed by CNH Capital America LLC and New Holland Credit Company, LLC.

             The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION. DATED DECEMBER 19, 2012

CNH Capital LLC
CNH Capital America LLC
New Holland Credit Company, LLC

Offer to Exchange

$750,000,000 3.875% Notes due 2015
that have been registered under
the Securities Act of 1933, as amended
for
$750,000,000 3.875% Notes due 2015

        We are offering to exchange our 3.875% Notes due 2015, or the "new notes," for our currently outstanding 3.875% Notes due 2015, or the "old notes." We sometimes refer to the new notes and the old notes collectively as the "notes." The old notes are, and the new notes will be, guaranteed by CNH Capital America LLC and New Holland Credit Company, LLC, each a wholly-owned subsidiary of CNH Capital LLC.

  •
  The exchange offer expires at 5:00 p.m., New York City time, on                        , 2013, unless extended.

  •
  We will exchange all old notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer.

  •
  You may withdraw tendered old notes at any time prior to the expiration of the exchange offer.

  •
  The new notes are substantially identical to the old notes, except that the new notes have been registered under the Securities Act of 1933, as amended, and will not contain restrictions on transfer or have registration rights. The new notes will represent the same debt as the old notes, and we will issue the new notes under the same indenture.

  •
  We do not intend to apply for listing of the new notes on any securities exchange or to arrange for them to be quoted on any quotation system.

  •
  The exchange offer is not subject to any conditions other than that the exchange offer does not violate applicable law or any applicable interpretation of the staff of the Securities and Exchange Commission.

  •
  The exchange of old notes for new notes will not be a taxable event for U.S. federal income tax purposes. See "Material United States Federal Income Tax Considerations."

  •
  We will not receive any proceeds from the exchange offer.

        Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933, as amended. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date of the exchange offer and ending on the close of business one year after the expiration date, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

        For a discussion of factors that you should consider before you participate in the exchange offer, see "Risk Factors" beginning on page 20.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be distributed in the exchange offer or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                        ,        .

        You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. This prospectus is an offer to exchange only the Notes offered by this prospectus and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is accurate only as of its date.

PRESENTATION OF FINANCIAL AND CERTAIN OTHER INFORMATION

        CNH Global N.V. ("CNH Global" and, together with its consolidated subsidiaries, "CNH"), the indirect parent company of CNH Capital LLC, is incorporated in and under the laws of The Netherlands. CNH's worldwide agricultural equipment and construction equipment operations are collectively referred to as "Equipment Operations." CNH's worldwide financial services operations are collectively referred to as "Financial Services."

        We prepare our consolidated financial statements in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP"). The consolidated financial statements are expressed in U.S. dollars and, unless otherwise indicated, all financial data set forth in this prospectus are expressed in U.S. dollars.

        In this prospectus, we refer to information and statistics regarding the industries and markets in which we operate. We obtained this market data from independent industry sources, other publicly available information or our own estimates and research. While we believe that such information from third party sources is reliable, we have not ascertained the underlying economic assumptions relied upon therein, and we do not make any representation as to the accuracy of such information. Furthermore, while we believe the information from our estimates and research with respect to our markets is reliable, it has not been verified by independent sources and we cannot assure you that it is accurate.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact contained in this prospectus, including statements regarding our competitive strengths; business strategy; future financial position or operating results; budgets; projections with respect to revenue, income, capital expenditures, capital structure or other financial items; costs; and plans and objectives of management regarding operations, products and services, are forward-looking statements. These statements may include terminology such as "may," "will," "expect," "could," "should," "intend," "estimate," "anticipate," "believe," "outlook," "continue," "remain," "on track," "design," "target," "objective," "goal," or similar terminology.

        Our outlook is predominantly based on our interpretation of what we consider to be key economic assumptions and involves risks and uncertainties that could cause actual results to differ (possibly materially) from such forward-looking statements. Macro-economic factors including monetary policy, interest rates, currency exchange rates, inflation, deflation, credit availability and government intervention in an attempt to influence such factors may have a material impact on our customers and the demand for our services. The demand for CNH's products and, in turn, our products and services is influenced by a number of factors, including, among other things: general economic conditions; demand for food; commodity prices, raw material and component prices and stock levels; net farm income levels; availability of credit; developments in biofuels; infrastructure spending rates; housing starts; commercial construction; seasonality of demand; changes and uncertainties in the monetary and fiscal policies of various governmental and regulatory entities; CNH's ability to maintain key dealer relationships; currency exchange rates and interest rates; pricing policies by CNH or its competitors; political, economic and legislative changes; and the other risks described in "Risk Factors." Some of the other significant factors which may affect our results include our access to credit, restrictive covenants in our debt agreements, actions by rating agencies concerning the ratings on our debt and asset-backed securities and the credit ratings of CNH Global and Fiat Industrial S.p.A., risks related to our relationship with Fiat Industrial S.p.A., weather, climate change and natural disasters, actions taken by our competitors, the effect of changes in laws and regulations, the results of legal proceedings and employee relations.

i

        Furthermore, in light of recent difficult economic conditions, both globally and in the industries in which we operate, it is particularly difficult to forecast our results and any estimates or forecasts of particular periods that we provide are uncertain. We can give no assurance that the expectations reflected in our forward-looking statements will prove to be correct. Our actual results could differ materially from those anticipated in these forward-looking statements. All written and oral forward-looking statements attributable to us are expressly qualified in their entirety by the factors we disclose that could cause our actual results to differ materially from our expectations. We undertake no obligation to update or revise publicly any forward-looking statements.

        You should read carefully the section of this prospectus under the heading "Risk Factors" beginning on page 20.

ii

SUMMARY

        This summary highlights information located elsewhere in this prospectus. It does not contain all the information that is important to you. You should read this summary together with the more detailed information and consolidated financial statements and notes appearing elsewhere in this prospectus. You should carefully consider, among other factors, the matters discussed under "Risk Factors" in this prospectus. Unless the context otherwise requires, as used in this prospectus, (1) the terms "CNH Capital," "the Company," "we" and "our" refer to CNH Capital LLC and its consolidated subsidiaries, (2) the term "CNH Global" refers to CNH Global N.V. (excluding its consolidated subsidiaries), a Netherlands corporation that indirectly owns 100% of the equity interests in CNH Capital LLC and (3) the term "CNH" refers to CNH Global and its consolidated subsidiaries. Unless the context otherwise requires or except as otherwise indicated, information about CNH Capital in this prospectus is presented on a consolidated basis and relates to CNH Capital LLC and its consolidated subsidiaries, including CNH Capital America LLC and New Holland Credit Company, LLC.

 Our Business

  Overview

        CNH Capital LLC is an indirect wholly-owned subsidiary of CNH Global and is headquartered in Racine, Wisconsin. As a captive finance company, our primary business is to underwrite and manage financing products for end-use customers and dealers of CNH America LLC ("CNH America") and CNH Canada Ltd. (collectively, "CNH North America") and provide other related financial products and services to support the sale of agricultural and construction equipment manufactured by CNH North America. We are often able to offer financing to customers at advantageous interest rates or other terms (such as longer contract terms, longer warranty terms or gift cards redeemable for parts or services), due to our participation in subsidized financing programs sponsored by CNH North America, which reimburses us for some or all of the difference between market interest rates and the interest rates we offer to a customer and for some of the cost of such other advantageous terms. The primary operating subsidiaries of CNH Capital LLC include CNH Capital America LLC ("CNH Capital America"), New Holland Credit Company, LLC ("New Holland Credit") and CNH Capital Canada Ltd. ("CNH Capital Canada"). CNH Capital America is the primary financing and business entity of CNH Capital for the United States that enters into retail and wholesale financing arrangements with end-use customers and equipment dealers, while New Holland Credit acts as the servicer for retail and wholesale receivables originated by CNH Capital America. As of September 30, 2012, CNH Capital America and New Holland Credit had total assets of $4.9 billion and $0.1 billion, respectively, and subsidiaries of CNH Capital LLC other than CNH Capital America and New Holland Credit had total assets of $12.8 billion (before intercompany eliminations). The old notes are, and the new notes will be, issued by CNH Capital LLC and guaranteed by CNH Capital America and New Holland Credit. Neither CNH Global nor any of its subsidiaries (other than CNH Capital LLC, CNH Capital America and New Holland Credit) will have any liability with respect to the notes at any time. CNH Capital LLC and the guarantors, collectively, accounted for approximately 43.0% and 45.9% of our total revenues for the year ended December 31, 2011 and the nine months ended September 30, 2012, respectively, and 26.6% and 27.8% of our total assets as of December 31, 2011 and September 30, 2012, respectively (in each case with such percentages calculated before intercompany eliminations).

        CNH Capital offers retail loan and lease financing to end-use customers for the purchase of new and used equipment and components, as well as commercial revolving account ("CRA") financing, insurance and other financial services. CNH Capital also provides wholesale financing to CNH North America equipment dealers (almost all of which are independently owned and operated) and distributors. Wholesale financing consists primarily of dealer floorplan financing and gives dealers the ability to maintain a representative inventory of new products. In addition, CNH Capital provides financing to dealers for used equipment taken in trade, equipment utilized in dealer-owned rental yards, parts inventory, working capital and other financing needs. As a holding company, CNH Capital LLC generally does not conduct operations of its own but relies on its subsidiaries for the generation and distribution of profits.

        To help fund its retail and wholesale financing business, CNH Capital participates in the asset-backed securitization markets. CNH Capital periodically transfers retail and wholesale receivables originated from end-use customers and dealers to special purpose entities, in exchange for cash proceeds from asset-backed securities issued by these special purpose entities. Investors in these asset-backed securities in turn receive payments on their securities based on the cash flows from the transferred receivables. CNH Capital continues to service the transferred receivables and may hold some retained interests in the transferred receivables (with its retained interests totaling $8.4 million as of September 30, 2012). These special purpose entities and the investors in the asset-backed securities have no recourse beyond CNH Capital's retained interests for failure of any end-use customers or dealers to make payments on the transferred receivables when due.

        CNH Capital is not required by CNH Global or Fiat Industrial S.p.A. to extend financing to all dealers or end-use customers that wish to purchase CNH equipment. CNH Capital independently underwrites the creditworthiness of all potential wholesale and retail customers to determine whether to make an offer to extend financing and, if so, on what terms. In 2011, over 9% of retail credit applications to CNH Capital were rejected and over 30% of retail credit applications accepted by CNH Capital were approved with terms less favorable than those initially sought by the respective applicants. During that same period, CNH Capital provided some form of financing to all CNH dealers in North America, although CNH Capital did not finance all of the inventory held by these CNH dealers. While CNH dealers generally have incentives to obtain wholesale financing from CNH Capital due to subsidies offered by CNH North America to these dealers from time to time (such as an interest-free period), we believe many dealers also obtain funding from other financing sources. As of December 31, 2011 and September 30, 2012, our wholesale receivables, which represent receivables from wholesale financing to CNH North America dealers, amounted to $2.9 billion and $3.9 billion, respectively, or 28.3% and 32.6% of our total managed portfolio, respectively.

        CNH Capital's revenue is primarily generated through the income of its lending portfolio and the income generated through marketing programs with CNH North America. The size of the lending portfolio is in part related to the level of equipment sales by CNH North America. The portfolio profitability is linked to the credit quality of the borrowers, the value of collateral and the difference between lending and borrowing rates. For the year ended December 31, 2011 and the nine months ended September 30, 2012, the percentage of revenue derived by us from CNH North America and other CNH affiliates was 46% for both periods.

        Our retail borrowers are generally commercial entities and, in many cases, have had a previous borrowing relationship with CNH Capital. Retail loans are secured by the purchased equipment, which generally has a longer useful life than the term of the loan. Wholesale financings are likewise secured by the equipment purchased by the dealer.

        CNH Capital funds its operations and lending activity through a combination of term receivables securitizations, committed asset-backed and unsecured facilities, secured and unsecured borrowings, asset sales, affiliate financing and retained earnings. CNH Capital plans to continue diversifying its funding base by issuing unsecured debt and reducing its reliance on affiliate and secured financing.

        In addition to portfolio quality and funding costs, CNH Capital's long-term profitability is also dependent on service levels and operational effectiveness. CNH Capital performs billing and collection services, customer support, repossession and remarketing functions, reporting and data management operations and marketing activities.

        As of September 30, 2012, CNH Capital had total assets of $13.0 billion and total stockholder's equity of $1.4 billion. For the year ended December 31, 2011 and the nine months ended September 30, 2012, CNH Capital had total revenues of $831.0 million and $620.9 million and net income attributable to CNH Capital of $200.0 million and of $167.9 million, respectively. As of September 30, 2012, Financial Services had a managed portfolio of $19.2 billion, of which $12.0 billion was managed by CNH Capital. As of December 31, 2011 and September 30, 2012, CNH Capital had outstanding debt (excluding debt owed to affiliates) of $9.4 billion and $10.0 billion, respectively, approximately 94% of which represented secured debt as of each such date.

  Relationship with CNH

        CNH is a global, full-line company in the agricultural and construction equipment industries, with strong and often leading positions in many geographic and product categories in both of these industries.

        CNH believes that it is the most geographically diversified manufacturer and distributor of agricultural and construction equipment. As of December 31, 2011, CNH was manufacturing products in 37 facilities throughout the world and distributing products in approximately 170 countries through a network of approximately 11,300 dealers and distributors. CNH's worldwide manufacturing base includes facilities in Europe, Latin America, North America and Asia. For the year ended December 31, 2011 and the nine months ended September 30, 2012, 42% and 46% of net sales of equipment were generated in North America, 32% and 27% in Europe, Africa, the Middle East and the Commonwealth of Independent States, 16% and 15% in Latin America and 10% and 12% in Asia Pacific, respectively. As of September 30, 2012, CNH had total assets of $35.3 billion and total shareholders' equity of $9.0 billion. For the year ended December 31, 2011 and the nine months ended September 30, 2012, CNH had total revenues of $19.2 billion and $15.3 billion and net income attributable to CNH Global of $939 million and $947 million, respectively.

        CNH organizes its operations into three business segments: agricultural equipment, construction equipment and Financial Services. For the year ended December 31, 2011 and the nine months ended September 30, 2012, CNH sales of agricultural equipment represented 74% and 75%, respectively of total revenues, sales of construction equipment represented 20% and 19%, respectively of total revenues and for both years, revenue generated by Financial Services represented 6% of total revenues.

        CNH Capital is a key financing source for CNH end-use customers and dealers in North America. As a captive finance business, we provide critical financing support for CNH equipment sales in North America. While CNH North America retail and wholesale customers may finance their purchases from sources other than CNH Capital, neither Fiat Industrial S.p.A. nor any of its subsidiaries, including CNH, currently operates any other finance business that competes with CNH Capital in North America. CNH North America, CNH's manufacturing entity, offers subsidized financing programs, such as low-rate or interest-only periods and other sales incentive programs. We participate in and receive reimbursement for these programs, which allow us to offer financing to customers at advantageous interest rates. For the year ended December 31, 2011 and the nine months ended September 30, 2012, the revenues recognized by us from our affiliates for marketing programs were $378.4 million and $288.2 million, respectively, both representing 46% of our total revenues, respectively.

        Although our primary focus is to finance CNH manufactured equipment, we also provide wholesale and retail financing related to new and used agricultural and construction equipment manufactured by entities other than CNH North America. We are dependent on CNH for substantially all of our business, with revenues related to financing provided to CNH dealers and retail customers purchasing and/or leasing from CNH dealers accounting for over 90% of our total revenues for each of the years ended December 31, 2009, 2010 and 2011 and with loan portfolios attributable to such financing accounting for over 90% of our total managed receivables as of each of December 31, 2010 and 2011.

        The size of our lending portfolio is in part related to the level of equipment sales by CNH North America, which is driven in part by the strength of the agricultural and construction markets. The credit quality of our lending portfolio reflects the underwriting standards of CNH Capital, which are developed internally and independent of the sales volume goals of CNH North America.

        We utilize borrowing from CNH affiliates as one of the funding sources for our operations and lending activity. As of September 30, 2012, we had outstanding affiliate borrowings of $1.1 billion, representing 10.3% of our total debt.

        CNH North America also provides us with other types of operational and administrative support, such as human resources and legal assistance. For the year ended December 31, 2011 and the nine months ended September 30, 2012, we incurred fees charged by our affiliates of $62.9 million and $47.2 million, respectively, representing 26% and 28%, respectively, of our total operating expenses.

        On November 4, 2011, we and CNH Global entered into a support agreement, pursuant to which CNH Global has agreed to, among other matters, (a) make cash capital contributions to us, to the extent necessary to cause our ratio of net earnings available for fixed charges to fixed charges to be not less than 1.05 for each fiscal quarter (with such ratio determined, on a consolidated basis and in accordance with U.S. GAAP, for such fiscal quarter and the immediately preceding three fiscal quarters taken as a whole), (b) generally maintain an ownership of at least 51% of the voting equity interests in us and (c) cause us to have, as of the end of any fiscal quarter, a consolidated tangible net worth of at least $50 million. The support agreement is not intended to be and is not a guarantee by CNH Global of the payment of the principal of, or any premium or interest on, the notes. The obligations of CNH Global to us pursuant to this support agreement are to us only and do not run to, and are not enforceable directly by, any creditor of ours, including holders of the notes or the trustee under the indenture governing the notes. The support agreement may be modified, amended or terminated, at CNH Global's election, upon thirty days' prior written notice to us and the rating agencies, if (a) the modification, amendment or termination would not result in a downgrade of our rated indebtedness; (b) the modification, amendment or notice of termination provides that the support agreement will continue in effect with respect to our rated indebtedness then outstanding; or (c) we have no long-term rated indebtedness outstanding.

  Products and Services

        CNH Capital's financing products and services fall into the following main categories:

          Retail (64.8% of managed portfolio as of September 30, 2012):     CNH Capital provides and administers retail financing to end-use customers for the purchase or lease of new and used CNH North America equipment or other agricultural and construction equipment sold through CNH North America dealers and distributors. Retail financing products primarily include retail installment sales contracts and finance leases. In addition, CNH Capital leases equipment to retail customers under operating lease agreements. The terms of retail contracts, finance leases and operating leases (collectively, "receivables") generally range from two to six years, and interest rates on the receivables vary depending on prevailing market interest rates and certain incentive programs offered by CNH North America.

          CNH Capital utilizes a proprietary credit scoring model as part of the retail credit review process. CNH Capital also provides servicing and collection operations generally performed through its subsidiary, New Holland Credit, for the retail financing products.

          Wholesale (32.6% of managed portfolio as of September 30, 2012):     CNH Capital provides wholesale financing to dealers through credit lines to finance purchases of new and used agricultural and construction equipment and new parts. In addition, CNH Capital provides credit lines to dealers for working capital and other financing needs. Currently, lines of credit are provided to approximately 1,200 dealers (with each being a separate legal entity) with approximately 2,200 locations in North America.

          The dealer financing agreements provide CNH Capital with a first priority security interest in the equipment and parts and possibly other collateral. A majority of dealers also provide a personal or corporate guaranty. The size of the credit lines is primarily based upon the dealer's expected annual sales, effective net worth, utilization of existing credit lines and inventory turnover. CNH Capital evaluates and assesses dealers on an ongoing basis as to their credit worthiness, and conducts audits of dealer equipment inventories on a regular basis. The amounts available under a dealer's credit lines are reviewed on a regular basis, which is usually annually, and such amounts are adjusted when appropriate by CNH Capital.

          Other (2.6% of managed portfolio as of September 30, 2012):    CNH Capital offers other financial products and services, including CRA Products and Insurance.

    •
    CRA Products:    CNH Capital offers private-label CRA products, which can be used to purchase parts, service, rentals, implements and attachments predominantly from CNH North America dealers. CNH Capital also provides servicing and collection operations for certain of these products.

    •
    Insurance:    CNH Capital finances a variety of insurance products, including physical damage insurance, extended warranty coverage and credit life insurance, for end-use customers and dealers in conjunction with the purchase of new and used equipment, through CNH Capital Insurance Agency, Inc. in the United States and CNH Capital Canada Insurance Agency Ltd. in Canada (collectively, "CNH Capital Insurance"). CNH Capital Insurance acts as an agent for third-party insurers and assumes no insurance risk in these transactions. Effective July 1, 2012, we sold our equity interests in CNH Capital Insurance and entered into a five-year master services agreement allowing the buyer to use the CNH Capital name during that period. We received approximately $35 million in connection with the sale of CNH Capital Insurance, primarily representing a prepayment on the master services agreement. As part of this transaction, we transferred approximately $26 million in restricted cash and unearned finance charges to the counterparty. We will continue to finance a variety of insurance and equipment protection products offered by CNH Capital Insurance following its sale.

  Our Strengths

        Leading Equipment Lender with Strong Profitability.    We are a leading captive lender in the North American heavy equipment industry. Our total managed portfolio consisted of $12.0 billion of wholesale and retail receivables, operating leases and CRA products as of September 30, 2012. We and our predecessors have an operating history of over fifty years.

        We have been able to maintain strong earnings in spite of recent elevated credit losses experienced by the construction equipment industry. From 2010 to 2011, income before taxes increased by 29% from $248 million to $320 million.

        Strong Dealer Network with Long-Standing Relationships.    CNH Capital maintains a strong relationship with its customers in both its wholesale and retail segments. The median length of the business relationship with U.S. agricultural and construction equipment dealers is 28 years and 13 years, respectively. In Canada, the median relationship length for agricultural and construction equipment dealers is 26 years and 13 years, respectively.

        High Quality End-Use Customers.    Our end-use customers are primarily farmers in the U.S. and Canada who, on average, have higher levels of income and net worth, and lower leverage ratios than the average household. The use of equipment is typically a key component in producing the end users'

income. Our customers' relationship with their local dealer is oftentimes strengthened by personal familiarity, brand loyalty and a reliance on the dealer for parts and on-site service.

        Sophisticated Risk Management and Underwriting Procedures.    We have certain retail underwriting and portfolio management policies and procedures that are specific to the agricultural equipment and construction equipment businesses. This distinction allows us to reduce risk by deploying industry-specific expertise in each of these businesses.

        We conduct extensive dealer credit reviews that involve collecting financial statements, performing regular financial reviews and conducting financial risk assessments. We utilize a Dealer Risk Rating System based on a statistical regression analysis to determine credit review and audit frequency. Credit line reviews are prioritized based upon exposure and dealer risk rating.

        The credit approval process for retail customers utilizes a proprietary credit scoring system empirically derived by using fact-based historical data specific to the industry, the business entity and the individuals applying for the credit. Our retail loss mitigation and collection process is engaged from the first day an account is delinquent. Collection queues are updated daily, customized and prioritized based on a proprietary behavioral scoring model. Collectors are assigned specific geographic territories and work closely with the dealers in that area.

        Strong and Stable Managed Receivables Performance.    Our disciplined underwriting procedures and active monitoring of wholesale and retail receivables have contributed to the strong credit performance of our managed portfolio. As of September 30, 2012, our managed wholesale receivables had total past due receivables of 0.06%. Our managed retail receivables had total past due receivables of 0.86%. For the twelve months ended September 30, 2012, net credit losses on the managed wholesale receivables as a percentage of average managed wholesale receivables were 0.03%. Over the same period, net credit losses on the managed retail receivables as a percentage of average managed retail receivables were 0.41%.

        Strong Financial Position.    We are well capitalized, with total equity of $1.4 billion and a Debt to Equity ratio of 7.7x as of September 30, 2012. We believe that we have adequately reserved for expected portfolio losses, with a loan loss reserve level sufficiently covering the non-accrual loan balance when taking into account the historical loss recovery performance.

  Our Strategy

        CNH Capital's business strategy is to remain a growing, financially secure entity in order to support the sales of CNH North America's equipment by providing dealers and end-use customers with various financial products and maintaining strong relationships with such customers. Our goal is to build upon our strengths and profitably grow our business by:

          Continuing Efforts to Expand Our Market Share and Strengthen the Support for End-Use Customer Purchases of CNH North America Equipment.     We intend to build upon our relationships with CNH North America dealers and end-use customers by providing competitive financing products and value-added services. We intend to continue our participation in certain marketing and financing programs sponsored by CNH North America that allow us to offer financing to customers at advantageous interest rates. Our affiliation with CNH is a competitive advantage, and we partner with CNH North America in marketing initiatives that enhance CNH brand loyalty in dealers and end-use customers.

          Maintaining Strong Portfolio Performance.     We remain focused on the discipline and integrity of the credit underwriting and risk management process. We actively evaluate and manage the key elements of our portfolio profitability: credit quality of the borrowers, the value of collateral and the interest rate environment. As we continue to support the growth of CNH North America equipment sales, our rigorous underwriting criteria will remain independent of the sales volume goals of CNH North America.

          Optimizing Our Funding Structure.     Historically, asset backed securities ("ABS"), secured debt, committed asset-backed facilities, and affiliate borrowing have been our primary and most economical sources of liquidity and funding for CNH Capital. The issuance of the notes hereby and our access to unsecured committed bank facilities are expected to assist CNH Capital in its progression towards optimizing its capital structure. As the costs of accessing the unsecured market continue to improve, we expect to access new funding sources and minimize the likelihood of excessive volatility during market disruptions.

Corporate Structure and Ownership

        CNH Capital LLC and its primary operating subsidiaries, including CNH Capital America, New Holland Credit and CNH Capital Canada, are indirect wholly owned subsidiaries of CNH Global (with all of the equity interests in CNH Capital LLC owned by CNH Global through intermediate companies, through which CNH Global exercises indirect control over CNH Capital LLC). CNH Global is incorporated in and under the laws of The Netherlands. CNH combines the operations of Case Corporation (now known as CNH America) and New Holland N.V. as a result of their business merger on November 12, 1999. Effective upon the closing of the merger, New Holland N.V. changed its name to CNH Global N.V.

        As of December 31, 2010, Fiat S.p.A. and its subsidiaries ("Fiat") owned approximately 89% of CNH Global's outstanding common shares through its direct, wholly owned subsidiary Fiat Netherlands Holding N.V. ("Fiat Netherlands"). As of January 1, 2011, Fiat effected a "demerger" under Article 2506 of the Italian Civil Code. Pursuant to the demerger, Fiat transferred its ownership interest in Fiat Netherlands (including Fiat's ownership of CNH Global) to a new holding company, Fiat Industrial S.p.A. ("Fiat Industrial" and, together with its subsidiaries, the "Fiat Industrial Group"). Consequently, CNH Global became an indirect subsidiary of Fiat Industrial. In connection with the demerger transaction, shareholders of Fiat received shares of capital stock of the new holding company.

        The common shares of CNH Global are listed on the New York Stock Exchange under the symbol "CNH." As of September 30, 2012, Fiat Industrial, through its direct wholly owned subsidiary Fiat Netherlands, owned approximately 88% of CNH Global's common shares. Neither Fiat Industrial nor CNH Global is liable for the payment of any principal of, or interest on, the notes.

        On November 25, 2012, Fiat Industrial and CNH Global announced that they entered into a definitive merger agreement to combine the businesses of Fiat Industrial and CNH Global. The terms of the definitive merger agreement provide that Fiat Industrial, which currently indirectly owns approximately 88% of the outstanding common shares of CNH Global, and CNH Global will each merge into a newly-formed company organized under the laws of The Netherlands ("NewCo"). The parties anticipate that the shares of NewCo will be listed on the New York Stock Exchange at the closing of the merger. NewCo will also use its reasonable best efforts to cause the NewCo shares to be admitted to listing on the Mercato Telematico Azionario managed by Borsa Italiana shortly following the closing of the merger. The merger is expected to close in the second quarter of 2013, subject to customary closing conditions (including, among others, the approval of the merger by the shareholders of each of Fiat Industrial and CNH Global and customary regulatory approvals). Fiat Industrial has agreed to vote its CNH Global shares in favor of the merger at the CNH Global shareholders' meeting.

        CNH Capital LLC is a Delaware limited liability company and is the issuer of the notes. The guarantors of the notes are:

  (1)
  CNH Capital America, a Delaware limited liability company and a direct wholly owned subsidiary of CNH Capital LLC; and

  (2)
  New Holland Credit, a Delaware limited liability company and a direct wholly owned subsidiary of CNH Capital LLC.

        For further information on the guarantors, see "Description of the Notes—Guarantees." Limited liability companies are a relatively recent form of business entities and the Delaware Limited Liability Company Act, which governs Delaware limited liability companies such as CNH Capital LLC, CNH Capital America and New Holland Credit, was not enacted until the early 1990s. Unlike Delaware corporate law, there has been limited case law interpreting the Delaware Limited Liability Company Act, including with respect to the duties owed by directors, officers or managers of a limited liability company. Therefore, there may be more uncertainty in connection with the enforcement of the rights of an investor in a Delaware limited liability company than that in a Delaware corporation.

        Set forth below is a simplified organizational chart showing the relationship among Fiat Industrial, CNH Global, CNH Capital LLC and the guarantors:

Common Shareholders
Fiat Industrial S.p.A. 88%
Other 12%
(as of September 30, 2012)
CNH Global N.V.
CNH Capital LLC (1)
Issuer of the notes
CNH Capital America LLC (1)
Guarantor of the notes
New Holland Credit Company, LLC (1)
Guarantor of the notes
Variable interest entities (2)
CNH Capital Canada Ltd. and Other Non-Guarantor Subsidiaries

(1)
CNH Capital LLC and the guarantors, collectively, accounted for approximately 43.0% and 45.9% of our total revenues for the year ended December 31, 2011 and the nine months ended

  September 30, 2012, respectively, and 26.6% and 27.8% of our total assets as of December 31, 2011 and September 30, 2012, respectively (in each case with such percentages calculated before intercompany eliminations).

(2)
Certain of the non-guarantor subsidiaries are variable-interest entities ("VIEs") that engage in securitization transactions. Their assets do not belong to us and cannot be used to satisfy our obligations under the notes, and the VIEs will not be restricted subsidiaries under the indenture. The following table presents certain assets and liabilities of the consolidated VIEs. The assets in the table include only those assets that can be used to settle obligations of the consolidated VIEs. The liabilities in the table include third-party liabilities of the consolidated VIEs, for which creditors do not have recourse to the general credit of CNH Capital LLC.

	December 31, 2011	September 30, 2012
	(in thousands)
Total Assets	$8,656,111	$9,177,354
Total Debt	$8,218,036	$8,945,367

Corporate Information

        Our principal executive offices are located at 5729 Washington Avenue, Racine, WI 53406, and our telephone number is (262) 636-6011.

The Exchange Offer

        The exchange offer relates to the exchange of up to $750,000,000 aggregate principal amount of outstanding old notes for an equal aggregate principal amount of new notes. The form and terms of the new notes are identical in all material respects to the form and terms of the old notes, respectively, except that the new notes will be registered under the Securities Act, and therefore they will not bear legends restricting their transfer. For a more complete description of the terms of the exchange offer, see "The Exchange Offer."

Old Notes	$750,000,000 aggregate principal amount of 3.875% Notes due 2015.
The old notes were issued in transactions exempt from registration under the Securities Act and are subject to transfer restrictions.
New Notes	$750,000,000 aggregate principal amount of 3.875% Notes due 2015.
The Exchange Offer

We are offering to exchange $1,000 principal amount of our new notes that we have registered under the Securities Act for each $1,000 principal amount of outstanding old notes. Old notes tendered in the exchange offer must be in minimum denominations of $2,000 principal amount and any integral multiples of $1,000 in excess thereof. In order for us to exchange your old notes, you must validly tender them to us and we must accept them. We will exchange all outstanding old notes that are validly tendered and not validly withdrawn.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on , 2013, unless extended (the "expiration date").
Conditions of the Exchange Offer

Our obligation to consummate the exchange offer is not subject to any conditions, other than that the exchange offer does not violate any applicable law or SEC staff interpretation. See "The Exchange Offer—Conditions of the Exchange Offer." We reserve the right to terminate or amend the exchange offer at any time prior to the expiration date if, among other things, there shall have been proposed, adopted or enacted any law, statute, rule, regulation or SEC staff interpretation which, in our judgment, could reasonably be expected to materially impair our ability to proceed with the exchange offer.

Procedures for Tendering Old Notes

Brokers, dealers, commercial banks, trust companies and other nominees who hold old notes through The Depository Trust Company ("DTC") may effect tenders by book-entry transfer in accordance with DTC's Automated Tender Offer Program ("ATOP"). To tender old notes for exchange by book-entry transfer, an agent's message (as defined under "The Exchange Offer—Procedures for Tendering") or a completed and signed letter of transmittal (or facsimile thereof), with any required signature guarantees and any other required documentation, must be delivered to the exchange agent at the address set forth in this prospectus prior to 5:00 p.m., New York City time, on the expiration date, and the old notes must be tendered in accordance with DTC's ATOP procedures for transfer.

To tender old notes for exchange by means other than book-entry transfer, you must complete, sign and date the letter of transmittal (or facsimile thereof) in accordance with the instructions contained in this prospectus and in the letter of transmittal and mail or otherwise deliver the letter of transmittal (or facsimile thereof), together with the old notes, any required signature guarantees and any other required documentation, to the exchange agent at the address set forth in this prospectus on or prior to the expiration date.

By tendering your old notes, you represent to us that:
• you are acquiring the new notes in the ordinary course of business;
• you have no arrangement or understanding with any person to participate in a distribution of the old notes or the new notes;

•

you are not an "affiliate" of us (as defined under the Securities Act) or if you are an affiliate of us, that you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable; and

• you are not engaged in, and do not intend to engage in, the distribution of the new notes.

Each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes.

See "The Exchange Offer—Procedures for Tendering" and "Plan of Distribution."

Special Procedures for Beneficial Owners

If you are the beneficial owner of old notes and you registered your old notes in the name of a broker or other institution, and you wish to participate in the exchange, you should promptly contact the person in whose name you registered your old notes and instruct that person to tender the old notes on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your outstanding old notes, either make appropriate arrangements to register ownership of the outstanding old notes in your name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.

Guaranteed Delivery Procedures

If you wish to tender your old notes and time will not permit your required documents to reach the exchange agent by the expiration date, or you cannot complete the procedure for book-entry transfer on time or you cannot deliver your certificates for registered old notes on time, you may tender your old notes pursuant to the procedures described in this prospectus under the heading "The Exchange Offer—Guaranteed Delivery Procedures."

Acceptance of Old Notes and Delivery of New Notes

We will accept for exchange any and all old notes that are properly tendered to the exchange agent and not validly withdrawn prior to 5:00 p.m., New York City time, on the expiration date. The new notes issued pursuant to the exchange offer will be delivered promptly following the expiration date. See "The Exchange Offer—Terms of the Exchange Offer."

Withdrawal Rights	You may withdraw the tender of your old notes at any time prior to 5:00 p.m., New York City time, on the expiration date.
Exchange Agent	Wells Fargo Bank, National Association is serving as the exchange agent in connection with the exchange offer. See "The Exchange Offer—Exchange Agent."
Material United States Federal Income Tax Consequences	An exchange of old notes for new notes will not be subject to United States federal income tax. See "Material United States Federal Income Tax Considerations."

Consequences of Failure to Exchange the Old Notes

Any old notes that are not tendered or that are tendered but not accepted will remain subject to the restrictions on transfer. Because the old notes have not been registered under the Securities Act, they bear a legend restricting their transfer absent registration or the availability of a specific exemption from registration. Upon the completion of the exchange offer, we will have no further obligations to provide for registration of the old notes under the Securities Act. You do not have any appraisal or dissenters' rights under the indenture governing the notes in connection with the exchange offer. See "The Exchange Offer—Consequences of Failure to Exchange."

Use of Proceeds

We will not receive any proceeds from the issuance of new notes pursuant to the exchange offer. Old notes that are validly tendered and exchanged will be retired and canceled. We will pay all expenses incident to the exchange offer.

Resale of the Notes

Based on interpretations by the staff of the SEC set forth in no-action letters issued to other parties, we believe that you may offer for resale, resell and otherwise transfer your new notes without compliance with the registration and prospectus delivery provisions of the Securities Act if you are not our affiliate and you acquire the new notes issued in the exchange offer in the ordinary course.

You must also represent to us that you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate in the distribution of the new notes we issue to you in the exchange offer.

Each broker-dealer that receives new notes in the exchange offer for its own account in exchange for old notes that it acquired as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the new notes issued in the exchange offer. You may not participate in the exchange offer if you are a broker-dealer who purchased such outstanding old notes directly from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act.

The New Notes

        The summary below describes the principal terms of the new notes. Some of the terms and conditions described below are subject to important limitations and exceptions. You should carefully read the "Description of the Notes" section of this prospectus for a more detailed description of the new notes.

Issuer	CNH Capital LLC, a Delaware limited liability company.
Notes Offered	$750,000,000 aggregate principal amount of 3.875% Notes due 2015.
Maturity	November 1, 2015.
Interest	The new notes will bear interest at a rate of 3.875% per annum.
Interest Payment Dates	May 1 and November 1 of each year, commencing on May 1, 2013.
Denominations	Each new note will have a minimum denomination of $2,000 and will be offered only in integral multiples of $1,000 in excess thereof.
Guarantors	CNH Capital America and New Holland Credit, each a Delaware limited liability company and a direct wholly owned subsidiary of CNH Capital LLC, will guarantee the new notes.
Ranking	The new notes and the guarantees will be CNH Capital LLC's and the guarantors' senior unsecured obligations and will rank:
• equally in right of payment with any of CNH Capital LLC's and the guarantors' existing and future senior unsecured debt;

•

effectively junior in right of payment to all of CNH Capital LLC's and the guarantors' existing and future secured indebtedness to the extent of the value of the collateral securing such indebtedness; and

• senior in right of payment to any of CNH Capital LLC's or the guarantors' existing and future subordinated unsecured indebtedness, if any.
As of September 30, 2012, CNH Capital LLC and the guarantors had approximately $301 million of secured debt outstanding.

The new notes will also be effectively subordinated to all obligations of each of CNH Capital LLC's direct and indirect subsidiaries that are not guarantors. As of September 30, 2012, such non-guarantor subsidiaries had $9.9 billion of outstanding debt.
Optional Redemption
The notes will be redeemable, in whole at any time or in part from time to time, at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, plus the applicable "make-whole" premium set forth in this prospectus.

Change of Control Triggering Event	Upon a Change of Control Triggering Event (as defined in "Description of the Notes—Certain Definitions"), if we do not redeem the notes, each holder of notes will be entitled to require us to purchase all or a portion of its notes at a purchase price equal to 101% of the principal amount thereof, plus accrued interest thereon until the date of repurchase. Our ability to purchase the notes upon a change of control triggering event will be limited by the terms of our other debt agreements. We cannot assure you that we will have the financial resources to purchase the notes in such circumstances. See "Description of the Notes—Repurchase at the Option of Holders Upon a Change of Control Triggering Event."
Support Agreement
We and CNH Global have entered into a support agreement, pursuant to which CNH Global has agreed to, among other matters, (a) make cash capital contributions to us, to the extent necessary to cause our ratio of net earnings available for fixed charges to fixed charges to be not less than 1.05 for each fiscal quarter (with such ratio determined, on a consolidated basis and in accordance with U.S. GAAP, for such fiscal quarter and the immediately preceding three fiscal quarters taken as a whole), (b) generally maintain an ownership of at least 51% of the voting equity interests in us and (c) cause us to have, as of the end of any fiscal quarter, a consolidated tangible net worth of at least $50 million. The obligations of CNH Global to us pursuant to this support agreement are to us only and do not run to, and are not enforceable directly by, any creditor of ours, including holders of the notes or the trustee under the indenture governing the notes.
Certain Covenants	We will issue the new notes under an indenture. The indenture, among other things, limits:
• CNH Capital LLC's ability and the ability of its restricted subsidiaries to incur secured debt or enter into certain sale leaseback transactions; and
• CNH Capital LLC's ability and the ability of the guarantors to consolidate, merge, convey, transfer or lease all or substantially all of our or their properties and assets.
These covenants are subject to important exceptions and limitations. For more detail, see "Description of the Notes—Certain Covenants" in this prospectus.
Listing	We do not intend to list the new notes on any securities exchange.

Risk Factors	Investing in the new notes involves substantial risks. You should carefully consider all the information contained in this prospectus prior to investing in the new notes. In particular, we urge you to carefully consider the information set forth in the section under the heading "Risk Factors" for a description of certain risks you should consider before investing in the new notes.
Indenture	The new notes will be issued under the indenture, dated as of October 18, 2012, with Wells Fargo Bank, National Association, as trustee.
Governing Law	The indenture is, and the new notes will be, governed by the laws of the State of New York.

Summary Historical Consolidated Financial Data

        The following tables set forth summary historical consolidated financial data of CNH Capital as of the dates and for the periods indicated. The summary historical consolidated financial data as of December 31, 2010 and 2011 and for the years ended December 31, 2009, 2010 and 2011 have been derived from our audited consolidated financial statements. The summary historical consolidated financial data as of December 31, 2007, 2008 and 2009 and for the years ended December 31, 2007 and 2008 have been derived from our unaudited consolidated financial statements. The summary historical consolidated financial data as of September 30, 2012 and for the nine months ended September 30, 2011 and 2012 have been derived from our unaudited condensed consolidated financial statements. The unaudited condensed consolidated financial statements include all adjustments, consisting of normal recurring adjustments, which we consider necessary for a fair presentation of our financial position and results of operations for these periods. Operating results for the nine months ended September 30, 2012 are not necessarily indicative of the results that may be expected for the year ending December 31, 2012 or for any other future period.

        As of the beginning of 2010, we adopted new accounting guidance related to the accounting for transfers of financial assets to or among, and the consolidation of, our VIEs. As a significant portion of our secured debt is no longer exempt from consolidation under the new accounting guidance, we were required to consolidate the receivables and related liabilities. As a result, we recorded a $5.7 billion increase to assets and liabilities and equity upon the adoption of this new guidance on January 1, 2010. See "Note 2: Summary of Significant Accounting Policies—New Accounting Pronouncements Adopted" to our audited consolidated financial statements included elsewhere in this prospectus, for additional information on the adoption of this new accounting guidance.

        As we adopted the new accounting guidance prospectively, the financial statements prepared for the year ended December 31, 2010 and for subsequent periods reflect the new accounting requirements, but the financial statements for periods ended on or before December 31, 2009 have reflected the accounting guidance applicable during those periods. Our statements of income for the year ended December 31, 2010 and for subsequent periods no longer reflect securitization income and initial gains or losses on new securitization transactions, but include interest income and other income associated with the securitized receivables, and interest expense associated with the debt issued from the securitization trusts and facilities. In addition, because our new securitization transactions are accounted for as secured borrowings rather than asset sales, the initial cash flows from these transactions are presented as cash flows from financing transactions in 2010 and for subsequent periods, rather than cash flows from operating or investing activities.

	Fiscal Year Ended December 31,					Nine Months Ended September 30,
	2007	2008	2009	2010	2011	2011	2012
	(dollars in thousands)
Statements of Income:
Revenues:
Interest income on retail and other notes and finance leases	$116,565	$160,111	$123,559	$267,551	$238,330	$176,813	$178,572
Interest and other income from affiliates	127,049	192,819	185,625	376,383	382,006	284,697	290,971
Gain on retail, wholesale and commercial revolving accounts receivables sold	150,147	78,766	147,461	38	—	—	—
Servicing fee income	49,467	57,929	57,941	3,340	1,747	1,320	801
Rental income on operating leases	90,932	129,374	138,404	140,989	137,729	103,829	99,666
Other income	58,873	59,622	49,210	75,250	71,187	54,145	50,877

Total revenues	593,033	678,621	702,200	863,551	830,999	620,804	620,887

Expenses:
Interest expense:
Interest expense to third parties	64,774	56,356	77,568	232,448	224,189	167,208	163,293
Interest expense to affiliates	105,347	140,372	102,564	80,584	44,645	35,906	27,111

Total interest expense	170,121	196,728	180,132	313,032	268,834	203,114	190,404

Operating expenses:
Fees charged by affiliates	66,061	68,665	57,192	61,464	62,945	45,549	47,195
Provision for credit losses	40,807	39,253	88,942	76,394	32,853	13,443	15,818
Other than temporary impairment of retained interest	9,115	42,169	37,468	4,108	815	—	—
Depreciation of equipment on operating leases	73,348	104,426	116,169	117,848	110,314	84,631	80,415
Other expenses	16,757	63,437	54,278	43,158	35,651	27,567	26,185

Total operating expenses	206,088	317,950	354,049	302,972	242,578	171,190	169,613

Total expenses	376,209	514,678	534,181	616,004	511,412	374,304	360,017

Income before income taxes	216,824	163,943	168,019	247,547	319,587	246,500	260,870
Income tax provision	80,430	74,695	52,301	85,067	118,053	89,763	91,784

Net income	136,394	89,248	115,718	162,480	201,534	156,737	169,086

Net income attributed to the noncontrolling interest	(4,982)	(2,964)	(2,442)	(1,861)	(1,488)	(1,100)	(1,226)

Net income attributable to CNH Capital LLC	$131,412	$86,284	$113,276	$160,619	$200,046	$155,637	$167,860

						As of or for the Nine Months Ended September 30, 2012
	As of or for the Fiscal Year Ended December 31,
	2007	2008	2009	2010	2011
	(dollars in thousands)
Balance Sheet Data:
Cash and cash equivalents	$141,339	$169,441	$398,015	$420,792	$594,093	$292,922
Restricted cash	$27,015	$116,256	$78,507	$773,254	$767,359	$675,138
Total assets	$4,965,910	$6,551,074	$4,814,279	$10,883,489	$11,901,151	$13,025,824
Total third-party debt	$1,014,597	$1,749,116	$1,097,434	$7,919,829	$9,383,808	$10,009,817
Total debt	$3,306,322	$4,949,797	$3,220,491	$9,486,936	$10,203,078	$11,157,681
Stockholder's equity	$1,237,519	$1,251,912	$1,294,588	$1,147,637	$1,247,245	$1,446,707
Other Data:
Ratio of earnings to fixed charges(1)	2.27	1.83	1.93	1.79	2.19	2.37

On-book receivables	$3,045,423	$4,607,492	$2,488,864	$8,745,943	$9,493,222	$11,185,137
Off-book receivables	6,869,019	4,989,552	6,078,240	206,101	108,476	60,171

Total managed receivables	9,914,442	9,597,044	8,567,104	8,952,044	9,601,698	11,245,308
Operating lease equipment	496,363	591,054	600,700	613,893	647,617	738,517

Total managed portfolio	$10,410,805	$10,188,098	$9,167,804	$9,565,937	$10,249,315	$11,983,825

Delinquency(2)	2.25%	2.79%	3.04%	1.49%	0.79%	0.62%

Average managed receivables	$9,677,138	$9,946,292	$9,175,997	$9,154,854	$9,515,610	10,407,928

Net credit loss(3)	0.46%	0.59%	1.04%	0.95%	0.46%	0.32%

Profitability(4)
Average receivable yields(5)	9.25%	8.36%	7.98%	7.64%	6.93%	6.29%
Average debt cost	6.00%	4.37%	4.08%	3.42%	2.79%	2.42%
Return on average managed portfolio(6)	N/A	N/A	N/A	1.67%	1.99%	2.03%
Asset Quality
Allowance for credit losses/total receivables	2.10%	1.23%	2.94%	1.36%	1.14%	0.88%

(1)
For purposes of determining the ratio of earnings to fixed charges, earnings are defined as the sum of (i) income before income taxes, (ii) fixed charges and (iii) amortization of capitalized interest, less (i) interest capitalized and (ii) noncontrolling interest in pretax income of subsidiaries that have not incurred fixed charges. Fixed charges consist of (i) interest expense, including amortization of premiums, discounts and capitalized expenses related to indebtedness, (ii) interest capitalized and (iii) an estimate of the interest component of rental expense.

(2)
Delinquency means managed receivables that are past due over 30 days, expressed as a percentage of the managed receivables as of the end of the respective period.

(3)
Net credit losses on the managed receivables means write-offs, net of recoveries, for the preceding 12 months expressed as a percentage of the respective average managed receivables.

(4)
Nine months ended September 30, 2012 annualized.

(5)
Yield on wholesale, retail and commercial revolving accounts receivables.

(6)
Net income for the period expressed as a percentage of average managed portfolio. Information for the years 2007, 2008 and 2009 has not been presented as it would not be comparable to information for subsequent periods due to our adoption of accounting guidance related to the accounting for transfers of financial assets and the consolidation of VIEs as of the beginning of 2010.

RISK FACTORS

        Before participating in the exchange offer and investing in the new notes, you should consider carefully the following factors and the information contained in the rest of this prospectus.

Risks Related to Our Indebtedness and Liquidity

         Credit rating changes could affect our access to funding and our cost of funds, which could in turn adversely affect our financial position and results of operations.

        Our access to, and cost of, funding depends on, among other things, the credit ratings of us, CNH, our asset-backed securitization ("ABS") transactions and Fiat Industrial. The rating agencies may change our credit ratings or take other similar actions, which could affect our access to the capital markets and the cost and terms of future borrowings and, therefore, could adversely affect our financial position and results of operations. A lack of funding could result in our inability to meet customer demand for equipment financing, while increased funding costs would lead to decreased profits and could result in our inability to meet customer demand at attractive interest rates, which in turn may adversely affect our financial position and results of operations.

         We have significant outstanding indebtedness, which may limit our ability to obtain additional funding and limit our financial and operating flexibility.

        As of September 30, 2012, we had an aggregate of $11.2 billion of consolidated indebtedness and our equity was $1.4 billion.

        The extent of our indebtedness could have important consequences to our operations and financial results, including:

  •
  we may not be able to secure additional funds for working capital, capital expenditures, debt service requirements or general corporate purposes;

  •
  we may need to use a portion of our projected future cash flow from operations to pay principal and interest on our indebtedness, which may reduce the amount of funds available to us for other purposes;

  •
  we may be more financially leveraged than some of our competitors, which could put us at a competitive disadvantage;

  •
  we may not be able to adjust rapidly to changing market conditions, which may make us more vulnerable to a downturn in general economic conditions or our business; and

  •
  we may not be able to access the capital markets on favorable terms, which may adversely affect our ability to provide competitive retail and wholesale financing programs.

         Restrictive covenants in our debt agreements could limit our financial and operating flexibility.

        The indentures governing our outstanding indebtedness contain, and other credit agreements to which we are a party may contain, covenants that restrict our ability and/or that of our subsidiaries to, among other things:

  •
  incur additional debt;

  •
  make certain investments;

  •
  enter into certain types of transactions with affiliates;

  •
  use assets as security in other transactions;

  •
  enter into sale and leaseback transactions; and/or

  •
  sell certain assets or merge with or into other companies.

        These restrictive covenants could limit our financial and operating flexibility. For example:

  •
  limits on incurring additional debt and using assets as security in other transactions could materially limit our future business prospects by restricting us from financing as many customers as would be otherwise available to us, particularly if our traditional funding sources (including principally the ABS markets) were not available to us;

  •
  limits on investments could result in a return on our assets that is lower than that of our competitors; and

  •
  limits on the sale of assets or merger with or into other companies could deny us a future business opportunity despite the benefits that could be realized from such a transaction.

In addition, we are required to maintain certain coverage levels for leverage and EBITDA. Our leverage ratio, defined as the ratio of total net debt to equity, is required not to exceed 9.00:1, and our EBITDA coverage ratio, defined as the ratio of EBITDA to finance charges (interest expenses on a consolidated basis), is required to be at least 1.15:1.

        Our ability to meet any of these restrictive covenants may be affected by events beyond our control, which could result in material adverse consequences that negatively impact our business, results of operations and financial position. If we fail to comply with these restrictive covenants, we may be unable to borrow additional funds and our lenders or debt holders may declare a default and demand the immediate repayment of all outstanding amounts owed to them. We cannot assure you that we will continue to comply with each restrictive covenant at all times, particularly if we were to encounter challenging and volatile market conditions.

Risks Related to Our Business, Strategy and Operations

         Reduced demand for equipment would reduce the opportunities for us to finance equipment.

        Our business is largely dependent upon the demand for CNH North America's products and its customers' willingness to enter into financing or leasing arrangements with respect thereto, which may be negatively affected by challenging global economic conditions. As a result, a significant and prolonged decrease in demand for CNH North America's products could have a material adverse effect on our business, financial position, results of operations and cash flows. Our primary business is to provide retail and wholesale financing alternatives for CNH North America's products to CNH North America's customers and dealers. The demand for CNH North America's products and our financing products and services is influenced by a number of factors, including:

  •
  general economic conditions, including shifts in key economic indicators such as gross domestic product;

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  demand for food;

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  commodity prices and stock levels;

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  net farm income levels;

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  availability of credit;

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  developments in biofuels;

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  infrastructure spending rates;

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  housing starts;

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  commercial construction;

  •
  seasonality of demand;

  •
  changes and uncertainties in the monetary and fiscal policies of various governmental and regulatory entities;

  •
  CNH North America's ability to maintain key dealerships;

  •
  currency exchange rates and interest rates;

  •
  pricing policies by CNH North America or its competitors; and

  •
  political, economic and legislative changes.

In the equipment industry, changes in demand can occur suddenly, resulting in imbalances in inventories, product capacity, and prices for new and used equipment. If fewer pieces of equipment are sold, CNH Capital will be presented with fewer opportunities to finance equipment.

         Change in support from CNH North America could limit our ability to offer competitively priced financing to our customers and reduce the percentage of CNH North America's products financed by us, which may in turn have a material adverse effect on our business, financial position, results of operations and cash flows.

        We participate in certain marketing programs sponsored by CNH North America that allow us to offer financing to customers at advantageous interest rates or other terms (such as longer contract terms, longer warranty terms or gift cards redeemable for parts or services). This support from CNH North America provides a material competitive advantage in offering financing to customers of CNH North America's products. Any elimination or reduction of these marketing programs, which affects our ability to offer competitively priced financing to customers, in turn could reduce the percentage of CNH North America's products financed by us and could have a material adverse effect on our business, financial condition, results of operations and cash flows. For the year ended December 31, 2011 and the nine months ended September 30, 2012, the revenues recognized by us from our affiliates for marketing programs were $378.4 million and $288.2 million, respectively, both representing 46% of our total revenues.

        CNH North America also provides us with other types of operational and administrative support, such as human resources and legal assistance. For the year ended December 31, 2011 and the nine months ended September 30, 2012, we incurred fees charged by our affiliates of $62.9 million and $47.2 million, respectively, representing 26% and 28%, respectively, of our total operating expenses.

        CNH North America also provides a portion of our funding. The portion of funding provided by CNH North America is based on various factors, including anticipated external funding transactions, and will fluctuate over time. As of December 31, 2011 and September 30, 2012, CNH North America had loans outstanding to us of $525.9 million and $1.1 billion, respectively.

        Any change in support from CNH North America could negatively impact our results of operations.

         An increase in customer credit risk may result in higher delinquencies and defaults, and a deterioration in collateral valuation may reduce our collateral recoveries, which could increase losses on our loans and leases and adversely affect our financial position and results of operations.

        Fundamental to any organization that extends credit is the credit risk associated with its customers. The creditworthiness of each customer, and the rates of delinquencies, repossessions and net losses relating to customer loans are impacted by many factors, including:

  •
  relevant industry and general economic conditions (in particular, those conditions most directly affecting the agricultural and construction industries);

  •
  the availability of capital;

  •
  changes in interest rates;

  •
  the experience and skills of the customer's management team;

  •
  commodity prices;

  •
  political events;

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  weather; and

  •
  the value of the collateral securing the extension of credit.

        A deterioration in the quality of our financial assets, an increase in delinquencies or a reduction in collateral recovery rates could have an adverse impact on our performance. These risks become more acute in any economic slowdown or recession due to decreased demand for (or the availability of) credit, declining asset values, changes in government subsidies, reductions in collateral to loan balance ratios, and an increase in foreclosures and losses. In such circumstances, our loan servicing and litigation costs may also increase. In addition, governments may pass laws, or implement regulations, that modify rights and obligations under existing agreements, or which prohibit or limit the exercise of contractual rights.

        When loans default and we repossess collateral securing the repayment of the loan, our ability to sell the collateral to recover or mitigate losses is subject to the market value of such collateral. Those values are affected by levels of new and used inventory of agricultural and construction equipment on the market. They are also dependent upon the strength of the general economy and the strength or weakness of market demand for new and used agricultural and construction equipment. In addition, repossessed collateral may be in poor condition, which would reduce its value. Finally, relative pricing of used equipment, compared with new equipment, can affect levels of market demand and the resale of repossessed equipment. An industry wide decrease in demand for agricultural or construction equipment could result in lower resale values for repossessed equipment, which could increase losses on loans and leases, adversely affecting our financial position and results of operations.

         Changes in interest rates and market liquidity could have a material adverse effect on our earnings and cash flows.

        Because a significant number of our receivables are generated at fixed interest rates, our business is subject to fluctuations in interest rates. Although we seek to match fund our assets, with approximately 62% of our receivables and approximately 63% of our funding at a fixed rate, respectively, as of September 30, 2012, changes in market interest rates may influence our financing costs, returns on financial investments and the valuation of derivative contracts and could reduce our earnings and/or cash flow. We also rely on the debt capital markets and a variety of funding programs to provide liquidity for our operations, including committed asset-backed and unsecured facilities and the issuance of secured and unsecured debt. Significant changes in market liquidity conditions could impact our access to funding and the associated funding costs and reduce our earnings and cash flow.

        Although we manage interest rate and market liquidity risks with a variety of techniques, including a match funding program, the selective use of derivatives and a diversified funding program, there can be no assurance that fluctuations in interest rates and market liquidity conditions will not have a material adverse effect on our earnings and cash flow. If any of the variety of instruments and strategies we use to hedge our exposure to these various types of risk are ineffective, we may incur losses.

         If we are unable to obtain funding, in particular through the ABS market and committed asset-backed facilities, at competitive rates, our ability to conduct our financing business may be severely impaired and our financial position, results of operations and cash flows may be materially and adversely affected.

        We have traditionally relied upon the term ABS market and committed asset-backed facilities as a primary source of funding and liquidity. Access to funding at competitive rates is essential to our business. From mid-2007 through 2009, events occurred in the global financial market, including weakened financial condition of several major financial institutions, problems related to subprime mortgages and other financial assets, the devaluation of various assets in secondary markets, the forced sale of asset-backed and other securities by certain investors, and the lowering of ratings on certain ABS transactions, which caused a significant reduction in liquidity in the secondary market for ABS transactions outstanding at such time and a significant increase in funding costs. During these periods, conditions in the ABS market adversely affected our ability to sell receivables on a favorable or timely basis. Similar conditions in the future could have an adverse effect on our financial position, results of operations and cash flow.

        To maintain competitiveness in the capital markets and to promote the efficient use of various funding sources, additional reserve support was added to certain previously issued ABS transactions. Such optional support may be required to maintain credit ratings assigned to certain transactions if loss experiences are higher than anticipated. The provision of additional reserve support could have an adverse effect on our financial position, results of operations and cash flow.

         If we breach our representations and warranties in connection with our ABS transactions, we may be required to repurchase non-conforming receivables from the securitization vehicles, which could have an adverse effect on our financial position, results of operations and cash flows.

        In connection with our ABS transactions, we make customary representations and warranties regarding the assets being securitized, as disclosed in the related offering documents. While no recourse provisions exist that allow holders of asset-backed securities issued by our trusts to require us to repurchase those securities, a breach of these representations and warranties could give rise to an obligation to repurchase non-conforming receivables from the trusts. Any future repurchases could have an adverse effect on our financial position, results of operations and cash flow.

         Certain of our operations are subject to supervision and regulation by governmental authorities and changes in applicable laws or regulations may adversely impact our ability to engage in related business activities or increase the cost of our operations, thus adversely affecting our business, financial position and results of operations.

        Our operations are subject, in certain instances, to supervision and regulation by various governmental authorities. These operations are also subject to various laws and judicial and administrative decisions and interpretations imposing requirements and restrictions, which among other things:

  •
  regulate credit granting activities, including establishing licensing requirements;

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  establish maximum interest rates, and finance and other charges;

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  regulate customers' insurance coverage;

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  require disclosure to customers;

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  govern secured and unsecured transactions;

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  set collection, foreclosure, repossession and claims handling procedures and other trade practices;

  •
  prohibit discrimination in the extension of credit and administration of loans; and

  •
  regulate the use and reporting of information related to a borrower.

        For example, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, was signed into law in July 2010. The various requirements of the Dodd-Frank Act, including the many implementing regulations yet to be released, may substantially affect our origination, servicing and securitization programs. For example, the Dodd-Frank Act strengthens the regulatory oversight of these securities and capital market activities by the SEC and other regulatory bodies and increases the regulation of the securitization markets through, among other things, a mandated risk retention requirement for securitizers and a direction to the SEC to regulate credit rating agencies and adopt regulations governing these organizations. While we will continue to monitor these developments and their impact on our access to the ABS market, these and future SEC regulations may impact our ability to engage in these activities or increase the effective cost of asset-backed transactions in the future, which could adversely affect our financial position, results of operations and cash flow.

        To the extent that applicable laws are amended or construed differently, new laws are adopted to expand the scope of regulation imposed upon us or applicable laws prohibit interest rates we charge from rising to a level commensurate with risk and market conditions, such events could adversely affect our business and our financial position and results of operations.

         A decline in the value of the retained interests that we hold in securitization transactions may result in impairment charges, which could adversely affect our results of operations and financial position.

        We hold retained interests in securitization transactions, which we refer to collectively as retained interests. We carry these retained interests at estimated fair value, which we determine by discounting the projected cash flows over the expected life of the assets sold in connection with such transactions using prepayment, default, loss and interest rate assumptions. As of September 30, 2012, these retained interests totaled $8.4 million. We are required to recognize declines in the value of our retained interests, and resulting charges to income or equity, when their fair value is less than carrying value. The portion of the decline, from discount rates exceeding those in the initial deal, is charged to equity. All other credit related declines are charged to income. Assumptions used to determine fair values of retained interests are based on internal evaluations and, although we believe our methodology is reasonable, actual results may differ from our expectations. Our current estimated valuation of retained interests may change in future periods, and we may incur additional impairment charges as a result.

         Weather, climate change, and natural disasters may adversely impact our operations and our results.

        Poor or unusual weather conditions, particularly in the spring, can significantly affect purchasing decisions of CNH North America's potential customers and therefore affect our opportunities to finance equipment purchases. In addition, natural disasters such as tornadoes, hurricanes, earthquakes, floods, droughts and other forms of severe weather in an area in which we finance equipment purchases could have an adverse effect on our customers and their ability to repay debt.

         Competitive activity or failure by us to respond to actions by our competitors could adversely affect our business, financial position and results of operations, in particular due to a cost of funds disparity between us and some of our competitors.

        We operate in a highly competitive environment, with financing for users of CNH North America equipment available through a variety of sources, such as banks, finance companies and other financial institutions, including government sponsored entities. Some of our competitors enjoy certain regulatory, government support or credit rating advantages over CNH Capital today, which often enable them to access capital on favorable terms, among other things. Such cost of funds disparity between us and our competitors, or any additional regulatory, government support or credit rating changes that enhance the competitive position of our competitors, could result in our inability to effectively compete. The success of our business also depends on our ability to develop and market financing products and services and offer quality customer service that meet the evolving needs of existing and potential customers. Increasing competition may adversely affect our business if we are unable to match the products and services of our competitors. If we are unable to effectively compete, our business, financial position and results of operations will suffer.

         Adverse economic conditions could place a financial strain on our dealers and adversely affect our operating results.

        Global economic conditions continue to place financial stress on many of our dealers. Dealer financial difficulties may impact their equipment financing and inventory management decisions, as well as their ability to provide services to their customers purchasing our equipment. Accordingly, additional financial strains on members of our dealer network resulting from current or future economic conditions could adversely impact our financial position and results of operations.

         A decrease in the residual value of the equipment that we lease could adversely affect our results.

        Declines in the residual value of equipment leased by us may reduce our earnings. We recognize the residual value of leased equipment, which is the estimated future wholesale market value of leased equipment at the time of the expiration of the lease term. We estimate the residual value of leased equipment at the inception of the lease based on a number of factors, including historical wholesale market sales prices, past remarketing experience and any known significant market/product trends. As of September 30, 2012, our total operating lease residual values were $569.6 million. If estimated future market values significantly decline due to economic factors, obsolescence or other adverse circumstances, we may not realize such residual value, which could reduce our earnings, either through an increase in depreciation expense or a decrease in finance revenue.

         Our business operations may be impacted by various types of claims, lawsuits, and other contingent obligations.

        We are involved in various lawsuits and other legal proceedings that arise in the ordinary course of our business. We estimate such potential claims and contingent liabilities and, where appropriate, establish reserves to address these contingent liabilities. The ultimate outcome of the legal matters pending against us or our subsidiaries is uncertain. Further, we could in the future become subject to judgments or enter into settlements of lawsuits and claims that could have a material adverse effect on our results of operations in any particular period. In addition, while we maintain insurance coverage with respect to certain claims, we may not be able to obtain such insurance on acceptable terms in the future, if at all, and any such insurance may not provide adequate coverage against any such claims.

         Potential conflicts of interest with Fiat Industrial could result in actions or decisions by Fiat Industrial that may not be viewed favorably by other debt and equity holders of CNH Global or any of its subsidiaries, including CNH Capital.

        As of September 30, 2012, Fiat Industrial owned, indirectly through Fiat Netherlands, approximately 88% of CNH Global's outstanding common shares. CNH Global is the indirect owner of 100% of CNH Capital. As long as Fiat Industrial continues to own shares representing more than 50% of the combined voting power of CNH Global's capital stock, it will be able to direct the election of all of the members of CNH Global's board of directors and determine the outcome of all matters submitted to a vote of the shareholders.

        Circumstances may arise in which the interests of Fiat Industrial could be in conflict with the interests of other debt and equity security holders of CNH Global or any of its subsidiaries, including CNH Capital. In addition, Fiat Industrial may pursue certain transactions that in its view will enhance its equity investment, even though such transactions may not be viewed as favorably by other debt and equity security holders of CNH Global or any of its subsidiaries, including CNH Capital. Fiat Industrial also has the ability to pursue relationships with entities other than CNH Capital to provide financing to the customers of CNH North America. Furthermore, Fiat Industrial has the ability, subject to certain CNH Capital financial covenant restrictions described elsewhere in this prospectus, to withdraw all of CNH Capital's profits each year. Such actions could potentially result in less financial and operating flexibility for CNH Capital, including, among other things, less capital for CNH Capital to pursue business initiatives that might otherwise be pursued.

        Fiat Industrial provides financing to us. In the recent past, due to the then existing capital markets crisis and its material adverse impact on the ABS markets, we relied more heavily upon financing provided by Fiat. In the event of a repeat of the severe downturn in the ABS markets, we would need to look to alternative funding sources, which may include Fiat Industrial. However, Fiat Industrial would have no obligation to provide such financing. To the extent Fiat Industrial does not provide such financing to us when needed, we could suffer from a lack of funding and/or incur increased funding costs if funding is obtained through other third-party sources.

        We believe our business relationships with Fiat Industrial can offer economic benefits to us; however, Fiat Industrial's ownership of our corporate parent's capital stock and its ability to direct the election of directors could create, or appear to create, potential conflicts of interest when Fiat Industrial is faced with decisions that could have different implications for Fiat Industrial, CNH and CNH Capital.

         Our participation in cash management pools exposes us to Fiat Industrial Group credit risk, which, in the event of a bankruptcy or insolvency of certain Fiat Industrial Group members, could render us unable to recover our deposits and in turn materially and adversely affect our financial position and results of operations.

        We participate in a group-wide cash management system with other companies within the Fiat Industrial Group, including CNH America and CNH Canada Ltd. Our positive cash deposits with Fiat Industrial, if any, are either invested by Fiat Industrial treasury subsidiaries in highly rated, highly liquid money market instruments or bank deposits, or may be applied by Fiat Industrial treasury subsidiaries to meet the financial needs of other Fiat Industrial Group members and vice versa. While we believe participation in such Fiat Industrial treasury subsidiaries' cash management pools provides us with financial benefits, it exposes us to Fiat Industrial credit risk.

        In the event of a bankruptcy or insolvency of Fiat Industrial (or any other Fiat Industrial Group member, including CNH America and CNH Canada Ltd., in the jurisdictions with set off agreements) or in the event of a bankruptcy or insolvency of the Fiat Industrial entity in whose name the deposit is pooled, we may be unable to secure the return of such funds to the extent they belong to us, and we may be viewed as a creditor of such Fiat Industrial Group entity with respect to such deposits. It is possible that our claims as a creditor could be subordinated to the rights of third-party creditors in certain situations. If we are not able to recover our deposits, our financial position and results of operations may be materially and adversely impacted.

         Our financial statements may be adversely impacted by changes in accounting standards.

        Our financial statements are subject to the application of U.S. GAAP, which are periodically revised. At times, we are required to adopt new or revised accounting standards issued by recognized bodies. It is possible such changes could have a material adverse effect on our reported results of operations or financial position. See "Note 2: Summary of Significant Accounting Policies" to our audited consolidated financial statements for the year ended December 31, 2011 for additional information on the adoption of new accounting guidance.

         Data security breaches and other disruptions could compromise our information and expose us to liability, which would cause our business and reputation to suffer.

        In the ordinary course of business, we collect and store sensitive data, including intellectual property, our proprietary business information and that of our customers and business partners, and personally identifiable information of our customers and employees, in our data centers and on our networks. The secure processing, maintenance, and transmission of this information by us and any contracted third parties is critical to our operations. We have not experienced any significant known or threatened data security incidents to date and we employ and seek to improve security measures and initiatives designed to reduce the impact of such risk. Despite our security measures and initiatives, our information technology and infrastructure may be subject to attacks by hackers or breached due to employee error, malfeasance, or other disruptions. Any such breach could compromise our networks and the information stored could be accessed, publicly disclosed, lost, or stolen. Any such access, disclosure or other loss could result in legal claims or proceedings and harm our business and reputation.

Risks Related to the Exchange Offer

         You must carefully follow the required procedures in order to exchange your old notes.

        The new notes will be issued in exchange for old notes only after timely receipt by the exchange agent of a duly executed letter of transmittal (or an agent's message (as defined under "The Exchange Offer—Procedures for Tendering")) and all other required documents. Therefore, if you wish to tender your old notes, you must allow sufficient time to ensure timely delivery. Neither we nor the exchange agent has any duty to notify you of defects or irregularities with respect to tenders of old notes for exchange. Any holder of old notes who tenders in the exchange offer for the purpose of participating in a distribution of the new notes will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives new notes for its own account in exchange for old notes that were acquired in market-making or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of the new notes.

         If you do not exchange old notes for new notes, transfer restrictions will continue and trading of the old notes may be adversely affected.

        The old notes have not been registered under the Securities Act and are subject to substantial restrictions on transfer. Old notes that are not tendered for exchange for new notes or are tendered but not accepted will, following completion of the exchange offer, continue to be subject to existing restrictions upon transfers. We do not currently expect to register the old notes under the Securities Act. To the extent that old notes are tendered and accepted in the exchange offer, the trading market for the old notes, if any, could be adversely affected.

         Late deliveries of old notes and other required documents could prevent a holder from exchanging its old notes.

        Holders are responsible for complying with all exchange offer procedures. The issuance of new notes in exchange for old notes will only occur upon completion of the procedures described in this prospectus under "The Exchange Offer." Therefore, holders of old notes who wish to exchange them for new notes should allow sufficient time for timely completion of the exchange procedure. Neither we nor the exchange agent are obligated to extend the offer or notify you of any failure to follow the proper procedure or waive any defect if you fail to follow the proper procedure.

         If you are a broker-dealer, your ability to transfer the new notes may be restricted.

        A broker-dealer that purchased old notes for its own account as part of market-making or trading activities must comply with the prospectus delivery requirements of the Securities Act when it sells the new notes. Our obligation to make this prospectus available to broker-dealers is limited. Consequently, we cannot guarantee that a proper prospectus will be available to broker-dealers wishing to resell their new notes.

Risks Related to the New Notes

         The notes will be effectively subordinated to CNH Capital LLC's existing and future secured debt and other secured obligations to the extent of the collateral securing such debt and other obligations, and the guarantees of the notes will be effectively subordinated to the guarantors' existing and future secured debt and other secured obligations to the extent of the collateral securing such debt and other obligations.

        Holders of CNH Capital LLC's secured debt and any guarantor's secured debt, both existing and future, will have claims that are prior to your claims as holders of the notes to the extent of the value of the assets securing such secured debt. The notes and the guarantees will be effectively subordinated to all such secured debt to the extent of the value of the collateral securing such secured debt. In the event of any distribution or payment of CNH Capital LLC's or any other guarantor's assets in any foreclosure, dissolution, winding-up, liquidation, reorganization or other bankruptcy or insolvency proceeding, holders of secured debt will have a prior claim to the assets that constitute their collateral. Holders of the notes will participate ratably with all holders of CNH Capital LLC's and the guarantors' unsecured senior debt, if any, and with all of their other general creditors, based upon the respective amounts owed to each such holder or creditor, in CNH Capital LLC's and the guarantors' respective assets remaining after payment of their secured debt, if any. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the notes. As a result, holders of the notes may receive less than holders of secured debt and less than they are due on the notes. As of September 30, 2012, CNH Capital LLC and the guarantors had approximately $301 million of secured debt outstanding.

         CNH Capital LLC is principally a holding company with limited direct operations and may not have sufficient cash to make payments on the notes.

        CNH Capital LLC is principally a holding company with limited direct operations. Its principal assets are the equity interests and investments it holds in its subsidiaries. As a result, it depends on dividends and other payments from its subsidiaries to generate the funds necessary to meet its financial obligations, including the payment of principal of and interest on its outstanding debt. Its subsidiaries are legally distinct from it and have no obligation to pay amounts due on CNH Capital LLC's debt or to make funds available to it for such payment except as provided in the note guarantees or pursuant to affiliate notes, and in any event, such subsidiaries may not generate sufficient cash from operations to enable CNH Capital LLC to make principal and interest payments on the notes. In addition, any payments of dividends, distributions, loans or advances to us by CNH Capital LLC's subsidiaries could be subject to legal and contractual restrictions. For example, Delaware law provides that a limited liability company is prohibited from making a distribution of cash or other property to its member to the extent that, at the time of and after giving effect to the distribution, the limited liability company's liabilities exceed the fair value of its assets, subject to certain exceptions. As of December 31, 2011, the aggregate amount that may be so distributed by the guarantors to CNH Capital LLC as their member was approximately $1.2 billion. CNH Capital LLC's subsidiaries may incur additional indebtedness in the future, the agreements or instruments governing which may restrict payments from those subsidiaries to CNH Capital LLC. The agreements governing the future indebtedness of CNH Capital LLC's subsidiaries may not permit those subsidiaries to provide CNH Capital LLC with sufficient cash to fund payments on the notes when due.

        Moreover, limited liability companies are a relatively recent form of business entities and the Delaware Limited Liability Company Act, which governs Delaware limited liability companies such as CNH Capital LLC, CNH Capital America and New Holland Credit, was not enacted until the early 1990s. Unlike Delaware corporate law, there has been limited case law interpreting the Delaware Limited Liability Company Act, including with respect to the duties owed by directors, officers or managers of a limited liability company. Therefore, there may be more uncertainty in connection with the enforcement of the rights of an investor in a Delaware limited liability company than that in a Delaware corporation. In addition, members of a limited liability company are generally not personally liable for the debts, obligations and liabilities of the company. As a result, none of our direct and indirect parent companies, including CNH Global, will have any liability with respect to the notes at any time.

        As part of our overall funding strategy, we transfer receivables into special purpose entities in connection with our ABS programs. Payments of principal of and interest on such receivables are "restricted cash," as they are payable to the ABS investors and are not expected to be available to CNH Capital LLC or its creditors. See "Note 2: Summary of Significant Accounting Policies" to our audited consolidated financial statements for the year ended December 31, 2011. The receivables subject to such securitizations are "restricted receivables" and are not expected to be available to CNH Capital LLC or its creditors. See "Note 3: Receivables" to our audited consolidated financial statements for the year ended December 31, 2011 and "Note 4: Receivables" to our unaudited condensed consolidated financial statements for the nine months ended September 30, 2012. For the year ended December 31, 2011, the guarantors transferred approximately $12.2 billion, representing 84% of total receivables originated by the guarantors, to special purpose entities. See "Note 14: Condensed Consolidating Financial Information" to our audited consolidated financial statements for the year ended December 31, 2011.

         CNH Capital LLC and the guarantors only account for a portion of our total revenues and assets and may not have sufficient cash to make payments on the notes.

        The old notes are, and the new notes will be, issued by CNH Capital LLC and guaranteed by CNH Capital America and New Holland Credit. CNH Capital LLC and the guarantors, collectively, accounted for approximately 43.0% and 45.9% of our total revenues for the year ended December 31, 2011 and the nine months ended September 30, 2012, respectively, and 26.6% and 27.8% of our total assets as of December 31, 2011 and September 30, 2012, respectively (in each case with such percentages calculated before intercompany eliminations). The ability of CNH Capital LLC and the guarantors to make payments on the notes will depend, in part, upon their earnings and other funds and assets available to them. There is no assurance that the business of CNH Capital LLC or the guarantors would not suffer a material adverse change in the future, which could significantly reduce their earnings and cash flows and the value of their assets. Furthermore, subject to provisions relating to successor obligors under the indenture governing the notes, CNH Capital LLC and the guarantors are generally not restricted from transferring their assets to CNH Global, or other subsidiaries of CNH

Capital LLC or CNH Global that do not guarantee the notes, or from otherwise disposing of their assets. Such transfer or disposition of assets may reduce the value of the assets of CNH Capital LLC and the guarantors or otherwise adversely affect their ability to generate earnings or cash flows on an ongoing basis. We cannot assure you that CNH Capital LLC and the guarantors will always have sufficient funds to pay the principal of, or interest on, the notes.

         Your rights as a note holder are effectively subordinated to claims of creditors of our subsidiaries that are not guarantors.

        Not all of CNH Capital LLC's subsidiaries will guarantee the notes, including CNH Capital Canada. A holder of notes will not have any claim as a creditor against subsidiaries of CNH Capital LLC that are not guarantors of the notes, and the indebtedness and other liabilities, including trade payables, and the claims of other general creditors, whether secured or unsecured, of those non-guarantor subsidiaries will be effectively senior to your claims. Subject to limitations in the indenture governing the notes, non-guarantor subsidiaries may incur additional indebtedness in the future (and may incur other liabilities without limitation). In the event of a bankruptcy, liquidation or reorganization of any of our non-guarantor subsidiaries, their creditors will be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us. As of and for the year ended December 31, 2011 and the nine months ended September 30, 2012, CNH Capital LLC and the guarantors, collectively, accounted for approximately 43.0% and 45.9% of our total revenues and 26.6% and 27.8% of our total assets, respectively (in each case with such percentages calculated before intercompany eliminations). In addition, certain of our non-guarantor subsidiaries are variable-interest entities that engage in securitization transactions. Their assets do not belong to us and cannot be used to satisfy our obligations under the notes. As of September 30, 2012, CNH Capital LLC and the guarantors had approximately $301 million of secured debt outstanding and our non-guarantor subsidiaries had $9.9 billion of outstanding debt, to which the notes are effectively subordinated.

         If an active trading market for the notes does not develop, the liquidity and value of the notes could be reduced.

        There is no existing public trading market for the notes, and we do not intend to apply for listing of the notes on any securities exchange. In addition, if no active trading market develops, you may not be able to resell your notes at their fair market value, or at all. Future trading prices of the notes will depend on, among other things, our ability to effect the exchange offer or registration of the notes, prevailing interest rates, our operating results and the market for similar securities.

        If a market for the new notes does develop, it is possible that you will not be able to sell your notes at a particular time or at a favorable price. It is also possible that any trading market that does develop for the notes will not be liquid. Historically, the market for non-investment grade debt has been subject to disruptions that have caused volatility in prices. If a market for the new notes develops, it is possible that the market for the new notes will be subject to disruptions and price volatility. Any disruptions may have a negative effect on holders of the new notes, regardless of our operating performance, financial condition and prospects.

         In the event of a change of control, CNH Capital LLC may not be able to satisfy all of its obligations under committed facilities, the notes or other indebtedness.

        If, following the issuance of the notes, CNH Capital LLC experiences a change of control triggering event, as defined in the indenture governing the notes, CNH Capital LLC will be required to offer to repurchase all outstanding notes at 101% of the principal amount thereof plus accrued interest, if any, thereon to the date of purchase. However, we may not have sufficient funds at the time of the change of control to make the required purchase of the notes. Our failure to make or complete a change of control offer would place us in default under the indenture governing the notes.

         Your rights under the guarantees may be limited by laws, including fraudulent conveyance and insolvency laws.

        The new notes will be issued by CNH Capital LLC, a Delaware limited liability company, and guaranteed by limited liability companies organized under the laws of Delaware. In the event of a bankruptcy, insolvency or similar event, proceedings could be initiated in such jurisdiction. Your rights under the guarantees will be subject to the bankruptcy, insolvency, administrative and other laws of the United States and Delaware and there can be no assurance that you will be able to effectively enforce your rights in any such bankruptcy, insolvency or similar proceedings.

        Under U.S. federal bankruptcy laws or comparable provisions of state fraudulent transfer laws, the issuance of the guarantees could be avoided, if, among other things, at the issuance of the guarantees, the applicable guarantor:

  •
  incurred the obligations under the guarantees with an actual intent to hinder, delay or defraud any present or future creditor; or

  •
  received less than reasonably equivalent value or fair consideration for the obligations incurred under the guarantees; and

  •
  was insolvent or rendered insolvent by reason of the incurrence of such obligations;

  •
  was engaged in a business or transaction for which its remaining assets constituted unreasonably small capital; or

  •
  intended to incur, or believed that it would incur, debts beyond its ability to pay as such debts mature.

        The measures of insolvency for purposes of the foregoing considerations will vary depending upon the law applied in any proceeding with respect to the foregoing. Generally, however, a guarantor would be considered insolvent if:

  •
  the sum of its debts, including contingent liabilities, was greater than the value of all of its assets at a fair valuation;

  •
  the present fair saleable value of its assets was less than the amount that would be required to pay its probable liabilities on its existing debts, including contingent liabilities, as they become absolute and mature; or

  •
  it could not pay its debts as they become due.

        By its terms, the guarantee of each guarantor will limit the liability of each such guarantor to the maximum amount it can pay without the guarantee being deemed a fraudulent transfer. Each of the guarantors believes that immediately after the issuance of the notes by CNH Capital LLC and the issuance of the note guarantees by the guarantors, each of the guarantors will be solvent, will have sufficient capital to carry on their respective businesses and will be able to pay their respective debts as they mature. However, there can be no assurance as to what standard a court would apply in making these determinations or that a court would reach the same conclusions with regard to these issues. In an evidentiary ruling in In re W.R. Grace & Co., the federal bankruptcy court for the District of Delaware held that under the Uniform Fraudulent Transfer Act, whether a transferor is rendered insolvent by a transfer depends on the actual liabilities of the transferor, and not what the transferor knows about such liabilities at the time of the transfer. Therefore, under that court's analysis, liabilities that are unknown, or that are known to exist but whose magnitude is not fully appreciated at the time of the transfer, may be taken into account in the context of a future determination of insolvency. If the principle articulated by that court is upheld, it would make it very difficult to know whether a transferor is solvent at the time of transfer, and would increase the risk that a transfer may in the future be found to be a fraudulent transfer.

         Because each guarantor's liability under its guarantee may be reduced to zero, avoided or released under certain circumstances, you may not receive any payments from either or both of the guarantors.

        You will have the benefit of the guarantees of the guarantors. However, the guarantees by the guarantors are limited to the maximum amount that the guarantors are permitted to guarantee under applicable law. As a result, a guarantor's liability under its guarantee could be reduced to zero, depending upon the amount of other obligations of such guarantor. Further, under the circumstances discussed more fully above, a court under federal or state fraudulent conveyance and transfer statutes could avoid the obligations under a guarantee or further subordinate it to all other obligations of the guarantor. In addition, you will lose the benefit of a particular guarantee if it is released under certain circumstances described under "Description of the Notes—Guarantees."

         The credit ratings of the notes may not reflect all risks of an investment in the notes.

        The credit ratings of the notes are an assessment of our ability to pay our obligations under the notes as they become due. Consequently, real or anticipated changes in these credit ratings will generally affect the market value of the notes. The credit ratings of the notes, however, may not reflect the potential risks related to the market or other factors on the value of the notes. Furthermore, because your return on the notes depends upon factors in addition to our ability to pay our obligations, an improvement in the credit ratings of the notes will not reduce the other investment risks related to the notes. In addition, one or more independent credit rating agencies may assign credit ratings to the notes. Any such ratings may not reflect the potential impact of all risks related to structure, market, additional factors discussed in this prospectus, and other factors that may affect the value of the notes. A credit rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn by the rating agency at any time.

USE OF PROCEEDS

        We will not receive any cash proceeds from the issuance of the new notes in the exchange offer. In consideration for issuing the new notes as contemplated in this prospectus, we will receive in exchange the old notes in like principal amount. We will cancel and retire the old notes surrendered in exchange for the new notes in the exchange offer. As a result, the issuance of the new notes will not result in any increase or decrease in our indebtedness.

 CAPITALIZATION

        The following table sets forth our cash and cash equivalents and capitalization as of September 30, 2012: (i) on an actual basis and (ii) as adjusted to reflect the issuance of $750 million in aggregate principal amount of 3.875% Notes due 2015 on October 18, 2012 and the application of the net proceeds therefrom.

        You should read this table in conjunction with our financial statements and accompanying notes and other financial data included elsewhere in this prospectus.

        The capitalization table below is not necessarily indicative of our future capitalization or financial condition.

	Unaudited As of September 30, 2012
	Actual	As Adjusted for the Offering of the 3.875% Notes due 2015(1)
	(in thousands)
Cash and cash equivalents	$292,922	$1,035,497
Restricted cash	675,138	675,138

Total cash, cash equivalents and restricted cash	$968,060	$1,710,635

Debt(2)
Short-term debt (including current maturities of long-term debt)
Credit facility-secured	$2,486,417	$2,486,417
Secured debt	2,307,670	2,307,670

Total short-term debt	$4,794,087	$4,794,087

Long-term debt
3.875% Notes due 2015(3)	—	750,000
6.250% Notes due 2016	500,000	500,000
Credit facility-unsecured	150,000	150,000
Credit facility-secured	25,489	25,489
Secured debt	4,540,241	4,540,241

Total long-term debt	5,215,730	5,965,730

Total third-party debt	10,009,817	10,759,817
Affiliated debt	1,147,864	1,147,864

Total debt	11,157,681	11,907,681

Stockholder's equity
Member's capital	—	—
Paid-in capital	839,754	839,754
Accumulated other comprehensive income	55,625	55,625
Retained earnings	494,779	494,779

Total CNH Capital LLC stockholder's equity	1,390,158	1,390,158

Noncontrolling interest	56,549	56,549

Total stockholder's equity	1,446,707	1,446,707

Total capitalization	$12,604,388	$13,354,388

(1)
As adjusted to reflect the impact from the issuance of $750 million in aggregate principal amount of 3.875% Notes due 2015 on October 18, 2012 and the application of the net proceeds therefrom. The table does not reflect secured funding transactions completed subsequent to September 30,

  2012, which amounted to $1.2 billion from term ABS placements and $2.1 billion from renewals and an increase of asset-backed committed facilities.

(2)
See "Description of Certain Other Indebtedness" for additional information on our unsecured debt and secured debt.

(3)
Consists of $750 million in aggregate principal amount of 3.875% Notes due 2015 issued on October 18, 2012.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

        The following tables set forth selected historical consolidated financial data of CNH Capital as of the dates and for the periods indicated. The selected historical consolidated financial data as of December 31, 2010 and 2011 and for the years ended December 31, 2009, 2010 and 2011 have been derived from our audited consolidated financial statements. The selected historical consolidated financial data as of December 31, 2007, 2008 and 2009 and for the years ended December 31, 2007 and 2008 have been derived from our unaudited consolidated financial statements. The selected historical consolidated financial data as of September 30, 2012 and for the nine months ended September 30, 2011 and 2012 have been derived from our unaudited condensed consolidated financial statements. The unaudited condensed consolidated financial statements include all adjustments, consisting of normal recurring adjustments, which we consider necessary for a fair presentation of our financial position and results of operations for these periods. Operating results for the nine months ended September 30, 2012 are not necessarily indicative of the results that may be expected for the year ending December 31, 2012 or for any other future period.

        As of the beginning of 2010, we adopted new accounting guidance related to the accounting for transfers of financial assets to or among, and the consolidation of, our VIEs. As a significant portion of our secured debt is no longer exempt from consolidation under the new accounting guidance, we were required to consolidate the receivables and related liabilities. As a result, we recorded a $5.7 billion increase to assets and liabilities and equity upon the adoption of this new guidance on January 1, 2010. See "Note 2: Summary of Significant Accounting Policies—New Accounting Pronouncements Adopted" to our audited consolidated financial statements included elsewhere in this prospectus, for additional information on the adoption of this new accounting guidance.

        As we adopted the new accounting guidance prospectively, the financial statements prepared for the year ended December 31, 2010 and for subsequent periods reflect the new accounting requirements, but the financial statements for periods ended on or before December 31, 2009 have reflected the accounting guidance applicable during those periods. Our statements of income for the year ended December 31, 2010 and for subsequent periods no longer reflect securitization income and initial gains or losses on new securitization transactions, but include interest income and other income associated with the securitized receivables, and interest expense associated with the debt issued from the securitization trusts and facilities. In addition, because our new securitization transactions are accounted for as secured borrowings rather than asset sales, the initial cash flows from these transactions are presented as cash flows from financing transactions in 2010 and for subsequent periods, rather than cash flows from operating or investing activities.

	Fiscal Year Ended December 31,					Nine Months Ended September 30,
	2007	2008	2009	2010	2011	2011	2012
	(dollars in thousands)
Statements of Income:
Revenues:
Interest income on retail and other notes and finance leases	$116,565	$160,111	$123,559	$267,551	$238,330	$176,813	$178,572
Interest and other income from affiliates	127,049	192,819	185,625	376,383	382,006	284,697	290,971
Gain on retail, wholesale and commercial revolving accounts receivables sold	150,147	78,766	147,461	38	—	—	—
Servicing fee income	49,467	57,929	57,941	3,340	1,747	1,320	801
Rental income on operating leases	90,932	129,374	138,404	140,989	137,729	103,829	99,666
Other income	58,873	59,622	49,210	75,250	71,187	54,145	50,877

Total revenues	593,033	678,621	702,200	863,551	830,999	620,804	620,887

Expenses:
Interest expense:
Interest expense to third parties	64,774	56,356	77,568	232,448	224,189	167,208	163,293
Interest expense to affiliates	105,347	140,372	102,564	80,584	44,645	35,906	27,111

Total interest expense	170,121	196,728	180,132	313,032	268,834	203,114	190,404

Operating expenses:
Fees charged by affiliates	66,061	68,665	57,192	61,464	62,945	45,549	47,195
Provision for credit losses	40,807	39,253	88,942	76,394	32,853	13,443	15,818
Other than temporary impairment of retained interest	9,115	42,169	37,468	4,108	815	—	—
Depreciation of equipment on operating leases	73,348	104,426	116,169	117,848	110,314	84,631	80,415
Other expenses	16,757	63,437	54,278	43,158	35,651	27,567	26,185

Total operating expenses	206,088	317,950	354,049	302,972	242,578	171,190	169,613

Total expenses	376,209	514,678	534,181	616,004	511,412	374,304	360,017

Income before income taxes	216,824	163,943	168,019	247,547	319,587	246,500	260,870
Income tax provision	80,430	74,695	52,301	85,067	118,053	89,763	91,784

Net income	136,394	89,248	115,718	162,480	201,534	156,737	169,086

Net income attributed to the noncontrolling interest	(4,982)	(2,964)	(2,442)	(1,861)	(1,488)	(1,100)	(1,226)

Net income attributable to CNH Capital LLC	$131,412	$86,284	$113,276	$160,619	$200,046	$155,637	$167,860

						As of or for the Nine Months Ended September 30, 2012
	As of or for the Fiscal Year Ended December 31,
	2007	2008	2009	2010	2011
	(dollars in thousands)
Balance Sheet Data:
Cash and cash equivalents	$141,339	$169,441	$398,015	$420,792	$594,093	$292,922
Restricted cash	$27,015	$116,256	$78,507	$773,254	$767,359	$675,138
Total assets	$4,965,910	$6,551,074	$4,814,279	$10,883,489	$11,901,151	$13,025,824
Total third-party debt	$1,014,597	$1,749,116	$1,097,434	$7,919,829	$9,383,808	$10,009,817
Total debt	$3,306,322	$4,949,797	$3,220,491	$9,486,936	$10,203,078	$11,157,681
Stockholder's equity	$1,237,519	$1,251,912	$1,294,588	$1,147,637	$1,247,245	$1,446,707
Other Data:
Ratio of earnings to fixed charges(1)	2.27	1.83	1.93	1.79	2.19	2.37

(1)
For purposes of determining the ratio of earnings to fixed charges, earnings are defined as the sum of (i) income before income taxes, (ii) fixed charges and (iii) amortization of capitalized interest, less (i) interest capitalized and (ii) noncontrolling interest in pretax income of subsidiaries that have not incurred fixed charges. Fixed charges consist of (i) interest expense, including amortization of premiums, discounts and capitalized expenses related to indebtedness, (ii) interest capitalized and (iii) an estimate of the interest component of rental expense.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        You should read the following discussion and analysis of our financial condition and results of operations together with the consolidated financial statements and notes to the financial statements included elsewhere in this prospectus. This management's discussion and analysis is intended to help provide an understanding of our financial condition, changes in financial condition and results of our operations and contains forward-looking statements that involve risks and uncertainties. The forward-looking statements are not historical facts, but rather are based on current expectations, estimates, assumptions and projections about our industry, business and future financial results. Our actual results could differ materially from the results contemplated by these forward-looking statements due to a number of factors, including, but not limited to, those discussed under the captions "Risk Factors" and "Cautionary Note Regarding Forward-looking Statements" in this prospectus.

 Overview

Organization

        We offer a range of financial products and services to our North American dealers and customers. The principal products offered are retail financing for the purchase or lease of new and used CNH North America equipment and wholesale financing to our dealers. Wholesale financing consists primarily of floorplan financing as well as financing equipment used in dealer-owned rental yards, parts inventory and working capital needs. In addition, we purchase equipment from dealers that is leased to retail customers under operating lease agreements, and we finance customers using our private-label commercial revolving accounts.

        As of the beginning of 2010, we adopted new accounting guidance related to the accounting for transfers of financial assets and the consolidation of VIEs. As a significant portion of our securitization trusts and facilities were no longer exempt from consolidation under the new accounting guidance, we were required to consolidate their receivables and related liabilities.

        Because we adopted the guidance prospectively, the financial statements prepared for the year ended December 31, 2010 and for subsequent periods reflect the new accounting requirements, but the financial statements for periods ended on or before December 31, 2009 reflected the accounting guidance applicable during those periods. Our statements of income for the year ended December 31, 2010 and for subsequent periods no longer reflect securitization income and initial gains or losses on new securitization transactions, but include interest income and other income associated with the securitized receivables, and interest expense associated with the debt issued from the securitization trusts and facilities. Therefore, 2011 and 2010 results and balances are not comparable to prior period results and balances. In addition, because our new securitization transactions that do not meet the requirements for derecognition under the new guidance are accounted for as secured borrowings rather than asset sales, the cash flows from these transactions are presented as cash flows from financing transactions in 2011 and 2010 rather than cash flows from operating or investing activities.

Trends and Economic Conditions

        Our business is closely related to the agricultural and construction equipment industries because we offer financing products for such equipment. For the nine months ended September 30, 2012, CNH agricultural equipment sales increased 11% compared to the nine months ended September 30, 2011. CNH construction equipment sales increased 2% for the nine months ended September 30, 2012 compared to the nine months ended September 30, 2011.

        In general, our loan mix between agricultural and construction equipment financing directionally reflects the mix of equipment sales by CNH North America. As such, changes in the agricultural industry or with respect to our agricultural equipment borrowers ("farmers") may affect the majority of our lending portfolio.

        Overall, the North American agricultural industry has shown stability during the recent economic crisis. During the past five years, farm income in North America has experienced some of its highest historical levels. The relatively fixed supply of North American agricultural farm land combined with the growing demand for food products has been one of the drivers of strong commodity prices and growth in farm equity. The financing we provide to our borrowers is secured by the financed equipment, which typically has a long useful life and is a key component in the farmers' sources of income. All of these factors contribute in part to the strong credit performance of our lending portfolio in recent periods.

        Net income attributable to CNH Capital LLC was $56.5 million for the three months ended September 30, 2012, compared to $52.6 million for the three months ended September 30, 2011. We generated improved financial margins on a higher average portfolio. Net income attributable to CNH Capital LLC was $167.9 million for the nine months ended September 30, 2012, compared to $155.6 million for the nine months ended September 30, 2011. The total retail receivables balance 30 days or more past due as a percentage of the retail receivables was 0.9%, 1.0% and 1.2% at September 30, 2012, December 31, 2011 and September 30, 2011, respectively. Market conditions continued to stabilize in the construction and agricultural equipment sectors during the relevant periods.

        Net income attributable to CNH Capital LLC was $200.0 million for the year ended December 31, 2011, compared to $160.6 million for the year ended December 31, 2010. Net interest margin improved in 2011 due to a higher average portfolio. In addition, there was a $43.5 million reduction in the provision for credit losses in 2011 compared to 2010. Delinquent retail receivables greater than 30 days past due were 1.0% of our retail receivables at December 31, 2011, 103 bps lower than the December 31, 2010 level. The delinquency improvement was a key factor in the provision reduction in 2011. Significant further reductions in the delinquency rate are not expected.

        Our revenue is primarily generated through the income of our lending portfolio and the income generated through marketing programs. For the years ended December 31, 2011, 2010 and 2009, our revenues generated from the marketing programs were $378.4 million, $364.8 million and $225.6 million, respectively, representing approximately 46%, 42% and 32% of our total revenues for the respective periods. The increase in our revenues generated from the marketing programs from 2009 to 2010 primarily related to the change in accounting for the transfers of financial assets and the consolidation of VIEs.

        A portion of the funding for our portfolio of receivables is provided by CNH North America, with such portion fluctuating over time depending on various factors, including anticipated external funding transactions. Interest expense from affiliated debt was $44.6 million, $80.6 million and $102.6 million for the years ended December 31, 2011, 2010 and 2009, respectively.

        Macroeconomic issues for us include the uncertainty of the global economic recovery, the impact of sovereign and state debt, capital market disruptions, the availability of credit for us and our customers, the effectiveness of governmental actions in respect to monetary policies, general economic conditions and financial regulatory reform.

 Results of Operations

Three and Nine Months Ended September 30, 2012 Compared to Three and Nine Months Ended September 30, 2011

Revenues

        Revenues for the three and nine months ended September 30, 2012 and 2011 were as follows (dollars in thousands):

	Three Months Ended September 30,
	2012	2011	$ Change	% Change
Interest income on retail and other notes and finance leases	$61,716	$59,134	$2,582	4.4%
Interest and other income from affiliates	97,921	94,807	3,114	3.3
Servicing fee income	207	349	(142)	(40.7)
Rental income on operating leases	33,674	34,375	(701)	(2.0)
Other income	17,541	18,634	(1,093)	(5.9)

Total revenues	$211,059	$207,299	$3,760	1.8%

	Nine Months Ended September 30,
	2012	2011	$ Change	% Change
Interest income on retail and other notes and finance leases	$178,572	$176,813	$1,759	1.0%
Interest and other income from affiliates	290,971	284,697	6,274	2.2
Servicing fee income	801	1,320	(519)	(39.3)
Rental income on operating leases	99,666	103,829	(4,163)	(4.0)
Other income	50,877	54,145	(3,268)	(6.0)

Total revenues	$620,887	$620,804	$83	(0.0)%

        Revenues totaled $211.1 million and $620.9 million for the three and nine months ended September 30, 2012 compared to $207.3 million and $620.8 million for the same periods in 2011, respectively. The increase in revenues for both the three and nine month periods were primarily due to increases in interest income on retail and other notes and finance leases and interest and other income from affiliates, partially offset by decreases in rental income on operating leases and other income.

        Interest income on retail and other notes and finance leases for the three and nine months ended September 30, 2012 was $61.7 million and $178.6 million, representing increases of $2.6 million and $1.8 million from the same periods in 2011, respectively. For the third quarter, the increase was primarily due to a $7.2 million favorable impact from higher average earning assets partially offset by a $4.6 million unfavorable impact from lower interest rates on new and existing retail and wholesale receivables. For the nine months ended September 30, 2012, compared to the same period in 2011, the increase was primarily due to a $30.8 million favorable impact from higher average earning assets offset by a $29.0 million unfavorable impact from lower interest rates.

        Interest and other income from affiliates for the three and nine months ended September 30, 2012 was $97.9 million and $291.0 million compared to $94.8 million and $284.7 million for the three and nine months ended September 30, 2011, respectively. For the three and nine months ended September 30, 2012, compensation from CNH North America for retail low-rate financing programs and interest waiver programs offered to customers was $50.9 million and $155.9 million, a decrease of $1.0 million and $9.1 million from the same periods in 2011, respectively. The decreases for both periods were primarily due to decreases in marketing programs. Included in "Interest and other income from affiliates" was compensation for the difference between the market rental rates and the amounts paid by the customers of CNH North America. For the three and nine months ended September 30, 2012, this compensation was $7.6 million and $22.1 million, an increase of $1.1 million and $3.3 million for the same periods in 2011, respectively. This increase is primarily due to the mix of equipment eligible for subvention. Compensation from CNH North America for wholesale marketing programs was $38.9 million and $110.3 million compared to $27.7 million and $90.3 million for the three and nine months ended 2012 and 2011, respectively. The increases were primarily due to higher average earning wholesale assets.

        Rental income on operating leases for the three and nine months ended September 30, 2012 was $33.7 million and $99.7 million, a decrease of $0.7 million and $4.2 million from the same periods in 2011. The decrease in the third quarter was due to a $4.1 million unfavorable impact from lower interest rates on new and existing operating leases, partially offset by a $3.4 million favorable impact from higher average earning assets. For the nine months ended September 30, 2012 compared to the same period in 2011, the decrease was primarily due to a $12.8 million unfavorable impact from lower rates on new and existing operating leases, partially offset by a $8.6 million favorable impact from higher average earning assets.

Expenses

        Interest expense totaled $61.5 million and $190.4 million for the three and nine months ended September 30, 2012 compared to $63.8 million and $203.1 million for the same periods in 2011, respectively. The decrease in the three months ended September 30, 2012 was due to a $9.1 million favorable impact from lower average interest rates, partially offset by a $6.8 million unfavorable impact from higher average total debt. For the nine months ended September 30, 2012 compared to the same period in 2011, the decrease was primarily due to a $32.2 million favorable impact from lower average interest rates, partially offset by a $19.5 unfavorable impact from higher average total debt.

        Total operating expenses were $62.2 million and $169.6 million for the three and nine months ended September 30, 2012 compared to $60.4 million and $171.2 million for the same periods in 2011. The increase in the three months ended September 30, 2012 was primarily due to an increase in the provision for credit losses. For the nine months ended September 30, 2012, total operating expenses decreased primarily due to a reduction in depreciation of equipment on operating leases as a result of higher residual values on new originations.

        The provision for credit losses was $12.1 million and $15.8 million for the three and nine months ended September 30, 2012 compared to $8.2 million and $13.4 million for the same periods in 2011, respectively. The increases in provision for credit losses were primarily due to growth in the portfolio.

        The effective tax rate was 34.8% and 35.2% for the three and nine months ended September 30, 2012 compared to 36.4% for the same periods in 2011. The lower rate in the nine months ended September 30, 2012 was primarily due to the geographic mix of earnings that resulted in better utilization of the Company's tax attributes.

Receivables and Equipment on Operating Leases Originated and Held

        Receivable and equipment on operating lease originations for the three and nine months ended September 30, 2012 and 2011 were as follows (dollars in thousands):

	Three Months Ended September 30,
	2012	2011	$ Change	% Change
Retail receivables	$1,070,765	$939,751	$131,014	13.9%
Wholesale receivables	3,653,879	3,217,284	436,595	13.6
Other	279,301	276,865	2,436	0.9
Equipment on operating leases	125,362	62,028	63,334	102.1

Total originations	$5,129,307	$4,495,928	$633,379	14.1%

	Nine Months Ended September 30,
	2012	2011	$ Change	% Change
Retail receivables	$2,868,004	$2,587,663	$280,341	10.8%
Wholesale receivables	10,244,168	9,488,822	755,346	8.0
Other	751,903	721,190	30,713	4.3
Equipment on operating leases	308,195	250,818	57,377	22.9

Total originations	$14,172,270	$13,048,493	$1,123,777	8.6%

        Retail and wholesale receivable originations increased in the three and nine months ended September 30, 2012 compared to the same periods in 2011, primarily due to increased unit sales of CNH North America equipment. The increases in equipment on operating lease originations for the three and nine months ended September 30, 2012 compared to the same periods in 2011 were due to the mix of leasing programs offered.

        Total receivables and equipment on operating leases held as of September 30, 2012, December 31, 2011 and September 30, 2011 were as follows (in thousands):

	September 30, 2012	December 31, 2011	September 30, 2011
Retail receivables	$6,963,049	$6,258,289	$5,989,675
Wholesale receivables	3,907,828	2,972,116	3,388,203
Other	314,260	262,817	326,365
Equipment on operating leases	738,517	647,617	614,272

Total receivables and equipment on operating leases	$11,923,654	$10,140,839	$10,318,515

        The total retail receivables balance 30 days or more past due as a percentage of the retail receivables was 0.9%, 1.0% and 1.2% at September 30, 2012, December 31, 2011 and September 30, 2011, respectively. Market conditions continued to stabilize in the construction and agricultural equipment sectors during the relevant periods. The total wholesale receivables balance 30 days or more past due as a percentage of the wholesale receivables was not significant with respect to any of the foregoing periods. Total retail receivables on nonaccrual status, which represent receivables for which we have ceased accruing finance income were $38.3 million, $55.5 million and $67.7 million at September 30, 2012, December 31, 2011 and September 30, 2011, respectively. Total wholesale receivables on nonaccrual status were $81.2 million, $54.4 million and $54.5 million at September 30, 2012, December 31, 2011 and September 30, 2011, respectively.

        Total receivable write-off amounts and recoveries, by product, for the three and nine months ended September 30, 2012 and 2011 were as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Write-offs:
Retail	$3,067	$6,261	$24,456	$20,281
Wholesale	98	1,412	136	11,594
Other	1,852	2,399	6,220	10,078

Total write-offs	5,017	10,072	30,812	41,953

Recoveries:
Retail	(1,063)	(1,522)	(3,942)	(4,321)
Wholesale	(64)	(39)	(166)	(360)
Other	(894)	(775)	(2,396)	(2,366)

Total recoveries	(2,021)	(2,336)	(6,504)	(7,047)

Write-offs, net of recoveries:
Retail	2,004	4,739	20,514	15,960
Wholesale	34	1,373	(30)	11,234
Other	958	1,624	3,824	7,712

Total write-offs, net of recoveries	$2,996	$7,736	$24,308	$34,906

        The increase in retail write-offs for the nine months ended September 30, 2012 was due to the write-off of one retail customer ($13.8 million) in a non-core business that we have exited and for which a full reserve had been made. Higher wholesale write-offs for the nine months ended September 30, 2011 were primarily due to losses incurred with one dealer.

        Our allowance for credit losses on all receivables financed totaled $98.4 million at September 30, 2012, $106.7 million at December 31, 2011 and $95.8 million at September 30, 2011. The level of the allowance is based on many quantitative and qualitative factors, including historical loss experience by product category, portfolio duration, delinquency trends, economic conditions and credit risk quality. We believe our allowance is sufficient to provide for losses in our existing receivable portfolio.

Year Ended December 31, 2011 Compared to Year Ended December 31, 2010

Revenues

        Revenues for the years ended December 31, 2011 and 2010 were as follows (dollars in thousands):

	Year Ended December 31,
	2011	2010	$ Change	% Change
Interest income on retail and other receivables and finance leases	$238,330	$267,551	$(29,221)	(10.9)%
Interest and other income from affiliates	382,006	376,383	5,623	1.5
Gain on retail, wholesale and revolving credit notes sold	—	38	(38)	N/M
Servicing fee income	1,747	3,340	(1,593)	(47.7)
Rental income on operating leases	137,729	140,989	(3,260)	(2.3)
Other income	71,187	75,250	(4,063)	(5.4)

Total revenues	$830,999	$863,551	$(32,552)	(3.8)%

        Revenues totaled $831.0 million for the year ended December 31, 2011 compared to $863.6 million for the year ended December 31, 2010. The decrease was primarily due to the decrease in interest income on retail and wholesale receivables.

        Interest income on retail and other receivables and finance leases for the year ended December 31, 2011 was $238.3 million, a decrease of $29.2 million from the year ended December 31, 2010. The decrease was primarily due to a $54.5 million unfavorable impact from lower interest rates on new and existing retail and wholesale receivables, partially offset by a $25.3 million favorable impact from higher average earning assets. The annualized average yield was 6.8% for the year ended December 31, 2011 compared to 7.1% for the year ended December 31, 2010.

        Interest and other income from affiliates for the year ended December 31, 2011 was $382.0 million compared to $376.4 million for the year ended December 31, 2010. Compensation from CNH North America for retail low-rate financing programs and interest waiver programs offered to customers was $216.5 million and $227.2 million, respectively, with the decrease primarily due to a decrease in marketing programs. Compensation from CNH North America for the difference between the market rental rates and the amounts paid by the customers of CNH North America for operating leases was $26.5 million and $22.3 million, with the increase primarily due to higher originations of equipment on operating leases. Compensation from CNH North America for wholesale marketing programs was $135.3 million compared to $115.4 million for the prior year. The increase was primarily due to higher average earning wholesale assets.

        Rental income on operating leases for the year ended December 31, 2011 was $137.7 million, a decrease of $3.3 million from the year ended December 31, 2010. The decrease was primarily due to a $1.6 million favorable impact in higher average earning assets, offset by a $4.9 million unfavorable impact from lower interest rates.

Expenses

        Interest expense totaled $268.8 million for the year ended December 31, 2011 compared to $313.0 million for the year ended December 31, 2010. The decrease was primarily due to lower average interest rates, partially offset by an increase in average total debt.

        Administrative and operating expenses were $242.6 million for the year ended December 31, 2011 compared to $303.0 million for the year ended December 31, 2010. The decrease was primarily due to a reduction of $43.5 million in the provision for credit losses and a reduction of $7.5 million in depreciation of equipment on operating leases.

        The provision for credit losses for the year ended December 31, 2011 totaled $32.9 million compared to $76.4 million for the year ended December 31, 2010. The decrease was primarily due to lower loss rates on construction equipment retail receivables and improvements in the delinquency rates of the retail portfolio.

        The provision for income taxes was $118.1 million in 2011 (for a 36.9% effective rate) compared to $85.1 million in 2010 (for a 34.4% effective rate). The increase in the effective tax rate was primarily due to the geographic mix of income earned within the U.S.

Receivables and Equipment on Operating Leases Originated and Held

        Receivables and equipment on operating lease originations and balances held for the years ended December 31, 2011 and 2010 were as follows (dollars in thousands):

	Originations			Balance at December 31,
	2011	2010	% Change	2011	2010	% Change
Retail receivables	$3,777,794	$3,292,071	14.8%	$6,258,289	$5,708,497	9.6%
Wholesale receivables	13,308,030	11,507,312	15.6	2,972,116	2,757,048	7.8
Other	951,084	934,259	1.8	262,817	280,398	(6.3)
Equipment on operating leases	386,361	356,902	8.3	647,617	613,893	5.5

Total receivables and equipment on operating leases	$18,423,269	$16,090,544	14.5%	$10,140,839	$9,359,836	8.3%

        Retail receivables originations increased in 2011 compared to 2010, primarily due to increases in retail sales of CNH equipment. Wholesale receivables originations increased primarily due to an increase in net sales of CNH equipment.

        The total retail receivables balance 30 days or more past due as a percentage of the retail receivables portfolio was 1.0% and 2.1% at December 31, 2011 and 2010, respectively. The total wholesale receivables balance 30 days or more past due as a percentage of the wholesale receivables portfolio was not significant with respect to either of the foregoing periods. Total retail receivables on non-accrual status, which represent receivables for which we have ceased accruing finance income, were $55.5 million and $51.4 million at December 31, 2011 and 2010, respectively. Total wholesale receivables on non-accrual status were $54.4 million and $62.3 million at December 31, 2011 and 2010, respectively.

        Total receivable write-off amounts and recoveries, by product, for the 2011 and 2010 fiscal years were as follows (in thousands):

	Year Ended December 31,
	2011	2010
Write-offs:
Retail	$27,770	$64,276
Wholesale	12,613	11,635
Other	12,770	18,290

Total write-offs	53,153	94,201

Recoveries:
Retail	(5,850)	(3,994)
Wholesale	(447)	(387)
Other	(3,431)	(3,685)

Total recoveries	(9,728)	(8,066)

Write-offs, net of recoveries:
Retail	21,920	60,282
Wholesale	12,166	11,248
Other	9,339	14,605

Total write-offs, net of recoveries	$43,425	$86,135

        The decrease in retail write-offs in 2011 was consistent with improved conditions in the construction market and favorable delinquency trends in both the agricultural and construction equipment loan portfolios compared to 2010.

        Our allowance for credit losses on all receivables financed totaled $106.7 million at December 31, 2011 and $118.7 million at December 31, 2010. The level of the allowance is based on many quantitative and qualitative factors, including historical loss experience by product category, portfolio duration, delinquency trends, economic conditions and credit risk quality. We believe our allowance is sufficient to provide for losses in our existing receivable portfolio.

Year Ended December 31, 2010 Compared to Year Ended December 31, 2009

        As referred to above, effective January 1, 2010 we adopted Accounting Standards Codification ("ASC") 860, Transfers and Servicing, formerly SFAS No. 166, Accounting for Transfers of Financial Assets, an amendment of FASB Statement No. 140, and ASC 810, Consolidations, formerly SFAS No. 167, Amendments to FASB Interpretation No. 46(R). As a result, our reported results for 2010 are not comparable to our reported results for 2009 under U.S. GAAP. We have therefore highlighted the impact of the change in accounting in the following discussion.

Revenues

        Revenues for the years ended December 31, 2010 and 2009 were as follows (dollars in thousands):

	Year Ended December 31,
	2010	2009	$ Change	% Change
Interest income on retail and other receivables and finance leases	$267,551	$123,559	$143,992	116.5%
Interest and other income from affiliates	376,383	185,625	190,758	102.8
Gain on retail, wholesale and revolving credit notes sold	38	147,461	(147,423)	N/M
Servicing fee income	3,340	57,941	(54,601)	(94.2)
Rental income on operating leases	140,989	138,404	2,585	1.9
Other income	75,250	49,210	26,040	52.9

Total revenues	$863,551	$702,200	$161,351	23.0%

        Revenues totaled $863.6 million for the year ended December 31, 2010 compared to $702.2 million for the year ended December 31, 2009. The increase was primarily due to the change in accounting guidance in January 2010 (approximately $230 million), offset by lower interest rates on retail receivables and lower average receivables. Interest income, interest expense, provision for credit losses and other operating expenses specific to receivables that were previously reported as off-book are now reported as on-book.

        Interest income on retail and other receivables and finance leases for the year ended December 31, 2010 was $267.6 million, an increase of $144.0 million from the year ended December 31, 2009. The increase was primarily due to the change in accounting ($251 million), partially offset by a $78.2 million unfavorable impact of lower interest rates on new and existing retail and wholesale receivables along with a $28.8 million unfavorable impact of lower average receivables (mostly construction equipment). The annualized average yield was 7.1% for the year ended December 31, 2010 compared to 7.5% for the year ended December 31, 2009.

        Interest and other income from affiliates for the year ended December 31, 2010 was $376.4 million compared to $185.6 million for the year ended December 31, 2009. The increase was primarily due to the new accounting guidance related to VIEs. Compensation from CNH North America for retail, wholesale and operating leases for the year ended December 31, 2010 was $227.2 million, $115.4 million and $22.3 million, respectively. For the year ended December 31, 2009, the compensation was $112.7 million, $44.2 million and $17.4 million, respectively.

        Gain on retail, wholesale and revolving credit notes sold for 2010 was immaterial compared to $147.5 million for the year ended December 31, 2009, primarily due to the new accounting guidance related to VIEs.

        Servicing fee income for the year ended December 31, 2010 was $3.3 million compared to $57.9 million for the year ended December 31, 2009. The decrease was primarily due to the new accounting guidance related to VIEs.

        Rental income on operating leases for the year ended December 31, 2010 was $141.0 million, an increase of $2.6 million from the year ended December 31, 2009. The increase was primarily due to a $1.2 million favorable impact in higher average earning assets and a $1.4 million favorable impact from higher interest rates.

Expenses

        Interest expense totaled $313.0 million for the year ended December 31, 2010 compared to $180.1 million for the year ended December 31, 2009. The increase was primarily due to the change in accounting ($251 million), offset by a reduction in the cost of funds in 2010. This reduction was primarily driven by lower base rates and spreads and, to a lesser extent, a reduction in average assets in 2010.

        Administrative and operating expenses were $303.0 million for the year ended December 31, 2010 compared to $354.0 million for the year ended December 31, 2009. The decrease was primarily due to a decrease in the impairments of retained interest driven by the new accounting guidance related to VIEs.

        The provision for credit losses for the year ended December 31, 2010 totaled $76.4 million compared to $88.9 million for the year ended December 31, 2009. The decrease was primarily due to lower write-offs of construction equipment retail receivables ($65 million) and lower losses on the commercial revolving accounts ($9 million), partially offset by increases in risk in our Ag input receivables portfolio ($23 million) and the change in accounting ($46 million).

        The provision for income taxes was $85.1 million in 2010 (for a 34.4% effective rate) compared to $52.3 million in 2009 (for a 31.1% effective rate). The increase in the effective tax rate was primarily due to the geographic mix of income earned within the U.S.

Receivables and Equipment on Operating Leases Originated and Held

        Receivables and equipment on operating lease originations and balances held for the years ended December 31, 2010 and 2009 were as follows (dollars in thousands):

				Balance at December 31,
	Originations
						% Change**
	2010	2009	% Change	2010	2009
Retail receivables	$3,292,071	$2,847,859	15.6%	$5,708,497	$1,552,343	N/M
Wholesale receivables	11,507,312	9,585,662	20.0	2,757,048	700,749	N/M
Other	934,259	912,623	2.4	280,398	235,772	N/M
Equipment on operating leases	356,902	260,047	37.2	613,893	600,700	N/M

Total receivables and equipment on operating leases	$16,090,544	$13,606,191	18.3%	$9,359,836	$3,089,564	N/M

**
Note: The percentage change in receivables balance between 2009 and 2010 is not meaningful given the change in accounting treatment in 2010.

        Retail receivables originations increased in 2010 compared to 2009, primarily due to increases in retail sales of CNH agricultural equipment.

        The total retail receivables balance 30 days or more past due as a percentage of the retail receivables portfolio was 2.1% and 3.8% at December 31, 2010 and 2009, respectively. The total wholesale receivables balance 30 days or more past due as a percentage of the wholesale receivables portfolio was not significant with respect to any of the foregoing periods. Total retail receivables on non-accrual status, which represent receivables for which we have ceased accruing finance income, were $51.4 million and $82.2 million at December 31, 2010 and 2009, respectively. Total wholesale receivables on non-accrual status were $62.3 million and $67.6 million at December 31, 2010 and 2009, respectively.

        Total receivable write-off amounts and recoveries, by product, for the 2010 and 2009 fiscal years were as follows (in thousands):

	Year Ended December 31,
	2010	2009
Write-offs:
Retail	$64,276	$31,730
Wholesale	11,635	3,955
Other	18,290	20,075

Total write-offs	94,201	55,760

Recoveries:
Retail	(3,994)	(3,373)
Wholesale	(387)	(1,065)
Other	(3,685)	(2,984)

Total recoveries	(8,066)	(7,422)

Write-offs, net of recoveries:
Retail	60,282	28,357
Wholesale	11,248	2,890
Other	14,605	17,091

Total write-offs, net of recoveries	$86,135	$48,338

        Our allowance for credit losses on all receivables financed totaled $118.7 million at December 31, 2010 and $73.2 million at December 31, 2009. This increase in the allowance was primarily due to the change in accounting guidance.

Liquidity and Capital Resources

        The following discussion of liquidity and capital resources principally focuses on our statements of cash flows, balance sheets and capitalization. The majority of our originated receivables are securitized, and cash generated from such receivables is utilized to pay the related debt. In addition, we have unsecured borrowings, committed secured and unsecured facilities, affiliate borrowing and cash to fund our liquidity and capital needs.

        CNH Capital's current funding strategy is to maintain sufficient liquidity and flexible access to a wide variety of financial instruments and funding options. In the past, securitization has been one of our most economical sources of funding, and with our current non-investment grade rating, we expect securitization to continue to represent a substantial portion of our capital structure. In addition to our current funding and liquidity sources, which include a combination of term receivables securitizations, committed asset-backed and unsecured facilities, secured and unsecured borrowings and affiliate funding sources, we expect changes to our funding profile as costs and terms of accessing the unsecured term market improve.

Cash Flows

	For the Nine Months Ended September 30,		For the Years Ended December 31,
	2012	2011	2011	2010	2009
	(in thousands)
Cash flows provided by (used in):
Operating activities	$510,526	$408,880	$465,102	$357,027	$205,836
Investing activities	(1,692,222)	(1,072,610)	(966,553)	(556,891)	1,902,044
Financing activities	880,525	474,627	674,752	222,641	(1,879,306)

Net cash increase (decrease)	$(301,171)	$(189,103)	$173,301	$22,777	$228,574

        Operating activities in the nine months ended September 30, 2012 generated cash of $511 million, resulting primarily from net income of $169 million, a decrease in affiliated accounts and notes receivables of $178 million and a decrease in other assets and equipment held for sale of $92 million, partially offset by a decrease in accounts payable and other accrued liabilities of $48 million. Cash generated from operating activities in the nine months ended September 30, 2012 increased compared to the nine months ended September 30, 2011 primarily due to a decrease in affiliated accounts and notes receivables.

        Cash flows used in investing activities in the nine months ended September 30, 2012 totaled $1.7 billion, resulting primarily from a net growth in receivables of $1.6 billion, and $308 million in expenditures for equipment on operating leases, partially offset by a decrease in restricted cash of $97 million and proceeds from the sale of equipment on operating leases of $145 million. The increase of cash used in investing activities in the nine months ended September 30, 2012 compared to the nine months ended September 30, 2011 was primarily due to a higher growth in receivables.

        Cash flows of $881 million from financing activities in the nine months ended September 30, 2012 primarily reflected the net cash received of $325 million from affiliated debt and net cash received of $556 million from long-term debt and short-term borrowings. The increase in cash received from financing activities in the nine months ended September 30, 2012 compared to the nine months ended

September 30, 2011 was primarily due to increased borrowings necessitated by the growth in receivables.

        Operating activities in 2011 generated $465 million of cash, resulting primarily from net income of $202 million, adjusted by depreciation and amortization of $112 million and deferred income tax expense of $59 million. The increase of cash generated from operating activities in 2011 compared to 2010 was primarily due to the increase in net income of $39 million and a $114 million improvement in working capital. At the beginning of 2010, we adopted new accounting guidance related to the accounting for transfers of financial assets and the consolidation of VIEs. Under this guidance, certain securitization transactions were accounted for as secured borrowings rather than asset sales. The increase of cash generated from operating activities in 2010 compared to 2009 was primarily due to the increase in net income of $47 million and the reduction of gains on retail, wholesale and revolving credit notes sold due to the new accounting guidance.

        Cash flows used by investing activities in 2011 totaled $967 million, resulting from a net growth in receivables of $819 million and $386 million in expenditures for equipment on operating leases, partially offset by proceeds from the sale of equipment on operating leases of $238 million. Cash flows used by investing activities in 2010 totaled $557 million, resulting from a new growth in receivables of $278 million, $357 million in expenditures for equipment on operating leases, and a $146 million increase in restricted cash, partially offset by proceeds from the sale of equipment on operating lease of $226 million. The increase in cash flows used by investing activities for 2011 compared to 2010 was primarily due to an increase in the net growth in receivables. The $1.9 billion in cash generated by investing activities in 2009 primarily related to securitizations in 2009. The cash flows from these securitization transactions were presented as investing activities in 2009 and as financing activities in 2010 and 2011.

        Cash provided by financing activities in 2011 of $675 million primarily reflected the $5,579 million issuance of long term debt, revolving credit facilities and affiliated debt, offset by a payment of $4,819 million to reduce long term and affiliated debt and a payment of $85 million of cash dividends to CNH America. Cash provided by financing activities in 2010 of $223 million primarily reflected the net $1,074 million issuance of long term debt and revolving credit facilities, offset by a net payment of $556 million to reduce affiliated debt and a payment of $295 million of cash dividends to CNH America. The increase in cash provided by financing activities in 2011 compared to 2010 was primarily due to a reduction in dividends paid of $210 million and net cash from funding transactions. Cash flows used by financing activities in 2009 of $1,879 million primarily reflected the net payment of $1,078 million to reduce affiliated debt, a net $652 million payment of long term debt and revolving credit facilities, and a payment of $150 million of cash dividends to CNH America.

Securitization

        CNH Capital and its predecessor entities have been securitizing receivables since 1992. Because this market generally remains a cost effective financing source and allows access to a wide investor base, we expect to continue utilizing securitization as one of our core sources of funding in the near future. CNH Capital has completed public and private issuances of asset-backed securities in both the U.S. and Canada and, as of September 30, 2012, the amounts outstanding were approximately $6.4 billion.

        We will strive to continue to tailor our transactions to applicable market conditions while optimizing economic terms and reducing execution risks.

Committed Asset-Backed Facilities

        CNH Capital has committed asset-backed facilities with several banks, primarily through their commercial paper conduit programs. Committed asset-backed facilities for the U.S. and Canada totaled

$4.1 billion at September 30, 2012, with original borrowing maturities of one to two years. The excess availability under the facilities varies during the year, depending on origination volume and the refinancing of receivables with term securitization transactions. At September 30, 2012, approximately $1.5 billion of funding was available for use under these facilities.

Unsecured Financing Transactions

        On October 18, 2012, CNH Capital completed a private offering of $750 million in aggregate principal amount of 3.875% notes due 2015. The notes, which are senior unsecured obligations of CNH Capital LLC, are guaranteed by CNH Capital America and New Holland Credit.

        On April 23, 2012, CNH Capital entered into a $250 million, unsecured credit agreement with a consortium of banks. The facility has a term of three years.

        During 2011, CNH Capital completed two unsecured funding transactions. In November 2011, CNH Capital completed a private offering of $500 million in aggregate principal amount of its 6.250% notes, issued at par. These notes will mature on November 1, 2016. In July 2011, CNH Capital entered into a $250 million five-year unsecured credit facility consisting of a $150 million term facility and a $100 million revolving credit facility with a final maturity in July 2016.

Other Financing Transactions

        CNH Capital has also met some of its funding needs through financing opportunities such as bank loans secured by various receivables, third-party direct sale transactions and private short-term lending agreements.

Affiliate Sources

        CNH Capital borrows, as needed, from CNH. This source of funding is primarily used to finance various on-book assets and provides additional flexibility when evaluating market conditions and potential third-party financing options. We have obtained financing from Fiat Industrial treasury subsidiaries and, from time to time, have entered into term loan agreements. At September 30, 2012, affiliated debt was $1.1 billion, up from $0.8 billion at December 31, 2011.

Equity Position

        Our equity position also supports our capabilities to access various funding sources. Our stockholder's equity at September 30, 2012 was $1.4 billion, compared to $1.2 billion at December 31, 2011.

Liquidity

        The vast majority of CNH Capital's debt is self-liquidating from the cash generated by the underlying amortizing receivables. Normally, additional liquidity should not be necessary for the repayment of such debt. New originations of retail receivables are usually warehoused in committed asset-backed facilities until being refinanced in the term ABS market or with other third-party debt. New wholesale receivables are typically financed through a master trust and funded by variable funding notes or in the term ABS market. Cash and commitments under the facilities shown in the table below totaled $5.4 billion, of which $2.2 billion was available for use at September 30, 2012

(in thousands)
Cash, cash equivalents and restricted cash	$968,060
Committed asset-backed facilities	4,056,807
Committed unsecured facility	350,000

Total cash and facilities	5,374,867
Less: restricted cash	675,138
Less: facilities utilization	2,511,906

Total available for use	$2,187,823

        The liquidity available for use varies due to changes in origination volumes, reflecting the financing needs of our customers, and is influenced by the timing of any refinancing of underlying receivables.

        In connection with a limited number of funding transactions, CNH Capital America LLC provides financial guarantees to various parties on behalf of certain foreign Financial Services subsidiaries, in an amount not to exceed $291.2 million as of September 30, 2012.

Debt

        Our consolidated debt as of September 30, 2012 and December 31, 2011 is set forth in the table below (in thousands):

	September 30, 2012	December 31, 2011
Short-term debt (including current maturities of long-term debt)	$4,794,087	$4,796,035
Long-term debt	5,215,730	4,587,773

Total third-party debt	10,009,817	9,383,808
Affiliated debt	1,147,864	819,270

Total debt	$11,157,681	$10,203,078

        The majority of our debt is secured third-party financing, including borrowings under committed asset-backed facilities and issuance of term securitization transactions.

Cash, Cash Equivalents and Restricted Cash

        The following table shows cash and cash equivalents and restricted cash as of September 30, 2012 and December 31, 2011 (in thousands):

	September 30, 2012	December 31, 2011
Cash and cash equivalents	$292,922	$594,093
Restricted cash	675,138	767,359

Total cash	$968,060	$1,361,452

        Cash and cash equivalents and restricted cash are comprised of all highly liquid investments with short-term original maturities. Cash and cash equivalents on September 30, 2012 were $292.9 million compared to $594.1 million on December 31, 2011. The decrease in cash and cash equivalents was primarily due to an increase in originated receivables.

        Restricted cash is principally held by depository banks in order to comply with securitization contractual agreements, such as providing cash reserve accounts for the benefit of securitization investors. Restricted cash decreased to $675.1 million on September 30, 2012 from $767.4 million on December 31, 2011, primarily due to the contractual requirements related to the retirement of the Series 2009-1 Asset-Backed Notes prior to September 30, 2012 and reductions in the ABS collection accounts due to timing of collections.

Off-Balance Sheet Arrangements

        We disclose our off-balance sheet arrangements in the notes to our consolidated financial statements. For more information, please see "Note 3: Receivables" to our audited consolidated financial statements for the year ended December 31, 2011 and "Note 4: Receivables" to our unaudited condensed consolidated financial statements for the nine months ended September 30, 2012.

Contractual Obligations

        The following table sets forth the aggregate amounts of our contractual obligations and commitments as of December 31, 2011 with definitive payment terms that will require significant cash outlays in the future.

	Payments Due by Period
	Total	Less than 1 year	1 - 3 years	4 - 5 years	After 5 years
	(in thousands)
Long-term debt(1)	$7,583,080	$2,995,307	$2,752,610	$1,795,223	$39,940
Interest on fixed rate debt(2)	528,386	132,821	239,817	155,748	—
Interest on floating rate debt(2)	303,746	62,196	123,168	117,554	828
Operating leases(3)	10,000	2,000	6,000	2,000	—

Total contractual obligations	$8,425,212	$3,192,324	$3,121,595	$2,070,525	$40,768

(1)
Includes current maturities of long-term debt of $2,995,307.

(2)
The interest funding requirements are based on the 2011 interest rates and the assumption that short-term debt will be renewed for the next five years.

(3)
Minimum rental commitments.

 Critical Accounting Policies and Estimates

        The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect reported amounts of assets, liabilities, revenues and expenses during the reported periods. Actual results may differ from these estimates under different assumptions and conditions. Our critical accounting policies and estimates, which require management assumptions and complex judgments, are summarized below.

Allowance for Credit Losses

        The allowance for credit losses is established to cover probable losses for receivables owned by the Company and consists of two components, depending on whether the receivable has been individually identified as being impaired. The first component of the allowance for credit losses covers all or a portion of receivables specifically reviewed by management for which the Company has determined it will not collect all of the contractual principal and interest. Receivables are individually reviewed for impairment based on, among other items, amounts outstanding, amounts past due, collateral value, days past due and prior collection history. These receivables are subject to impairment measurement at the loan level based either on the present value of expected future cash flows discounted at the receivables' effective interest rate or the fair value of the collateral for collateral-dependent receivables and receivables for which foreclosure is deemed to be probable. When the values are lower than the carrying value of the receivables, impairment is recognized.

        The second component of the allowance for credit losses covers all receivables that are not yet individually identifiable. The allowance for these receivables is based on aggregated portfolio evaluations, generally by financial product. The allowance for retail credit losses is based on loss forecast models that consider a variety of factors that include, but are not limited to, historical loss experience, collateral value, portfolio balance and delinquencies. The allowance for wholesale credit losses is based on loss forecast models that consider a variety of factors that include, but are not limited to, historical loss experience, collateral value, portfolio balance and dealer risk ratings. The loss forecast models are updated on a quarterly basis and incorporate information reflecting the current economic environment.

        The total allowance for credit losses at September 30, 2012 and December 31, 2011 and 2010 was $98.4 million, $106.7 million and $118.7 million, respectively. Management's ongoing evaluation of the adequacy of the allowance for credit losses takes into consideration past loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of underlying collateral and current economic conditions.

        While management believes it has exercised prudent judgment and applied reasonable assumptions, there can be no assurance that, in the future, changes in economic conditions or other factors will not cause changes in the financial condition of our customers. If the financial condition of some of our customers deteriorates, the timing and level of payments received could be impacted and, therefore, could result in a change to our ultimate losses on the current portfolio.

Equipment on Operating Lease Residual Values

        We purchase equipment from our dealers and other independent third parties and lease such equipment to retail customers under operating leases. Income from these operating leases is recognized over the term of the lease. Our decision on whether or not to offer lease financing to customers is based, in part, upon estimated residual values of the leased equipment, which are estimated at the lease inception date and periodically updated. Realization of the residual values, a component in the profitability of a lease transaction, is dependent on our ability to market the equipment at lease termination under the then prevailing market conditions. We continually evaluate whether events and circumstances have impacted the estimated residual values of equipment on operating leases. Although realization is not assured, management believes that the estimated residual values are realizable.

        Total operating lease residual values at September 30, 2012 and December 31, 2011 and 2010 were $569.6 million, $498.2 million and $460.8 million, respectively.

        Estimates used in determining end-of-lease market values for equipment on operating leases significantly impact the amount and timing of depreciation expense. If future market values for this equipment were to decrease 10% from our present estimates, the total impact would be to increase our depreciation expense on equipment on operating leases by approximately $57 million. This amount would be charged to depreciation expense during the remaining lease terms such that the net investment in operating leases at the end of the lease terms would be equal to the revised residual values. Initial lease terms generally range from three to four years.

Tax Contingencies

        We are periodically subject to audits of our various income tax returns by taxing authorities. These audits review tax filing positions, including the allocation of income among our tax jurisdictions. Some of our tax positions could be challenged by the taxing authorities. The estimate of our tax contingencies requires the use of judgment to estimate the exposure associated with our various tax filing positions. Although management believes that the judgments and estimates are reasonable, actual results could differ, and we may be exposed to gains or losses that could be material. An unfavorable tax settlement would likely require use of our cash and may result in an increase in our effective income tax rate in the period of resolution. A favorable tax settlement may also require the use of cash but would reduce our effective tax rate in the period of resolution. See "Note 8: Income Taxes" in the notes to our audited consolidated financial statements for the year ended December 31, 2011 and "Note 6: Income Taxes" in the notes to our unaudited condensed consolidated financial statements for the nine months ended September 30, 2012 for further details.

New Accounting Pronouncements

        See "Note 2: Summary of Significant Accounting Policies" in the notes to our audited consolidated financial statements for the year ended December 31, 2011.

BUSINESS

Overview

        CNH Capital LLC and its wholly-owned operating subsidiaries, including CNH Capital America, New Holland Credit and CNH Capital Canada, are each a wholly-owned subsidiary of CNH America, which is an indirect wholly-owned subsidiary of CNH Global. CNH Global is incorporated in and under the laws of The Netherlands. CNH combines the operations of Case Corporation (now known as CNH America) and New Holland N.V. as a result of their business merger on November 12, 1999. Effective upon the closing of the merger, New Holland N.V. changed its name to CNH Global N.V.

        As of September 30, 2012, Fiat Industrial owned approximately 88% of the outstanding common shares of CNH Global through its wholly-owned subsidiary Fiat Netherlands. Fiat Industrial is a corporation organized under the laws of the Republic of Italy whose stock is traded on the Milan stock exchange. The Fiat Industrial Group's three sectors design, produce and sell trucks, commercial vehicles, buses and special vehicles, tractors and agricultural and construction equipment, in addition to engines and transmissions for those vehicles and engines for marine applications.

        On January 1, 2011, Fiat effected a "demerger" under Article 2506 of the Italian Civil Code. Pursuant to the demerger, Fiat transferred its ownership interest in Fiat Netherlands to a new holding company, Fiat Industrial, including Fiat's indirect ownership of CNH Global, as well as Fiat's truck and commercial vehicles business and its industrial and marine powertrain business. Consequently, as of January 1, 2011, CNH Global became a subsidiary of Fiat Industrial. In connection with the demerger transaction, shareholders of Fiat received shares of the capital stock of Fiat Industrial. Accordingly, as of January 1, 2011 Fiat Industrial owned approximately 89% of the outstanding common shares of CNH Global through Fiat Netherlands. The remaining shares are publically traded on the NYSE under the ticker symbol "CNH."

        On November 25, 2012, Fiat Industrial and CNH Global announced that they entered into a definitive merger agreement to combine the businesses of Fiat Industrial and CNH Global. The terms of the definitive merger agreement provide that Fiat Industrial, which currently indirectly owns approximately 88% of the outstanding common shares of CNH Global, and CNH Global will each merge into NewCo. The parties anticipate that the shares of NewCo will be listed on the New York Stock Exchange at the closing of the merger. NewCo will also use its reasonable best efforts to cause the NewCo shares to be admitted to listing on the Mercato Telematico Azionario managed by Borsa Italiana shortly following the closing of the merger. The merger is expected to close in the second quarter of 2013, subject to customary closing conditions (including, among others, the approval of the merger by the shareholders of each of Fiat Industrial and CNH Global and customary regulatory approvals). Fiat Industrial has agreed to vote its CNH Global shares in favor of the merger at the CNH Global shareholders' meeting.

        CNH manufactures agricultural and construction equipment. CNH Capital provides financial services for CNH North America customers located primarily in the United States and Canada. To support CNH North America's sales of agricultural and construction equipment products, CNH Capital offers to end-use customers: (i) retail loan and lease financing for the purchase of new and used equipment and components, (ii) CRA financing, (iii) financing of insurance premiums and (iv) other financial services.

        CNH Capital offers wholesale financing to CNH North America equipment dealers and retail financing to end-use customers. Wholesale financing consists primarily of dealer floorplan financing and allows dealers the ability to maintain a representative inventory of products. In addition, CNH Capital provides financing to dealers for equipment used in dealer-owned rental yards, parts inventory, working capital and other financing needs.

        CNH Capital also provides and administers retail financing, primarily retail installment sales contracts and finance leases, to end-use customers for the purchase or lease of new and used CNH North America equipment and other agricultural and construction equipment sold through CNH North America dealers and distributors. In addition, CNH Capital purchases equipment from dealers that is leased to retail customers under operating lease agreements. Customers also use CNH Capital's private-label revolving charge accounts to purchase parts, service, rentals, implements, and attachments from CNH North America dealers. CNH Capital also finances a variety of insurance and equipment protection products offered by CNH Capital Insurance for end users and dealers in conjunction with the purchase of new and used equipment. As a captive finance company, CNH Capital is reliant on the operations of CNH North America, its dealers, and end-use customers.

        As a holding company, CNH Capital LLC generally does not conduct operations of its own but relies on its subsidiaries for the generation and distribution of profits. The primary operating subsidiaries of CNH Capital LLC include CNH Capital America, New Holland Credit and CNH Capital Canada. CNH Capital America is the primary financing and business entity of CNH Capital for the United States that enters into retail and wholesale financing arrangements with end-use customers and equipment dealers, while New Holland Credit acts as the servicer for retail and wholesale receivables originated by CNH Capital America. As of September 30, 2012, CNH Capital America and New Holland Credit had total assets of $4.9 billion and $0.1 billion, respectively.

        Effective July 1, 2012, CNH Capital sold its equity interests in CNH Capital Insurance Agency, Inc. and CNH Capital Canada Insurance Agency Ltd. and entered into a five-year master services agreement allowing the buyer to use the CNH Capital name during that period. CNH Capital received approximately $35 million in connection with the sale, primarily representing a prepayment on the master services agreement. As part of this transaction, CNH Capital transferred approximately $26 million in restricted cash and unearned finance charges to the counterparty.

CNH

        CNH is a global, full-line company in the agricultural and construction equipment industries, with strong and often leading positions in many geographic and product categories in both of these industries. CNH's global scope and scale includes integrated engineering, manufacturing, marketing and distribution of equipment on five continents. CNH organizes its operations into three business segments: agricultural equipment, construction equipment and Financial Services.

        CNH markets its products globally through two well-recognized brand families, Case and New Holland. Case IH (along with Steyr in Europe) and New Holland make up the agricultural brand family. Case and New Holland Construction (along with Kobelco in North America) make up the construction equipment brand family. As of December 31, 2011, CNH was manufacturing products in 37 facilities throughout the world and distributing products in approximately 170 countries through a network of approximately 11,300 dealers and distributors.

        In agricultural equipment, CNH believes it is one of the leading global manufacturers of agricultural tractors and combines based on units sold, and has leading positions in hay and forage equipment and specialty harvesting equipment. In construction equipment, CNH believes it has a leading position in backhoe loaders and a strong position in skid steer loaders in North America and crawler excavators in Western Europe. In addition, each brand provides a wide range of replacement parts and services to support its equipment. For the year ended December 31, 2011 and the nine months ended September 30, 2012, CNH sales of agricultural equipment represented 74% and 75%, respectively of total revenues, sales of construction equipment represented 20% and 19%, respectively of total revenues and for both years, revenue generated by Financial Services represented 6% of total revenues.

        CNH believes that it is the most geographically diversified manufacturer and distributor of agricultural and construction equipment in these industries. For the year ended December 31, 2011 and the nine months ended September 30, 2012, 42% and 46% of net sales of equipment were generated in North America, 32% and 27% in Europe, Africa, the Middle East and the Commonwealth of Independent States, 16% and 15% in Latin America and 10% and 12% in Asia Pacific, respectively. CNH's worldwide manufacturing base includes facilities in Europe, Latin America, North America and Asia.

Business Strategy and Relationship with CNH North America

        CNH Capital's business strategy, as a captive finance company, is to remain a growing, financially secure entity in order to support the sales of CNH's equipment by providing end users with various financial products and maintaining strong relationships with such end users.

        CNH Capital is a key financing source for CNH North America end-use customers and dealers. As a captive finance business, we provide critical financing support for CNH North America equipment sales. CNH North America, CNH's manufacturing entity, offers subsidized financing programs such as low-rate or interest-free periods and other sales incentive programs. We participate in and receive reimbursement for these programs, which often allow us to offer financing to customers at advantageous interest rates or other terms (such as longer contract terms, longer warranty terms or gift cards redeemable for parts or services).

        Because the use of equipment is typically a key component in producing the end users' source of income, these end users rely heavily on the CNH North America dealer network for replacement equipment purchases, as well as parts and service for existing equipment. CNH Capital supports the relationship between the end users and dealers by providing various financial products and assistance to CNH North America dealers.

        CNH Capital's revenue is generated primarily through the profitability of its lending portfolio and the income generated through marketing programs with CNH North America. The size of the lending portfolio is related in part to the level of equipment sales by CNH North America, which is driven in part by the strength of the agricultural and construction markets. The portfolio profitability also is linked to the credit quality of the borrowers, the value of collateral, and the interest rate environment.

        The credit quality of the lending portfolio reflects the underwriting standards of CNH Capital, which are developed internally and independent of the sales volume goals of CNH North America. Retail borrowers are generally commercial enterprises and, in many cases, have had a previous borrowing relationship with CNH Capital. Retail receivables are secured by the purchased equipment, which generally has a longer useful life than the term of the receivable. Wholesale financings are likewise secured by the equipment purchased by the dealer.

        Maintaining access to various funding sources at competitive rates is a key component of CNH Capital's business strategy.

        CNH Capital funds its operations and lending activity through a combination of term receivables securitizations, committed asset-backed facilities, unsecured facilities, secured borrowings, unsecured borrowings, asset sales, affiliate financing and retained earnings. CNH Capital continues to explore ways to diversify sources of funding.

        In addition to portfolio quality and funding costs, CNH Capital's long-term profitability is also dependent on service levels and operational effectiveness. CNH Capital performs billing and collection services, customer support, repossession and remarketing functions, reporting and data management operations and marketing activities.

        As of September 30, 2012, CNH Capital managed a portfolio of approximately $12.0 billion. This $12.0 billion portfolio managed by CNH Capital is part of the approximately $19.2 billion portfolio managed globally by CNH's Financial Services entities.

        For additional information on the products and services offered by CNH Capital, see "—Products and Operations" below.

        CNH Capital LLC and CNH Global entered into a support agreement, dated November 4, 2011, pursuant to which CNH Global has agreed to, among other matters, (a) make cash capital contributions to CNH Capital LLC, to the extent that such payments are necessary to cause the ratio of (i) net earnings available for fixed charges to (ii) fixed charges of CNH Capital LLC and its subsidiaries to be not less than 1.05 for each fiscal quarter of CNH Capital LLC (with such ratio determined, on a consolidated basis and in accordance with U.S. GAAP, for such fiscal quarter and the immediately preceding three fiscal quarters taken as a whole), (b) generally maintain an ownership of at least fifty-one percent (51%) of the capital stock of CNH Capital LLC having voting power for the election of directors or managers and (c) cause CNH Capital LLC to have, as at the end of any fiscal quarter, a consolidated tangible net worth of at least $50 million. CNH Global is required to cure, directly or indirectly, any deficiency in the ratio of net earnings available for fixed charges to fixed charges or in the consolidated tangible net worth not later than 90 days following the end of the fiscal quarter in which the deficiency occurred. This support agreement is not intended to be and is not a guarantee by CNH Global of any indebtedness or other obligation of CNH Capital LLC. The obligations of CNH Global to CNH Capital LLC pursuant to this support agreement are to CNH Capital LLC only and do not run to, and are not enforceable directly by, any creditor of CNH Capital LLC. No payment by CNH Global has been required under this support agreement since its inception.

Products and Operations

        CNH Capital's financing products are categorized into three main sectors: Retail, Wholesale and Other.

  Retail Products and Operations

        Retail financing products primarily include installment sales contracts and finance leases to end-use customers, and CRA products. CNH Capital also provides servicing and collection operations for these products.

        CNH Capital finances, or may in the future finance, the following categories of equipment:

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  Agricultural equipment:  tractors, combines, cotton pickers, soil management equipment, planting, seeding and harvesting equipment, hay and forage equipment, crop care equipment (such as sprayers and irrigation equipment), small telescopic handlers and other related equipment or attachments

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  Construction equipment:  excavators, backhoes, wheel loaders, skid steer loaders, tractor loaders, trenchers, horizontal directional drilling equipment, telescopic handlers, forklifts, compaction equipment, crawlers, cranes and other related equipment or attachments

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  Other equipment:  mowing equipment and related equipment or attachments, trailers and all-terrain vehicles

  Retail Installment Sales Contracts and Finance Leases

        CNH Capital provides and administers retail financing, primarily retail installment sales contracts and finance leases, to end-use customers for the purchase or lease of new and used CNH North

America equipment or other agricultural and construction equipment sold through CNH North America dealers and distributors. In addition, CNH Capital leases equipment to retail customers under operating lease agreements. The terms of these receivables generally range from two to six years, and interest rates on the receivables vary depending on prevailing market interest rates and certain incentive programs offered by CNH North America.

        As part of the credit review process, CNH Capital analyzes data regarding the applicant using a credit scoring model that was internally developed by CNH Capital. The model is based on CNH Capital's experience using variables that historically have been predictive of future receivable performance. CNH Capital uses the same credit criteria regardless of the type of receivable or whether the related receivable will be purchased by CNH Capital from a dealer, take the form of a direct receivable payable to CNH Capital from an equipment purchaser, ultimately be sold to a third party, or be held on the books of CNH Capital.

        CNH Capital requires each prospective customer to complete a credit application that lists the applicant's credit sources, demographic and personal information, and when appropriate the applicant's income, expenses and net worth. In most cases, CNH Capital obtains a credit bureau report on the applicant, or its principals, from an independent credit bureau or checks credit references, which are typically banks, finance companies or suppliers that have furnished credit to the applicant.

        The current guidelines that determine the amount that CNH Capital will finance vary based on the applicant's credit history, the type of equipment financed, whether the equipment is new or used, the payment schedule and the payment period. The amount financed may also include the cost of insurance and equipment protection products offered through CNH Capital Insurance, which contribute to maintaining the value of the equipment, as well as taxes and administrative and filing fees. CNH Capital does not finance an amount in excess of the total purchase price of the equipment, including actual taxes incurred and the cost of insurance and equipment protection products and administrative and filing fees.

        Payment terms are generally structured to take into account the timing of the customer's typical cash inflows, and may include annual, semi-annual, quarterly, or monthly payment schedules. CNH Capital monitors the credit performance of the various payment schedule options and has found that, historically, loans with annual payment schedules are the strongest credit performers.

  Retail Servicing and Collections

        Retail servicing and collection activities for CNH Capital LLC are generally performed through its subsidiary, New Holland Credit Company, LLC.

        When receivables become delinquent, CNH Capital follows a multi-stage collection process. Receivables are considered delinquent as soon as any payment is one day past due. Past due accounts are assigned to collection queues and normal collection procedures are followed. Collectors are generally assigned to specific geographic areas and work closely with local dealers to gather insight into any known regional or borrower difficulties. CNH Capital may consider a change in the payment schedule for a receivable when the delinquency results from a temporary interruption in the customer's cash flow, such as a delay in harvesting due to weather conditions. Given the importance of the equipment to the customer, and based on studies of historical performance data, CNH Capital has determined that providing for limited payment schedule changes ultimately results in a lower loss rate.

        If a delinquency cannot be resolved, further actions will be taken, including using outside cash collection agencies, repossessing and selling the equipment, and pursuing customer deficiencies. Sale of repossessed equipment is performed through our equipment remarketing operations, as described below.

  Wholesale Products and Operations

        CNH Capital extends credit to CNH North America dealers based upon established credit limits. As of September 30, 2012, credit was extended to approximately 1,200 dealers with approximately 2,200 locations in North America.

        Dealers may establish lines of credit to finance purchases of new and used agricultural and construction equipment and new parts. These agreements provide CNH Capital with a first priority security interest in the equipment and parts and possibly other collateral. A majority of dealers also provide a personal or corporate guaranty. The amount of the credit lines offered to an existing dealer or a prospective dealer is based upon, among other things, such dealer's expected annual sales, effective net worth, utilization of existing credit lines and inventory turnover. The amount of credit available to a dealer is reviewed on a regular basis, which is usually annually, and such amount is adjusted when appropriate by CNH Capital.

        Under the standard terms of CNH Capital's wholesale finance agreements, receivables typically have interest-free periods of up to twelve months and stated original maturities of up to twenty-four months, with repayment accelerated upon the sale of the underlying equipment by the dealer to the end user. The length of these interest-free periods is determined based on the type of equipment sold and the time of year of the sale. During the interest-free period, the Company is compensated by CNH North America for the difference between market interest rates and the amount paid by the dealer. After the interest-free period, CNH Capital begins to assess the dealer interest and will require the dealer to make certain principal curtailment payments.

        CNH Capital evaluates and assesses dealers on an ongoing basis as to their credit worthiness, and conducts audits of dealer equipment inventories on a regular basis. The timing of each audit visit is varied and no advance notice is given. Under some circumstances, such as delinquent payments or a deterioration of the dealer's financial condition, CNH Capital may classify a dealer as under credit watch status, upon which CNH Capital will approve any additional extensions of credit on a case-by-case basis and may assume control of equipment or parts releases to such dealer. If a dealer receives payment for selling a piece of equipment, but does not repay the amounts owed on the equipment as required, then the dealer is considered to have sold the equipment out of trust. Selling equipment out of trust is a breach of the wholesale financing agreement between the dealer and CNH Capital. In the event of a dealer default or dealer contract termination, CNH North America may be obligated to repurchase all new equipment. There were no material losses in 2011 or 2010 relating to the termination of dealer contracts.

  Other Products

  Commercial Revolving Accounts

        CNH Capital offers private-label CRA products, which can be used to purchase parts, service, rentals, implements and attachments predominantly from CNH North America dealers. These CRA products are not a general purpose credit card. CNH Capital is responsible for underwriting and approving customer accounts and has engaged unaffiliated entities to provide other processing and collection services.

  Insurance

        CNH Capital finances a variety of insurance and equipment protection products, including physical damage insurance, extended service coverage, and credit life insurance, for end users and dealers in conjunction with the purchase of new and used equipment, through CNH Capital Insurance. CNH Capital Insurance is contracted as an agent for third-party insurers and assumes no insurance risk in these transactions. Effective July 1, 2012, we sold our equity interests in CNH Capital Insurance and entered into a five-year master services agreement allowing the buyer to use the CNH Capital name during that period. We received approximately $35 million in connection with the sale of CNH Capital Insurance, primarily representing a prepayment on the master services agreement. As part of this transaction, we transferred approximately $26 million in restricted cash and unearned finance charges to the counterparty. We will continue to finance a variety of insurance and equipment protection products offered by CNH Capital Insurance following its sale.

  Equipment Remarketing Operations

        CNH Capital disposes of repossessed equipment, equipment returned at the end of a lease and certain other equipment through its internal remarketing operations. CNH Capital owns and operates a website that lists and sells equipment globally to registered dealers and wholesalers. Generally, the net return realized on equipment sold via the website is higher than it would be if sold via a public auction. Nearly all of the remarketed equipment is sold through the Company's internal remarketing channels.

Industry Risks

        The borrowers of our financial products represent a significant concentration of credit risk in the agricultural and, to a lesser extent, the construction business sectors. On a geographic basis, CNH Capital does not, however, have a disproportionate concentration of credit risk in any area of the United States or Canada.

        The fundamentals of the agricultural sector have remained strong throughout the recent financial crisis, with global demand for agricultural products growing faster than supply. Farmers in the United States and Canada on average have higher levels of income and net worth, and lower leverage ratios than the average household. The construction industry is dependent on major shifts in the housing market, infrastructure spending, and general economic conditions. The volume of new business for CNH Capital and the resale values of the financed equipment are also influenced by many of these same factors.

Securitization

        CNH Capital has significant securitization experience and has securitized multiple asset classes, including agricultural, construction and other equipment receivables (retail installment sale contracts, loans and leases), dealer floorplan receivables and CRA receivables. CNH Capital sponsors approximately two to four securitizations of retail receivables each calendar year in registered U.S. and Canadian transactions. CNH Capital has also been active in the private market in the United States and Canada. CNH Capital and predecessor entities have been securitizing retail installment sale contracts and loans secured by agricultural, construction and other equipment since 1992.

        CNH Capital's continuing involvement with the securitization trusts includes servicing the receivables and maintaining a cash reserve account, which provides security to investors in the event that cash collections from the receivables are not sufficient to permit principal and interest payments to the holders of the securities. The investors and the securitization trust have no recourse beyond CNH Capital's retained interest assets for failure of debtors to pay when due. Further, CNH Capital's retained interests are subordinate to the investors' interests.

Competition and Competitive Strengths

        CNH Capital's financing products and services are intended to be competitive with those available from third parties. We participate in certain marketing programs sponsored by CNH North America that allow us to offer financing to customers at advantageous interest rates or other terms (such as longer contract terms, longer warranty terms or gift cards redeemable for parts or services). Under these programs, including our low-rate financing programs or interest waiver programs, we are compensated by CNH North America for some or all of the difference between market interest rates and the interest rates offered by us to a customer and for some of the cost of such other advantageous terms. These programs may take various forms, such as a fixed, below-market interest rate over the life of a financing contract, a below-market interest rate for an initial term of a financing contract followed by a market rate, or an interest-free period followed by an interest-bearing period at a market or below-market interest rate. In 2009, 2010 and 2011, an average of over 80% of retail financing contracts originated by us benefited from support provided by CNH North America, under which we offered lower interest rates, longer contract terms or longer warranty terms to retail customers than we would otherwise, and we were compensated by CNH North America for the difference in interest rates and/or terms. All CNH North America dealers that obtain wholesale financing from us benefit from an initial interest-free period, with the length of such period determined based on the type of equipment sold and the time of year of the sale, and we are compensated by CNH North America for waived interest during the interest-free period.

        This support from CNH North America provides a material competitive advantage in offering financing to customers of CNH North America's products. For the year ended December 31, 2011 and the nine months ended September 30, 2012, the revenues recognized by us from our affiliates for marketing programs were $378.4 million and $288.2 million, respectively, both representing 46% of our total revenues, respectively.

        We compete primarily with banks, finance companies, and other financial institutions. Typically, this competition is based upon financial products and services offered, customer service, financial terms and interest rates charged. In addition, some of our competitors may be eligible to participate in government programs providing access to capital at more favorable rates, which may create a competitive disadvantage for CNH Capital. CNH Capital believes that its strong, long-term relationship with the dealers and end-use customers and the ease-of-use of our products provides a competitive edge over other third-party financing options. In addition, the marketing programs offered by CNH North America have a positive influence on the proportion of CNH's equipment sales that are financed by CNH Capital.

Employees

        At September 30, 2012, CNH Capital had approximately 500 employees, none of which were represented by unions.

Property, Plants and Equipment

        Our principal executive offices are located at 5729 Washington Avenue, Racine, WI 53406. We maintain the following offices:

Location	Primary Function	Tenant	Ownership Status
Burlington, ON	Office	CNH Capital Canada	Leased
New Holland, PA	Office	New Holland Credit	Leased from New Holland North America, Inc.
Racine, WI	Office	CNH Capital LLC	Leased from CNH America

Legal Proceedings

        CNH Capital is party to various litigation matters and claims arising from its operations. Management believes that the outcome of these proceedings, individually and in the aggregate, will not have a material adverse effect on CNH Capital's financial position or results of operations.

 MANAGEMENT

        As of December 19, 2012, our directors and executive officers are as set forth below:

Name	Age	Position
Steven C. Bierman	57	Chairman and President
Richard Tobin	49	Director
Michele Morrone	51	Country Financial Services Manager and Director of CNH Capital Canada
Douglas MacLeod	41	Chief Financial Officer and Assistant Treasurer
James Marinaro	59	Vice President and Chief Credit Officer
Andrea Paulis	41	Treasurer

        Steven C. Bierman has served as President of CNH Capital LLC since September 2005 and as Chairman of CNH Capital LLC since November 2005. He previously served as Vice President of Commercial Finance for CNH Capital LLC. He served as interim Chief Financial Officer of CNH Global from June 2009 until March 2010. Prior to joining CNH, Mr. Bierman was employed by Fremont General Corporation in Santa Monica, California, from 1998 to 2004. From 2002 to 2004, Mr. Bierman served as Chief Information Officer for Fremont Investment and Loan, a subsidiary of Fremont General Corporation. From 1998 to 2002, Mr. Bierman was employed by Fremont Financial Corporation, also a subsidiary of Fremont General Corporation, first as Senior Vice President for its syndicated loan group and after as President and Chief Operating Officer. Between 1996 and 1998, Mr. Bierman served as Senior Vice President/National Credit Manager of the Union Bank of California in the Commercial Finance Division. From 1986 to 1996, Mr. Bierman held a variety of positions with General Electric Capital Corporation. Additionally, Mr. Bierman is a Certified Public Accountant.

        Richard Tobin has served as Director of CNH Capital LLC since January 1, 2012. Mr. Tobin assumed responsibility as Chief Financial Officer of CNH Global in March 2010 and has served as President and Chief Executive Officer of CNH Global since January 1, 2012. He joined CNH from SGS Group Geneva, Switzerland, where he was appointed Chief Financial Officer & Information Technology in June 2004. Prior to assuming the role of Chief Financial Officer, he was Chief Operating Officer of SGS North America. Before joining SGS, Mr. Tobin held business segment general management positions with Alcan Aluminum of Montreal Canada, the Alusuisse Lonza Group of Zurich, Switzerland, and international marketing with the GTE Corporation of Stamford, Connecticut USA. He holds a Bachelors and Masters of Business Administration degrees from Norwich University and Drexel University, respectively.

        Michele Morrone has served as Country Financial Services Manager for CNH Capital Canada since February 2010 and as a Director for CNH Capital Canada since December 2008. From September 2006 until February 2010, Mr. Morrone served as managing director of CNH Capital Canada. Mr. Morrone has been employed for over 25 years in positions of increasing responsibilities in the financial services industry, with areas of responsibility including national sales, business start-up, collections/asset recovery, remarketing, wholesale financing, auditing, customer service and special projects. From October 2004 until September 2006, Mr. Morrone operated Integrity Business Consulting. Mr. Morrone was employed by Volvo Commercial Finance Canada from 1998 until 2004, by Toyota Credit Canada from 1992 to 1998, by Mercedes Benz Credit from 1991 to 1992 as Manager, by GM Dealer from 1989 to 1991 and by General Motors Acceptance Canada from 1985 to 1989.

        Douglas MacLeod has served as Assistant Treasurer of CNH Capital LLC since February 2011 and as Chief Financial Officer of CNH Capital LLC since October 2011. Prior to joining CNH, Mr. MacLeod was employed by Card Management Corporation in Evansville, Indiana from June 2006 until March 2008. From February 2003 until June 2006, Mr. MacLeod served as Chief Financial Officer to Fifth Third Bank Processing Solutions. From September 2001 until February 2003, Mr. MacLeod was employed by Fifth Third Bank Northwestern Ohio as Chief Financial Officer. Between 1993 and 2001,

Mr. MacLeod held a variety of positions with CNB Bancshares, Inc. and later with its acquiror Fifth Third Bancorp.

        James Marinaro has served as Vice President and Chief Credit Officer of CNH Capital LLC since January 2009. Mr. Marinaro served as a Senior Director of Commercial Lending at CNH Capital LLC from September 2002 until December 2008. From August 2000 until September 2002, Mr. Marinaro was employed as a Senior Director of Risk Management at CNH Capital. Between 1998 and 2000, Mr. Marinaro served as European President of Transamerica Commercial Finance. From 1975 to 1998, Mr. Marinaro was employed in a number of general management positions at General Electric Capital Corporation.

        Andrea Paulis has served as Treasurer of CNH Capital LLC since March 2011. Mr. Paulis was appointed Senior V.P., Financial Markets of Fiat Finance, S.p.A. in July 2007. From May 2003 to June 2007, Mr. Paulis served as Director and Treasurer of Fiat Finance & Trade Ltd. From April 2001 to May 2003, Mr. Paulis served as Vice President and Treasurer of Fiat Finance North America.

        There are no arrangements or understandings between any executive officer or director and any other person pursuant to which any executive officer was selected as such. There is no family relationship among any of our directors or executive officers.

        Our Board of Directors consists of two directors. As a wholly owned subsidiary of CNH Global, we currently do not have any independent director serving on our Board of Directors.

 EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

  Notable Accomplishments

        During 2011, we entered into two unsecured funding transactions. In November 2011, CNH Capital completed a private offering of $500 million in aggregate principal amount of its 6.250% notes due 2016 issued at par. In July 2011, CNH Capital entered into a $250 million five-year unsecured credit facility, consisting of a $150 million term facility and a $100 million revolving credit facility.

        The successful 2011 financial performance and execution of business strategies by CNH Capital were accomplished through the leadership of our Named Executive Officers, or NEOs, for 2011, including Steven Bierman, our Chairman and President; Douglas MacLeod, our Chief Financial Officer and Assistant Treasurer; James Marinaro, our Vice President and Chief Credit Officer; Michele Morrone, our Country Financial Services Manager and Director of CNH Capital Canada; Andrea Paulis, our Treasurer and Treasurer of CNH Global; and Oddone delle Rocchetta Incisa, who served as our principal financial officer for part of 2011. As described in further detail below, the foundation of our compensation program is aligned with our pay-for-performance philosophy of putting pay at risk and delivering stockholder and customer value.

        The compensation provided to our Named Executive Officers for 2011 is set forth in detail in the 2011 Summary Compensation Table and other tables and the accompanying footnotes and narrative material that follow this section.

  Compensation Philosophy

        CNH Capital is committed to designing and implementing responsible compensation practices that allow us to attract and retain capable and experienced professionals and to motivate them to help achieve business objectives. To fulfill that commitment, our executive compensation philosophy is based on the three essential elements identified below.

        Pay for Performance:    CNH Capital is a company built on the concept of continuous improvement. The high performance culture existent at CNH Capital focuses on achieving results and rewarding leadership and performance. Our compensation program is structured to align the interests of our Named Executive Officers with the interests of CNH Global stockholders and therefore linking his or her compensation directly to achieving our business objectives and delivering value to CNH Global stockholders. A significant part of each Named Executive Officer's pay depends on our results and on his or her individual performance against financial and operational objectives as well as meeting key behavioral standards. Therefore, a significant amount of compensation is designed to be at risk.

        Market Driven:    Our commitment, as a business, is to understand compensation trends, the jobs our employees do, our industry and the marketplace in which we compete for talent and to ensure our pay is competitive in the market. Every component of the CNH Capital compensation program—benefits, base salary, short-term incentive and long-term incentive—is closely tied to prevailing market practices.

        Fair and Objective:    The CNH Capital compensation program is designed to uphold the following standards:

  •
  to pay our employees equitably relative to each other based on the work they do, the capabilities and experience they possess and the performance they demonstrate;

  •
  to promote a non-discriminatory work environment that enables CNH Capital to benefit from the diversity that comes from a diverse workforce;

  •
  to motivate our Named Executive Officers to deliver high performance with the highest integrity; and

  •
  to continue to focus on good corporate governance practices by implementing compensation best practices and appropriate corporate policies.

  Determining Compensation of Our Named Executive Officers

  Performance and Leadership Management

        At CNH Capital, meritocracy, leadership, competition, best-in-class performance and delivering on promises are the five core principles that together create and drive our high performance culture.

        Through our Performance and Leadership Management Assessment process, our Named Executive Officers are assessed each year with respect to (1) their individual performance achievement against agreed-upon and previously established objectives that are aligned with the goals of our business and (2) their demonstration of leadership. Performance assessments are typically conducted in October of each year, with executive management calibration of reviews completed in December of each year.

        A Named Executive Officer's individual Performance and Leadership Management Assessment determines base salary actions, short-term incentive earned and long-term incentive participation.

  Corporate Governance and Compensation Committee

        The CNH Global Corporate Governance and Compensation Committee is composed of independent directors with extensive experience.

        The CNH Global Corporate Governance and Compensation Committee is responsible for:

  •
  establishing the individual total compensation of the executive officers, including Mr. Bierman, and any other executive or senior officers reporting directly to the Chief Executive Officer of CNH Global;

  •
  establishing base salary ranges and general levels of other compensation components, such as executive perquisites and bonus or incentive awards (including stock option grants, stock awards or other equity-based awards) of any executive or senior officers reporting directly to the Chief Executive Officer of CNH Global, including Mr. Bierman;

  •
  reviewing the succession plans for the top executives of CNH Global (currently the executive committee members, including Mr. Bierman);

  •
  periodically examining the compensation structure of CNH Global to determine that it is rewarding its executive and other personnel in a manner consistent with sound industry practices; and

  •
  making recommendations to the Board of Directors of CNH Global with respect to (i) incentive compensation plans for executive officers and officers reporting to the Chief Executive Officer of CNH Global and (ii) equity-based plans.

        For all other Named Executive Officers not reporting to the Chief Executive Officer of CNH Global, the Senior Vice President, Human Resources—CNH Global works with the CNH Global executive compensation team to develop, among other things, compensation structures including base salary, short-term incentive targets and long-term incentive targets. Those structures that are related to short-term and long-term compensation are then presented to the CNH Global Corporate Governance and Compensation Committee for its consideration.

  Compensation Consultants

        CNH Global engaged Towers Watson as consultants for certain limited aspects of executive compensation analysis and planning. Towers Watson worked with CNH Global to provide data analyses, market assessments and preparation of related reports.

  Consideration of Competitive Compensation Levels

        For Mr. Bierman, the CNH Global Corporate Governance and Compensation Committee believes the use of market survey data is an effective method for providing a competitive market context as the CNH Global Corporate Governance and Compensation Committee evaluates and sets the compensation required to attract, motivate and retain the executive talent needed to manage our businesses and operations successfully. The CNH Global Corporate Governance and Compensation Committee considers compensation information based on multiple survey sources, encompassing a wide range of large companies, with comparable revenue size and asset size within the financial services industry in determining competitive compensation levels.

        Similar to the analytical methods applied to Mr. Bierman, for the other Named Executive Officers, the use of market survey data is deemed an effective method for providing a competitive market context with respect to evaluating and setting the compensation required to attract, motivate and retain the executive talent needed to manage our business and operations successfully.

  The Components of Our 2011 Compensation Program

        At CNH Capital, the elements of our executive compensation program are summarized in Table 1 below:

Table 1

        Our executive compensation program is designed to provide value to our executives based on the extent to which (1) individual performance and (2) company performance versus annual or longer-term financial targets meet, exceed or fall short of expectations. We believe this approach, with a significant emphasis on long-term compensation, serves to focus the efforts of our executives on the attainment of sustained long-term growth and profitability for the benefit of our company and CNH Global stockholders.

        The key components of the CNH Capital executive compensation program in 2011 included:

  •
  Base Salary

  •
  Short-Term Incentive (Performance and Leadership Bonus Plan)

    •
    Cash

    •
    CNH Global Stock Options

  •
  Long-Term Incentive

  •
  CNH Global Performance Share Units (PSUs)

  •
  CNH Global Restricted Stock Units (RSUs)

        CNH Capital believes that a competitive compensation program is an important tool to help attract and retain talented employees capable of leading our business. To that end, we aim to pay Mr. Bierman at approximately market median for the short-term incentive and long-term incentive components of his pay and utilize a competitive range for base salary of +/- 15% of the market median. The compensation levels for the other Named Executive Officers, with respect to base salary, short-term incentives and long-term incentives, are established in a manner similar to Mr. Bierman. For all Named Executive Officers, benefit programs are aligned with prevailing market practices.

        The compensation structure allocates total compensation to fixed and variable pay elements, resulting in what we believe to be an appropriate mix of base salary and short- and long-term compensation elements based on the specific role of the employee and market practices. Table 2 below shows the 2011 compensation mix for these elements based on targeted compensation for Mr. Bierman. This target mix supports the core elements of the CNH Capital executive compensation philosophy, emphasizing long-term incentives while providing competitive short-term compensation.

Table 2

  Base Salary

        Base salary is based upon role, complexity, responsibility and contribution for the position an executive holds. Base salary increases are applied to maintain competitive market position. Pay increases for our executives are determined through salary alignment, whereby individual pay increases are based upon the Performance and Leadership Management Assessment and take into account how base salary compares to a competitive range of +/- 15% of the market median.

  Short-Term Incentive

        Short-term incentive awards are administered through the Performance and Leadership Bonus plan. This plan is intended to focus participants on achieving short-term annual goals that support and align with CNH Global and CNH Capital business strategies. Payout targets are established based upon prevailing market practices. The degree of achievement of those annual business goals along with individuals' Performance and Leadership Management assessment impact the size of the bonus award. As noted in Table 3 below, the CNH Performance and Leadership Bonus plan has an upside payout of 250% of target based on CNH Global and Financial Services results. For 2011, CNH Capital Performance and Leadership payout results were 196% of target, as illustrated in Table 4 below.

(1)
Trading Profit refers to the trading profit of CNH Global or Financial Services (or the relevant business or functional area), as applicable, after restructuring and extraordinary items and gain/loss on sale of investments and before financial income/ expense, profit from other subsidiaries and income taxes, in each case calculated in accordance with international financial reporting standards ("IFRS").

(2)
Trading Cash Flow refers to CNH Global's (or, as applicable, the relevant business or functional area's) operating income from Equipment Operations adjusted for: (a) depreciation and change in provisions/operating reserves, (b) investments in fixed assets and (c) changes in gross working capital, in each case calculated in accordance with IFRS.

(3)
Payout is made for results above 90.0% of performance objective; e.g., 90.5% performance results equals 5% of payout target, 93% performance results equals 30% of payout target and 97.5% performance results equals 75% of payout target.

(4)
Return on Equity refers to Financial Services' profit before taxes and after minority interest divided by a 13-point average equity balance, in each case calculated in accordance with IFRS.

        In addition, acknowledging individuals' Performance and Leadership Management assessment during the plan year, a multiplier ranging from a minimum of 10% up to a maximum of 125% of the portion of the award based on CNH Global and Financial Services results is applied in determining the award for each individual. For the Named Executive Officers, awards are made in the form of 50% cash and 50% stock options. Award determination and payment are made during the first quarter following the performance year.

  Long-Term Incentive

        The long-term incentive plan is designed to directly correlate individual performance and achievement with the targets and goals of the CNH Global 2010-2014 Strategic Business Plan. Acceptable individual performance is a condition for consideration of a grant award.

        There are two components to the long-term incentive plan:

  •
  Individual Performance Long-Term Incentive Plan

  •
  The Individual Performance Long-Term Incentive Plan provides a grant of RSUs to recognize individual performance and contribution. Grant awards, which vest equally over three years, are determined through an annual selection process directed by the Senior Vice

      President, Human Resources—CNH Global. Vesting for each period requires continued employment and demonstrated individual performance and leadership during that period.

    •
    Linking this award to individual performance recognizes the importance of participants' contributions to the collective success of CNH Capital and CNH Global. Providing the award in equity with a three-year vesting builds future retentive value.

    •
    Participants gain ownership, voting and dividend rights after the award is vested and distributed as CNH Global shares.

  •
  Company Performance Long-Term Incentive Plan:

  •
  The Company Performance Long-Term Incentive Plan provides a one-time grant of PSUs covering the CNH Global 2010-2014 Strategic Business Plan. CNH Global's financial targets must be achieved in full in order for the PSUs to vest and be converted to CNH Global shares.

  •
  The Company Performance Long-Term Incentive Plan uses two key financial measures for performance: Trading Profit (After Restructuring) and Trading Cash Flow. 100% of the targeted results must be met for both measures for the PSUs to vest.

  •
  Linking the award to the achievement of CNH Global financial targets helps drive continued focus and commitment to these goals. Delivering the award in equity provides a key element of a competitive compensation package, which is linked to shareholder interest as well as an opportunity to increase the participant's ownership in CNH Global.

  •
  The Company Performance Long-Term Incentive Plan provides for interim vesting, which means participants have the opportunity to receive a partial award before the end of the five-year plan:

  •
  If the cumulative 2010-2012 targets are achieved, one-third of the PSUs vest;

  •
  If the cumulative 2010-2013 targets are achieved, two-thirds of the PSUs vest; and

  •
  If the cumulative five-year targets (2010-2014) are achieved, 100% of the PSUs vest.

        The number of shares participants receive for each vesting period will equal the total PSUs vested less any previous vested and distributed shares. Vesting for each period also requires participants' continued employment and demonstrated individual performance and leadership during that period.

  Conclusion

        The success of CNH Capital depends on the appropriate alignment of sound business strategy and objectives, competitive compensation plans and performance management. CNH Capital intends to continue to design and implement compensation programs that seek to recognize the contributions of our employees and serve as a means of attracting and motivating talent in the future.

  Compensation of Named Executive Officers

        The following tables contain compensation information for our Named Executive Officers. All dollar amounts are in U.S. dollars unless otherwise indicated. See "Compensation Discussion and Analysis" for additional information regarding our compensation practices.

2011 Summary Compensation Table

Summary Compensation Table
(for the last completed fiscal year ended 12/31/2011)

Name and Principal Position	Year	Salary ($)	Bonus ($)(5)	Stock Awards ($)(6)(7)	Option Awards ($)(8)(9)	Nonequity Incentive Plan Compensation ($)(10)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(11)	All Other Compensation ($)(12)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Bierman, Steven	2011	$350,000	$—	$119,925	$259,448	$205,860	$430	$96,417	$1,032,080
President—CNH Capital
MacLeod, Douglas	2011	$203,342	$—	$133,250	$76,155	$76,400	$—	$23,765	$512,912
CFO—CNH Capital
Marinaro, James	2011	$189,549	$—	$62,628	$104,246	$99,882	$2,986	$31,091	$490,382
Chief Credit Officer—CNH Capital
Morrone, Michele(1)	2011	$161,443	$22,520	$26,650	$59,828	$47,467	N/A	$25,772	$343,680
Managing Director—CNH Capital Canada
Paulis, Andrea(2)(3)	2011	$84,612	$32,347	$91,943	$62,335	$40,654	N/A	$193,650	$505,541
Treasurer—CNH Global
Incisa, Oddone della Rocchetta(4)	2011	$29,157	$—	$—	$—	$215	N/A	$103,553	$132,925
Principal Financial Officer—CNH Capital

(1)
The amounts reported in column (g) for Mr. Morrone were paid in Canadian dollars and have been converted to U.S. dollars using the exchange rate in effect on December 31, 2011 (1 Canadian dollar = 0.97911 U.S. Dollar).

(2)
Mr. Paulis was appointed Treasurer, CNH Global effective March 15, 2011. Since his appointment, Mr. Paulis has been instrumental in directing CNH Capital business strategies. All amounts reported for Mr. Paulis were paid in Euros and have been converted to U.S. dollars using the exchange rate in effect on December 31, 2011 (1 Euro = 1.29389 U.S. Dollar), and represented compensation received by him from CNH, including CNH Capital, for 2011.

(3)
Includes a portion of Mr. Paulis' home country sourced salary less hypothetical tax withheld in home country. Hypothetical tax withheld in home country, $49,672.82, will offset the $62,476.21 tax payment in the U.S. payroll referenced in footnote (7) in the All Other Compensation table.

(4)
Mr. Incisa acted as principal financial officer of CNH Capital in 2011 until his transfer to FGA Capital from CNH Capital effective February 28, 2011.

(5)
Reported bonus amounts represent discretionary bonus payments made to Mr. Morrone (retention payment) and Mr. Paulis (project recognition payment).

(6)
The following RSUs were granted to NEOs on September 30, 2011: Mr. Bierman—4,500; Mr. MacLeod—1,000; Mr. Marinaro—2,350; Mr. Morrone—1,000; and Mr. Paulis—750. The amounts included in this column represent the aggregate grant date fair market value for RSUs granted in 2011 calculated in accordance with FASB ASC Topic 718. In general, the aggregate grant date fair market value is the amount of the total expense we expect to report in our financial reporting over the equity award's vesting schedule. The amounts reported reflect the total accounting expense and do not reflect the actual value that will be realized by the NEO.

(7)
The following PSUs were granted to NEOs on September 30, 2011: Mr. MacLeod—4,000 and Mr. Paulis—2,700. The amounts included in this column represent the aggregate grant date fair market value for PSUs granted in 2011 calculated in accordance with FASB ASC Topic 718. In general, the aggregate grant date fair market value is the amount of the total expense we expect to report in our financial reporting over the equity award's vesting schedule. The amounts reported reflect the total accounting expense and do not reflect the actual value that will be realized by the NEO.

(8)
The following option awards represent target grants under the Performance and Leadership Bonus plan to NEOs on April 29, 2011. Values reported represent Company achievement at target level and 100% individual multiplier. Mr. Bierman—9,888 shares; Mr. MacLeod—2,902 shares; Mr. Marinaro—3,973 shares; Mr. Morrone—2,280 shares; and Mr. Paulis—2,376 shares. The amounts included in this column represent the aggregate grant date fair market value for options granted in 2011 in accordance with FASB ASC Topic 718. In general, the aggregate grant date fair market value is the amount of the total expense we expect to report in our financial reporting over the equity award's vesting schedule. The amounts reported reflect the total accounting expense and do not reflect the actual value that will be realized by the NEO.

(9)
The table below summarizes the determination of option awards granted to NEOs based upon 2011 Performance & Leadership Bonus Plan results. Determinations were made on February 27, 2012. The amounts on this table serve as a comparison between the option awards granted on April 29, 2011, based upon Company achievement at target level and 100% individual multiplier, referenced in column (f), and the February 27, 2012 determinations.

		February 27, 2012 Option Awards Granted for 2011 Performance	Grant Date Fair Market Value of Option Awards Granted for 2011 Performance
Bierman, Steven	President—CNH Capital	17,466	$457,783
MacLeod, Douglas	CFO—CNH Capital	6,475	$169,904
Marinaro, James	Chief Credit Officer—CNH Capital	8,451	$221,754
Morrone, Michele	Managing Director—CNH Capital Canada	4,023	$105,564
Paulis, Andrea	Treasurer—CNH Global	3,445	$90,397
Incisa, Oddone della Rocchetta	Principal Financial Officer—CNH Capital	N/A	N/A
(10)
The amounts in this column reflect cash payments made to NEOs: Mr. Bierman—PLB bonus payment for 2011 Plan Year, payment made in March 2012; Mr. MacLeod—PLB bonus payment for 2011 Plan Year, payment made in March 2012; Mr. Marinaro—2011 PLB bonus payment for 2011 Plan Year, payment made in March 2012 and Wellness Initiative; Mr. Morrone—PLB bonus payment for 2011 Plan Year, payment made in March 2012; Mr. Paulis—PLB bonus payment for 2011 Plan Year, payment made in February 2012; Mr. Incisa—Wellness Initiative.

(11)
The amounts reported represent the "above market" earnings on compensation deferred into the CNH Deferred Compensation Plan.

(12)
The amounts reported in column (i) include for Mr. Bierman—imputed income for leased vehicle under Company executive vehicle program, interest cost for CNH Supplemental Retiree Medical Plan, company contributions to Defined Contribution Savings Plan; for Mr. MacLeod—imputed income for leased vehicle under Company executive vehicle program and Company contribution to Defined Contribution Savings Plan; for Mr. Marinaro—imputed income for leased vehicle under Company executive vehicle program and Company contribution to Defined Contribution Savings Plan; for Mr. Morrone, imputed income for leased vehicle under Company executive vehicle program and Company contribution to Defined Contribution Savings Plan; for Mr. Paulis—imputed income for leased vehicle under Company executive vehicle program, costs associated with expatriate assignment including rent/shelter allowance, rent/shelter allowance gross-up, foreign compensation year-end gross-up, relocation, excludable from tax and home sourced compensation and Company contribution to Defined Contribution Savings Plan; and for Mr. Incisa—imputed income for leased vehicle under Company executive vehicle program, costs associated with expatriate assignment including rent/shelter allowance, rent company paid, tuition and school fees, tuition allowance reimbursement, rent/shelter allowance gross-up, tuition & school fees gross-up, relocation gross-up, foreign compensation, year-end gross-up, relocation excludable from tax.

All Other Compensation

        The following table reports compensation in all other categories that is reported in column (i) of the Summary Compensation Table.

All Other Compensation

Name	Car(3)	Expat Rem & Relocation Allowances(4)	Home Country Sourced Compensation(5)(6)	Tax Gross- Ups(7)(8)	Retiree Health Care(9) ($)	Total Perquisites and other	Defined Contribution Savings Plan Company Contributions ($)(10)(11)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Bierman, Steven	$11,067	N/A	N/A	N/A	$26,210	$37,277	$59,140	$96,417
MacLeod, Douglas	$8,091	N/A	N/A	N/A	N/A	$8,091	$15,674	$23,765
Marinaro, James	$8,630	N/A	N/A	N/A	N/A	$8,630	$22,461	$31,091
Morrone, Michele(1)	$13,564	N/A	N/A	N/A	N/A	$13,564	$12,208	$25,772
Paulis, Andrea(2)	$3,953	$90,862	N/A	$89,391	N/A	$184,207	$9,443	$193,650
Incisa, Oddone della Rocchetta	$3,198	$67,381	$5,673	$27,301	N/A	$103,553	N/A	$103,553

(1)
Amounts reported for Mr. Morrone represent home country sourced compensation, in Canadian dollars, and have been converted to U.S. dollars using the exchange rate in effect on December 31, 2011 (1 Canadian dollar = 0.97911 U.S. Dollar).

(2)
Amounts reported for Mr. Paulis from home country sourced compensation, in Euros, and have been converted to U.S. dollars using the exchange rate in effect on December 31, 2011 (1 Euro = 1.29389 U.S. Dollar).

(3)
Amounts reported in column (b) represent imputed income for leased vehicles under Company executive vehicle program. For Mr. Morrone, Canadian Tax Code is applied in the imputed tax calculation with respect to the treatment of the vehicle benefit.

(4)
Amounts reported represent compensation related to respective expatriate assignments. Those amounts attributable to expatriate assignment and sourced from home country, paid in Euros, have been converted to U.S. dollars using the exchange rate in effect on December 31, 2011 (1 Euro = 1.29389 U.S. Dollar). Includes for Mr. Paulis—rent/shelter allowance, relocation excludable from tax, household goods moving & fees, safe basis tax calculation, cost of living and mobility premiums, moving allowance. Includes for Mr. Incisa—rent/shelter allowance, rent company paid, tuition and school fees, tuition allowance reimbursement, relocation excludable from tax, tax reimbursement, transfer allowance.

(5)
Excludes base salary paid in home country for Mr. Paulis as base salary is reported separately on Summary Compensation Table.

(6)
Amounts reported represent home country compensation related to the expatriate assignment for Mr. Incisa related to the portion of reference salary required to cover cost of benefits received in home country.

(7)
Of the $89,391.26 reported, $62,476.21 represents U.S. federal and state tax paid on Mr. Paulis' behalf, which is offset by the hypothetical tax of $49,672.82 taken in his home country of Italy.

(8)
Amounts reported represent compensation related to tax gross-ups associated with expatriate assignments. Includes for Mr. Paulis rent/shelter allowance gross-up and relocation gross-up. For Mr. Incisa, includes rent/shelter allowance gross-up, tuition gross-up, relocation gross-up.

(9)
Mr. Bierman participates in the CNH Supplemental Retiree Medical Plan. A select group of executives who report to the chief executive officer of CNH Global are eligible for this plan. The 2012 design includes an in-network individual deductible of $750, an out-of-pocket maximum of $2,750 and a co-insurance of 80%. The plan changes every year to conform with benefit levels in the market place with the exception of premiums which are not required. The cost represents the interest cost for 2011. Mr. Bierman is eligible for this plan since he is over age 55 with more than 5 years of service in the executive role, and therefore, there is no service cost.

(10)
Company contributions made to Mr. Morrone under the CNH Canada Retirement Savings Plan.

(11)
Company contributions made to Mr. Paulis under the Fondo Integrativo Previdenza Dirigenti Aziende FIAT Plan.

 Grants of Plan Based Awards in 2011

Grants of Plan Based Awards
(for the last completed fiscal year ended 12/31/2011)

									All Other Option Awards: Number of Securities Underlying Options (#)
		Estimated Future Payouts Under Nonequity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards (shares)(2)(3)			All Other Stock Awards: Number of Shares of Stock or Units (#)(4)(5)		Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)(6)(7)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Bierman, Steven		$10,588	$116,673	$291,681	—	—	—	—	—	—	—
	4/29/2011	—	—	—	897	9,888	24,719	—	—	$47.20	$259,448
	9/30/2011	—	—	—	—	—	—	4,500	—	—	$119,925
MacLeod, Douglas		$3,108	$34,247	$85,616
	4/29/2011	—	—	—	263	2,902	7,256	—	—	$47.20	$76,155
	9/30/2011	—	—	—	—	—	—	1,000	—	—	$26,650
	9/30/2011	—	—	—	—	—	—	4,000	—	—	$106,600
Marinaro, James		$4,254	$46,879	$117,197	—	—	—	—	—	—	—
	4/29/2011	—	—	—	361	3,973	9,932	—	—	$47.20	$104,246
	9/30/2011	—	—	—	—	—	—	2,350	—	—	$62,628
Morrone, Michele		$2,442	$26,904	$67,261	—	—	—	—	—	—
	4/29/2011	—	—	—	207	2,280	5,700	—	—	$47.20	$59,828
	9/30/2011	—	—	—	—	—	—	1,000	—	—	$26,650
Paulis, Andrea		$2,544	$28,032	$70,079	—	—	—	—	—	—	—
	4/29/2011	—	—	—	216	2,376	5,939	—	—	$47.20	$62,335
	9/30/2011	—	—	—	—	—	—	750	—	—	$19,988
	9/30/2011	—	—	—	—	—	—	2,700	—	—	$71,955
Incisa, Oddone della Rocchetta	—	—	—	—	—	—	—	—	—	—	—
	—	—	—	—	—	—	—	—	—	—	—
	—	—	—	—	—	—	—	—	—	—	—

(1)
The amounts reported in this column represent estimated potential nonequity awards under the Performance and Leadership Bonus plan. The Performance and Leadership Bonus plan estimates are based upon a predetermined percentage of an executive's eligible earnings throughout the one-year performance period. Actual payouts will be determined based upon CNH Global's achievement of specified key performance measures (Trading Profit and Trading Cash Flow) and Financial Services' achievement of specified key performance measures (Trading Profit and Return on Equity). The two key performance measures for each of CNH Global and Financial Services are equally weighted at 25 percent. Trading profit is measured after restructuring and extraordinary items. Each key performance measure pays out independently as follows: The threshold amount is earned if 90% or greater of the CNH Trading Profit is achieved and if 90.1% or greater of all other performance objectives are achieved. The target amount is earned if at least 100 percent of the targeted performance level is achieved. The maximum award is earned if at least 150 percent or greater of the targeted performance level is achieved. For this table, an individual performance multiplier of 100 percent was applied. Base salary levels as of December 31, 2011 were used to calculate the estimated dollar value for the 2011 performance period.

(2)
The amounts reported in this column represent estimated potential share awards under the Performance and Leadership Bonus plan. The Performance and Leadership Bonus plan estimates are based upon a predetermined percentage of an executive's eligible earnings throughout the one-year performance period. Actual payouts will be determined based upon CNH Global's achievement of specified key performance measures (Trading Profit and Trading Cash Flow) and Financial Services' achievement of specified key performance measures (Trading Profit and Return on Equity). The two key performance measures for each of CNH Global and Financial Services are equally weighted at 25 percent. Trading profit is measured after restructuring and extraordinary items. Each key performance measure pays out independently as follows. The threshold amount is earned if 90% or greater of the CNH Trading Profit is achieved and if 90.1% or greater of all other performance objectives are achieved. The target amount is earned if at least 100 percent of the targeted performance level is achieved. The maximum award is earned if at least 150 percent or greater of the targeted performance level is achieved. For this table, an individual performance multiplier of 100 percent was applied. Base salary levels as of December 31, 2011 were used to calculate the estimated dollar value for the 2011 performance period.

(3)
Shares delivered at per share price of $11.80, which represents 25% of the base price of the option award of $47.20. Black-Scholes option pricing model was not applied for the delivery of shares.

(4)
RSUs granted to the NEOs under the Individual Performance Long-Term Incentive Plan vest equally commencing on the first anniversary of the grant and subsequent second and third anniversaries of the grant. The actual realizable value of the RSU will depend on the fair market value of CNH Global shares at the time of vesting.

(5)
Mr. MacLeod was granted 4,000 PSUs under the Company Long-Term Incentive Plan on September 30, 2011; and Mr. Paulis was granted 2,700 PSUs under the Company Long-Term Incentive Plan on September 30, 2011.

(6)
The amounts shown represent the fair market value ($26.24) of the stock options granted on April 29, 2011.

(7)
The amounts shown do not reflect realized compensation by the NEO. The amounts shown represent the value of the RSU awards granted to the NEOs based upon the grant date value of the award as determined in accordance with FASB ASC Topic 718. The fair market value for the RSUs granted under the Individual Long Term Incentive Plan is based upon the average of the high and low price of CNH Global shares on the award date of September 30, 2011. The fair market value for the PSUs granted under the Company Long Term Incentive Plan is based upon the average of the high and low price of CNH Global shares on the award date of September 30, 2011.

Outstanding Equity Awards at 2011 Fiscal Year-End

Outstanding Equity Awards at Fiscal Year End
(for the last completed fiscal year ended 12/31/2011)

			Option Awards					Stock Awards
Name	Option Grant Date		Number of Securities Underlying Unexercised Options: Exercisable (#)	Number of Securities Underlying Unexercised Options: Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date(1)	Stock Award Grant Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)
(a)			(b)	(c)	(d)	(e)	(f)		(g)		(h)	(i)		(j)
Bierman, Steven	4/26/2008		2,057	—	—	$48.12	1/22/2014
	4/30/2009		—	11,371	—	$13.58	1/23/2015
	4/30/2010		—	15,643	—	$31.69	2/18/2016
	4/29/2011	(1)	—	9,888	—	$47.20	2/27/2017
								9/30/2010	3,334	(3)	$119,991	—		—
								9/30/2010	—		—	75,000	(12)	$2,699,250
								9/30/2011	4,500	(4)	$161,955	—		—
MacLeod, Douglas	4/26/2008		485	—	—	$48.12	1/22/2014
	4/30/2009		1,518	1,518	—	$13.58	1/23/2015
	4/30/2010		2,587	5,175	—	$31.69	2/18/2016
	4/29/2011	(1)	—	2,902	—	$47.20	2/27/2017
								9/30/2010	800	(5)	$28,792	—		—
								9/30/2011	1,000	(6)	$35,990	—		—
								9/30/2011	—		—	4,000	(13)	$143,960
Marinaro, James	4/26/2008		957	—	—	$48.12	1/22/2014
	4/30/2009		—	1,798	—	$13.58	1/23/2015
	4/30/2010		—	6,603	—	$31.69	2/18/2016
	4/29/2011	(1)	—	3,973	—	$47.20	2/27/2017
								9/30/2010	1,867	(7)	$67,193
								9/30/2010	—		—	14,000	(14)	$503,860
								9/30/2011	2,350	(8)	$84,577	—		—
Morrone, Michele	4/26/2008		422	—	—	$48.12	1/22/2014
	4/30/2009		—	1,235	—	$13.58	1/23/2015
	4/30/2010		2,371	4,743	—	$31.69	2/18/2016
	4/29/2011	(1)	—	2,280	—	$47.20	2/27/2017
								9/30/2011	1,000	(9)	$35,990	—		—
Paulis, Andrea	4/29/2011	(1)	—	2,376	—	$47.20	2/27/2017
								9/30/2011	750	(10)	$26,993	—		—
								9/30/2011	—		—	2,700	(15)	$97,173
Incisa, Oddone della Rocchetta	4/30/2009		—	1,388	—	$13.58	1/23/2015
	4/30/2010		—	4,652	—	$31.69	2/18/2016
								9/30/2010	534	(11)	$19,219	—		—

(1)
The amounts reported with respect to this option grant date represent estimated potential option awards under the Performance and Leadership Bonus plan. The Performance and Leadership Bonus plan estimates are based upon a predetermined percentage of an executive's eligible earnings throughout the one-year performance period. Actual payouts will be determined based upon CNH Global's achievement of specified key performance measures (Trading Profit and Trading Cash Flow) and Financial Services' achievement of specified key performance measures (Trading Profit and Return on Equity). The two key performance measures for each of CNH Global and Financial Services are equally weighted at 25 percent. Trading profit is measured after restructuring and extraordinary items. Each key performance measure pays out independently as follows: The threshold amount is earned if 90% or greater of the CNH Trading Profit is achieved and if 90.1% or greater of all other performance objectives are achieved. The target amount is earned if at least 100 percent of the targeted performance level is achieved. The maximum award is earned if at least 150 percent or greater of the targeted performance level is achieved. For this table, an individual performance multiplier of 100 percent was applied. Base salary levels as of December 31, 2011 were used to calculate the estimated dollar value for the 2011 performance period. The base salary level as of December 31, 2011 for Mr. Morrone is converted to U.S. dollars using the exchange rate in effect on December 31, 2011 (1 Canadian dollar = 0.97911 U.S. dollar). The base salary level as of December 31, 2011 for Mr. Paulis is converted to U.S. dollars using the exchange rate in effect on December 31, 2011 (1 Euro = 1.29389 U.S. dollar).

(2)
The amounts reported in this column represent a CNH Global share price of $35.99 as of market close on December 30, 2011.

(3)
This amount includes 1,667 RSUs scheduled to vest on September 30, 2012 and 1,667 RSUs scheduled to vest on September 30, 2013.

(4)
This amount includes 1,500 RSUs scheduled to vest on September 30, 2012; 1,500 RSUs scheduled to vest on September 30, 2013 and 1,500 RSUs scheduled to vest on September 30, 2014.

(5)
This amount includes 400 RSUs scheduled to vest on September 30, 2012 and 400 RSUs scheduled to vest on September 30, 2013.

(6)
This amount includes 333 RSUs scheduled to vest on September 30, 2012; 333 RSUs scheduled to vest on September 30, 2013 and 334 RSUs scheduled to vest on September 30, 2014.

(7)
This amount includes 933 RSUs scheduled to vest on September 30, 2012 and 934 RSUs scheduled to vest on September 30, 2013.

(8)
This amount includes 783 RSUs scheduled to vest on September 30, 2012; 783 RSUs scheduled to vest on September 30, 2013 and 784 RSUs scheduled to vest on September 30, 2014.

(9)
This amount includes 333 RSUs scheduled to vest on September 30, 2012; 333 RSUs scheduled to vest on September 30, 2013 and 334 RSUs scheduled to vest on September 30, 2014.

(10)
This amount includes 250 RSUs scheduled to vest on September 30, 2012; 250 RSUs scheduled to vest on September 30, 2013 and 250 RSUs scheduled to vest on September 30, 2014.

(11)
This amount includes 267 RSUs scheduled to vest on September 30, 2012; and 267 RSUs scheduled to vest on September 30, 2013.

(12)
PSU vesting is contingent on CNH Global's achieving 100 percent of the cumulative target results for both performance measures of Trading Profit (after restructuring and extraordinary items) and Trading Cash Flow for one or more cumulative target periods within the CNH Global 2010-2014 Strategic Business Plan. The plan provides interim vesting, which means participants have the opportunity to receive a partial award before the end of the five-year plan. There are three cumulative target periods: 2010 through 2012—if cumulative targets are achieved, 25,000 PSUs vest; 2010 through 2013—if cumulative targets are achieved, 50,000 PSUs vest; and 2010 through 2014—if cumulative targets are achieved, 75,000 PSUs vest. Each vesting period provides the opportunity to recover a missed opportunity in the prior vesting period. Vesting for each period requires continued employment and demonstrated individual performance and leadership during that period.

(13)
PSU vesting is contingent on CNH Global's achieving 100 percent of the cumulative target results for both performance measures of Trading Profit (after restructuring and extraordinary items) and Trading Cash Flow for one or more cumulative target periods within the CNH Global 2010-2014 Strategic Business Plan. The plan provides interim vesting, which means participants have the opportunity to receive a partial award before the end of the five-year plan. There are three cumulative target periods: 2010 through 2012—if cumulative targets are achieved, 1,333 PSUs vest; 2010 through 2013—if cumulative targets are achieved, 2,666 PSUs vest; and 2010 through 2014—if cumulative targets are achieved, 4,000 PSUs vest. Each vesting period provides the opportunity to recover a missed opportunity in the prior vesting period. Vesting for each period requires continued employment and demonstrated individual performance and leadership during that period.

(14)
PSU vesting is contingent on CNH Global's achieving 100 percent of the cumulative target results for both performance measures of Trading Profit (after restructuring and extraordinary items) and Trading Cash Flow for one or more cumulative target periods within the CNH Global 2010-2014 Strategic Business Plan. The plan provides interim vesting, which means participants have the opportunity to receive a partial award before the end of the five-year plan. There are three cumulative target periods: 2010 through 2012—if cumulative targets are achieved, 4,667 PSUs vest; 2010 through 2013—if cumulative targets are achieved, 9,334 PSUs vest; and 2010 through 2014—if cumulative targets are achieved, 14,000 PSUs vest. Each vesting period provides the opportunity to recover a missed opportunity in the prior vesting period. Vesting for each period requires continued employment and demonstrated individual performance and leadership during that period.

(15)
PSU vesting is contingent on CNH Global's achieving 100 percent of the cumulative target results for both performance measures of Trading Profit (after restructuring and extraordinary items) and Trading Cash Flow for one or more cumulative target periods within the CNH Global 2010-2014 Strategic Business Plan. The plan provides interim vesting, which means participants have the opportunity to receive a partial award before the end of the five-year plan. There are three cumulative target periods: 2010 through 2012—if cumulative targets are achieved, 900 PSUs vest; 2010 through 2013—if cumulative targets are achieved, 1,800 PSUs vest; and 2010 through 2014—if cumulative targets are achieved, 2,700 PSUs vest. Each vesting period provides the opportunity to recover a missed opportunity in the prior vesting period. Vesting for each period requires continued employment and demonstrated individual performance and leadership during that period.

2011 Option Exercises and Stock Vested

Option Exercises and Stock Vested
(for the last completed fiscal year ended 12/31/2011)

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)(2)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(3)
(a)	(b)	(c)	(d)	(e)
Bierman, Steven	32,095	$641,409	1,666	$44,399
MacLeod, Douglas	—	$—	400	$10,660
Marinaro, James	12,568	$320,766	933	$24,864
Morrone, Michele(1)	1,234	$45,265	—	$—
Paulis, Andrea	—	—	—	—
Incisa, Oddone della Rocchetta	3,713	$103,162	—	$—

(1)
The amounts reported in column (c) for Mr. Morrone were realized in Canadian dollars and have been converted to U.S. dollars using the exchange rate in effect on December 31, 2011 (1 Canadian dollar = 0.97911 U.S. Dollar).

(2)
Reflects shares acquired on stock option exercises. Mr. Bierman acquired all shares through option exercise on March 1, 2011; Mr. Marinaro acquired all shares through option exercise on February 18, 2011; Mr. Morrone acquired all shares through option exercise on February 1, 2011; and Mr. Incisa acquired 1,387 shares through option exercise on February 11, 2011 and acquired 2,326 shares through option exercise on February 18, 2011.

(3)
Reflects restricted shares that vested on September 30, 2011. Value realized is based on average of high and low price of $26.65 of CNH Global shares on vesting date.

Pension Benefits

        None of our Named Executive Officers participated in any defined benefit pension plan during fiscal year 2011; nor do they currently participate in any such plan.

Deferred Compensation Plan

        The Case New Holland Inc. 2005 Deferred Compensation Plan (the "Plan") was adopted effective as of January 1, 2005. The Plan operated through December 31, 2008 in compliance with the provisions of Internal Revenue Code ("Code") Section 409A and applicable guidance published prior to 2008. The Plan was amended and restated effective as of January 1, 2008 to conform to the provisions of Code Section 409A and the final regulations under section 409A. The first restatement of the Plan also reflects the merger into the Plan of the Case New Holland Inc. Deferred Compensation Plan (the "Prior Plan"), under which participation, deferrals and vesting were frozen as of December 31, 2004. Amounts earned and vested under the Prior Plan as of December 31, 2004 are separately accounted for under this Plan and the terms of the Plan applicable to these "grandfathered" amounts have not been materially modified within the meaning of Code Section 409A after October 3, 2004.

        The plan was amended and restated effective September 1, 2010 to permit certain eligible employees to make deferrals of PSUs and RSUs, both as defined under the CNH Global Equity Incentive Plan.

        The primary purposes of the Plan are to provide certain employees of participating employers the opportunity to voluntarily defer a portion of their compensation, subject to terms of the Plan, and to protect against reductions in tax deferred contributions and employer matching contributions, fixed contributions and profit sharing contributions under the CNH U.S. Retirement Savings Plan which may otherwise be limited by operation of certain Unites States tax laws. Effective as of September 1, 2010, the Plan also is intended to provide a broader group of eligible employees the opportunity to defer PSUs and RSUs granted under the CNH Global Equity Incentive Plan.

        The Plan is intended to constitute an unfunded plan that is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees as described in Parts 2, 3 and 4 of Title I of the Employee Retirement Income Security Act.

        Under the Deferred Compensation Plan, eligible Named Executive Officers could defer any eligible component (up to 90%) in 1% increments of their cash compensation, which includes base salary, short-term incentives and sales incentives. In addition, Named Executive Officers may elect to make supplemental tax-deferred contributions, in amounts above the applicable 401(k) deferral limit, as participants contributed under the CNH U.S. Retirement Savings Plan, are credited to the Plan.

        Eligible Named Executive Officers could defer RSUs granted in 2011 for each of three vesting periods. There are two deferral choices available (1) percentage of each year's vested units (up to 90%) in 1% increments or (2) all vested units above a designated dollar value and applicable tax withholding.

        For participant deferrals of cash compensation as well as all contributions made by Case New Holland Inc., the annual rate credited to Plan accounts is equal to 130% of Moody's Average Corporate Bond Index on the last day of each calendar quarter. Interest is compounded quarterly under the Plan. For 2011, the retirement earnings yield was 6.55%. The above market interest is reported in column "h" of the Summary Compensation Table set forth above.

        For participant deferrals of RSUs, the value of participants' accounts is based on the value of CNH Global shares. Upon distribution, CNH intends to pay RSUs in the form of CNH Global shares. Participants do not have voting rights with respect to RSUs or share equivalents during the period of deferral.

        An election to defer base salary must be made prior to the beginning of the calendar year in which deferral occurs. An election to defer short-term incentives, under the Performance and Leadership Bonus plan, must be made prior to the Plan year upon which the award is based. An election to defer RSUs must be made within 30 days of the grant date. All deferral elections are irrevocable.

        Participants may elect to receive the deferred compensation account balance in a lump sum or in equal annual installments over two to ten years. Distribution must be made within ten years following retirement.

        Case New Holland Inc. has promised to pay participants certain benefits under this Plan. However, this nonqualified plan promise is unfunded and unsecured. In the event of a Case New Holland Inc. bankruptcy or insolvency, payment of benefits will depend upon Case New Holland Inc.'s ability to satisfy the claims of all of its creditors. Case New Holland Inc. has adopted an irrevocable grantor trust to reduce the risk of losing a Plan benefit in the case where it refuses to pay benefits. The trustee is a financial institution independent of Case New Holland Inc. The trust will not protect against the risk of corporate insolvency.

Nonqualified Deferred Compensation
(for the last completed fiscal year ended 12/31/2011)

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Withdrawals/ Distributions in Last Fiscal Year ($)	Aggregate Balance at Last Fiscal Year End ($)
(a)	(b)	(c)	(d)	(e)	(f)
Bierman, Steven(1)	$35,000	$36,377	$1,862	$—	$73,239
MacLeod, Douglas	$—	$—	$—	$—	$—
Marinaro, James(1)	$19,534	$541	$12,941	$—	$215,182
Morrone, Michele(2)	N/A	N/A	N/A	N/A	N/A
Paulis, Andrea(2)	N/A	N/A	N/A	N/A	N/A
Incisa, Oddone della Rocchetta	N/A	N/A	N/A	N/A	N/A

(1)
Reflects CNH Deferred Compensation Plan. Executive contributions are included in the Salary column and CNH contributions are included in the All Other Compensation column of the Summary Compensation Table.

(2)
Not eligible to participate in the CNH Deferred Compensation Plan.

(3)
Case New Holland Inc. pays above-market interest rates on nonqualified deferred compensation. The annual rate credited to participants' accounts is equal to 130% of Moody's Average Corporate Bond Index. Amounts credited above 100% of the Moody's Corporate Bond Index are deemed above market interest. For the year 2011, the retirement earnings yield was 6.55%, of which 1.54% was considered to be above market.

Separation Pay—Potential Payments Upon Termination or Change in Control

        With the exception of the employment agreement between Mr. Bierman and CNH America LLC, we are not obligated to provide special separation payments to any Named Executive Officers. If we terminate Mr. Bierman's employment without cause, pursuant to his employment agreement, dated April 6, 2009, in lieu of severance benefits under our Separation Allowance Policy, we agree to pay to Mr. Bierman an amount equal to two (2) years' base salary in effect at the time of separation. Payment of the severance payment shall be made in the same manner and at the same frequency as Mr. Bierman was paid prior to termination of employment.

        Separation payments for Mr. MacLeod and Mr. Marinaro are subject to the provisions of the CNH Separation Allowance Policy for U.S. salaried employees. For Mr. MacLeod, 12 weeks' Separation Allowance benefit is provided; for Mr. Marinaro, 26 weeks' Separation Allowance benefit is provided. Separation payments for Mr. Morrone are subject to the requirements under the Employment Standards Act, 2000 (ESA) as administered by the Ministry of Labor, Province of Ontario, Canada. For Mr. Morrone, 20 weeks' Separation Allowance benefit is provided, four weeks for each year of service, inclusive of five weeks' notification pay. Separation payments for Mr. Paulis are subject to the statutory requirements of the Collective Labor Agreement for Director in Italy. For Mr. Paulis, 126 weeks' Separation Allowance benefit is provided.

        The benefit amounts calculated to be made as separation payments are presented in the following table:

Name	Salary ($)	Welfare benefits ($)(9)	Total ($)
(a)	(b)	(e)	(h)
Bierman, Steven Involuntary termination without cause(1)	$700,000	$25,776	$725,776
MacLeod, Douglas(2)	$47,423	$2,934	$50,357
Marinaro, James(2)	$100,448	$6,165	$106,612
Morrone, Michele(3)(4)	$64,771	$938	$65,708
Paulis, Andrea(5)(6)(7)	$471,401	$—	$471,401
Incisa, Oddone della Rocchetta(8)	N/A	N/A	N/A

(1)
As referenced within the employment agreement between Mr. Bierman and CNH America LLC, dated April 6, 2009.

(2)
Benefits provided as stipulated in the CNH Separation Allowance Policy for U.S. Salaried Employees.

(3)
The amounts reported for Mr. Morrone that would be paid in Canadian dollars have been converted to U.S. dollars using the exchange rate in effect on December 31, 2011.

(4)
Subject to provisions under the Employment Standards Act, 2000 (ESA) as administered by the Ministry of Labour, Province of Ontario, Canada. Applied 20 weeks' total notice and separation benefits.

(5)
Separation Plan as administered under the statutory requirements of the Collective Labor Agreement for Director.

(6)
Column (b) is calculated upon receipt of 126 weeks' of separation payment at weekly rate based upon eligible earnings. Eligible earnings are defined by annual base salary plus cash bonus payout (average of last three years) plus car benefit (taxable value) for the three-year period from January 2009 through December 2011.

(7)
The amounts reported for Mr. Paulis that would be paid in Euros have been converted to U.S. dollars using the exchange rate in effect on December 31, 2011.

(8)
Mr. Incisa transferred to FGA Capital from CNH Capital effective February 28, 2011. He did not receive separation pay as a result of his transfer. There are no future payments or benefit accruals due to Mr. Incisa.

(9)
Cost of Company provided benefits: medical, dental, life (net of employee contributions) during separation pay period. Separation period of 104 weeks for Mr. Bierman; separation period of 12 weeks for Mr. MacLeod; separation period of 26 weeks for Mr. Marinaro; and separation period of 20 weeks for Mr. Morrone.

Director Compensation

        Directors of CNH Capital LLC do not receive separate compensation for serving as directors.

Compensation Policies and Practices as They Relate to Risk Management

        We believe that our executive compensation programs are designed and administered in a manner that is conducive to achieving our business goals and discourages undue risk-taking by our employees. Relevant features of these programs include:

  •
  Corporate Governance and Compensation Committee-approved limits on short-term incentive and long-term incentive awards;

  •
  A long-term incentive plan consisting of two incentive vehicles, RSUs and PSUs, which vest up to three years and five years, respectively, thereby providing strong incentives for sustained business performance; and

  •
  Personal performance and accountability in the design of our pay programs:

  •
  Importance of individuals' Performance and Leadership Management Assessment in calculating bonus awards made under the Short-Term Incentive Plan and in determining grant awards made under the Individual Performance Long-Term Incentive Plan; and

  •
  Adherence to the principle of individual accountability in managing personal performance within the context of a rigorous alignment of our business goals.

        We believe that, in light of these features of our compensation programs, the risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on us.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        All of the equity interests in CNH Capital are owned indirectly by CNH Global. The following table sets forth, to the best of our knowledge, the beneficial ownership of CNH Global's voting securities as of the close of business on September 30, 2012 by: (i) each person known by us to be the beneficial owner of more than five percent of any class of CNH Global's voting securities; (ii) each of our directors; (iii) each of our named executive officers; and (iv) all of our directors and executive officers as a group. Unless otherwise indicated, each person listed in the following table (alone or with family members) has sole voting and dispositive power over the shares listed opposite such person's name.

Name(1)	Amount and Nature of Beneficial Ownership	Percentage
Fiat Industrial S.p.A.(2)	211,866,037	87.8%
Directors and Named Executive Officers:
Steven C. Bierman	31,026	*
Richard Tobin(3)	63,928	*
Michele Morrone(4)	1,941	*
Douglas MacLeod	11,598	*
James Marinaro	11,634	*
Andrea Paulis	1,284	*
Directors and executive officers as a group, including those named above (6 persons)	121,411	*

*
Less than 1%

(1)
Except as otherwise noted below, the address of each such person is c/o 5729 Washington Avenue, Racine, WI 53406. As of the close of business on September 30, 2012, there were 240,807,937 common shares of CNH Global outstanding.

(2)
The address of Fiat Industrial S.p.A. is Via Nizza 250, 10126—Turin, Italy.

(3)
The address of Richard Tobin is c/o 6900 Veterans Boulevard, Burr Ridge, IL 60527.

(4)
The address of Michele Morrone is c/o 4475 North Service Road, Burlington, ON L7L 4X7, Canada.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

        CNH Capital receives compensation from CNH North America for retail installment sales contracts and finance leases that were created under certain low-rate financing programs and interest waiver programs offered to customers by CNH North America. The amounts from CNH North America for below-market interest rate financing recognized as interest income on retail and other notes and finance leases were $216.5 million, $227.2 million and $112.7 million for the years ended December 31, 2011, 2010 and 2009, respectively. For the three months ended September 30, 2012 and 2011, the amounts received from CNH North America for this same type of compensation were $50.9 million and $51.9 million, respectively, and $155.9 million and $165.0 million for the nine months ended September 30, 2012 and 2011, respectively.

        For selected operating leases, CNH North America compensates CNH Capital for the difference between the market rental rates and the amount paid by the customer. The amounts from CNH North America recognized as rental income on operating leases were $26.5 million, $22.3 million and $17.4 million for the years ended December 31, 2011, 2010 and 2009, respectively. For the three months ended September 30, 2012 and 2011, the amounts received from CNH North America for this same type of compensation were $7.6 million and $6.5 million, respectively, and $22.1 million and $18.8 million for the nine months ended September 30, 2012 and 2011.

        Similarly, for selected wholesale receivables, CNH North America compensates CNH Capital for the difference between market rates and the amount paid by the dealer. For the years ended December 31, 2011, 2010 and 2009, the amounts recognized as interest and other income from affiliates were $135.3 million, $115.4 million and $44.2 million, respectively. For the three months ended September 30, 2012 and 2011, the amounts received from CNH North America for this same type of compensation were $38.9 million and $27.7 million, respectively, and for the nine months ended September 30, 2012 and 2011, the amounts recognized by CNH North America for these wholesale receivables were $110.3 million and $90.3 million, respectively. For the year ended December 31, 2009, $51.2 million were recognized as gains on retail, wholesale and revolving credit notes sold, based on whether the receivables were retained or sold. No gains were reported for the years ended December 31, 2011 or 2010 due to the new accounting change.

        CNH Capital is also compensated for lending funds to CNH North America and other affiliates for various purposes. Although CNH Capital did not solicit offers from unrelated third parties in connection with loans to CNH North America and other affiliates, the terms of proposed loans were evaluated for internal approval. Based on available information, CNH Capital believes that these loans to affiliates were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the lender.

        Interest expense to related affiliates was $44.6 million, $80.6 million and $102.6 million for the years ended December 31, 2011, 2010 and 2009, respectively. Interest expense to related affiliates was $9.4 million and $10.1 million for the three months ended September 30, 2012 and 2011, respectively, and $27.1 million and $35.9 million for the nine months ended September 30, 2012 and 2011, respectively.

        Miscellaneous operating expenses charged by CNH America represent all personnel and administrative tasks CNH America performs on behalf of CNH Capital and are reported as "Fees charged by affiliates" in the accompanying consolidated statements of income.

        As of December 31, 2011 and 2010, CNH Capital had various accounts and notes receivable and debt with the following affiliates (dollars in thousands):

	2011			2010
	Rate	Maturity	Amount	Rate	Maturity	Amount
Affiliated receivables from:
CNH America	2.50%	—	$65,335	2.46%	—	$43,780
CNH Canada Ltd.	1.33%	—	115,816	3.30%	—	75,938
Other affiliates	2.50%	—	12,766	2.46%	—	13,701

Total affiliated receivables			$193,917			$133,419

Affiliated debt owed to:
CNH America	2.50% - 3.18%	Various	$525,927	2.46% - 4.44%	Various	$1,104,257
Fiat	—	—	—	4.38% - 7.00%	Various	462,850
Fiat Industrial	3.38% - 7.00%	Various	293,343	—	—	—

Total affiliated debt			$819,270			$1,567,107

        As a consequence of the Fiat demerger, the credit facilities provided by Fiat treasury subsidiaries that were outstanding as of December 31, 2010 were assigned to Fiat Industrial treasury subsidiaries on January 1, 2011. As a result of this assignment, CNH Capital had no residual borrowing outstanding with Fiat treasury subsidiaries as of close of business January 1, 2011.

        As of September 30, 2012, CNH Capital had various accounts and notes receivable and debt with the following affiliates (dollars in thousands):

	2012
	Rate	Maturity	Amount
Affiliated receivables from:
CNH America	0.00%	—	$1,050
CNH Canada Ltd.	0.00%	—	655
Other affiliates	0.00%	—	14,246

Total affiliated receivables			$15,951

Affiliated debt owed to:
CNH America	3.18% - 3.21%	Various	$1,014,123
CNH Canada Ltd.	4.08%	Various	96,741
Fiat Industrial	4.96% - 5.83%	Various	37,000

Total affiliated debt			$1,147,864

        The interest rates for CNH Capital's borrowings from Fiat Industrial and Fiat outstanding as of December 31, 2010 and 2011 and September 30, 2012 were generally higher than the interest rates for borrowings from or lendings to other affiliates indicated in the tables above, as those borrowings from Fiat Industrial and Fiat were entered into when prevailing interest rates were higher and those borrowings from Fiat Industrial and Fiat had longer maturities.

        Maturities of affiliated debt as of September 30, 2012 were as follows (in thousands):

2012	$1,147,864
2013	—
2014	—
2015	—
2016 and thereafter	—

Total	$1,147,864

        Accounts payable and other accrued liabilities of $24.2 million and $5.6 million were payable to related parties as of December 31, 2011 and 2010, respectively, and $83.7 million as of September 30, 2012.

        CNH Canada Ltd., an affiliated entity, owns 76,618,488 shares of preferred stock in CNH Capital Canada Ltd, one of our subsidiaries. This is recorded in "Noncontrolling interest" in the stockholder's equity in the accompanying consolidated balance sheets. These shares earn dividends of LIBOR plus 1.2% per annum. The dividends are accrued annually and are recorded in "Net income attributed to the noncontrolling interest" in the consolidated statements of income. The accrued, but not declared, dividends are included in "Noncontrolling interest" in the stockholder's equity in the accompanying consolidated balance sheets.

 DESCRIPTION OF CERTAIN OTHER INDEBTEDNESS

Unsecured Debt

        During 2011, CNH Capital completed two unsecured funding transactions. In November 2011, CNH Capital completed a private offering of $500 million in aggregate principal amount of its 6.250% notes, issued at par. These notes will mature on November 1, 2016. In July 2011, CNH Capital entered into a $250 million five-year unsecured credit facility, consisting of a $150 million term facility and a $100 million revolving credit facility, with a final maturity in July 2016.

        On April 23, 2012, CNH Capital entered into a $250 million, unsecured credit agreement with a consortium of banks. The facility has a term of three years.

        On October 18, 2012, CNH Capital completed a private offering of $750 million in aggregate principal amount of 3.875% notes due 2015. The notes, which are senior unsecured obligations of CNH Capital LLC, are guaranteed by CNH Capital America and New Holland Credit.

        We are subject to restrictive covenants under our unsecured funding transactions, which contain covenants that restrict our ability and/or that of our subsidiaries to, among other things:

  •
  incur additional debt;

  •
  make certain investments;

  •
  enter into certain types of transactions with affiliates;

  •
  use assets as security in other transactions;

  •
  enter into sale and leaseback transactions; and/or

  •
  sell certain assets or merge with or into other companies.

In addition, we are required to maintain certain coverage levels for leverage and EBITDA. See "Risk Factors—Risks Related to Our Indebtedness and Liquidity—Restrictive covenants in our debt agreements could limit our financial and operating flexibility" for additional information.

Secured Debt

        We have access to committed asset-backed facilities through which we may sell retail receivables. As these transactions do not meet the accounting criteria for sale, the related debt is included on our consolidated balance sheet. We have utilized these facilities to fund the origination of receivables and have periodically repurchased the receivables and resold the receivables in the term ABS markets (shown below as "Amortizing retail term ABS—N.A.") or found alternative financing for the receivables.

        We believe that it is probable that these receivables will be repurchased and resold in the ABS markets. Borrowings against these facilities accrue interest at prevailing money market or asset-backed commercial paper rates.We finance our wholesale receivable portfolios with the issue of VFNs. These notes are privately subscribed by certain bank and bank sponsored asset-backed commercial paper conduits. These notes accrue interest at prevailing money market or asset-backed commercial paper rates. We also utilize the term ABS market for certain of our wholesale funding.

        The following table summarizes our secured debt as of September 30, 2012 (in thousands):

	Maturity	Total Debt / Facility Limit	Short-Term Outstanding	Long-Term Outstanding	Available
Committed asset-backed facilities:
Retail—U.S.	Sep 2014	$1,200,000	$41,823	$25,489	$1,132,688
Retail—Canada	Dec 2012	509,697	135,484	—	374,213
Commercial revolving accounts	Oct 2012	200,000	162,000	—	38,000
Wholesale VFN—U.S.	Various	1,550,000	1,550,000	—	—
Wholesale VFN—Canada	Dec 2012	597,110	597,110	—	—

Total committed asset-backed facilities		4,056,807	2,486,417	25,489	1,544,901

Wholesale term ABS—U.S.	Various	220,000	220,000	—	—
Amortizing retail term ABS—N.A.	Various	6,129,124	1,925,344	4,203,780	—
Other asset-backed financing—N.A.	Various	498,787	162,326	336,461	—

Total secured debt		10,904,718	4,794,087	4,565,730	1,544,901

Unsecured debt		1,000,000	—	650,000	350,000

Total debt		$11,904,718	$4,794,087	$5,215,730	$1,894,901

        A more detailed description of our credit facilities and debt is provided under "Note 7: Credit Facilities and Debt" in our annual audited consolidated financial statements appearing elsewhere in this prospectus.

DESCRIPTION OF THE NOTES

        The old notes were, and the new notes will be, issued under an indenture (the "Indenture"), dated as of October 18, 2012, by and among the Company (as defined below), the Guarantors (as defined below) and Wells Fargo Bank, National Association, as trustee (the "Trustee").

        The following summaries of the Indenture, the Registration Rights Agreement (as defined below) and the Parent Support Agreement (as defined below) do not include all of the information included in the Indenture, Registration Rights Agreement and the Parent Support Agreement and may not include all of the information that you would consider important. The summary of the Indenture contained herein is qualified by reference to the Trust Indenture Act of 1939, as amended (the "TIA"), and to all of the provisions of the Indenture, including the definitions of terms therein and those terms made a part of the Indenture by reference to the TIA as in effect on the date of the Indenture. Copies of the Indenture, the Registration Rights Agreement and the Parent Support Agreement have been filed as exhibits to the registration statement of which this prospectus is a part.

        The definitions of most of the capitalized terms used in the following summaries are set forth below under "—Certain Definitions." For purposes of this section, references to the Company refer only to CNH Capital LLC and not its Subsidiaries.

General

        The new notes will be unsecured obligations of the Company ranking senior in right of payment to all future obligations of the Company that are, by their terms, expressly subordinated in right of payment to the notes and pari passu in right of payment with all existing and future unsecured obligations of the Company that are not so subordinated. The new notes will rank equally in right of payment with any of the Company's and the Guarantors' existing and future senior unsecured indebtedness and will rank effectively junior in right of payment to any of the Company's and the Guarantors' existing and future secured indebtedness to the extent of the value of the collateral securing such indebtedness.

        The new notes will be issued in fully registered form only, without coupons, in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

        Payments on the new notes will be made through the office or agency of a paying agent. Initially, the Trustee will act as paying agent and registrar for the notes. The new notes may be presented for registration or transfer and exchange at the offices of the registrar, which initially will be the Trustee's corporate trust office. The Company may change any paying agent and registrar without notice to Holders. Methods of receiving payments on global notes are governed by provisions described under "—Book-Entry, Delivery and Form—Payments on Global Notes." In the case of definitive registered notes, the Company may elect to make payments of interest and premium, if any, by check mailed to the Holders at their addresses set forth in the register of Holders.

        Any old notes that remain outstanding after the completion of the exchange offer, together with the new notes issued in connection with the exchange offer, will be treated as a single series of securities under the Indenture.

Principal, Maturity And Interest

        In the exchange offer (the "Exchange Offer"), the Company will issue up to $750,000,000 aggregate principal amount of new notes. The Company may issue additional notes from time to time (the "additional notes"). Any additional notes subsequently issued under the Indenture will be treated as a single class with the notes for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. The new notes will mature on November 1, 2015. Interest on the new notes will accrue at the rate of 3.875% per annum. Interest on the new notes will be payable semiannually in arrears in cash on each May 1 and November 1, commencing on May 1, 2013, to the persons who are registered Holders at the close of business on April 15 and October 15 immediately preceding the applicable interest payment date. Interest on the new notes will accrue from and including the most recent date to which interest has been paid or, if no interest has ever been paid, from and including the date of issuance. Interest will be computed on the basis of a 360-day year comprising twelve 30-day months.

        The new notes will not be entitled to the benefit of any mandatory sinking fund.

Guarantees

        The new notes will be unconditionally, irrevocably, jointly and severally guaranteed by:

  •
  CNH Capital America; and

  •
  New Holland Credit.

        The Guarantee of each Guarantor will be a general unsecured obligation of such Guarantor and will rank senior in right of payment to all future obligations of such Guarantor that are, by their terms, expressly subordinated in right of payment to such Guarantee and pari passu in right of payment with all existing and future unsecured Indebtedness of such Guarantor that are not so subordinated. The new notes will be effectively subordinated to the obligations of each of the Company's direct and indirect Subsidiaries that is not a Guarantor of the notes. As of September 30, 2012, such non-Guarantor Subsidiaries had $9.9 billion of outstanding debt. In addition, the assets of our Securitization Subsidiaries, which are variable-interest entities that engage in our Securitization Transactions, do not belong to us and cannot be used to satisfy our obligations under the notes. As of September 30, 2012, the total assets and debt of such Securitization Subsidiaries consolidated on our balance sheet were $8.9 billion and $8.7 billion, respectively. See "Risk Factors—Risks Related to the New Notes—Because each guarantor's liability under its guarantee may be reduced to zero, avoided or released under certain circumstances, you may not receive any payments from either or both of the guarantors."

        The obligations of each Guarantor under its Guarantee will be limited as necessary to prevent that Guarantee from constituting a fraudulent conveyance under applicable law. If a Guarantee were rendered voidable, it could be subordinated by a court to all other Indebtedness (including guarantees and other contingent liabilities) of the applicable Guarantor, and, depending on the amount of such indebtedness, a Guarantor's liability on its Guarantee could be reduced to zero.

        The Guarantee of a Guarantor will be released:

  (1)
  in connection with any sale or other disposition of all of the Capital Stock of such Guarantor to a Person other than the Company or any Subsidiary of the Company;

  (2)
  in connection with the sale or other disposition of all or substantially all of the assets or properties of such Guarantor, including by way of merger, consolidation or otherwise, to a Person other than the Company or any Subsidiary of the Company; or

  (3)
  in the case of any Subsidiary which after the Issue Date is required to Guarantee the notes pursuant to the covenant described under "—Certain Covenants—Issuance of Subsidiary Guarantees," upon either (x) the release or discharge of the guarantee of such Subsidiary of Indebtedness of the Company or any other Person which resulted in the obligation to so Guarantee the notes or (y) the notes reaching Investment Grade Status.

Parent Support Agreement

        The Company and CNH Global entered into a support agreement (the "Parent Support Agreement"), dated November 4, 2011, pursuant to which CNH Global has agreed to, among other matters, (a) make cash capital contributions to the Company, to the extent that such payments are necessary to cause the ratio of net earnings available for fixed charges to fixed charges of the Company and its Subsidiaries to be not less than 1.05 for each fiscal quarter of the Company (with such ratio determined, on a consolidated basis and in accordance with U.S. GAAP, for such fiscal quarter and the immediately preceding three fiscal quarters taken as a whole), (b) generally maintain an ownership of at least fifty-one percent (51%) of the Capital Stock of the Company having voting power for the election of directors or managers and (c) cause the Company to have, as at the end of any fiscal quarter, a consolidated tangible net worth of at least $50 million. CNH Global is required to cure, directly or indirectly, any deficiency in the ratio of net earnings available for fixed charges to fixed charges or in the consolidated tangible net worth not later than 90 days following the end of the fiscal quarter in which the deficiency occurred.

        The Parent Support Agreement is not intended to be and is not a guarantee by CNH Global of the payment of the principal of and any premium and interest on the notes. The obligations of CNH Global to the Company pursuant to the Parent Support Agreement are to the Company only and do not run to, and are not enforceable directly by, any creditor of the Company including Holders of notes or the Trustee, and the terms of the Parent Support Agreement will not cause CNH Global to be responsible for the payment of any obligations of the Company or of any Guarantor to any creditor thereof, including the Holders of notes or the Trustee; provided, however, that the holders of more than 50% of the aggregate outstanding principal amount of all of the Company's indebtedness (other than indebtedness owed to any Affiliate of the Company but including indebtedness under the notes) will have the right to demand that the Company enforce the Company's rights under the Parent Support Agreement, and if the Company fails or refuses to take timely action to enforce such rights, such holders may proceed against the Company to require the Company to enforce its rights under the Parent Support Agreement.

Redemption

  Optional redemption

        The notes will be redeemable, at the Company's option, in whole at any time or in part from time to time, at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date, plus the Make-Whole Premium (a "Make-Whole Redemption").

  Selection and notice of redemption

        In the event that less than all of the notes are to be redeemed at any time, subject to applicable procedures of DTC with respect to global notes, selection of the notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed or, if the notes are not then listed on a national securities exchange, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided that no notes of a principal amount of $2,000 or less shall be redeemed in part.

        Notice of an optional redemption shall be mailed at least 30 but not more than 60 days before the redemption date to each Holder to be redeemed at its registered address. If any note is to be redeemed in part only, the notice of redemption that relates to such note shall state the portion of the principal amount thereof to be redeemed. A new note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original note. On and after the redemption date, interest will cease to accrue on notes or portions thereof called for redemption as long as the Company has deposited with the paying agent funds in satisfaction of the applicable redemption price pursuant to the Indenture.

Repurchase at the Option of Holders Upon a Change of Control Triggering Event

        The Indenture provides that, upon the occurrence of a Change of Control Triggering Event, each Holder will have the right to require that the Company purchase all or a portion of such Holder's notes pursuant to the offer described below (the "Change of Control Offer"), at a purchase price equal to 101% of the principal amount thereof plus accrued interest, if any, thereon to the date of purchase (the "Change of Control Payment").

        Within 30 days following the date upon which the Change of Control Triggering Event occurs, the Company must send, by first class mail, a notice to each Holder, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed (the "Change of Control Payment Date"). Holders electing to have a note purchased pursuant to a Change of Control Offer will be required to surrender the note, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the note completed, to the paying agent at the address specified in the notice prior to the close of business on the third Business Day prior to the Change of Control Payment Date.

        On the Change of Control Payment Date, the Company will, to the extent lawful:

  (1)
  accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

  (2)
  deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

  (3)
  deliver or cause to be delivered to the Trustee the notes properly accepted together with an officers' certificate stating the aggregate principal amount of notes or portions of notes being purchased by the Company.

        Subject to applicable DTC procedures with respect to global notes, the paying agent will as promptly as practicable mail to each Holder of notes properly tendered the Change of Control Payment for such notes, and the Company and the Trustee will as promptly as practicable execute and authenticate and mail to each Holder a new note in a principal amount equal to any unpurchased portion of the notes surrendered, if any; provided, however, that each new note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

        The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent such laws and regulations are applicable in connection with a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture relating to a Change of Control, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the applicable provisions of the Indenture by virtue thereof.

        The Change of Control purchase feature of the notes may in certain circumstances make more difficult or discourage a sale or takeover of the Company. The Change of Control purchase feature is a result of negotiations between the Company and the Initial Purchaser Representatives. Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect the Company's capital structure or credit ratings. Restrictions on the Company's ability to incur additional Indebtedness are contained in the covenants described under "Certain

Covenants—Limitations on Secured Indebtedness" and "Certain Covenants—Limitations on Sales and Leasebacks." Such restrictions can only be waived with the consent of the Holders of a majority in principal amount of the notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford Holders protection in the event of a highly levered transaction.

        A change of control under the New Facility would permit the lender under such facility to declare all outstanding loans under the New Facility to be immediately due and payable. Furthermore, future Indebtedness that the Company may incur may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require the repurchase of such future Indebtedness upon a Change of Control. Moreover, the exercise by the Holders of their right to require the Company to repurchase their notes could cause a default under such Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the ability of the Company to pay cash to the Holders of notes following the occurrence of a Change of Control may be limited by the Company's then existing financial resources. The Company cannot assure you that it will have sufficient funds available when necessary to make any required repurchases, and the terms of the Company's other financing arrangements may require repurchase or repayment of amounts outstanding in the event of a Change of Control, which could also limit the Company's ability to fund the repurchase of the notes. In the event the Company is required to purchase outstanding notes pursuant to a Change of Control Offer, the Company may seek third-party financing to the extent it does not have available funds to meet its purchase obligations. However, there can be no assurance that the Company would be able to obtain such financing.

        The definition of "Change of Control" includes a disposition of all or substantially all of the assets of the Company to any Person. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of "all or substantially all" of the assets of the Company absent a decision by a court of competent jurisdiction. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder may require the Company to make an offer to repurchase the notes as described above.

        The provisions under the Indenture relative to the Company's obligation to make an offer to repurchase the notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the notes.

Certain Covenants

        Limitations on Secured Indebtedness.    The Company will not, nor will it permit any Restricted Subsidiary to, incur, issue, assume, guarantee or create any Secured Indebtedness without effectively providing concurrently with the incurrence, issuance, assumption, guaranty or creation of any such Secured Indebtedness that the outstanding notes (together with, if the Company shall so determine, any other Indebtedness of the Company or such Restricted Subsidiary then existing or thereafter created which is not subordinated to the outstanding notes) will be secured equally and ratably with (or prior to) such Secured Indebtedness, so long as such Secured Indebtedness will be secured by a Lien, unless, after giving effect thereto, the sum of the aggregate amount of (a) all outstanding Secured Indebtedness of the Company and its Restricted Subsidiaries, plus (b) all Attributable Debt in respect of sale and leaseback transactions (with the exception of Attributable Debt which is excluded pursuant to clauses (1) to (6) inclusive described under "—Limitations on Sales and Leasebacks" below), plus (c) all Indebtedness of CNH Capital Canada (other than Indebtedness of CNH Capital Canada owed to CNH Global, Fiat Industrial S.p.A., any other Parent of CNH Global, or any of the Subsidiaries of CNH Global, Fiat Industrial S.p.A. or such other Parent of CNH Global) to the extent not included under (a) or (b) above, would not exceed 15% of Consolidated Net Tangible Assets of the

Company and its Restricted Subsidiaries; provided, however, that this restriction will not apply to, and there will be excluded from Secured Indebtedness in any computation under this covenant, Indebtedness secured by:

  (1)
  Liens on property of any Person existing at the time such Person becomes a Subsidiary;

  (2)
  Liens on property existing at the time of acquisition thereof or incurred within 180 days of the time of acquisition thereof (including, without limitation, acquisition through merger or consolidation) by the Company or any Restricted Subsidiary;

  (3)
  Liens on property hereafter acquired (or constructed) by the Company or any Restricted Subsidiary and created prior to, at the time of, or within 270 days after such acquisition (including, without limitation, acquisition through merger or consolidation) (or the completion of such construction or commencement of commercial operation of such property, whichever is later) to secure or provide for the payment of all or any part of the purchase price (or the construction price) thereof;

  (4)
  Liens in favor of the Company or any Restricted Subsidiary;

  (5)
  Liens in favor of the United States of America, any State thereof or the District of Columbia, or any agency, department or other instrumentality thereof, to secure partial, progress, advance or other payments pursuant to any contract or provisions of any statute;

  (6)
  Liens incurred or assumed in connection with the issuance of revenue bonds the interest on which is exempt from Federal income taxation pursuant to Section 103(a) of the Internal Revenue Code of 1954, as amended;

  (7)
  Liens securing the performance of any contract or undertaking not directly or indirectly in connection with the borrowing of money, the obtaining of advances or credit or the securing of Indebtedness, if made and continuing in the ordinary course of business;

  (8)
  Liens under workers' compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts or deposits to secure public or statutory obligations of the Company or any Restricted Subsidiary, or deposits of cash or obligations of the United States of America to secure surety and appeal bonds to which the Company or any Restricted Subsidiary is a party or in lieu of such bonds, or pledges or deposits for similar purposes in the ordinary course of business, or Liens imposed by law, such as laborers' or other employees', carriers', warehousemen's, mechanics', materialmen's and vendors' Liens and Liens arising out of judgments or awards against the Company or any Restricted Subsidiary with respect to which the Company or such Restricted Subsidiary at the time shall be prosecuting an appeal or proceedings for review and with respect to which it shall have secured a stay of execution pending such appeal or proceedings for review, or Liens for taxes not yet subject to penalties for nonpayment or the amount or validity of which is being in good faith contested by appropriate proceedings by the Company or any Restricted Subsidiary, as the case may be, or minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions or Liens as to the use of real properties, which Liens, exceptions, encumbrances, easements, reservations, rights and restrictions do not, in the good faith opinion of the Governing Body of the Company, in the aggregate materially detract from the value of said properties or materially impair their use in the operation of the business of the Company and its Restricted Subsidiaries;

  (9)
  Liens (i) relating to the establishment of depository relations with banks or other financial institutions not given in connection with the incurrence of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Company or any of its Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Company or any of its Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Company or any of its Subsidiaries in the ordinary course of business; or

  (10)
  any extension, renewal, refunding or replacement of the foregoing.

        Limitations on Sales and Leasebacks.    The Company will not, nor will it permit any Restricted Subsidiary to, enter into any arrangement with any Person providing for the leasing by the Company or any Restricted Subsidiary of any property of the Company or any Restricted Subsidiary, which property has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person (a "sale and leaseback transaction") unless, after giving effect thereto, the sum of the aggregate amount of (a) all Attributable Debt with respect to all such sale and leaseback transactions, plus (b) all Secured Indebtedness (with the exception of Indebtedness secured by Liens which are incurred, issued, assumed, guaranteed, created or permitted pursuant to clauses (1) to (10) inclusive described under "Limitations on Secured Indebtedness" above), plus (c) all Indebtedness of CNH Capital Canada (other than Indebtedness of CNH Capital Canada owed to CNH Global, Fiat Industrial S.p.A., any other Parent of CNH Global, or any of the Subsidiaries of CNH Global, Fiat Industrial S.p.A. or such other Parent of CNH Global) to the extent not included under (a) or (b) above, would not exceed 15% of Consolidated Net Tangible Assets. This covenant will not apply to, and there will be excluded from Attributable Debt in any computation under this covenant or under "Limitations on Secured Indebtedness" above, Attributable Debt with respect to any sale and leaseback transaction if:

  (1)
  The Company or applicable Restricted Subsidiary is permitted to incur Indebtedness secured by a Lien pursuant to clauses (1) to (10) inclusive described under "Limitations on Secured Indebtedness" above on the property to be leased, in an amount equal to the Attributable Debt with respect to such sale and leaseback transaction, without equally and ratably securing the notes;

  (2)
  The Company or applicable Restricted Subsidiary, within 270 days after the sale or transfer shall have been made by the Company or applicable Restricted Subsidiary, shall apply an amount in cash equal to the greater of (i) the net proceeds of the sale or transfer of the property leased pursuant to such arrangement or (ii) the fair market value of the property so leased at the time of entering into such arrangement (as determined by the President, the Chief Financial Officer or the Treasurer of the Company) to the retirement of Secured Indebtedness of the Company or any Restricted Subsidiary (other than Secured Indebtedness owned by the Company or any Restricted Subsidiary); provided, however, that no retirement referred to in this clause (2) may be effected by payment at maturity or pursuant to any mandatory sinking fund payment or any mandatory prepayment provision of any Secured Indebtedness;

  (3)
  The Company or a Restricted Subsidiary applies the net proceeds of the sale or transfer of the property leased pursuant to such transaction to the purchase of other property or assets used or useful in the Company's or any Restricted Subsidiary's business within 270 days prior or subsequent to such sale or transfer;

  (4)
  the effective date of any such arrangement is within 270 days of the acquisition of the applicable property (including, without limitation, acquisition by merger or consolidation) or the completion of construction and commencement of operation thereof, whichever is later;

  (5)
  the lease in such sale and leaseback transaction is for a period, including renewals, of not more than three years; or

  (6)
  the sale and leaseback transaction is entered into between the Company and a Restricted Subsidiary or between Restricted Subsidiaries.

        Merger, Consolidation and Sale of Assets.    The Company shall not consolidate with or merge with or into any other Person or convey, transfer or lease all or substantially all of its properties and assets to any Person, and the Company shall not permit any Person to consolidate with or merge with or into the Company or convey, transfer or lease all or substantially all of its properties and assets to the Company unless:

  (1)
  the Person formed by such consolidation or with or into which the Company is merged or the Person which acquires by conveyance or transfer, or which leases, all or substantially all of the properties and assets of the Company shall be a Person organized and validly existing under the laws of the United States of America, any State thereof or the District of Columbia and shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, the due and punctual payment of the principal of and any premium and interest on the notes and the performance or observance of every covenant of the Indenture on the part of the Company to be performed or observed and shall expressly assume all obligations of the Company under the Registration Rights Agreement and the Parent Support Agreement;

  (2)
  immediately after giving effect to such transaction and treating any indebtedness which becomes an obligation of the Company or a Subsidiary as a result of such transaction as having been incurred by the Company or such Subsidiary at the time of such transaction, no Default or Event of Default shall have occurred and be continuing;

  (3)
  if, as a result of any such consolidation or merger or such conveyance, transfer or lease, properties or assets of the Company or any Subsidiary would become subject to a mortgage, pledge, lien, security interest or other encumbrance which would not be permitted by the Indenture, the Company or such successor Person, as the case may be, shall take such steps as shall be necessary effectively to secure the notes equally and ratably with (or prior to) all indebtedness secured thereby; and

  (4)
  the Company has delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that such consolidation, merger, conveyance, transfer or lease and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of the Indenture and that all conditions precedent therein provided for relating to such transaction have been complied with.

        For purposes of the foregoing, the conveyance, transfer or lease of all or substantially all of the properties or assets of one or more Subsidiaries, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

        Upon any consolidation of the Company with, or merger of the Company with or into, any other Person or any conveyance, transfer or lease of all or substantially all of the properties and assets of the Company in accordance with the foregoing, the successor Person formed by such consolidation or with or into which the Company is merged or to which such conveyance, transfer or lease is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture with the same effect as if such successor Person had been named as the Company in the Indenture; and in the event of any such conveyance, transfer or lease, the Company (which term shall for this purpose mean the Person named as the Company or any successor corporation which shall have theretofore become such in the manner prescribed above) shall be discharged from all liability under the Indenture and in respect of the notes or its Guarantee, as the case may be, and be dissolved and liquidated.

        No Guarantor (other than a Guarantor whose Guarantee is to be released in accordance with the terms of the Guarantee and the Indenture) shall consolidate with or merge with or into any other

Person or convey, transfer or lease all or substantially all of its properties and assets to any Person, and the Company shall not permit any Person to consolidate with or merge with or into any other Guarantor or convey, transfer or lease all or substantially all of its properties and assets to any other Guarantor, unless:

  (1)
  if such Guarantor shall consolidate with or merge with or into another Person or convey, transfer or lease all or substantially all of its properties and assets to any Person, the Person formed by such consolidation or with or into which such Guarantor is merged or the Person which acquires by conveyance or transfer, or which leases, all or substantially all of the properties and assets of such Guarantor shall be organized and validly existing under the laws of (x) if such Guarantor is organized and existing under the laws of the United States or any State thereof or the District of Columbia, the United States or any State thereof or the District of Columbia; or (y) if such Guarantor is organized and existing under the laws of any other jurisdiction (i) a member state of the European Union (as it exists on the Issue Date), (ii) the United States or any state thereof or the District of Columbia or (iii) the jurisdiction or organization or existence of such Guarantor to which such consolidation or merger relates and, in each case, shall expressly assume, by a supplemental indenture, all of the obligations of such Guarantor under the Indenture, such Guarantor's Guarantee and the Registration Rights Agreement;

  (2)
  immediately after giving effect to such transaction and treating any indebtedness which becomes an obligation of such Guarantor as a result of such transaction as having been incurred by such Guarantor at the time of such transaction, no Default or Event of Default shall have happened and be continuing;

  (3)
  if, as a result of any such consolidation or merger or such conveyance, transfer or lease, properties or assets of such Guarantor would become subject to a mortgage, pledge, lien, security interest or other encumbrance which would not be permitted by the Indenture, such Guarantor or such successor Person, as the case may be, shall take such steps as shall be necessary effectively to secure its Guarantee of the notes equally and ratably with (or prior to) all indebtedness secured thereby; and

  (4)
  such Guarantor has delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that such consolidation, merger, conveyance, transfer or lease and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of the Indenture and that all conditions precedent therein provided for relating to such transaction have been complied with.

        Upon any consolidation of a Guarantor with, or merger of such Guarantor with or into, any other Person or any conveyance, transfer or lease of all or substantially all of the properties and assets of such Guarantor with or in accordance with the foregoing, the successor Person formed by such consolidation or with or into which such Guarantor is merged or to which such conveyance, transfer or lease is made shall succeed to, and be substituted for, and may exercise every right and power of such Guarantor under the Indenture with the same effect as if such successor Person had been a Guarantor under the Indenture; and in the event of any such conveyance, transfer or lease, such Guarantor (which term shall for this purpose mean the Person named as such Guarantor or any successor corporation which shall have theretofore become such in the manner prescribed above) shall be discharged from all liability under the Indenture and in respect of its Guarantee of the notes, and be dissolved and liquidated.

        Issuance of Subsidiary Guarantees.    The Company will not cause or permit any of its Restricted Subsidiaries, directly or indirectly, to be obligated as a guarantor, other than as a result of any bank or other depositary institution's right of set-off, of the obligation of the Company or any other Person under any Indebtedness in excess of $50.0 million in the aggregate unless such Restricted Subsidiary concurrently therewith:

  (1)
  executes and delivers to the Trustee a supplemental indenture pursuant to which such Subsidiary shall unconditionally guarantee (each, a "Guarantee") all of the Company's obligations under the notes and the Indenture on the terms set forth in the Indenture for so long as such guaranteed Indebtedness exceeds $50.0 million in the aggregate; and

  (2)
  delivers to the Trustee an opinion of counsel (which may contain customary exceptions) that such supplemental indenture has been duly authorized, executed and delivered by such Subsidiary and constitutes a legal, valid, binding and enforceable obligation of such Subsidiary.

        Thereafter, such Restricted Subsidiary shall be a Guarantor for all purposes of the Indenture until such Guarantee is released in accordance with the provisions of "Guarantees" above. The Company may cause any other Subsidiary of the Company to issue a Guarantee and become a Guarantor.

        Payments for Consent.    The Company will not, and will not cause or permit any Subsidiary to, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture, the notes or the Guarantees unless such consideration is offered to be paid to all Holders who so consent, waive or agree to amend in the time frame set forth in solicitation documents relating to such consent, waiver or amendment.

        Reports to Holders.    The Company will deliver to the Trustee, within 15 days after it is required to file them with the Commission, copies of: (A) annual reports on Form 10-K (or any successor or comparable form) containing the information required to be contained therein (or required in such successor or comparable form); (B) reports on Form 10-Q (or any successor or comparable form) containing the information required to be contained therein (or required in such successor or comparable form); (C) reports on Form 8-K (or any successor or comparable form) containing the information required to be contained therein (or required in such successor or comparable form); and (D) any other information, documents or other reports which the Company would be required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act; provided, however, if the Company is not obligated to file the information, documents and reports described in clauses (A), (B), (C) or (D) of this sentence with the Commission, or if the Commission does not permit such filing, the Company shall make available such information, documents and reports to prospective purchasers of the notes, in addition to providing such information to the Trustee and the Holders, in each case within 30 days after the time the Company would have been required to file such information with the Commission, if it were subject to Section 13 or 15(d) of the Exchange Act. The Company shall be deemed to have furnished such information, documents or reports to the Trustee, the Holders and/or prospective purchasers of the notes, if the Company has filed such information, documents or reports with the Commission via the EDGAR filing system (or any successor system) and/or posted such information, documents or reports on the Company's website and such information, documents or reports are publicly available. The Company has also agreed that, for so long as any notes remain outstanding during any period when it is not subject to Section 13 or 15(d) of the Exchange Act, or otherwise permitted to furnish the SEC with certain information pursuant to Rule 12g3-2(b) under the Exchange Act, it will furnish to the holders of the notes and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

        The Company will transmit by mail to all Holders, as the names and addresses of such Holders appear upon the register, within 30 days after the filing thereof with the Trustee, the summaries of information, documents and reports required to be filed by the Company, if any, pursuant to the Indenture as may be required by rules and regulations prescribed from time to time by the Commission.

        Compliance with Parent Support Agreement.    The Company (i) will observe and perform in all material respects all of its covenants or agreements contained in the Parent Support Agreement, (ii) will use commercially reasonable efforts to cause CNH Global to observe and perform in all material respects all covenants or agreements of CNH Global contained in the Parent Support Agreement and (iii) will not waive compliance under, amend in any material respect or terminate the Parent Support Agreement; provided, however, that the Parent Support Agreement may, in accordance with the terms thereof, be modified, amended or terminated, at CNH Global's election, upon thirty days prior written notice to the Company and to Moody's and S&P if (a) such modification, amendment or termination would not result in a downgrade of the Company's rated indebtedness by Moody's or S&P; (b) the modification, amendment or notice of termination provides that the Parent Support Agreement will continue in effect with respect to the Company's rated indebtedness outstanding on the effective date of the modification, amendment or termination; or (c) there is no long-term rated indebtedness of the Company outstanding.

Events of Default

        The following events will be defined in the Indenture as "Events of Default":

  (1)
  the failure to pay interest on any notes when the same becomes due and payable and such default continues for a period of 30 days;

  (2)
  the failure to pay the principal of any notes, when such principal becomes due and payable, at maturity, upon redemption or otherwise (including the failure to make a payment to purchase notes tendered pursuant to a Change of Control Offer);

  (3)
  a default in the performance, or breach, of any term or provision of those covenants contained in the Indenture that are described under clause (iii) of "Certain Covenants—Compliance with Parent Support Agreement";

  (4)
  a default in the observance or performance of any other covenant or agreement contained in the Indenture which default continues for a period of 30 days after the Company receives written notice specifying the default from the Trustee or the Holders of at least 25% of the outstanding principal amount of the notes (except in the case of a default with respect to the covenant described under "—Certain Covenants—Merger, Consolidation and Sale of Assets," which will constitute an Event of Default with such notice requirement but without such passage of time requirement);

  (5)
  a default under any Indebtedness of the Company, any Restricted Subsidiary of the Company or any Guarantor that, in the case of any such Restricted Subsidiary or Guarantor is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company and/or Guarantors that, together would constitute a Significant Subsidiary (or the payment of which is guaranteed by the Company or any such Restricted Subsidiary of the Company or Guarantor or group of Restricted Subsidiaries of the Company and/or Guarantors), whether such Indebtedness now exists or is created after the Issue Date, which default (A) is caused by a failure to pay principal of such Indebtedness after any applicable grace period provided in such Indebtedness on the date of such default (a "payment default") or (B) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates $75.0 million;

  (6)
  one or more judgments in an aggregate amount in excess of $75.0 million not covered by adequate insurance shall have been rendered against the Company, any Restricted Subsidiary of the Company or Guarantor that, in the case of any such Restricted Subsidiary or Guarantor is a Significant Subsidiary or group of Restricted Subsidiaries of the Company and/or Guarantors that, together, would constitute a Significant Subsidiary and such judgments remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and nonappealable;

  (7)
  certain events of bankruptcy as set forth in the Indenture affecting the Company or any Restricted Subsidiary or Guarantor that, in the case of any such Restricted Subsidiary or Guarantor is a Significant Subsidiary or group of Restricted Subsidiaries of the Company and/or Guarantors that, together, would constitute a Significant Subsidiary; or

  (8)
  any Guarantee of any Guarantor ceases to be in full force and effect or any Guarantee of such Guarantor is declared to be null and void and unenforceable or any Guarantee of such Guarantor is found to be invalid or any Guarantor denies its liability under its Guarantee (other than by reason of release of such Guarantor in accordance with the terms of the Indenture).

        If an Event of Default (other than an Event of Default specified in clause (7) above) shall occur and be continuing, the Trustee or the Holders of at least 25% in principal amount of outstanding notes may declare the principal of, premium, if any, and accrued interest on all the notes to be due and payable by notice in writing to the Company and (if given by the Holders) the Trustee specifying the respective Events of Default and that it is a "notice of acceleration," and the same shall become immediately due and payable. If an Event of Default specified in clause (7) above occurs with respect to the Company and is continuing, then all unpaid principal of, premium, if any, and accrued and unpaid interest on all of the outstanding notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

        The Indenture will provide that, at any time after a declaration of acceleration with respect to the notes as described in the preceding paragraph, the Holders of a majority in principal amount of the then outstanding notes may rescind and cancel such declaration and its consequences:

  (1)
  if the rescission would not conflict with any judgment or decree;

  (2)
  if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;

  (3)
  to the extent the payment of such interest is lawful, if interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

  (4)
  if the Company has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances; and

  (5)
  in the event of the cure or waiver of an Event of Default of the type described in clause (7) of the description above of Events of Default, the Trustee shall have received an officers' certificate and an opinion of counsel that such Event of Default has been cured or waived.

        No such rescission shall affect any subsequent Default or Event of Default or impair any right consequent thereto.

        The Holders of a majority in principal amount of the then outstanding notes may waive any existing Default or Event of Default under the Indenture, and its consequences, except a default in the payment of the principal of or premium, if any, or interest on any notes.

        Holders of the notes may not enforce the Indenture or the notes except as provided in the Indenture and under the TIA. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights, or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the

Trustee satisfactory security or indemnity. Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the then outstanding notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

        Under the Indenture, the Company is required to provide an officers' certificate to the Trustee promptly upon the Company obtaining knowledge of any Default or Event of Default (provided that the Company shall provide such certification at least annually whether or not it knows of any Default or Event of Default) that has occurred and, if applicable, describe such Default or Event of Default and the status thereof.

Legal Defeasance and Covenant Defeasance

        The Company may, at its option and at any time, elect to have its obligations and the obligations of any Guarantors discharged with respect to the outstanding notes ("legal defeasance"). Such legal defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding notes, except for:

  (1)
  the rights of Holders to receive payments in respect of the principal of, premium, if any, and interest on the notes when such payments are due;

  (2)
  the Company's obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payments;

  (3)
  the rights, powers, trust, duties and immunities of the Trustee and the Company's obligations in connection therewith; and

  (4)
  the legal defeasance provisions of the Indenture.

        In addition, the Company may, at its option and at any time, elect to have its obligations of the Company released with respect to certain covenants that are described in the Indenture ("covenant defeasance") and thereafter any omission or failure to comply, with such obligations shall not constitute a Default or Event of Default with respect to the notes. In the event covenant defeasance occurs, certain events (not including nonpayment, bankruptcy, receivership, reorganization and insolvency events) described under "—Events of Default" will no longer constitute an Event of Default with respect to the notes.

        In order to exercise legal defeasance or covenant defeasance:

  (1)
  The Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders cash in U.S. dollars, non-callable U.S. government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants selected by the Company expressed in a written certification to the Trustee, to pay the principal of, premium, if any, and interest on the notes on the stated date of payment thereof or on the applicable redemption date, as the case may be; provided that the Trustee shall have received an irrevocable written order from the Company instructing the Trustee to apply such cash or the proceeds of such obligations to said payments with respect to such notes;

  (2)
  in the case of legal defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such legal defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance had not occurred;

  (3)
  in the case of covenant defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred;

  (4)
  no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit (other than a Default or Event of Default resulting from the incurrence of Indebtedness all or a portion of the proceeds of which will be used to defease the notes concurrently with such incurrence);

  (5)
  such legal defeasance or covenant defeasance shall not result in a breach or violation of or constitute a default under the Indenture or any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

  (6)
  the Company shall have delivered to the Trustee an officers' certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others;

  (7)
  the Company shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent (other than, in the case of such legal opinion, paragraph (6) above as to which such counsel need express no opinion) provided for or relating to the legal defeasance or the covenant defeasance have been complied with; and

  (8)
  the Company shall have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit and assuming that no Holder is an "insider" with respect to the Company, as that term is defined in Section 101 of title 11, United States Bankruptcy Code (the "Bankruptcy Code"), the cash or securities deposited in trust will not be subject to avoidance and repayment under Sections 547 and 550 of the Bankruptcy Code.

Satisfaction and Discharge

        The Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the notes, as expressly provided for in the Indenture) as to all outstanding notes when:

  (1)
  either (a) all the notes theretofore authenticated and delivered (except lost, stolen or destroyed notes which have been replaced or paid and notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation or (b) all of the notes (i) have become due and payable, (ii) will become due and payable at their stated maturity within one year or (iii) if redeemable at the option of the Company, are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the notes to the date of deposit together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

  (2)
  the Company and/or the Guarantors have paid all other sums payable under the Indenture; and

  (3)
  the Company has delivered to the Trustee an officers' certificate and an opinion of counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

Modification of the Indenture

        From time to time, the Company, the Guarantors and the Trustee, without the consent of the Holders, may amend the Indenture for certain specified purposes, including curing ambiguities, defects or inconsistencies, so long as such change does not, in the opinion of the Company, adversely affect the rights of any of the Holders in any material respect. The Trustee will be entitled to rely on such evidence as it deems appropriate, including, without limitation, solely on an opinion of counsel. Other modifications and amendments of the Indenture may be made with the consent of the Holders of a majority in principal amount of the then outstanding notes issued under the Indenture, except that, without the consent of each Holder affected thereby, no amendment may:

  (1)
  reduce the amount of notes whose Holders must consent to an amendment;

  (2)
  reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest, on any notes;

  (3)
  reduce the principal of or change or have the effect of changing the fixed maturity of any notes, or change the date on which any notes may be subject to redemption or repurchase, or reduce the redemption or repurchase price therefor;

  (4)
  make any notes payable in a currency other than that stated in the notes;

  (5)
  make any change in provisions of the Indenture protecting the right of each Holder to receive payment of principal of, premium, if any, and interest on such notes on or after the stated due date thereof or to bring suit to enforce such payment, or permitting Holders of a majority in principal amount of the then outstanding notes to waive Defaults or Events of Default;

  (6)
  amend, change or modify in any material respect the obligation of the Company to make and consummate a Change of Control Offer after the occurrence of a Change of Control Triggering Event or, after such Change of Control Triggering Event has occurred, modify any of the provisions or definitions with respect thereto;

  (7)
  modify or change any provision of the Indenture or the related definitions affecting the ranking of the notes or any Guarantee in a manner which adversely affects the Holders; or

  (8)
  release any Guarantor from any of its obligations under its Guarantee or the Indenture otherwise than in accordance with the terms of the Indenture.

Governing Law; Waiver of Trial by Jury

        The Indenture provides that it, the notes and any Guarantees will be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby. The Indenture will provide that we, the Guarantors and the Trustee, and each Holder of a note by its acceptance thereof, irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to the Indenture, the notes or any transaction contemplated thereby.

The Trustee

        The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default that has not been cured or waived, the Trustee will exercise such rights and powers vested in it by the Indenture, and use the same degree of care and skill in its exercise, as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.

        The Indenture and the provisions of the TIA contain certain limitations on the rights of the Trustee, should it become a creditor of the Company or a Guarantor, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, the Trustee will be permitted to engage in other transactions; provided that if the Trustee acquires any conflicting interest as described in the TIA it must apply to the Commission for permission to continue, eliminate such conflict, or resign within 90 days as provided in the Indenture.

Certain Definitions

        Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

        "Affiliate" means with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by or is under common control with, such specified Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

        "Applicable Treasury Rate" for any redemption date, means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two Business Days prior to the Make-Whole Redemption Date of such note (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Make-Whole Redemption Date to November 1, 2015; provided, however, that if the period from the Make-Whole Redemption Date to November 1, 2015 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Applicable Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given except that if the period from the Make-Whole Redemption Date to November 1, 2015 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

        "Attributable Debt" means, as to any particular lease under which either the Company or any Restricted Subsidiary is at the time liable as lessee for a term of more than 12 months and at any date as of which the amount thereof is to be determined, the total net obligations of the lessee for rental payments during the remaining term of the lease (excluding any period for which such lease has been extended or may, at the option of the lessor, be extended) discounted from the respective due dates thereof to such determination date at a rate per annum equivalent to the greater of (a) the weighted-average Yield to Maturity of the notes and (b) the interest rate inherent in such lease (as determined in good faith by the Company), both to be compounded semi-annually. The net total obligations of the lessee for rental payments under any such lease for any such period shall be the aggregate amount of the rent payable by the lessee with respect to such period after excluding amounts required to be paid on account of maintenance and repairs, services, insurance, taxes, assessments, water rates and similar charges and contingent rents (such as those based on sales or monetary inflation). If any lease is terminable by the lessee upon the payment of a penalty and under the terms of the lease the termination right is not exercisable until after the determination date and the amount of such penalty discounted to the determination date as provided above is less than the net amount of rentals payable after the time as of which such termination could occur (the "termination time") discounted to the determination date as provided above, then such discounted penalty amount shall be used instead of such discounted amount of net rentals payable after the termination time in calculating the Attributable Debt for such lease. If any lease is terminable by the lessee upon the payment of a penalty and such termination right is exercisable on the determination date and the amount of the net rentals payable under such lease after the determination date discounted to the determination date as provided above is greater than the amount of such penalty, the "Attributable Debt" for such lease as of such determination date shall be equal to the amount of such penalty.

        "Business Day" means a day other than a Saturday, Sunday or other day on which the Trustee or commercial banking institutions in New York City are authorized or required by law to close.

        "Capital Stock" means

  (1)
  with respect to any Person that is a corporation, any and all shares of corporate stock of such Person;

  (2)
  with respect to any Person that is an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated and whether or not voting) of corporate stock of such Person;

  (3)
  with respect to any Person that is a partnership or limited liability company, any and all partnership or membership interests (whether general or limited) of such Person; and

  (4)
  with respect to any other Person, any other interest or participation that confers on a Person the right to receive a share of the profits, losses of, or distributions of assets of, the issuing Person.

        "Capital Lease Obligations" of either the Company or any Restricted Subsidiary means the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date determined in accordance with generally accepted accounting principles.

        "Change of Control" means the occurrence of one or more of the following events:

  (1)
  any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a "Group"), other than one or more Permitted Holders, becomes the beneficial owner (as defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act, except that a Person will be deemed to have "beneficial ownership" of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time) of more than 50% of the total voting power of the Company's Capital Stock;

  (2)
  there is consummated any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any Person or Group, together with any Affiliates thereof (whether or not otherwise in compliance with the provisions of the Indenture), other than any transfer to (x) the Company or one or more Subsidiaries of the Company or (y) any Person of which more than 50% of the voting power of such Person's Capital Stock is owned directly or indirectly by one or more Permitted Holders;

  (3)
  there is consummated any consolidation or merger of the Company in which the Company is not the continuing or surviving Person or pursuant to which the Capital Stock of the Company would be converted into cash, securities or other property, other than a merger or consolidation of the Company (x) in which the holders of the Capital Stock of the Company outstanding immediately prior to the consolidation or merger hold, directly or indirectly, at least a majority of the Capital Stock of the surviving corporation immediately after such consolidation or merger or (y) with any Person of which more than 50% of the voting power of such Person's Capital Stock is owned directly or indirectly by one or more Permitted Holders;

  (4)
  the approval by the holders of Capital Stock of the Company of any plan or proposal for the liquidation or dissolution of the Company (whether or not otherwise in compliance with the provisions of the Indenture);

  (5)
  during any period of two consecutive years, individuals who at the beginning of such period constituted the Governing Body of the Company (together with any new directors or managers whose election by such Governing Body or whose nomination for election by the equity-holders of the Company was approved either (x) pursuant to a vote of a majority of the directors or managers then still in office who were either directors or managers at the beginning of such period or whose election or nomination for election was previously so approved or (y) by the Permitted Holders) cease for any reason to constitute a majority of the Governing Body of the Company then in office; or

  (6)
  the first day on which CNH Global fails to own, either directly or indirectly, through one or more Subsidiaries, more than 50% of the total voting power of the Company's Capital Stock.

        "Change of Control Triggering Event" means both (i) a Change of Control shall have occurred and (ii) either (x) the notes shall not have Investment Grade Status at the time of the occurrence of such Change of Control and shall not have obtained Investment Grade Status within 30 days after public notice of the occurrence of such Change of Control or (y) the notes shall have Investment Grade Status at the time of the occurrence of such Change of Control but a Rating Decline shall have occurred and, after giving effect to such Rating Decline, the notes shall cease to have Investment Grade Status.

        "Commission" means the Securities and Exchange Commission, as from time to time constituted, or if at any time after the execution of the Indenture such Commission is not existing and performing the applicable duties now assigned to it, then the body or bodies performing such duties at such time.

        "Consolidated Net Tangible Assets" means, at any date, the total assets (net of applicable reserves) appearing on the most recent consolidated balance sheet of the Company and its Restricted Subsidiaries (excluding assets of any Securitization Subsidiaries, as reflected in the table relating to consolidated variable interest entities accompanying such balance sheet) at the end of the fiscal quarter of the Company ending not more than 135 days prior to such date, prepared in accordance with generally accepted accounting principles, after deducting therefrom (a) all current liabilities (due within one year) of the Company and such Restricted Subsidiaries reflected on such balance sheet (excluding current liabilities of any Securitization Subsidiaries, as reflected in the table relating to consolidated variable interest entities accompanying such balance sheet) and (b) all Intangible Assets and related liabilities of the Company and such Restricted Subsidiaries reflected on such balance sheet (excluding Intangible Assets and related liabilities of any Securitization Subsidiaries, as reflected in the table relating to consolidated variable interest entities accompanying such balance sheet).

        "Default" means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both with respect to which, would be, an Event of Default.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto, and the rules and regulations of the Commission promulgated thereunder.

        "Governing Body" means, as to any Person, the board of directors, board of managers or other governing body of such Person or any duly authorized committee thereof.

        "Guarantee" has the meaning set forth under "—Certain Covenants—Issuance of Subsidiary Guarantees."

        "Guarantor" means (1) each Subsidiary of the Company that executes a Guarantee on the Issue Date and (2) each other Subsidiary that in the future executes a Guarantee pursuant to the covenant described under "—Certain Covenants—Issuance of Subsidiary Guarantees" or otherwise; provided that any Person constituting a Guarantor as described above shall cease to constitute a Guarantor when its Guarantee is released in accordance with the terms of the Indenture.

        "Holder" means any registered holder, from time to time, of any notes.

        "Indebtedness" means, at any date, without duplication, (i) all obligations for borrowed money of the Company or a Restricted Subsidiary of the Company or any other indebtedness of the Company or a Restricted Subsidiary of the Company, evidenced by bonds, debentures, notes or other similar instruments, maturing more than 12 months after the time of computation thereof, (ii) guarantees of any such obligations or indebtedness or of dividends of others (except guarantees in connection with the sale or discount of accounts receivable, trade acceptances and other commercial paper arising in the ordinary course of business), (iii) in the case of any Restricted Subsidiary all Preferred Stock of such Restricted Subsidiary and (iv) all Capital Lease Obligations; provided, however, that in each such case, obligations and other indebtedness of the Company or a Restricted Subsidiary of the Company incurred as a part of a Securitization Transaction shall not constitute Indebtedness.

        "Initial Purchaser Representatives" means Credit Suisse Securities (USA) LLC, Barclays Capital Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

        "Intangible Assets" means, at any date, the value (net of any applicable reserves), as shown on or reflected in the most recent consolidated balance sheet of the Company and its Restricted Subsidiaries as at the end of the fiscal quarter of the Company ending not more than 135 days prior to such date, prepared in accordance with generally accepted accounting principles, of: (i) all trade names, trademarks, licenses, patents, copyrights, service marks, goodwill and other like intangibles; (ii) organizational and development costs; (iii) deferred charges (other than prepaid items such as insurance, taxes, interest, commissions, rents, deferred interest waiver, compensation and similar items and tangible assets being amortized); and (iv) unamortized debt discount and expense, less unamortized premium.

        "Investment Grade Rating" means a rating equal to or higher than Baa3 (or the equivalent) by Moody's and BBB- (or the equivalent) by S&P or an equivalent rating by any Successor Rating Agency.

        "Investment Grade Status" means that the notes shall have an Investment Grade Rating from both Rating Agencies, provided that no Default or Event of Default has occurred and is continuing.

        "Issue Date" means October 18, 2012, the date of initial issuance of the old notes.

        "Lien" means, with respect to any asset or property, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset or property, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement or lease in the nature thereof); provided, that in no event shall an operating lease be deemed to constitute a Lien.

        "Make-Whole Premium" means, as to each note, an amount equal to the greater of (i) 1.0% of the principal amount of such note and (ii) the excess of (x) the present value of the sum of the principal amount and premium, if any, that would be payable on such note on November 1, 2015 and all remaining interest payments to and including November 1, 2015 (but excluding any interest accrued to the Make-Whole Redemption Date), discounted on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) from November 1, 2015 to the Make-Whole Redemption Date at a per-annum interest rate equal to the Applicable Treasury Rate on such Make-Whole Redemption Date plus 0.50%, over (y) the outstanding principal amount of such note.

        "Make-Whole Redemption Date" with respect to a Make-Whole Redemption, means the date such Make-Whole Redemption is effected.

        "Moody's" means Moody's Investors Service, Inc., or any successor thereto.

        "Parent" means, with respect to any Person, any other Person of which such Person is a direct or indirect Subsidiary.

        "Permitted Holders" means each of:

          (a)   CNH Global;

          (b)   any Person that is a Subsidiary of CNH Global for so long as such Person continues to be a Subsidiary of CNH Global; and

          (c)   any Parent of CNH Global (provided that in the case of this clause (c), at all times, the Company shall also be a direct or indirect Subsidiary of CNH Global).

        "Person" means an individual, partnership, corporation, limited liability company, unincorporated organization, trust, joint venture or government or any agency or political subdivision thereof or any other entity.

        "Preferred Stock" of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

        "Rating Agencies" mean Moody's and S&P; provided that if S&P, Moody's or any Successor Rating Agency (as defined below) shall cease to be in the business of providing rating services for debt securities generally, the Company shall be entitled to replace any such Rating Agency or Successor Rating Agency, as the case may be, which has ceased to be in the business of providing rating services for debt securities generally with a security rating agency which is in the business of providing rating services for debt securities generally and which is nationally recognized in the United States (such rating agency, a "Successor Rating Agency").

        "Rating Decline" shall be deemed to occur if, within 60 days after public notice of the occurrence of a Change of Control (which period shall be extended to up to 180 days after public notice of the occurrence of a Change of Control so long as the rating of the notes is under publicly announced consideration for possible downgrade as a result of the occurrence of such Change of Control by either of the Rating Agencies), the rating of the notes by either Rating Agency shall be decreased.

        "Receivables" means any right of payment from or on behalf of any obligor, whether constituting an account, chattel paper, instrument, general intangible or otherwise, arising from the financing by the Company or any Subsidiary of the Company of property or services, and monies due thereunder, security interests in the property and services financed thereby and any and all other related rights.

        "Registration Rights Agreement" means the Registration Rights Agreement to be dated the Issue Date among the Company, the Guarantors and the Initial Purchaser Representatives.

        "Restricted Subsidiary" means any Subsidiary of the Company that is not an Unrestricted Subsidiary. As of the Issue Date, each of the following Subsidiaries of the Company will be a Restricted Subsidiary: CNH Capital America, CNH Capital Canada and New Holland Credit.

        "S&P" means Standard & Poor's, a division of The McGraw-Hill Companies, Inc., or any successor thereto.

        "Secured Indebtedness" means Indebtedness which is secured by any Lien on, any asset or property (whether owned on the date of the Indenture or thereafter acquired or created) of the Company or of a Restricted Subsidiary.

        "Securities Act" means the Securities Act of 1933, as amended, or any successor statute or statutes thereto, and the rules and regulations of the Commission promulgated thereunder.

        "Securitization Subsidiary" means a Subsidiary of the Company (a) which is formed for the purpose of effecting one or more Securitization Transactions and engaging in other activities reasonably related thereto and (b) as to which no portion of the indebtedness or any other obligations of which (i) is guaranteed by the Company or any Restricted Subsidiary, or (ii) subjects any property or assets of the Company or any Restricted Subsidiary, directly or indirectly, contingently or otherwise, to any Lien, other than pursuant to representations, warranties and covenants (including those related to servicing) entered into in the ordinary course of business in connection with a Securitization Transaction and affiliate notes and other forms of capital or credit support relating to the transfer or sale of Receivables or asset-backed securities to such Securitization Subsidiary and customarily necessary or desirable in connection with such transactions.

        "Securitization Transaction" means any transaction or series of transactions that have been or may be entered into by the Company or any of its Subsidiaries in connection with or reasonably related to a transaction or series of transactions in which the Company or any of its Subsidiaries may sell, convey or otherwise transfer to (i) a Securitization Subsidiary or (ii) any other Person, or may grant a security interest in, any Receivables or asset-backed securities or interest therein (whether such Receivables or securities are then existing or arising in the future) of the Company or any of its Subsidiaries, and any assets related thereto, including, without limitation, all security interests in the property or services financed thereby, the proceeds of such Receivables or asset-backed securities and any other assets which are sold or in respect of which security interests are granted in connection with securitization transactions involving such assets.

        "Significant Subsidiary" means, with respect to any Person, any Subsidiary of such Person that satisfies the criteria for a "significant subsidiary" set forth in Rule 1-02(w) of Regulation S-X under the Securities Act, as such Regulation is in effect on the Issue Date.

        "Subsidiary," with respect to any Person, means

  (1)
  any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors or managers under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person or

  (2)
  any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

        "Unrestricted Subsidiary" means:

  (1)
  any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Governing Body of the Company in the manner provided below;

  (2)
  any Subsidiary of an Unrestricted Subsidiary; and

  (3)
  any successor by merger or consolidation of an Unrestricted Subsidiary unless such merger or consolidation is with a Restricted Subsidiary;

provided that each Subsidiary of the Company in existence on the Issue Date, other than CNH Capital America, CNH Capital Canada and New Holland Credit, shall be considered an Unrestricted Subsidiary.

        The Governing Body of the Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that the Subsidiary to be so designated has total assets of $1,000 or less.

        The Governing Body of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation, no default shall have occurred and be continuing. Any such designation by the Governing Body shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Governing Body giving effect to such designation and an officers' certificate certifying that such designation complied with the foregoing provisions.

        "Yield to Maturity" means the yield to maturity, calculated at the time of issuance of the notes calculated in accordance with generally accepted financial practice.

THE EXCHANGE OFFER

Purposes and Effect of the Exchange Offer

        We sold the old notes in a private offering in October 2012 to the initial purchasers thereof, who resold the old notes to "qualified institutional buyers" in reliance on Rule 144A under the Securities Act and, outside the United States, to non-U.S. persons in compliance with Regulation S under the Securities Act.

        In connection with the issuance of the old notes, CNH Capital LLC, the guarantors and the initial purchasers thereof entered into the Registration Rights Agreement for the benefit of holders of the old notes. The following description of the Registration Rights Agreement is a summary only. It is not complete and does not describe all of the provisions of the Registration Rights Agreement. For more information, you should review the provisions of the Registration Rights Agreement that we filed with the SEC as an exhibit to the registration statement of which this prospectus is a part.

        Pursuant to the Registration Rights Agreement, CNH Capital LLC and the guarantors agreed, at our cost, for the benefit of the holders of the old notes, to:

  •
  file a registration statement with the SEC with respect to a registered offer to exchange the notes for new notes of CNH Capital LLC evidencing the same continuing indebtedness under, and having terms substantially identical in all material respects to, the old notes (except that the exchange notes will not contain terms with respect to transfer restrictions); and

  •
  use reasonable best efforts to cause the exchange offer registration statement to be declared effective under the Securities Act not later than 365 days after the date of the issuance of the old notes (the "Effectiveness Deadline").

        Upon the effectiveness of the exchange offer registration statement, we will offer the new notes in exchange for surrender of the old notes. We will keep the registered exchange offer open for not less than 20 business days (or longer if required by applicable law) and not more than 30 business days after the date notice of the registered exchange offer is mailed to the holders of the old notes. For each old note surrendered to us pursuant to the registered exchange offer, the holder of such note will receive a new note having a principal amount equal to that of the surrendered note. Interest on each new note will accrue from the last interest payment date on which interest was paid on the old note surrendered in exchange thereof or, if no interest has been paid on such old note, from the date of its original issue.

        Under existing SEC interpretations, the new notes would be freely transferable by holders of such notes other than our affiliates after the registered exchange offer without further registration under the Securities Act if the holder of the new notes represents that it is acquiring the new notes in the ordinary course of its business, that it has no arrangement or understanding with any person to participate in the distribution of the new notes and that it is not our affiliate, as such terms are interpreted by the SEC; provided that broker-dealers ("participating broker-dealers") receiving new notes in the registered exchange offer will have a prospectus delivery requirement with respect to resales of such new notes. The SEC has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to new notes (other than a resale of an unsold allotment from the original sale of the old notes) with the prospectus contained in the exchange offer registration statement. Under the Registration Rights Agreement, we are required to allow participating broker- dealers and other persons, if any, with similar prospectus delivery requirements to use the prospectus contained in the exchange offer registration statement in connection with the resale of such new notes.

        A holder of old notes (other than certain specified holders) who wishes to exchange such notes for new notes in the registered exchange offer is required to represent that any new notes to be received by it will be acquired in the ordinary course of its business and that at the time of the commencement of the registered exchange offer it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the new notes and that it is not our "affiliate," as defined in Rule 405 under the Securities Act, or if it is an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

        In the event that:

  (i)
  applicable interpretations of the staff of the SEC do not permit us to effect such a registered exchange offer,

  (ii)
  for any other reason the exchange offer registration statement is not declared effective by the Effectiveness Deadline or the registered exchange offer is not consummated on or prior to the 395th day after the date of the issuance of the old notes (subject to certain exceptions),

  (iii)
  the initial purchasers so request with respect to old notes not eligible to be exchanged for exchange notes in the registered exchange offer,

  (iv)
  any holder of old notes (other than any of the initial purchasers) is not eligible to participate in the registered exchange offer, or

  (v)
  any initial purchaser who participates in the registered exchange offer or otherwise acquires new notes, in exchange for an unsold allotment from the original sale of the old notes, does not receive freely tradeable new notes other than by reason of such holder being an affiliate of us (it being understood that the requirement that a participating broker-dealer deliver the prospectus contained in the exchange offer registration statement in connection with sales of new notes shall not result in such exchange notes being not "freely tradeable"), we will, at our cost,

  (a)
  as promptly as practicable, file a registration statement (the "shelf registration statement") covering resales of the old notes or the new notes, as the case may be,

  (b)
  cause the shelf registration statement to be declared effective under the Securities Act and

  (c)
  use our reasonable best efforts to keep the shelf registration statement effective until two years after its effective date.

        We will, in the event a shelf registration statement is filed, among other things, provide to each holder for whom such shelf registration statement was filed copies of the prospectus which is a part of the shelf registration statement, notify each such holder when the shelf registration statement has become effective and take certain other actions as are required to permit unrestricted resales of the old notes or the new notes, as the case may be. A holder selling such old notes or new notes pursuant to the shelf registration statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement which are applicable to such holder (including certain indemnification obligations).

        If

  (a)
  on or prior to the Effectiveness Deadline, the exchange offer registration statement has not been declared effective,

  (b)
  on or prior to the 395th day after the date of the issuance of the old notes, the registered exchange offer has not been consummated,

  (c)
  notwithstanding that CNH Capital LLC has consummated the exchange offer, if CNH Capital LLC is required to file a shelf registration statement, the shelf registration statement is not filed or has not been declared effective within the time periods provided for in the Registration Rights Agreement, or

  (d)
  after either the exchange offer registration statement or the shelf registration statement has been declared effective, such registration statement thereafter ceases to be effective or usable (subject to certain exceptions) in connection with resales of old notes or new notes in accordance with and during the periods specified in the Registration Rights Agreement,

(each such event referred to in clauses (a) through (d), a "registration default"), interest ("additional interest") will accrue on the principal amount of the old notes and the new notes (in addition to the stated interest on the old notes and the new notes) from and including the date on which any such registration default shall occur to but excluding the date on which all registration defaults have been cured; provided that we will not be required to pay additional interest for more than one registration default at any given time. Additional interest will accrue at a rate of 0.25% per annum during the 90-day period immediately following the occurrence of such registration default and shall increase by 0.25% per annum at the end of each subsequent 90-day period, but in no event shall such rate exceed 1.0% per annum.

        The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement, a copy of which has been filed with the SEC as an exhibit to the registration statement of which this prospectus is a part.

Resale of the New Notes

        Based on an interpretation by the staff of the SEC set forth in no-action letters issued to third parties, we believe that, unless you are a broker-dealer or an affiliate of us, you may offer for resale, resell or otherwise transfer the new notes issued to you pursuant to the exchange offer without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that you acquire the new notes in the ordinary course of business and you do not intend to participate in and have no arrangement or understanding with any person to participate in the distribution of the new notes.

        If you are an affiliate of us or if you tender in the exchange offer with the intention to participate, or for the purpose of participating, in a distribution of the new notes, you may not rely on the position of the staff of the SEC enunciated in Exxon Capital Holdings Corporation (available May 13, 1988) and Morgan Stanley & Co., Incorporated (available June 5, 1991), or similar no-action letters, but rather must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. In addition, any such resale transaction should be covered by an effective registration statement containing the selling security holder information required by Item 507 or 508, as applicable, of Regulation S-K of the Securities Act.

        Any broker-dealer that resells the new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of new notes may be deemed to be an "underwriter" within the meaning of the Securities Act. Accordingly, each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. See "Plan of Distribution."

        By tendering in the exchange offer, you represent to us that, among other things:

  (1)
  you are acquiring the new notes in the ordinary course of business;

  (2)
  you have no arrangement or understanding with any person to participate in a distribution of the old notes or the new notes;

  (3)
  you are not an "affiliate" of us (as defined under the Securities Act) or if you are an affiliate of us, that you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

  (4)
  you are not engaged in, and do not intend to engage in, the distribution of the new notes;

  (5)
  if you are a broker-dealer that will receive new notes for your own account in exchange for any old notes that were acquired by you as a result of market-making activities or other trading activities:

  (a)
  you cannot rely on the no-action letters described above;

  (b)
  you will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the new notes; and

  (c)
  in the European Economic Area, you will not make any offer or sale which will require us to publish a prospectus pursuant to Article 3 of Directive 2003/71/EC (the "Prospectus Directive");

  (6)
  if you are located in a member state of the European Economic Area which has implemented the Prospectus Directive:

  (a)
  you are a legal entity authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities, or

  (b)
  you are a legal entity which has two or more of: (i) an average of at least 250 employees during the last financial year; (ii) a total balance sheet of more than €43,000,000; and (iii) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts, and you will not make any offer which will require us to publish a prospectus pursuant to Article 3 of the Prospectus Directive;

  (7)
  you are not located or resident in the United Kingdom or, if you are located or resident in the United Kingdom, you are a person falling within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the "Order") or within Article 43(2) of the Order, or to whom this prospectus may lawfully be communicated in accordance with the Order; and

  (8)
  you are not acting on behalf of someone who cannot truthfully and completely make such representations.

Terms of the Exchange Offer

        Upon satisfaction or waiver of the conditions of the exchange offer, we will accept any and all old notes properly tendered and not validly withdrawn prior to 5:00 p.m., New York City time, on the expiration date. We will promptly issue the new notes following expiration of the exchange offer. See "—Conditions to the Exchange Offer" and "—Procedures for Tendering." We will issue $1,000 principal amount of new notes in exchange for each $1,000 principal amount of old notes accepted in the exchange offer. As of the date of this prospectus, there is $750,000,000 aggregate principal amount of old notes outstanding. Holders may tender some or all of their old notes pursuant to the exchange offer. However, old notes may be tendered only in integral multiples of $1,000 and a minimum denomination of $2,000. The exchange offer is not conditioned upon any number or aggregate principal amount of old notes being tendered.

        The form and terms of the new notes will be the same in all material respects as the form and terms of the old notes, except that the new notes will be registered under the Securities Act and therefore will not bear legends restricting their transfer. The new notes will evidence the same debt as the old notes and will be issued pursuant to, and entitled to the benefits of, the applicable indenture pursuant to which the old notes were issued. Old notes that are accepted for exchange will be cancelled and retired.

        Interest on the new notes will accrue from the most recent date to which interest has been paid on the old notes or, if no interest has been paid on the old notes, the issue date. Accordingly, registered holders of new notes on the relevant record date for the first interest payment date following the completion of the exchange offer will receive interest accruing from the most recent date to which interest has been paid or, if no interest has been paid on the old notes, the issue date. Old notes accepted for exchange will cease to accrue interest from and after the date the exchange offer closes. If your old notes are accepted for exchange, you will not receive any payment in respect of interest on the old notes for which the record date occurs on or after completion of the exchange offer.

        You do not have any appraisal or dissenters' rights under the indenture in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the provisions of the Registration Rights Agreement. If you do not tender for exchange or if your tender is not accepted, the old notes will remain outstanding and you will be entitled to the benefits of the applicable indenture, but will not be entitled to any registration rights under the Registration Rights Agreement.

        For purposes of the exchange offer, we will be deemed to have accepted validly tendered old notes when, and if, we have given oral or written notice thereof to the exchange agent. The exchange agent will act as our agent for the purpose of distributing the appropriate new notes from us to the tendering holders. If we do not accept any tendered old notes because of an invalid tender or the occurrence of certain other events set forth in this prospectus, we will return the unaccepted old notes, without expense, to the tendering holder thereof promptly after the expiration date.

        If you tender your old notes in the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of old notes pursuant to the exchange offer. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. See "—Fees and Expenses" below.

Expiration Date; Extension; Termination; Amendments

        The exchange offer will expire at 5:00 p.m., New York City time, on                        , 2013, unless extended (the "expiration date"). We reserve the right to extend the exchange offer at our discretion (subject to the requirements of the Registration Rights Agreement), in which event the term "expiration date" shall mean the time and date on which the exchange offer as so extended shall expire. We will notify the exchange agent of any extension by oral or written notice and will make a public announcement of any extension and specify the principal amount of old notes tendered to date, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. We reserve the right, in our sole discretion (subject to the requirements of the Registration Rights Agreement), to:

  (1)
  delay accepting for exchange any old notes for new notes or to extend or terminate the exchange offer and not accept for exchange any old notes for new notes if any of the events set forth under "—Conditions of the Exchange Offer" occur and we do not waive the condition by giving oral or written notice of the delay or termination to the exchange agent; or

  (2)
  amend the terms of the exchange offer in any manner.

        We will not delay payment of accepted old notes after the expiration date other than in anticipation of our receipt of any necessary government approvals.

        Any delay in acceptance for exchange, extension or amendment will be followed as promptly as practicable by a public announcement of the delay. If we amend the exchange offer in a manner we determine constitutes a material change, we will promptly disclose the amendment in a manner reasonably calculated to inform the holders of old notes of the amendment, and we will extend the exchange offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to the holders of the old notes, if the exchange offer would otherwise expire during that five to ten business day period. If we change the consideration being offered or the percentage of old notes being sought in the exchange offer, we will keep the exchange offer open for at least ten business days from the date on which we provide notice to holders of the old notes. The rights we have reserved in this paragraph are in addition to our rights set forth under "—Conditions of the Exchange Offer."

Conditions of the Exchange Offer

        Our obligation to consummate the exchange offer is not subject to any conditions other than that the exchange offer does not violate any applicable law or applicable interpretation of the SEC staff. Accordingly, we will not be required to accept for exchange any old notes tendered and may terminate or amend the exchange offer as provided herein before the acceptance of any old notes if:

  (1)
  any action or proceeding is instituted or threatened in any court or by or before any governmental agency or regulatory authority with respect to the exchange offer which, in our judgment, could reasonably be expected to materially impair our ability to proceed with the exchange offer; or

  (2)
  there shall have been proposed, adopted or enacted any law, statute, rule, regulation, order or SEC staff interpretation which, in our judgment, could reasonably be expected to materially impair our ability to proceed with the exchange offer.

        The foregoing conditions are for our sole benefit and may be asserted regardless of the circumstances giving rise to the conditions or may be waived by us in whole or in part at any time and from time to time in our sole discretion prior to the expiration date. If we waive or amend the foregoing conditions, we will, if required by applicable law, extend the exchange offer for a minimum of five business days from the date that we first give notice, by public announcement or otherwise, of such waiver or amendment, if the exchange offer would otherwise expire within that five business-day period. Our determination concerning the events described above will be final and binding upon all parties.

Procedures for Tendering

        Only a holder of old notes may tender them in the exchange offer. To validly tender in the exchange offer by book-entry transfer, you must deliver an agent's message or a completed and signed letter of transmittal (or facsimile thereof), together with any required signature guarantees and any other required documents, to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date, and the old notes must be tendered pursuant to the procedures for book-entry transfer set forth below. To validly tender by means other than book-entry transfer, you must deliver a completed and signed letter of transmittal (or facsimile thereof), together with any required signature guarantees and any other required documents and the old notes, to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date.

        Any financial institution that is a participant in DTC's Book-Entry Transfer Facility system may make book-entry delivery of the old notes by causing DTC to transfer the old notes into the exchange agent's account in accordance with DTC's ATOP procedures for transfer. However, although delivery of old notes may be effected through book-entry transfer into the exchange agent's account at DTC, an agent's message or a completed and signed letter of transmittal (or facsimile thereof), with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received or confirmed by the exchange agent at its addresses set forth under "—Exchange Agent" prior to 5:00 p.m., New York City time, on the expiration date, or the guaranteed delivery procedure set forth below must be complied with. DELIVERY OF DOCUMENTS TO DTC IN ACCORDANCE WITH DTC'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

        The term "agent's message" means, with respect to any tendered old notes, a message transmitted by DTC to and received by the exchange agent and forming part of a book-entry confirmation, stating that DTC has received an express acknowledgment from each tendering participant to the effect that, with respect to those old notes, the participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against the participant. The term "book-entry confirmation" means a timely confirmation of a book-entry transfer of old notes into the exchange agent's account at DTC.

        If you tender an old note, and do not validly withdraw your tender, your actions will constitute an agreement with us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

        The method of delivery of your old notes and the letter of transmittal and all other required documents to the exchange agent is at your election and risk. Instead of delivery by mail, we recommend that you use an overnight or hand delivery service. In all cases, you should allow sufficient time to assure delivery to the exchange agent before the expiration date. No letter of transmittal or old note should be sent to us; instead, they should be sent to the exchange agent. You may request that your broker, dealer, commercial bank, trust company or nominee effect the tender for you.

        Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an eligible institution (as defined below) unless the old notes are being tendered:

  (1)
  by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

  (2)
  for the account of an eligible institution.

        If signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantee must be by a member of a signature guarantee program within the meaning of Rule 17Ad-15 under the Exchange Act (an "eligible institution").

        If the letter of transmittal or any old notes are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should so indicate when signing, and unless we waive it, evidence satisfactory to us of their authority to act must be submitted with the letter of transmittal.

        We will determine, in our sole discretion, all questions as to the validity, form, eligibility (including time of receipt) and acceptance and withdrawal of tendered old notes. Our determination will be final and binding. We reserve the absolute right to reject any and all old notes not properly tendered or any old notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular old notes. Our interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties.

        Unless waived, you must cure any defects or irregularities in connection with tenders of your old notes within a time period we will determine. Although we intend to request that the exchange agent notify you of defects or irregularities with respect to your tender of old notes, we will not, nor will the exchange agent or any other person, incur any liability for failure to give you any notification. Tenders of old notes will not be deemed to have been made until any defects or irregularities have been cured or waived. Any old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, promptly after the expiration date.

        In addition, we reserve the right in our sole discretion (subject to the limitations contained in the indenture for the notes):

  (1)
  to purchase or make offers for any old notes that remain outstanding after the expiration date; and

  (2)
  to the extent permitted by applicable law, to purchase old notes that remain outstanding after the expiration date in the open market, in privately negotiated transactions or otherwise.

        The terms of any purchases or offers could differ from the terms of the exchange offer.

Guaranteed Delivery Procedures

        If you wish to tender your old notes and either your old notes are not immediately available, or you cannot deliver your old notes and other required documents to the exchange agent, or cannot complete the procedure for book-entry transfer prior to the expiration date, you may effect a tender if:

  (1)
  you make a tender through an eligible institution;

  (2)
  prior to the expiration date, the exchange agent receives from the eligible institution (which may include through DTC's system and procedures) a properly completed and duly executed notice of guaranteed delivery (by facsimile transmission, mail or hand delivery) setting forth your name and address, the CUSIP number of the old notes, the certificate number(s) of the old notes (if available) and the principal amount of old notes tendered together with a duly executed letter of transmittal (or a facsimile thereof), stating that the tender is being made thereby and guaranteeing that, within three business days after the expiration date, the certificate(s) representing the old notes to be tendered, in proper form for transfer (or a confirmation of a book-entry transfer into the exchange agent's account at DTC of old notes delivered electronically) and any other documents required by the letter of transmittal, will be deposited by the eligible institution with the exchange agent; and

  (3)
  the certificate(s) representing all tendered old notes in proper form for transfer (or confirmation of a book-entry transfer into the exchange agent's account at DTC of old notes delivered electronically) and all other documents required by the letter of transmittal are received by the exchange agent within three business days after the expiration date.

        Upon request to the exchange agent, you will be sent a notice of guaranteed delivery if you wish to tender your old notes according to the guaranteed delivery procedures set forth above.

Withdrawal of Tenders

        Except as otherwise provided in this prospectus, you may withdraw any tenders of old notes at any time prior to 5:00 p.m., New York City time, on the expiration date. For your withdrawal to be effective, the exchange agent must receive a written or facsimile transmission notice of withdrawal (or a withdrawal through DTC's system and procedures) at its address set forth herein prior to 5:00 p.m.,

New York City time, on the expiration date, and prior to our acceptance for exchange. Any notice of withdrawal must:

  (1)
  specify the name of the person having tendered the old notes to be withdrawn;

  (2)
  identify the old notes to be withdrawn (including the CUSIP number, certificate number(s), if applicable, and principal amount of the old notes);

  (3)
  be signed in the same manner as the old signature on the letter of transmittal by which the old notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the trustee with respect to the old notes register the transfer of the old notes into the name of the person withdrawing the tender; and

  (4)
  specify the name in which any old notes are to be registered, if different from that of the person having tendered the old notes.

        We will determine all questions as to the validity, form and eligibility (including time of receipt) of withdrawal notices in our sole discretion. This determination shall be final and binding on all parties. Any old notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no new notes will be issued with respect to them unless the old notes so withdrawn are validly re-tendered. Any old notes which have been tendered but which are not accepted for exchange or which are withdrawn will be returned to you, without cost, promptly after withdrawal, rejection of tender or termination of the exchange offer. You may re-tender properly withdrawn old notes by following one of the procedures described above under "—Procedures for Tendering" at any time prior to the expiration date.

Fees and Expenses

        We will bear the expenses of soliciting tenders pursuant to the exchange offer. The principal solicitation for tenders pursuant to the exchange offer is being made by mail; however, additional solicitation may be made by telephone, telecopy, in person or by other means by our officers and regular employees and by officers and employees of our affiliates.

        We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. However, we will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus, letters of transmittal and related documents to the beneficial owners of the old notes and in handling or forwarding tenders for exchange. We will pay the other expenses incurred in connection with the exchange offer, including fees and expenses of the trustee, accounting and legal fees and printing costs.

        We will pay all transfer taxes, if any, applicable to the exchange of old notes pursuant to the exchange offer. If, however, certificates representing new notes or old notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the old notes tendered, or if tendered old notes are registered in the name of any person other than the person signing the letter of transmittal, or if a transfer tax is imposed for any reason other than the exchange of old notes pursuant to the exchange offer, then the amount of any transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of any taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of any transfer taxes will be billed directly to the tendering holder.

Consequences of Failure to Exchange

        If you do not exchange your old notes in the exchange offer, you will remain subject to the existing restrictions on transfer of the old notes. In general, you may not offer or sell the old notes unless they are registered under the Securities Act or unless the offer or sale is exempt from the registration requirements under the Securities Act and applicable state securities laws. Except as required by the Registration Rights Agreement, we do not intend to register resales of the old notes under the Securities Act.

Other Considerations

        Participation in the exchange offer is voluntary and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your decision on what action to take.

        No person has been authorized to give any information or to make any representations in connection with the exchange offer other than those contained in this prospectus. If given or made, that information or those representations should not be relied upon as having been authorized by us. Neither the delivery of this prospectus nor any exchange made pursuant to the exchange offer will, under any circumstances, create any implication that there has been no change in our affairs since the respective dates as of which the information contained in this prospectus is given. The exchange offer is not being made to (and tenders will not be accepted from or on behalf of) holders of old notes in any jurisdiction in which the making of the exchange offer or the acceptance of the offer would not be in compliance with the laws of such jurisdiction. However, we intend to take any action we deem necessary to permit the completion of the exchange offer in any jurisdiction and to extend the exchange offer to holders of old notes in that jurisdiction.

        We may in the future seek to acquire old notes in the open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any old notes that are not tendered in the exchange offer nor to file a registration statement to permit resales of any old notes.

Accounting Treatment

        The new notes will be recorded at the same carrying value as the old notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon the completion of the exchange offer. The expenses of the exchange offer will be amortized over the term of the new notes under accounting principles generally accepted in the United States.

Exchange Agent

        Wells Fargo Bank, National Association has been appointed as exchange agent for the exchange offer. All correspondence in connection with the exchange offer and the letter of transmittal should be addressed to the exchange agent, as follows:

By Registered & Certified Mail:	By Regular Mail or Overnight Courier:
WELLS FARGO BANK, NATIONAL ASSOCIATION Corporate Trust Operations MAC Code: N9303-121 P.O. Box 1517 Minneapolis, MN 55480	WELLS FARGO BANK, NATIONAL ASSOCIATION Corporate Trust Operations MAC Code: N9303-121 6th St & Marquette Avenue Minneapolis, MN 55479

In Person by Hand Only:

WELLS FARGO BANK, NATIONAL ASSOCIATION
Corporate Trust Services
Northstar East Building—12th Floor
608 Second Avenue South
Minneapolis, MN 55402

By Facsimile (for Eligible Institutions only):
(612) 667-6282
Attention: Corporate Trust Operations

For Information or Confirmation by Telephone:
(800) 344-5128

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        The exchange of old notes for new notes will not be treated as a taxable transaction for U.S. Federal income tax purposes because the terms of the new notes will not be considered to differ materially in kind or in extent from the terms of the old notes. Rather, the new notes you receive will be treated as a continuation of your investment in the old notes. As a result, you will not recognize gain or loss upon the exchange of your old notes for new notes. In addition, your basis and holding period in the new notes will be the same as your basis and holding period in the old notes exchanged therefor.

        IF YOU ARE CONSIDERING EXCHANGING YOUR OLD NOTES FOR NEW NOTES, YOU SHOULD CONSULT YOUR OWN TAX ADVISORS CONCERNING THE TAX CONSEQUENCES OF THE EXCHANGE ARISING UNDER STATE, LOCAL OR FOREIGN LAWS.

 BOOK-ENTRY, DELIVERY AND FORM

The Global Notes

        New notes offered pursuant to the exchange offer will be issued in the form of one or more registered notes in global form, without interest coupons (collectively, the "Global Notes"). The Global Notes will be deposited on the issue date with, or on behalf of, The Depository Trust Company ("DTC") and registered in the name of Cede & Co., as nominee of DTC, or will remain in the custody of the trustee pursuant to the FAST Balance Certificate Agreement between DTC and the trustee.

        Except as set forth below, the Global Notes may be transferred, in whole and not in part, solely to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes ("Book-Entry Interests") may not be exchanged for notes in physical, certificated form ("Certificated Notes") except in the limited circumstances described below.

        All interests in the Global Notes may be subject to the procedures and requirements of DTC.

        Book-Entry Interests will be shown on, and transfers thereof will be done only through, records maintained in book-entry form by DTC and its participants. The foregoing limitations may impair your ability to own, transfer or pledge Book-Entry Interests. In addition, while the notes are in global form, holders of Book-Entry Interests will not be considered the owners or "holders" of notes for any purpose.

        So long as the notes are held in global form, DTC (or its nominee), will be considered the sole holders of Global Notes for all purposes under the Indenture. In addition, participants in DTC must rely on the procedures of DTC and indirect participants must rely on the procedures of DTC and the participants through which they own Book-Entry Interests, to transfer their interests or to exercise any rights of holders under the Indenture.

        None of us, the Guarantors and the Trustee will have any responsibility or be liable for any aspect of the records relating to the Book-Entry Interests.

  Redemption of the Global notes

        In the event any Global Note (or any portion thereof) is redeemed, DTC (or its nominees) will redeem an equal amount of the Book-Entry Interests in such Global Note from the amount received by it in respect of the redemption of such Global Note. The redemption price payable in connection with the redemption of such Book-Entry Interests will be equal to the amount received by DTC, in connection with the redemption of such Global Note (or any portion thereof). We understand that, under existing practices of DTC if fewer than all of the notes are to be redeemed at any time, DTC will credit its participants' accounts on a proportionate basis (with adjustments to prevent fractions) or by lot or on such other basis as they deem fair and appropriate; provided, however, that no Book-Entry Interest of $2,000 principal amount or less may be redeemed in part.

  Payments on Global Notes

        We will make payments of any amounts owing in respect of the Global Notes (including principal, premium, if any, interest, additional interest, if any) to DTC or its nominee, which will distribute such payments to participants in accordance with its procedures; provided that, at our option, payment of interest may be made by check mailed to the address of the holders of the notes as such address appears in the note register. We will make payments of all such amounts without deduction or withholding for or on account of any present or future taxes, duties, assessments or governmental charges of whatever nature except as may be required by law. We expect that standing customer instructions and customary practices will govern payments by participants to owners of Book-Entry Interests held through such participants.

        Under the terms of the Indenture, we and the Trustee will treat the registered holders of the Global Notes (e.g., DTC (or its respective nominee)) as the owners thereof for the purpose of receiving payments and for all other purposes. Consequently, none of us, the Trustee, the initial purchaser or any of our and their respective agents has or will have any responsibility or liability for:

  •
  any aspect of the records of DTC or any participant or indirect participant relating to payments made on account of a Book-Entry Interest or for maintaining, supervising or reviewing the records of DTC or any participant or indirect participant relating to or payments made on account of a Book-Entry Interest; or

  •
  DTC or any participant or indirect participant.

        Payments by participants to owners of Book-Entry Interests held through participants are the responsibility of such participants.

  Currency of Payment for the Global Notes

        Except as may otherwise be agreed between DTC and any holder, the principal of, premium, if any, and interest on, and all other amounts payable in respect of, the Global Notes will be paid to holders of interests in such notes (the "DTC Holders") through DTC in U.S. dollars.

        Payments will be subject in all cases to any fiscal or other laws and regulations (including any regulations of the applicable clearing system) applicable thereto. None of us, the Trustee, the initial purchaser or any of our and their respective agents will be liable to any holder of a Global Note or any other person for any commissions, costs, losses or expenses in relation to or resulting from any currency conversion or rounding effected in connection with any such payment.

  Action by Owners of Book-Entry Interests

        DTC advised us that it will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account the Book-Entry Interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. DTC will not exercise any discretion in the granting of consents, waivers or the taking of any other action in respect of the Global Notes. However, if there is an event of default under the notes, DTC reserves the right to exchange the Global Notes for definitive registered notes in certificated form (the "Definitive Registered Notes"), and to distribute Definitive Registered Notes to its participants.

  Transfers

        Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which rules and procedures may change from time to time.

  Definitive Registered Notes

        Under the terms of the Indenture, owners of the Book-Entry Interests will receive Definitive Registered Notes:

  •
  if DTC notifies us that it is unwilling or unable to continue as depositary for the Global Note, or DTC ceases to be a clearing agency registered under the Exchange Act and, in either case, a qualified successor depositary is not appointed by us within 120 days;

  •
  if DTC so requests following an event of default under the Indenture; or if the owner of a Book-Entry Interest requests such exchange in writing delivered through DTC following an event of default under the Indenture.

        In the case of the issuance of Definitive Registered Notes, the holder of a Definitive Registered Note may transfer such note by surrendering it at the offices of the transfer agent or the Registrar. In the event of a partial transfer or a partial redemption of a holding of Definitive Registered Notes represented by one Definitive Registered Note, a Definitive Registered Note shall be issued to the transferee in respect of the part transferred, and a new Definitive Registered Note in respect of the balance of the holding not transferred or redeemed shall be issued to the transferor or the holder, as applicable; provided that no Definitive Registered Note in a denomination less than $2,000 shall be issued. We will bear the cost of preparing, printing, packaging and delivering the Definitive Registered Notes.

        We shall not be required to register the transfer or exchange of Definitive Registered Notes for a period of 15 calendar days preceding (a) the record date for any payment of interest on the notes, (b) any date fixed for redemption of the notes or (c) the date fixed for selection of the notes to be redeemed in part. Also, we are not required to register the transfer or exchange of any notes selected for redemption or that the registered holder of notes has tendered (and not withdrawn) for repurchase in connection with a Change of Control Offer. In the event of the transfer of any Definitive Registered Note, the transfer agent may require a holder, among other things, to furnish appropriate endorsements and transfer documents as described in the Indenture. We may require a holder to pay any taxes and fees required by law or permitted by the Indenture and the notes.

        We will pay interest on the notes to Persons who are registered holders at the close of business on the record date immediately preceding the interest payment date for such interest. Such holders must surrender the notes to a Paying Agent to collect principal payments.

        If Definitive Registered Notes are issued and a holder thereof claims that such Definitive Registered notes have been lost, destroyed or wrongfully taken or if such Definitive Registered Notes are mutilated and are surrendered to the Registrar or at the office of a transfer agent, we shall issue and the Trustee shall authenticate a replacement Definitive Registered Note if the Trustee's and our requirements are met. The Trustee or we may require a holder requesting replacement of a Definitive Registered Note to furnish an indemnity bond sufficient in the judgment of both the Trustee and us to protect us, the Trustee or the Paying Agent appointed pursuant to the Indenture from any loss which any of them may suffer if a Definitive Registered Note is replaced. We may charge for our expenses in replacing a Definitive Registered Note.

        In case any such mutilated, destroyed, lost or stolen Definitive Registered Note has become or is about to become due and payable, or is about to be redeemed or purchased by us pursuant to the provisions of the Indenture, we in our discretion may, instead of issuing a new Definitive Registered Note, pay, redeem or purchase such Definitive Registered Note, as the case may be.

        Definitive Registered Notes may be transferred and exchanged for Book-Entry Interests in a Global Note only in accordance with the Indenture and, if required, only after the transferor first delivers to the transfer agent a written certification (in the form provided in the Indenture) to the effect that such transfer will comply with the transfer restrictions applicable to such notes and we may require a holder to pay any taxes and fees required by law or permitted by the Indenture and the notes.

  Information Concerning DTC, Euroclear and Clearstream

        The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the relevant settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and investors should contact the systems or their participants directly to discuss these matters.

        We understand as follows with respect to DTC, Euroclear and Clearstream:

        DTC.    DTC is:

  •
  a limited-purpose trust company organized under the laws of the State of New York;

  •
  a "banking organization" within the meaning of the New York banking law;

  •
  a member of the Federal Reserve System;

  •
  a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

  •
  a "clearing agency" registered under Section 17A of the Exchange Act.

        DTC was created to hold securities for its participants and to facilitate the clearance and settlement of transactions among its participants. It does this through electronic book-entry changes in the accounts of securities participants, eliminating the need for physical movement of securities certificates. DTC participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a direct participant also have access to the DTC system and are known as indirect participants.

        Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants and certain banks, the ability of an owner of a beneficial interest to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be limited by the lack of a definitive certificate for that interest. To the extent that certain persons require delivery in definitive form, the ability to transfer beneficial interests to such persons may be limited. In addition, owners of beneficial interests through the DTC system will receive distributions attributable to the Global Notes only through DTC participants.

        Euroclear and Clearstream.    Like DTC, Euroclear and Clearstream hold securities for participating organizations. They also facilitate the clearance and settlement of securities transactions between their respective participants through electronic book-entry changes in the accounts of such participants. Euroclear and Clearstream provide various services to their participants, including the safekeeping, administration, clearance, settlement, lending and borrowing of internationally traded securities. Euroclear and Clearstream interface with domestic securities markets. Euroclear and Clearstream participants are financial institutions such as underwriters, securities brokers and dealers, banks, trust companies and certain other organizations. Indirect access to Euroclear or Clearstream is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Euroclear or Clearstream participant, either directly or indirectly.

  Global Clearance and Settlement Under the Book-Entry System

        The notes are expected to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. We expect that secondary trading in any Definitive Registered Notes will also be settled in immediately available funds. Subject to compliance with the transfer restrictions applicable to the Global Notes, cross-market transfers of Book-Entry Interests in the notes between the participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be done through DTC in accordance with DTC's rules on behalf of each of Euroclear or Clearstream by its common depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream will, if the transaction meets its settlement requirements, deliver instructions to the common depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the Global Notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear and Clearstream participants may not deliver instructions directly to the common depositary.

        Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. Cash received in Euroclear and Clearstream as a result of a sale of an interest in a Global Note by or through a Euroclear or Clearstream participant to a participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as at the business day for Euroclear or Clearstream following DTC's settlement date.

        Although DTC, Euroclear and Clearstream are expected to follow the foregoing procedures in order to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear or Clearstream, as the case may be, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of us, the Trustee, the Registrar, any transfer agent or any Paying Agent will have any responsibility for the performance by DTC, Euroclear or Clearstream, or their respective participants or indirect participants, of their respective obligations under the rules and procedures governing their operations.

  Paying Agent and Registrar

        Wells Fargo Bank, National Association will initially act as paying agent (the "Paying Agent") and registrar (the "Registrar") for the notes. We may change the Paying Agent or Registrar for the notes, and we may act as Registrar for the notes.

  Notices

        Notices regarding the notes will be (a) sent to a leading newspaper having general circulation in the City of New York (which is expected to be The Wall Street Journal), (b) sent to the Trustee and (c) in the event the notes are in the form of Definitive Registered Notes, sent, by first-class mail, with a copy to the Trustee, to each holder of the notes at such holder's address as it appears on the registration books of the Registrar. If and so long as such notes are listed on any other securities exchange, notices will also be given in accordance with any applicable requirements of such securities exchange. If and so long as any notes are represented by one or more Global Notes and ownership of Book-Entry Interests therein are shown on the records of DTC, notices will also be delivered to DTC for communication to the owners of such Book-Entry Interests. Notices given by publication will be deemed given on the first date on which any of the required publications is made and notices given by first-class mail, postage prepaid, will be deemed given five calendar days after mailing.

 PLAN OF DISTRIBUTION

        This exchange offer does not constitute an invitation to participate in the exchange offer in any jurisdiction in which, or to any person to or from whom, it is unlawful to make such invitation or for there to be such participation under applicable securities laws. The distribution of this prospectus in certain jurisdictions may be restricted by law. Persons into whose possession this prospectus comes are required by us to inform themselves about, and to observe, any such restrictions.

        Based on interpretations by the SEC staff set forth in no-action letters issued to third parties, including the Exxon Capital and Morgan Stanley no-action letters and similar no-action letters, we believe that you may transfer new notes issued in the exchange offer in exchange for the old notes if:

  •
  you acquire the new notes in the ordinary course of business;

  •
  you have no arrangement or understanding with any person to participate in a distribution of the old notes or the new notes;

  •
  you are not an "affiliate" of us (as defined under the Securities Act) or if you are an affiliate of us, that you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

  •
  if you are located in a member state of the European Economic Area which has implemented the Prospectus Directive:

  •
  (a) you are a legal entity authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities; or b) you are a legal entity which has two or more of: (i) an average of at least 250 employees during the last financial year; (ii) a total balance sheet of more than € 43,000,000; and (iii) an annual net turnover of more than € 50,000,000, as shown in your last annual or consolidated accounts,

  •
  and you will not make any offer which will require us to publish a prospectus pursuant to Article 3 of the Prospectus Directive;

  •
  you are not located or resident in the United Kingdom or, if you are located or resident in the United Kingdom, you are a person falling within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the "Order") or within Article 43(2) of the Order, or to whom this prospectus may lawfully be communicated in accordance with the Order;

  •
  you are not a broker-dealer, and you are not engaged in, and do not intend to engage in, the distribution of the new notes; and

  •
  you are not acting on behalf of someone who cannot truthfully and completely make such representations.

        If you are an affiliate of us or if you tender in the exchange offer with the intention to participate, or for the purpose of participating, in a distribution of the new notes, you may not rely on the position of the SEC staff enunciated in the Exxon Capital and Morgan Stanley letters and similar letters, but rather must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. In addition, any such resale transaction should be covered by an effective registration statement containing the selling security holder information required by Item 507 or 508, as applicable, of Regulation S-K under the Securities Act.

        Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date and ending on the close of business one year after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

        We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit of any such resale of new notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        For a period of one year after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holder of the old notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the old notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

 VALIDITY OF THE NOTES

        The validity of the new notes and the guarantees thereof will be passed upon on our behalf by Sullivan & Cromwell LLP, Palo Alto, California.

EXPERTS

        The consolidated financial statements of CNH Capital LLC as of December 31, 2010 and for the years ended December 31, 2010 and 2009, included in this prospectus, have been audited by Deloitte & Touche LLP, independent registered public accounting firm, as stated in their report appearing herein. Such consolidated financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        The consolidated financial statements of CNH Capital LLC as of December 31, 2011 and for the year ended December 31, 2011 appearing in this prospectus have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

CHANGE IN AUDITORS

        On March 29, 2011, the shareholders of our parent CNH Global approved, upon the recommendation of the audit committee of CNH Global's board of directors, a change in the independent auditors of CNH Global and its subsidiaries. CNH Global dismissed Deloitte & Touche LLP as CNH Global's independent auditors on March 29, 2011 and engaged Ernst & Young LLP to serve as CNH Global's independent auditors effective March 29, 2011.

        The report of Deloitte & Touche LLP on our consolidated financial statements for the fiscal year ended December 31, 2010 did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles.

        During our fiscal year ended December 31, 2010 and in the subsequent interim period prior to the dismissal of Deloitte & Touche LLP:

  (i)
  there was no disagreement between us and Deloitte & Touche LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure that, if not resolved to the satisfaction of Deloitte & Touche LLP, would have caused it to make reference to the subject matter of such disagreement in connection with its report; and

  (ii)
  there was no "reportable event" (as defined in Item 304(a)(1)(v) of Regulation S-K under the Securities Act).

        During our fiscal year ended December 31, 2010 and in the subsequent interim period prior to the engagement of Ernst & Young LLP, neither we nor anyone acting on our behalf consulted with Ernst & Young LLP concerning:

  (a)
  the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements; or

  (b)
  any matter that was either the subject of a disagreement or a "reportable event" (as defined in Item 304(a)(1)(v) of Regulation S-K under the Securities Act).

        We provided Deloitte & Touche LLP with a copy of the foregoing disclosures and requested that Deloitte & Touche LLP furnish us with a letter addressed to the SEC, stating whether or not it agrees with the above statements made by us. We received the requested letter from Deloitte & Touche LLP, a copy of which has been filed as Exhibit 16.1 to the registration statement of which this prospectus is a part.

Schedules Omitted

        The following schedules are omitted because of the absence of conditions under which they are required or because the required information is included in the Notes to consolidated financial statements:

I, II, III, IV and V

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholder of CNH Capital LLC:

        We have audited the accompanying consolidated balance sheet of CNH Capital LLC and subsidiaries (the "Company") as of December 31, 2011, and the related consolidated statements of income, comprehensive income, cash flows and changes in stockholder's equity for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of CNH Capital LLC and subsidiaries as of December 31, 2011, and the results of their operations and their cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles.

        As discussed in Note 2 to the consolidated financial statements, on January 1, 2010, the Company changed its method of accounting and reporting for transfers of financial assets and consolidation of variable interest entities and applied the reporting requirements on a prospective basis.

        As discussed in Note 16 to the consolidated financial statements, in 2011 the Company began to follow U.S. generally accepted accounting principles applicable to public companies as defined by the applicable accounting standards and related Securities and Exchange Commission regulations. As a result, the Company retrospectively adjusted previous periods' consolidated financial statements to account for income taxes on the separate return basis as if the Company had not been eligible to be included in a consolidated tax return with its parent.

/s/ ERNST & YOUNG LLP

Milwaukee, Wisconsin
March 29, 2012

 REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholder of CNH Capital LLC:

        We have audited the accompanying consolidated balance sheet of CNH Capital LLC and subsidiaries (the "Company") as of December 31, 2010, and the related consolidated statements of income, comprehensive income, cash flows, and changes in stockholder's equity for the years ended December 31, 2010 and 2009. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of CNH Capital LLC and subsidiaries as of December 31, 2010, and the results of their operations and their cash flows for the years ended December 31, 2010 and 2009, in conformity with accounting principles generally accepted in the United States of America.

        As discussed in Note 2 to the consolidated financial statements, on January 1, 2010, the Company changed its method of accounting and reporting for transfers of financial assets and consolidation of variable interest entities and applied the reporting requirements on a prospective basis.

        As discussed in Notes 2 and 16 to the consolidated financial statements, the Company has changed its method of presenting comprehensive income in 2011 due to the adoption of Financial Accounting Standards Board Accounting Standards Update No. 2011-05, Presentation of Comprehensive Income. The change in presentation has been applied retrospectively to all periods presented.

        As discussed in Note 16 to the consolidated financial statements, the Company has begun to follow accounting principles generally accepted in the United States of America applicable to public companies as defined by the applicable accounting standards and related Securities and Exchange Commission regulations. As a result, the accompanying 2010 and 2009 consolidated financial statements have been retrospectively adjusted to account for income taxes on the separate return basis as if the Company had not been eligible to be included in a consolidated tax return with its parent, and to present condensed consolidating financial information.

/s/ DELOITTE & TOUCHE LLP

Milwaukee, Wisconsin
May 12, 2011 (March 29, 2012 as to the effects of the changes described in Note 16)

CNH CAPITAL LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

FOR THE YEARS ENDED DECEMBER 31, 2011, 2010 AND 2009

(In thousands)

	2011	2010	2009
REVENUES:
Interest income on retail and other notes and finance leases	$238,330	$267,551	$123,559
Interest and other income from affiliates	382,006	376,383	185,625
Gain on retail, wholesale and revolving credit notes sold	—	38	147,461
Servicing fee income	1,747	3,340	57,941
Rental income on operating leases	137,729	140,989	138,404
Other income	71,187	75,250	49,210

Total revenues	830,999	863,551	702,200

EXPENSES:
Interest expense:
Interest expense to third parties	224,189	232,448	77,568
Interest expense to affiliates	44,645	80,584	102,564

Total interest expense	268,834	313,032	180,132

Operating expenses:
Fees charged by affiliates	62,945	61,464	57,192
Provision for credit losses	32,853	76,394	88,942
Other than temporary impairment of retained interests	815	4,108	37,468
Depreciation of equipment on operating leases	110,314	117,848	116,169
Other expenses	35,651	43,158	54,278

Total operating expenses	242,578	302,972	354,049

Total expenses	511,412	616,004	534,181

INCOME BEFORE TAXES	319,587	247,547	168,019
Income tax provision	118,053	85,067	52,301

NET INCOME	201,534	162,480	115,718
Net income attributed to the noncontrolling interest	(1,488)	(1,861)	(2,442)

NET INCOME ATTRIBUTABLE TO CNH CAPITAL LLC	$200,046	$160,619	$113,276

The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

CNH CAPITAL LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

FOR THE YEARS ENDED DECEMBER 31, 2011, 2010 AND 2009

(In thousands)

	2011	2010	2009
Net income	$201,534	$162,480	$115,718
Other comprehensive income
Foreign currency translation adjustment	(12,012)	20,260	43,601
Defined benefit pension plans:
Pension liability adjustment (net of tax benefit of $178, tax expense of $301 and tax benefit of $172, respectively)	(388)	486	(278)
Unrealized gains on retained interests:
Unrealized gains on retained interests (net of tax benefit of $1,739 and tax expense of $2,112 and $11,469, respectively)	(2,602)	3,407	20,141
Derivative financial instruments:
Losses reclassed to earnings (net of tax benefit of $8,110, $13,805 and $14,067, respectively)	9,326	20,711	19,526
Losses deferred (net of tax benefit $8,535, $10,459 and $4,644, respectively)	(11,250)	(15,848)	(6,032)

Other comprehensive (loss) income	(16,926)	29,016	76,958

Comprehensive income	184,608	191,496	192,676
Less: comprehensive income attributable to the noncontrolling interest	(1,488)	(1,861)	(2,442)

Comprehensive income attributable to CNH Capital LLC	$183,120	$189,635	$190,234

The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

CNH CAPITAL LLC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2011 AND 2010

(In thousands)

	2011	2010
ASSETS
Cash and cash equivalents	$594,093	$420,792
Restricted cash	767,359	773,254
Receivables, less allowance for credit losses of $106,673 and $118,730	9,386,549	8,627,213
Retained interests in securitized receivables	17,289	37,914
Affiliated accounts and notes receivable	193,917	133,419
Equipment on operating leases, net	647,617	613,893
Equipment held for sale	32,131	46,396
Goodwill	116,830	117,651
Other intangible assets, net	3,259	3,373
Other assets	142,107	109,584

TOTAL	$11,901,151	$10,883,489

LIABILITIES AND STOCKHOLDER'S EQUITY
LIABILITIES:
Short-term debt (including current maturities of long-term debt)	$4,796,035	$3,875,932
Accounts payable and other accrued liabilities	450,828	248,916
Affiliated debt	819,270	1,567,107
Long-term debt	4,587,773	4,043,897

Total liabilities	10,653,906	9,735,852

STOCKHOLDER'S EQUITY:
Member's capital	—	—
Paid-in capital	836,721	836,721
Accumulated other comprehensive income	28,716	45,642
Retained earnings	326,919	211,873

Total CNH Capital LLC stockholder's equity	1,192,356	1,094,236
Noncontrolling interest	54,889	53,401

Total stockholder's equity	1,247,245	1,147,637

TOTAL	$11,901,151	$10,883,489

The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

CNH CAPITAL LLC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (Continued)

AS OF DECEMBER 31, 2011 AND 2010

(In thousands)

        The following table presents certain assets and liabilities of consolidated variable interest entities ("VIEs"), which are included in the consolidated balance sheets above. The assets in the table include those assets that can only be used to settle obligations of consolidated VIEs. The liabilities in the table include third-party liabilities of the consolidated VIEs, for which creditors do not have recourse to the general credit of CNH Capital LLC.

	2011	2010
Restricted cash	$738,478	$743,931
Receivables, less allowance for credit losses of $39,309 and $42,246	7,823,615	7,029,265
Equipment on operating leases, net	94,018	89,556

TOTAL	$8,656,111	$7,862,752

Short-term debt (including current maturities of long-term debt)	$4,583,407	$3,547,338
Long-term debt	3,634,629	3,864,762

TOTAL	$8,218,036	$7,412,100

The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

CNH CAPITAL LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2011, 2010 AND 2009

(In thousands)

	2011	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$201,534	$162,480	$115,718
Adjustments to reconcile net income to net cash from operating activities:
Depreciation on property and equipment and equipment on operating leases	110,440	118,014	116,349
Amortization on intangibles	1,106	1,273	1,026
Provision for credit losses	32,853	76,394	88,942
Loss on disposal of software	—	—	446
Other than temporary impairment of retained interests	815	4,108	37,468
Gain on retail, wholesale and revolving credit notes sold	—	(38)	(147,461)
Deferred income tax expense	58,755	48,765	16,011
Changes in components of working capital:
Decrease (increase) in servicing fee receivables	—	2,789	(166)
Increase in affiliated accounts and notes receivables	(63,326)	(39,603)	(39,531)
(Increase) decrease in other assets and equipment held for sale	(20,360)	8,608	(5,078)
Increase (decrease) in accounts payable and other accrued liabilities	143,285	(53,012)	(50,165)
Increase in other, net	—	27,249	72,277

Net cash from operating activities	465,102	357,027	205,836

CASH FLOWS FROM INVESTING ACTIVITIES:
Cost of receivables acquired	(18,036,908)	(15,733,642)	(13,587,107)
Proceeds from sales of receivables	—	23,825	7,802,700
Collections of receivables	17,217,638	15,431,514	7,813,701
Decrease (increase) in restricted cash	1,986	(146,348)	37,749
Purchase of equipment on operating leases	(386,361)	(356,902)	(260,047)
Proceeds from disposal of equipment on operating leases	238,025	225,861	134,232
Purchase of asset-backed certificates	—	—	(58,919)
Principal pay down of asset-backed certificates	—	—	21,000
Purchase of software	(993)	(1,199)	(1,222)
Expenditures for property and equipment	(33)		(43)
Proceeds from disposal of property and equipment	93	—	—

Net cash (used in) from investing activities	(966,553)	(556,891)	1,902,044

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of affiliated debt	533,346	—	118,557
Payment of affiliated debt	(1,275,856)	(555,950)	(1,196,181)
Proceeds from issuance of long-term debt	4,101,882	2,295,152	407,772
Payment of long-term debt	(3,543,494)	(1,130,767)	(961,371)
Increase (decrease) in revolving credit facilities	943,874	(90,794)	(98,083)
Dividends paid to CNH America LLC	(85,000)	(295,000)	(150,000)

Net cash from (used in) financing activities	674,752	222,641	(1,879,306)

INCREASE IN CASH AND CASH EQUIVALENTS	173,301	22,777	228,574
CASH AND CASH EQUIVALENTS:
Beginning of year	420,792	398,015	169,441

End of year	$594,093	$420,792	$398,015

CASH PAID DURING THE YEAR FOR INTEREST	$267,114	$311,707	$181,168

CASH PAID DURING THE YEAR FOR TAXES	$27,193	$92,492	$40,577

The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

CNH CAPITAL LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2011, 2010 AND 2009

(In thousands)

	Company Stockholder
	Member's Capital	Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Retained Earnings	Noncontrolling Interest	Total
BALANCE—January 1, 2009	$—	$836,721	$(23,556)	$389,649	$49,098	$1,251,912
Dividends paid to CNH America LLC	—	—	—	(150,000)	—	(150,000)
Comprehensive income (loss):
Net income	—	—	—	113,276	2,442	115,718
Foreign currency translation adjustment	—	—	43,601	—	—	43,601
Pension liability adjustment, net of tax	—	—	(278)	—	—	(278)
Unrealized gain on retained interest, net of tax	—	—	20,141	—	—	20,141
Derivative financial instruments:
Losses reclassed to earnings, net of tax	—	—	19,526	—	—	19,526
Losses deferred, net of tax	—	—	(6,032)	—	—	(6,032)

Cumulative effect from change in accounting for other-than-temporary impairment on retained interests	—	—	(3,786)	3,786	—	—

BALANCE—December 31, 2009	—	836,721	49,616	356,711	51,540	1,294,588
Dividends paid to CNH America LLC	—	—	—	(295,000)	—	(295,000)
Comprehensive income (loss):
Net income	—	—	—	160,619	1,861	162,480
Foreign currency translation adjustment	—	—	20,260	—	—	20,260
Pension liability adjustment, net of tax	—	—	486	—	—	486
Unrealized gain on retained interests, net of tax	—	—	3,407	—	—	3,407
Derivative financial instruments:
Losses reclassed to earnings, net of tax	—	—	20,711	—	—	20,711
Losses deferred, net of tax	—	—	(15,848)	—	—	(15,848)

Cumulative effect from change in accounting for consolidation of certain variable interest entities	—	—	(32,990)	(10,457)	—	(43,447)

BALANCE—December 31, 2010	—	836,721	45,642	211,873	53,401	1,147,637
Comprehensive income (loss):
Dividends paid to CNH America LLC	—	—	—	(85,000)	—	(85,000)
Net income	—	—	—	200,046	1,488	201,534
Foreign currency translation adjustment	—	—	(12,012)	—	—	(12,012)
Pension liability adjustment, net of tax	—	—	(388)	—	—	(388)
Unrealized gain on retained interests, net of tax	—	—	(2,602)	—	—	(2,602)
Derivative financial instruments:
Losses reclassed to earnings, net of tax	—	—	9,326	—	—	9,326
Losses deferred, net of tax	—	—	(11,250)	—	—	(11,250)

BALANCE—December 31, 2011	$—	$836,721	$28,716	$326,919	$54,889	$1,247,245

The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

CNH CAPITAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands)

NOTE 1: NATURE OF OPERATIONS

        CNH Capital LLC and its wholly owned operating subsidiaries, including New Holland Credit Company, LLC, CNH Capital America LLC and CNH Capital Canada Ltd. (collectively, "CNH Capital" or the "Company"), are each a wholly owned subsidiary of CNH America LLC ("CNH America"), which is an indirect wholly owned subsidiary of CNH Global N.V. ("CNH"). CNH is incorporated in and under the laws of The Netherlands.

        As of December 31, 2011, Fiat Industrial S.p.A. ("Fiat Industrial", and together with its subsidiaries, the "Fiat Industrial Group") owned approximately 88% of CNH outstanding common shares through its wholly owned subsidiary, Fiat Netherlands Holding B.V. ("Fiat Netherlands").

        On January 1, 2011, Fiat S.p.A. ("Fiat" and, together with its subsidiaries, the "Fiat Group") effected a "demerger" under Article 2506 of the Italian Civil Code. Pursuant to the demerger, Fiat transferred its ownership interest in Fiat Netherlands to a new holding company, Fiat Industrial, including Fiat's indirect ownership of CNH, as well as Fiat's truck and commercial vehicles business and its industrial and marine powertrain business. Consequently, as of January 1, 2011, CNH became a subsidiary of Fiat Industrial. In connection with the demerger transaction, shareholders of Fiat received shares of capital stock of Fiat Industrial. Accordingly, effective as of January 1, 2011, Fiat Industrial owned approximately 89% of CNH outstanding common shares through Fiat Netherlands.

        CNH manufactures agricultural and construction equipment. CNH Capital provides financial services for CNH America and CNH Canada Ltd. (collectively, "CNH North America") customers located primarily in the United States and Canada. To support CNH North America's sales of agricultural and construction equipment products, the Company offers retail financing to end-use customers and wholesale financing to CNH North America equipment dealers, which are almost entirely independently owned. Wholesale financing consists primarily of dealer floorplan financing and allows dealers the ability to maintain a representative inventory of products. In addition, the Company provides financing to dealers for equipment used in dealer-owned rental yards, parts inventory, working capital, and other financing needs. The Company provides and administers retail financing, primarily retail installment sales contracts and finance leases, to end-use customers for the purchase or lease of new and used CNH North America equipment and other agricultural and construction equipment sold through CNH North America dealers and distributors. In addition, the Company purchases equipment from dealers that is leased to retail customers under operating lease agreements. Customers also use the Company's private-label revolving charge account products to purchase parts, service, rentals, implements, and attachments from CNH North America dealers. The Company also finances a variety of insurance and other products for end users and dealers in conjunction with the purchase of new and used equipment. As a captive finance company, the Company is reliant on the operations of CNH North America, its customers, and end-use customers.

        The Company competes primarily with banks, finance companies, and other financial institutions. Typically, this competition is based upon financial products and services offered, customer service, financial terms and interest rates charged. The Company's long-term profitability is largely dependent on the cyclical nature of the agricultural and construction equipment industries and on prevailing interest rates.

CNH CAPITAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands)

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation and Basis of Presentation

        The Company has prepared the accompanying consolidated financial statements in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP"). The consolidated financial statements include the Company and its consolidated subsidiaries. The consolidated financial statements are expressed in U.S. dollars. The consolidated financial statements include the accounts of the Company's subsidiaries in which the Company has a controlling financial interest and reflect the noncontrolling interests of the minority owners of the subsidiaries that are not fully owned for the periods presented, as applicable. A controlling financial interest may exist based on ownership of a majority of the voting interest of a subsidiary, or based on the Company's determination that it is the primary beneficiary of a variable interest entity ("VIE"). The primary beneficiary of a VIE is the party that has the power to direct the activities that most significantly impact the economic performance of the entity and the obligation to absorb losses or the right to receive benefits that could potentially be significant to the entity. The Company assesses whether it is the primary beneficiary on an ongoing basis, as prescribed by the accounting guidance on the consolidation of VIEs. The consolidated status of the VIEs with which the Company is involved may change as a result of such reassessments.

        As of the beginning of 2010, CNH Capital adopted new accounting guidance related to the accounting for transfers of financial assets and the consolidation of VIEs. As a significant portion of the Company's securitization trusts and facilities are no longer exempt from consolidation under the new guidance, the Company was required to consolidate the receivables and related liabilities. These securitizations qualify as collateral for secured borrowings. The receivables remain on the balance sheet and are included in "Receivables". For additional information, see "New Accounting Pronouncements Adopted" below, "Note 3: Receivables" and "Note 7: Credit Facilities and Debt".

        The Company adopted the guidance prospectively in 2010, and therefore, the financial statements prepared for 2010 and future periods will reflect the new accounting requirements, but the financial statements for periods ending on or before December 31, 2009 reflected the accounting guidance applicable during those periods. The Company's statement of operations for the years ended December 31, 2011 and 2010 no longer reflect securitization income and initial gains or losses on new securitization transactions, but instead report interest income and other income associated with all securitized receivables, and interest expense associated with the debt issued by the securitization trusts and facilities. Therefore, 2011 and 2010 results are not comparable to prior period amounts. In addition, because the Company's new securitization transactions do not meet the requirements for derecognition under the new guidance and are accounted for as secured borrowings rather than asset sales, the cash flows from these transactions are presented in 2011 and 2010 as cash flows from financing activities rather than cash flows from operating or investing activities.

Use of Estimates in the Preparation of Financial Statements

        The preparation of consolidated financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities and reported amounts of revenues and expenses. Significant estimates in these consolidated financial statements include the residual values of

CNH CAPITAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands)

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

equipment on operating leases, allowance for credit losses, and tax contingencies. Actual results could differ from those estimates.

Revenue Recognition

        Finance and interest income on retail and other notes receivables and finance leases is recorded using the effective yield method. Deferred costs on the origination of financing receivables are recognized as a reduction in finance revenue over the expected lives of the receivables using the effective yield method. Recognition of income on receivables is suspended when management determines that collection of future income is not probable or when an account becomes 120 days delinquent, whichever occurs earlier. Income accrual is resumed if the receivable becomes contractually current and collection doubts are removed. Previously suspended income is recognized at that time. The Company applies cash received on nonaccrual financing receivables to first reduce any unrecognized interest and then the recorded investment and any other fees. Receivables are considered past due if the required principal and interest payments have not been received as of the date such payments were due. Delinquency is reported on receivables greater than 30 days past due. Charge-offs of principal amounts of receivables outstanding are deducted from the allowance at the point when it is determined to be probable that all amounts due will not be collected.

        A substantial portion of the Company's interest income arises from retail sales programs offered by CNH North America on which finance charges are waived or below-market rate financing programs are offered. When the Company acquires retail installment sales contracts and finance leases subject to below-market interest rates, including waived interest rate financing, the Company is compensated by CNH North America in an amount equal to the present value of the difference between the payments at the customer rate and the payments at the market rate. This amount is initially recognized as an unearned finance charge and is recognized as interest income over the term of the retail notes and finance leases, and is included in "Interest and other income from affiliates" in the accompanying consolidated statements of income.

        For selected wholesale receivables, CNH North America compensates the Company for the difference between market interest rates and the amount paid by the dealer. The amounts recognized in 2011 and 2010 are included in "Interest and other income from affiliates" and in 2009 are included in either "Interest and other income from affiliates" or "Gain on retail, wholesale and revolving credit notes sold" in the accompanying consolidated statements of income based on the accounting guidance applicable during that year.

        The Company is also compensated for lending funds to CNH North America. The amounts earned are included in "Interest and other income from affiliates" in the accompanying consolidated statements of income.

        Income from operating leases is recognized over the term of the lease on a straight-line basis. For selected operating leases, CNH North America compensates the Company for the difference between market rental rates and the amount paid by the customer. The amounts from CNH North America recognized as rental income on operating leases were included in "Interest and other income from affiliates."

CNH CAPITAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands)

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Foreign Currency Translation

        The Company's non-U.S. subsidiaries maintain their books and accounting records using local currency as the functional currency. Assets and liabilities of these non-U.S. subsidiaries are translated into U.S. dollars at period-end exchange rates, and net exchange gains or losses resulting from such translation are included in "Accumulated other comprehensive income" in the accompanying consolidated balance sheets. Income and expense accounts of these non-U.S. subsidiaries are translated at the average exchange rates for the period, and gains and losses from foreign currency transactions are included in net income in the period that they arise.

Cash and Cash Equivalents

        Cash equivalents are highly liquid investments with an original maturity of three months or less. The carrying value of cash equivalents approximates fair value because of the short maturity of these investments.

Restricted Cash

        Restricted cash includes principal and interest payments from wholesale, retail and revolving credit receivables owned by the consolidated VIEs that are payable to the investors in the asset-backed securities that issued debt of those entities, and cash pledged as a credit enhancement to those same investors. These amounts are held by depository banks in order to comply with contractual agreements.

Receivables and Receivable Sales

        Receivables are recorded at face value, net of allowances for credit losses and deferred fees and costs. Allowances for credit losses are determined based on past experience with similar receivables including current and historical past due amounts, dealer termination rates, write-offs, collections and economic conditions.

        Periodically, the Company sells or transfers retail, wholesale and revolving credit receivables to funding facilities or in securitization transactions. Prior to January 1, 2010, these transactions were primarily accounted for as sales. In the accordance with the new accounting guidance, adopted on January 1, 2010, regarding transfers of financial assets and the consolidation of VIEs, the majority of the retail, wholesale and revolving credit receivables sold in securitizations do not qualify as sales and are recorded as secured borrowings with no gains or losses recognized at the time of securitization.

        For those receivable securitizations which continue to qualify as sales, the Company retains interest-only strips, servicing rights and cash reserve accounts, all of which are recorded at fair value as retained interests in the securitized receivables. Changes in these fair values are recorded in other accumulated comprehensive income as an unrealized gain or loss on available-for-sale securities. With regards to other-than-temporary impairments ("OTTI") of debt securities, any OTTI due to changes in the constant prepayment rate and the expected credit loss rate are included in net income. An OTTI due to a change in the discount rates would be included in "Accumulated other comprehensive income" in the accompanying consolidated balance sheets.

CNH CAPITAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands)

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Allowance for Credit Losses

        The allowance for credit losses is established to cover probable losses on receivables owned by the Company and consists of two components, depending on whether the receivable has been individually identified as being impaired. The first component of the allowance for credit losses covers all or a portion of specific receivables reviewed by management for which the Company has determined it will not collect all of the contractual principal and interest. Receivables are individually reviewed for impairment based on, among other items, amounts outstanding, amounts past due, collateral values, days past due and prior collection history. These receivables are subject to impairment measurement at the loan level based either on the present value of expected future cash flows discounted at the receivables' effective interest rate or the fair value of the collateral for collateral-dependent receivables and receivables for which foreclosure is deemed to be probable. When the values are lower than the carrying value of the receivables, impairment is recognized.

        The second component of the allowance for credit losses covers all receivables that are not yet individually identifiable. The allowance for these receivables is based on aggregated portfolio evaluations, generally by financial product. The allowance for retail credit losses is based on loss forecast models that consider a variety of factors that include, but are not limited to, historical loss experience, collateral value, portfolio balance and delinquencies. The allowance for wholesale credit losses is based on loss forecast models that consider a variety of factors that include, but are not limited to, historical loss experience, collateral value, portfolio balance and dealer risk ratings. The loss forecast models are updated on a quarterly basis to incorporate information reflecting the current economic environment.

        Charge-offs of principal amounts of receivables outstanding are deducted from the allowance at the point when it is determined to be probable that all amounts due will not be collected.

Equipment on Operating Leases

        The Company purchases leases and equipment from CNH North America dealers and other independent third parties that have leased equipment to retail customers under operating leases. The Company's investment in operating leases is based on the purchase price paid for the equipment. Income from these operating leases is recognized over the term of the lease. The equipment is depreciated on a straight-line basis over the term of the lease to the estimated residual value at lease termination, which is estimated at the inception of the lease. Realization of the residual values is dependent on the Company's future ability to re-market the equipment under then prevailing market conditions. The Company continually evaluates whether events and circumstances have occurred which affect the estimated residual values of equipment on operating leases and adjusts estimated residual values if necessary. Management believes that the estimated residual values are realizable. Expenditures for maintenance and repairs are the responsibility of the lessee.

        Equipment returned to the Company upon termination of leases and held for subsequent sale or lease is recorded at the lower of net book value or estimated fair value of the equipment, less cost to sell, and is not depreciated.

CNH CAPITAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands)

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Goodwill and Intangible Assets

        Goodwill represents the excess of the aggregate purchase price over the fair value of the net assets acquired. Goodwill is deemed to have an indefinite useful life and is reviewed for impairment at least annually. During 2011 and 2010, the Company performed its annual impairment review as of December 31, and concluded that there was no impairment in either year. Other intangible assets consist of software and are being amortized on a straight-line basis over five years.

Income Taxes

        The provision for income taxes is determined using the asset and liability method. The Company recognizes a current tax liability or asset for the estimated taxes payable or refundable on tax returns for the current year and tax contingencies estimated to be settled with taxing authorities within one year. A deferred tax liability or asset is recognized for the estimated future tax effects attributable to temporary differences and tax loss carryforwards. The measurement of current and deferred tax liabilities and assets is based on provisions of enacted tax law. Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized based on available evidence.

Derivatives

        The Company's policy is to enter into derivative transactions to manage exposures that arise in the normal course of business and not for trading or speculative purposes. The Company records derivative financial instruments in the consolidated balance sheets as either an asset or liability measured at fair value. The fair value of the Company's interest rate derivatives is based on discounting expected cash flows, using market interest rates, over the remaining term of the instrument. Changes in the fair value of derivative financial instruments are recognized in current income unless specific hedge accounting criteria are met. For derivative financial instruments designated to hedge exposure to changes in the fair value of a recognized asset or liability, the gain or loss is recognized in income in the period of change together with the offsetting loss or gain on the related hedged item. For derivative financial instruments designated to hedge exposure to variable cash flows of a forecasted transaction, the effective portion of the derivative financial instrument's gain or loss is initially reported in accumulated other comprehensive income (loss) and is subsequently reclassified into income when the forecasted transaction affects income. The ineffective portion of the gain or loss is reported in income immediately. For derivative financial instruments that are not designated as hedges but held as economic hedges, the gain or loss is recognized immediately into income.

        For derivative financial instruments designated as hedges, the Company formally documents the hedging relationship to the hedged item and its risk management strategy for all derivatives designated as hedges. This includes linking all derivatives that are designated as fair value hedges to specific assets and liabilities contained in the consolidated balance sheets and linking cash flow hedges to specific forecasted transactions or variability of cash flow. The Company assesses the effectiveness of the hedging instrument both at inception and on an ongoing basis. If a derivative is determined not to be highly effective as a hedge, or the underlying hedged transaction is no longer probable of occurring, or the derivative is terminated, the hedge accounting described above is discontinued and the derivative is marked to fair value and recorded in income through the remainder of its term.

CNH CAPITAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands)

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

New Accounting Pronouncements Adopted

Troubled Debt Restructurings

        In April 2011, the Financial Accounting Standards Board ("FASB") issued accounting guidance that clarifies creditors' account treatment and reporting obligations concerning troubled debt restructurings. A troubled debt restructuring occurs when a creditor grants a concession it would not otherwise consider to a debtor that is experiencing financial difficulties. The guidance clarifies what would be considered a concession by the creditor and financial difficulties of the debtor. Certain disclosures are required for transactions that qualify as troubled debt restructurings. This new guidance was effective for the Company on January 1, 2011. The disclosures required by this guidance have been included in these notes to the consolidated financial statements. For further information see "Note 3: Receivables".

Presentation of Comprehensive Income

        In June 2011, the FASB issued new accounting guidance on the presentation of comprehensive income in financial statements. The new guidance removes current presentation options and requires entities to report components of comprehensive income in either a continuous statement of comprehensive income or two separate but consecutive statements. The new reporting required by this accounting guidance has been included in these financial statements.

Transfer of Financial Assets and Consolidation of VIEs

        In June 2009, the FASB issued new accounting guidance which changes the accounting for transfers of financial assets. The guidance eliminates the concept of a qualifying special purpose entity ("QSPE"), changes the requirements for derecognizing financial assets, and requires additional disclosures by providing greater transparency about transfers of financial assets, including securitization transactions, and an entity's continuing involvement in and exposure to the risks related to transferred financial assets.

        In June 2009, the FASB also issued new accounting guidance which amends the accounting for VIEs. The guidance changes the criteria for determining whether the consolidation of a VIE is required from a quantitative risk and rewards model to a qualitative model, based on control and economics. The guidance also eliminates the scope exception for QSPEs, increases the frequency for reassessing consolidation of VIEs and creates new disclosure requirements about an entity's involvement in a VIE.

        The Company adopted the new guidance on January 1, 2010. As a significant portion of the Company's securitization trusts and facilities were no longer exempt from consolidation as QSPEs under the guidance, the Company reassessed these VIEs under the new qualitative model and determined it was the primary beneficiary, as the Company has both the power to direct the activities of the VIE that most significantly impact the VIE's economic performance and an obligation to absorb losses or the right to receive benefits that could potentially be significant to the VIE. Therefore, the Company consolidated the receivables and related liabilities held by these VIEs based on the carrying

CNH CAPITAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands)

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

amounts of the assets and liabilities, as prescribed by the new guidance. The impact of the Company's adoption of the new guidance on January 1, 2010 is as follows:

Adjustment for New Guidance
Restricted cash	$548,400
Receivables less allowance for credit losses of $59,090	5,558,535
Retained interest	(475,302)
Equipment held for sale	17,304
Other assets	59,146

Total assets	5,708,083

Accounts payable and other accrued liabilities	2,725
Short-term debt	3,387,715
Long-term debt	2,361,090

Total liabilities	5,751,530
Total equity	(43,447)

Total liabilities and equity	$5,708,083

        The assets of the VIEs include restricted cash and certain receivables that are restricted to settle the obligations of those entities and are not expected to be available to the Company or its creditors. Liabilities of the consolidated VIEs include secured borrowings for which creditors or beneficial interest holders do not have recourse to the general credit of the Company.

        The Company adopted the guidance prospectively in 2010 and, therefore, the financial statements prepared for 2010 and subsequent periods reflect the new accounting requirements, but the financial statements for periods ended on or before December 31, 2009 reflected the accounting guidance applicable during those periods. The Company's statements of operations for the years ended December 31, 2011 and 2010 no longer reflect securitization income and initial gains or losses on new securitization transactions, but instead report interest income and other income associated with all securitized receivables, and interest expense associated with the debt issued from the securitization trusts and facilities. Therefore, 2011 and 2010 results are not comparable to prior period amounts. In addition, because the Company's new securitization transactions do not meet the requirements for derecognition under the new guidance, and are accounted for as secured borrowings rather than asset sales, the cash flows from these transactions are presented in 2011 and 2010 as cash flows from financing transactions rather than cash flows from operating or investing activities. For further information regarding this new guidance, see "Note 3: Receivables", "Note 7: Credit Facilities and Debt", and "Note 9: Financial Instruments".

CNH CAPITAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands)

NOTE 3: RECEIVABLES

        A summary of receivables included in the accompanying consolidated balance sheets as of December 31, 2011 and 2010 is as follows:

	2011	2010
Wholesale notes and accounts	$87,600	$63,117
Retail notes	731,807	619,933
Finance leases	53,391	150,472
Restricted receivables	8,566,514	7,809,232
Other notes	82,098	132,117

Gross receivables	9,521,410	8,774,871
Less:
Unearned finance charges	(28,188)	(28,928)
Allowance for credit losses	(106,673)	(118,730)

Total receivables, net	$9,386,549	$8,627,213

        Wholesale notes and accounts receivable arise primarily from the financing of the sale of goods to dealers and distributors by CNH North America, and to a lesser extent, the financing of dealer operations. Under the standard terms of the wholesale receivable agreements, these receivables typically have "interest-free" periods of up to twelve months and stated original maturities of up to twenty-four months, with repayment accelerated upon the sale of the underlying equipment by the dealer. During the "interest-free" period, the Company is compensated by CNH North America for the difference between market interest rates and the amount paid by the dealer. After the expiration of any "interest-free" period, interest is charged to dealers on outstanding balances until the Company receives payment in full. The "interest-free" periods are determined based on the type of equipment sold and the time of year of the sale. Interest rates are set based on market factors and the prime rate or LIBOR. The Company evaluates and assesses dealers on an ongoing basis as to their creditworthiness. CNH North America may be obligated to repurchase the dealer's equipment upon cancellation or termination of the dealer's contract for such causes as change in ownership, closeout of the business, or default. There were no significant losses in 2011, 2010 or 2009 relating to the termination of dealer contracts.

        The Company provides and administers financing for retail purchases of new and used equipment sold through CNH North America's dealer network. The terms of retail and other notes and finance leases generally range from two to six years, and interest rates on retail and other notes and finance leases vary depending on prevailing market interest rates and certain incentive programs offered by CNH North America.

CNH CAPITAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands)

NOTE 3: RECEIVABLES (Continued)

        Maturities of wholesale notes and accounts, retail and other notes, and finance leases as of December 31, 2011, are as follows:

2012	$5,231,584
2013	1,451,636
2014	1,175,934
2015	917,656
2016 and thereafter	744,600

9,521,410
Less unearned finance charges	(28,188)

Total receivables, net of unearned finance charges	$9,493,222

        It has been the Company's experience that substantial portions of retail receivables are repaid or sold before their contractual maturity dates. As a result, the above table should not be regarded as a forecast of future cash collections. Wholesale, retail, and finance lease receivables have significant concentrations of credit risk in the agricultural and construction business sectors. On a geographic basis, there is not a disproportionate concentration of credit risk in any area of the United States or Canada. The Company typically retains, as collateral, a security interest in the equipment associated with wholesale and retail notes receivable.

Restricted Receivables and Securitization

        As part of its overall funding strategy, the Company periodically transfers certain financial receivables into VIEs that are special purpose entities ("SPEs") as part of its asset-backed securitization programs.

        Beginning January 1, 2010, the Company adopted new accounting guidance related to the accounting for transfers of financial assets and the consolidation of VIEs. As a result of this new accounting guidance, SPEs utilized in securitization programs no longer meet the non-consolidation accounting criteria, and, as such, are accounted for as secured borrowings and are included in the consolidated balance sheet. The net incremental impact of adopting this new guidance as of January 1, 2010, was a $5,708,083 increase to assets, $5,751,530 increase to liabilities and $43,447 decrease to equity. Refer to "Note 2: Summary of Significant Accounting Policies—New Accounting Pronouncements Adopted" for additional information.

        SPEs utilized in the securitization programs differ from other entities included in the Company's consolidated financial statements because the assets they hold are legally isolated. For bankruptcy analysis purposes, the Company has sold the receivables to the SPEs in a true sale and the SPEs are separate legal entities. Upon transfer of the receivables to the SPEs, the receivables and certain cash flows derived from them become restricted for use in meeting obligations to the SPEs' creditors. The SPEs have ownership of cash balances that also have restrictions for the benefit of the SPEs' investors. The Company's interests in the SPEs' receivables are subordinate to the interests of third-party investors. None of the receivables that are directly or indirectly sold or transferred in any of these transactions are available to pay the Company's creditors.

CNH CAPITAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands)

NOTE 3: RECEIVABLES (Continued)

        The following table summarizes the restricted and off-book receivables and the related retained interests as of December 31, 2011 and 2010:

	Restricted Receivables		Off-Book Receivables		Retained Interests
	2011	2010	2011	2010	2011	2010
Wholesale receivables	$2,884,516	$2,693,931	$—	$—	$—	$—
Retail receivables	5,454,279	4,921,898	108,476	206,101	17,289	37,914
Finance lease receivables	47,000	—	—	—	—	—
Revolving account receivables	180,719	193,403	—	—	—	—

Total	$8,566,514	$7,809,232	$108,476	$206,101

Total retained interests					$17,289	$37,914

Wholesale Receivables Securitizations

        With regard to the wholesale receivable securitization programs, the Company sells eligible receivables on a revolving basis to structured master trust facilities which are limited-purpose, bankruptcy-remote SPEs. As of December 31, 2011, debt issued through the U.S. master trust facility consists of $583 million term asset-backed notes issued in August 2009 with a three-year maturity, $220 million term asset-backed notes issued January 2011 with a maturity of December 2012 and four 364-day conduit facilities renewable annually at the sole discretion of the purchasers; $200 million renewable March 2012 (renewed in March 2012 until March 2013), $500 million renewable July 2012, $250 million renewable November 2012, and $200 million senior and related subordinate interests renewable November 2012.

        Debt issued through the Canadian master trust facility consists of a C$586 million ($574 million) conduit facility renewable December 2012 at the sole discretion of the investor.

        These trusts were determined to be VIEs and, consequently the Company consolidates the securitization trusts. In its role as servicer, the Company has the power to direct the trusts' activities and an obligation to absorb losses or the right to receive benefits that could potentially be significant to the trusts. The Company is the primary beneficiary of the trusts, and therefore the trusts were consolidated.

        The Company's involvement with the securitization trusts includes servicing the wholesale receivables, retaining an undivided interest ("seller's interest") in the receivables and holding cash reserve accounts. The seller's interest in the trusts represents the Company's undivided interest in the receivables transferred to the trust. The Company maintains cash reserve accounts at predetermined amounts to provide security to investors in the event that cash collections from the receivables are not sufficient to remit principal and interest payments on the securities. The investors and the securitization trusts have no recourse beyond the Company's retained interests for failure of debtors to pay when due. The Company's retained interests are subordinate to investors' interests.

        For the U.S. wholesale securitization facility, in the year ended December, 31, 2009 the Company recognized gains on the sale of receivables of $51,211. Collections reinvested into the facility in the

CNH CAPITAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands)

NOTE 3: RECEIVABLES (Continued)

year ended December, 31, 2009 were $5,629,046. At December 31, 2009, there were no recognized servicing assets or liabilities associated with the facilities.

        Each of the facilities contains minimum payment rate thresholds which, if breached, could preclude the Company from selling additional receivables originated on a prospective basis.

Retail Receivables Securitizations

        Within the U.S. retail asset securitization programs, qualifying retail finance receivables are sold to limited purpose, bankruptcy-remote SPEs. In turn, these SPEs establish separate trusts to which the receivables are transferred in exchange for proceeds from asset-backed securities issued by the trusts. In Canada, the receivables are transferred directly to the trusts. These trusts were determined to be VIEs and, consequently, the Company consolidated all previously unconsolidated retail trusts upon the January 1, 2010 adoption of the new accounting guidance related to transfers of financial assets and the consolidation of VIEs. In its role as servicer, the Company has the power to direct the trusts' activities. Through its retained interests, the Company has an obligation to absorb losses or the right to receive benefits that could potentially be significant to the trusts.

        During the years ended December 31, 2011 and 2010, the Company executed $3,193,597 and $3,174,785, respectively, in retail asset-backed transactions in the U.S. and Canada. The securities in these transactions are backed by agricultural and construction equipment retail receivable contracts and finance leases originated through CNH North America's dealer network. The Company applied any proceeds from the securitizations to repay outstanding debt. At December 31, 2011, $5,116,695 of asset-backed securities issued to investors were outstanding with a weighted average expected remaining maturity of 37 months. At December 31, 2010, $4,708,584 of asset-backed securities issued to investors were outstanding with a weighted average expected remaining maturity between 36 and 37 months.

        During the year ended December 31, 2009, the Company securitized retail receivables with a net principal value of $4,001,572 and recognized gains on these sales of receivables of $67,646. Further, related to the retail securitizations, the Company received proceeds of $3,731,628 and recorded $31,304 in servicing fees for the year ended December 31, 2009.

        The Company receives compensation for servicing the receivables transferred and earns other related ongoing income customary with the securitization programs. The Company also may retain all or a portion of the subordinated interests in the SPEs. No recourse provisions exist that allow holders of the asset-backed securities issued by the trusts to put those securities back to the Company although the Company provides customary representations and warranties that could give rise to an obligation to repurchase from the trusts any receivables for which there is a breach of the representations and warranties. Moreover, the Company does not guarantee any securities issued by the trusts. The trusts have a limited life and generally terminate upon final distribution of amounts owed to investors or upon exercise of a cleanup-call option by the Company, in its role as servicer.

        The Company also has access to $1,493,734 in committed asset-backed facilities through which it may sell on a monthly basis retail receivables generated in the United States and Canada. The Company has utilized these facilities in the past to fund the origination of receivables and has later repurchased and resold the receivables in the term ABS markets or found alternative financing for the receivables. The Company believes that it is probable that it will continue to regularly utilize public

CNH CAPITAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands)

NOTE 3: RECEIVABLES (Continued)

ABS markets. These facilities had an original term of two years and are renewable in the U.S. in September 2013 and in Canada in December 2012.

        Three private retail transactions totaling $108,476 and $206,101 were not included in the Company's consolidated balance sheet as of December 31, 2011 and 2010, respectively. These transactions continue to qualify as sales subsequent to the adoption of the new accounting guidance. Therefore, as these receivables are collected, the amount of off-book receivables will decrease.

Revolving Charge Account Securitizations

        The Company, through a trust, securitizes originated revolving charge account receivables. The trust's facility limit is $200 million, has an original two year term and is renewable in October 2012. Consistent with the wholesale and retail securitization programs, the Company determined the trust was a VIE and consequently was required to be consolidated, as the Company is the primary beneficiary.

        The Company's continuing involvement with the securitization trust includes servicing the receivables and maintaining a cash reserve account, which provides security to investors in the event that cash collections from the receivables are not sufficient to remit principal and interest payments to the securities. The investors and the securitization trust have no recourse to the Company for failure of debtors to pay when due beyond the Company's retained interest assets. Further, the Company's retained interests are subordinate to the investors' interests.

        For the year ended December 31, 2009, the Company recognized gains of $9,616 on the sale of receivables and collections reinvested into the facility of $705,365. At December 31, 2009, there were no recognized servicing assets or liabilities associated with the trusts.

Allowance for Credit Losses

        The allowance for credit losses is established to cover probable losses for receivables owned by the Company and consists of two components, depending on whether the receivable has been individually identified as being impaired. The first component of the allowance for credit losses covers all or a portion of receivables specifically reviewed by management for which the Company has determined it will not collect all of the contractual principal and interest. Receivables are individually reviewed for impairment based on, among other items, amounts outstanding, amounts past due, collateral value, days past due and prior collection history. These receivables are subject to impairment measurement at the loan level based either on the present value of expected future cash flows discounted at the receivables' effective interest rate or the fair value of the collateral for collateral-dependent receivables and receivables for which foreclosure is deemed to be probable. When the values are lower than the carrying value of the receivables, impairment is recognized.

        The second component of the allowance for credit losses covers all receivables that are not yet individually identifiable. The allowance for these receivables is based on aggregated portfolio evaluations, generally by financial product. The allowance for retail credit losses is based on loss forecast models that consider a variety of factors that include, but are not limited to, historical loss experience, collateral value, portfolio balance and delinquencies. The allowance for wholesale credit losses is based on loss forecast models that consider a variety of factors that include, but are not

CNH CAPITAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands)

NOTE 3: RECEIVABLES (Continued)

limited to, historical loss experience, collateral value, portfolio balance and dealer risk ratings. The loss forecast models are updated to incorporate information reflecting the current economic environment.

        Charge-offs of principal amounts of receivables outstanding are deducted from the allowance at the point when it is determined to be probable that all amounts due will not be collected.

        The Company's allowance for credit losses is segregated into three portfolio segments: retail, wholesale and other. A portfolio segment is the level at which the Company develops a systematic methodology for determining its allowance for credit losses. The retail segment includes retail and finance lease receivables. The wholesale segment includes wholesale financing to CNH North America dealers and the other portfolio includes the Company's commercial revolving accounts.

        Further, the Company evaluates its portfolio segments by class of receivable: United States and Canada. Typically, the Company's finance receivables within a geographic area have similar risk profiles and methods for assessing and monitoring risk. These classes align with management reporting.

        Allowance for credit losses activity for the year ended December 31, 2011 is as follows:

	Retail	Wholesale	Other	Total
Allowance for credit losses:
Beginning balance	$73,123	$31,148	$14,459	$118,730
Charge-offs	(27,770)	(12,613)	(12,770)	(53,153)
Recoveries	5,850	447	3,431	9,728
Provision	33,353	(6,801)	6,301	32,853
Foreign currency translation and other	(1,323)	(18)	(144)	(1,485)

Ending balance	$83,233	$12,163	$11,277	$106,673

Ending balance: individually evaluated for impairment	$42,879	$10,101	$—	$52,980

Ending balance: collectively evaluated for impairment	$40,354	$2,062	$11,277	$53,693

Receivables:
Ending balance	$6,258,289	$2,972,116	$262,817	$9,493,222

Ending balance: individually evaluated for impairment	$73,920	$56,444	$265	$130,629

Ending balance: collectively evaluated for impairment	$6,184,369	$2,915,672	$262,552	$9,362,593

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands)

NOTE 3: RECEIVABLES (Continued)

        Allowance for credit losses activity for the year ended December 31, 2010 is as follows:

	Retail	Wholesale	Other	Total
Allowance for credit losses:
Beginning balance				$73,181
Cumulative effect from change in accounting for consolidation of certain VIEs				59,090

Adjusted beginning balance				132,271
Charge-offs				(94,201)
Recoveries				8,066
Provision				76,394
Foreign currency translation and other				(3,800)

Ending balance	$73,123	$31,148	$14,459	$118,730

Ending balance: individually evaluated for impairment	$42,465	$27,222	$110	$69,797

Ending balance: collectively evaluated for impairment	$30,658	$3,926	$14,349	$48,933

Receivables:
Ending balance	$5,708,497	$2,757,048	$280,398	$8,745,943

Ending balance: individually evaluated for impairment	$96,399	$61,609	$400	$158,408

Ending balance: collectively evaluated for impairment	$5,612,098	$2,695,439	$279,998	$8,587,535

        As part of the ongoing monitoring of the credit quality of the wholesale portfolio, the Company utilizes an internal credit scoring model that assigns a risk grade for each dealer. The scoring model considers strength of dealer's financial statements, payment history and audit performance. Each quarter, the Company updates its dealers' ratings and considers the ratings in the credit allowance analysis. A description of the general characteristics of the dealer's risk grades is as follows:

          Grades A and B—Includes receivables to dealers that have significant capital strength, moderate leverage, stable earnings and growth, and excellent payment performance.

          Grade C—Includes receivables to dealers with moderate credit risk. Dealers of this grade are differentiated from higher grades on a basis of leverage or payment performance.

          Grade D—Includes receivables to dealers with moderate credit risk. These dealers may require higher monitoring due to weaker financial strength or payment performance.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands)

NOTE 3: RECEIVABLES (Continued)

        A breakdown of the wholesale portfolio by its credit quality indicators as of December 31, 2011 and 2010 is as follows:

	2011	2010
A	$1,662,920	$1,333,589
B	897,914	829,490
C	287,793	415,262
D	123,489	178,707

Total	$2,972,116	$2,757,048

        Utilizing an internal credit scoring model which considers customers' attributes, prior credit history and each retail transaction's attributes, the Company assigns a credit quality rating to each customer, by specific transaction, as part of the retail underwriting process. This rating is used in setting the interest rate on the transaction. The credit quality rating is not updated after the transaction is finalized. A description of the general characteristics of the customers' risk grades is as follows:

          Titanium—Customers where the Company expects no collection risk or loss activity.

          Platinum—Customers where the Company expects minimal, if any, collection risk or loss activity.

          Gold, Silver, Bronze—Customers are defined as those with the potential for collection risk or loss activity.

        A breakdown of the retail portfolio by the customer's risk grade at the time of origination as of December 31, 2011 and 2010 is as follows:

	2011	2010
Titanium	$3,195,785	$2,551,419
Platinum	1,837,604	1,780,518
Gold	999,950	1,039,255
Silver	197,108	269,422
Bronze	27,842	67,883

Total	$6,258,289	$5,708,497

        The following tables present information at the level at which management assesses and monitors its credit risk. Receivables are considered past due if the required principal and interest payments have

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands)

NOTE 3: RECEIVABLES (Continued)

not been received as of the date such payments were due. Delinquency is reported on receivables greater than 30 days past due. The aging of receivables as of December 31, 2011 and 2010 is as follows:

	2011
	30 - 59 Days Past Due	60 - 89 Days Past Due	Greater Than 90 Days	Total Past Due	Current	Total Receivables	Recorded Investment > 90 Days and Accruing
Retail
United States	$21,547	$6,100	$30,720	$58,367	$5,162,963	$5,221,330	$3,257
Canada	$3,550	$975	$753	$5,278	$1,031,681	$1,036,959	$77
Wholesale
United States	$1,232	$1,967	$818	$4,017	$2,266,517	$2,270,534	$362
Canada	$57	$14	$287	$358	$701,224	$701,582	$56
Total
Retail	$25,097	$7,075	$31,473	$63,645	$6,194,644	$6,258,289	$3,334
Wholesale	$1,289	$1,981	$1,105	$4,375	$2,967,741	$2,972,116	$418

	2010
	30 - 59 Days Past Due	60 - 89 Days Past Due	Greater Than 90 Days	Total Past Due	Current	Total Receivables	Recorded Investment > 90 Days and Accruing
Retail
United States	$36,504	$13,548	$56,230	$106,282	$4,584,352	$4,690,634	$6,349
Canada	$5,559	$2,229	$3,004	$10,792	$1,007,071	$1,017,863	$1,464
Wholesale
United States	$969	$145	$2,608	$3,722	$2,073,777	$2,077,499	$175
Canada	$584	$—	$190	$774	$678,775	$679,549	$24
Total
Retail	$42,063	$15,777	$59,234	$117,074	$5,591,423	$5,708,497	$7,813
Wholesale	$1,553	$145	$2,798	$4,496	$2,752,552	$2,757,048	$199

        For the years ended December 31, 2011 and 2010, the Company's recorded investment in impaired receivables individually evaluated for impairment and the related unpaid principal balances and

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands)

NOTE 3: RECEIVABLES (Continued)

allowances are as follows. Impaired receivables are receivables for which the Company has determined it will not collect all the principal and interest payments as per the terms of the original contract.

	2011			2010
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Recorded Investment	Unpaid Principal Balance	Related Allowance
With no related allowance recorded
Retail
United States	$6,805	$6,791	$—	$9,609	$7,634	$—
Canada	$303	$303	$—	$1,790	$1,244	$—
Wholesale
United States	$—	$—	$—	$—	$—	$—
Canada	$—	$—	$—	$—	$—	$—
With an allowance recorded
Retail
United States	$66,747	$61,300	$42,861	$84,312	$80,815	$42,138
Canada	$65	$65	$18	$688	$688	$327
Wholesale
United States	$55,167	$53,168	$9,690	$61,078	$61,762	$26,700
Canada	$1,277	$1,247	$411	$531	$528	$522
Total
Retail	$73,920	$68,459	$42,879	$96,399	$90,381	$42,465
Wholesale	$56,444	$54,415	$10,101	$61,609	$62,290	$27,222

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands)

NOTE 3: RECEIVABLES (Continued)

        For the year ended December 31, 2011, the Company's average recorded investment in impaired receivables individually evaluated for impairment (based on a thirteen month average) and the related interest income recognized are as follows:

	Average Recorded Investment	Interest Income Recognized
With no related allowance recorded
Retail
United States	$2,741	$390
Canada	$355	$9
Wholesale
United States	$—	$—
Canada	$—	$—
With an allowance recorded
Retail
United States	$81,927	$4,261
Canada	$71	$9
Wholesale
United States	$64,061	$2,226
Canada	$4,173	$153
Total
Retail	$85,094	$4,669
Wholesale	$68,234	$2,379

        Recognition of income is generally suspended when management determines that collection of future income is not probable or when an account becomes 120 days delinquent, whichever occurs first. Interest accrual is resumed if the receivable becomes contractually current and collection becomes probable. Previously suspended income is recognized at that time. The receivables on nonaccrual status as of December 31, 2011 and 2010 are as follows:

	2011			2010
	Retail	Wholesale	Total	Retail	Wholesale	Total
United States	$54,798	$53,168	$107,966	$49,881	$61,762	$111,643
Canada	$676	$1,247	$1,923	$1,540	$528	$2,068

Troubled Debt Restructurings

        A restructuring of a receivable constitutes a troubled debt restructuring ("TDR") when the lender grants a concession it would not otherwise consider to a borrower experiencing financial difficulties. As a collateral-based lender, the Company typically will repossess collateral in lieu of restructuring receivables. As such, for retail receivables, concessions are typically provided based on bankruptcy court proceedings. For wholesale receivables, concessions granted may include extended contract maturities, inclusion of interest only periods, modification of a contractual interest rate to a below market interest rate, extended skip payment periods and waiving of interest and principal.

CNH CAPITAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands)

NOTE 3: RECEIVABLES (Continued)

        TDRs are reviewed along with other receivables as part of management's ongoing evaluation of the adequacy of the allowance for credit losses. The allowance for credit losses attributable to TDRs is based on the most probable source of repayment, which is normally the liquidation of collateral. In determining collateral value, the Company estimates the current fair market value of the equipment collateral and considers credit enhancements such as additional collateral and third-party guarantees.

        Before removing a receivable from TDR classification, a review of the borrower is conducted. If concerns exist about the future ability of the borrower to meet its obligations under the loans based on a credit review, the TDR classification is not removed from the receivable.

        For the year ended December 31, 2011, the Company has approximately 2,500 retail and finance lease receivable contracts that are in legal proceedings, primarily bankruptcies. The pre-modification value was $82,700 and the post-modification value was $53,300. The court has yet to determine the concessions in some of the outstanding cases that will be granted, if any. As the outcome of the bankruptcy cases is determined by the court based on available assets, subsequent defaults are unusual and were not material for the twelve months ended December 31, 2011.

        For wholesale receivables, the Company restructured five wholesale agreements with a pre- and post-modification balance of approximately $15,000. The wholesale TDRs that subsequently defaulted were immaterial.

CNH CAPITAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands)

NOTE 3: RECEIVABLES (Continued)

Managed Portfolio

        Historical loss and delinquency amounts for the Company's managed portfolio for 2011 and 2010 are as follows:

	Principal Amount of Receivables at December 31,	Principal More Than 30 Days Delinquent at December 31,	Net Credit Losses for the Year Ending December 31,
2011
Type of receivable:
Wholesale notes and accounts	$2,972,116	$4,375	$12,166
Retail and other notes and finance leases	6,629,582	71,683	31,993

Total managed	$9,601,698	$76,058	$44,159

Comprised of:
Receivables held in portfolio	$9,493,222
Sold:
Retail	108,476

Total managed	$9,601,698

2010
Type of receivable:
Wholesale notes and accounts	$2,757,048	$4,496	$11,248
Retail and other notes and finance leases	6,194,996	129,319	75,920

Total managed	$8,952,044	$133,815	$87,168

Comprised of:
Receivables held in portfolio	$8,745,943
Sold:
Retail and other notes and finance leases	206,101

Total managed	$8,952,044

Non-Cash Retail Receivables Operating and Investing Activities

        Non-cash operating and investing activities include retail receivables of $342,267 that were exchanged for retained interests in sold receivables in 2009.

CNH CAPITAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands)

NOTE 4: EQUIPMENT ON OPERATING LEASES

        A summary of equipment on operating leases as of December 31, 2011 and 2010 is as follows:

	2011	2010
Equipment on operating leases	$830,607	$812,051
Less:
Residual reserve	(599)	(3,782)
Accumulated depreciation	(182,391)	(194,376)

Equipment on operating leases, net	$647,617	$613,893

        Depreciation expense totaled $110,314, $117,848 and $116,169 for the years ended December 31, 2011, 2010, and 2009, respectively.

        Lease payments owed to the Company for equipment under non-cancelable operating leases as of December 31, 2011 are as follows:

2012	$93,024
2013	57,107
2014	24,120
2015	8,810
2016 and thereafter	1,729

Total	$184,790

NOTE 5: GOODWILL AND INTANGIBLE ASSETS

        Changes in the carrying amount of goodwill for the years ended December 31, 2011 and 2010 are as follows:

	2011	2010
Balance, beginning of year	$117,651	$115,907
Foreign currency translation adjustment	(821)	1,744

Balance, end of year	$116,830	$117,651

        Goodwill is tested for impairment at least annually. During 2011 and 2010, the Company performed its annual impairment review as of December 31 and concluded that there were no impairments in either year. The Company has no accumulated impairment losses at December 31, 2011.

        Impairment testing for goodwill is performed at a reporting unit level using a two-step test. Under the first step of the goodwill impairment test, the Company's estimate of the fair value of the reporting unit is compared with its carrying value (including goodwill). If the fair value of the reporting unit is less than its carrying value, an indication of goodwill impairment exists for the reporting unit and the Company must perform step two of the impairment test (measurement). Step two of the impairment test, when necessary, requires the identification and estimation of the fair value of the reporting unit's individual assets, including intangible assets with definite and indefinite lives regardless of whether such

CNH CAPITAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands)

NOTE 5: GOODWILL AND INTANGIBLE ASSETS (Continued)

intangible assets are currently recorded as an asset of the reporting unit, and liabilities in order to calculate the implied fair value of the reporting unit's goodwill. Under step two, an impairment loss is recognized to the extent the carrying amount of the reporting unit's goodwill exceeds the implied fair value of goodwill.

        To determine fair value, the Company utilizes the market approach valuation technique. The market approach measures fair value based on prices generated by market transactions involving identical or comparable assets or liabilities. Under the market approach, the Company applies the guideline company method in estimating fair value. The guideline company method makes use of market price data of corporations whose stock is actively traded in a public, free and open market, either on an exchange or over-the-counter basis. Although it is clear no two companies are entirely alike, the corporations selected as guideline companies must be engaged in the same, or a similar, line of business or be subject to similar financial and business risks, including the opportunity for growth. The guideline company method of the market approach provides an indication of value by relating the equity or invested capital (debt plus equity) of guideline companies to various measures of their earnings and cash flow, then applying such multiples to the business being valued.

        As of December 31, 2011, the estimated fair value of the Company substantially exceeded the respective carrying value.

        As of December 31, 2011 and 2010, the Company's intangible asset and related accumulated amortization for its software is as follows:

	2011	2010
Software	$24,076	$23,103
Accumulated amortization	(20,817)	(19,730)

Software, net	$3,259	$3,373

        The Company recorded amortization expense of $1,106, $1,273 and $1,026 during 2011, 2010 and 2009, respectively.

        Based on the current amount of software subject to amortization, the estimated annual amortization expense for each of the succeeding five years is as follows: $963 in 2012; $775 in 2013; $450 in 2014; $265 in 2015; and $118 in 2016.

NOTE 6: OTHER ASSETS

        The components of other assets as of December 31, 2011 and 2010 are as follows:

	2011	2010
Derivative assets	$3,598	$8,027
Property and equipment, net	167	355
Deferred tax assets, net	—	23,604
Tax receivables	71,217	22,586
Prepaid assets	41,087	36,838
Other current assets	26,038	18,174

Total other assets	$142,107	$109,584

CNH CAPITAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands)

NOTE 7: CREDIT FACILITIES AND DEBT

        Lenders of committed credit facilities have the obligation to make advances up to the facility amount. These facilities generally provide for facility fees on the total commitment, whether used or unused.

        The following table summarizes the Company's debt and credit facilities, borrowings thereunder and availability at December 31, 2011:

	2011
	Maturity*	Total Facility/Debt	Short-Term Outstanding**	Long-Term Outstanding	Available
Committed ABCP Facilities
Retail—U.S.	Sep 2013	$1,200,000	$91,640	$277,760	$830,600
Retail—Canada	Dec 2012	293,734	153,262	—	140,472
Commercial Revolving Accounts	Oct 2012	200,000	166,800	—	33,200
Wholesale VFN—U.S.	Various	1,150,000	1,150,000	—	—
Wholesale VFN—Canada	Dec 2012	573,516	488,010	—	85,506

Subtotal		3,417,250	2,049,712	277,760	1,089,778
Third Party Debt
Wholesale Term—U.S.	Various	803,250	803,250	—	—
Amortizing Retail Term ABS—N.A.	Various	5,013,006	1,730,937	3,282,069	—
Other ABS Financing—N.A.	Various	590,080	212,136	377,944	—

Subtotal		6,406,336	2,746,323	3,660,013	—
Unsecured Facility	2016	100,000	—	—	100,000
Unsecured Debt	2016	650,000	—	650,000	—

Total credit facilities and debt		$10,573,586	$4,796,035	$4,587,773	$1,189,778

*
Maturity dates reflect maturities of the credit facility which may be different than the maturities of the advances under the facility.

**
Short-term outstanding includes current maturities of long-term debt.

        A summary of the minimum annual repayments of long-term debt as of December 31, 2011, for 2013 and thereafter is as follows:

2013	$1,459,352
2014	1,293,259
2015	916,722
2016	878,501
2017 and thereafter	39,939

Total	$4,587,773

CNH CAPITAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands)

NOTE 7: CREDIT FACILITIES AND DEBT (Continued)

        The following table summarizes the Company's credit facilities, borrowings thereunder and availability at December 31, 2010:

	2010
	Maturity*	Total Facility/Debt	Short-Term Outstanding	Long-Term Outstanding	Available
Committed ABCP Facilities
Retail—U.S.	Dec 2011	$1,200,000	$214,858	$—	$985,142
Retail—Canada	Various	399,543	31,235	92,693	275,615
Commercial Revolving Accounts	Oct 2011	225,000	176,300	—	48,700
Wholesale VFN—U.S.	Nov 2011	1,250,000	1,250,000	—	—
Wholesale VFN—Canada	Sep 2011	249,959	118,354	—	131,605

Subtotal		3,324,502	1,790,747	92,693	1,441,062
Third Party Debt
Wholesale Term—U.S.	Jul 2012	583,250	—	583,250	—
Wholesale Term—Canada	Dec 2012	325,976	—	325,976	—
Amortizing Retail Term ABS—N.A.	Various	4,549,302	1,756,740	2,792,562	—
Other ABS Financing—N.A	Various	577,861	328,445	249,416	—

Subtotal		6,036,389	2,085,185	3,951,204	—

Total credit facilities and debt		$9,360,891	$3,875,932	$4,043,897	$1,441,062

*
Maturity dates reflect maturities of the credit facility which may be different than the maturities of the advances under the facility.

**
Short-term outstanding includes current maturities of long-term debt.

Committed Asset-Backed Facilities

        The Company has access to asset-backed commercial paper ("ABCP") facilities through which it may sell retail receivables. The Company utilizes these facilities to fund the origination of receivables and, per the terms of the facility, have later repurchased the receivables and either resold the receivables in the term ABS markets or found alternative financing for the receivables. Under these facilities, the maximum amount of proceeds that can be accessed at one time is $1,493,734. Under the U.S. facility, if the receivables sold are not repurchased by the Company, the related debt is paid only as the underlying receivables are collected. Such receivables have maturities not exceeding 6 years. The Company believes that it is probable that these receivables will be repurchased and resold in the public ABS markets. Borrowings against these facilities accrue interest at prevailing asset-backed commercial paper rates.

        The Company finances part of its wholesale receivable portfolios with the issue of Variable Funding Notes ("VFN"); these notes were privately subscribed by certain bank conduits. These notes accrue interest at prevailing asset-backed commercial paper rates.

CNH CAPITAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands)

NOTE 7: CREDIT FACILITIES AND DEBT (Continued)

Third Party Debt

        Borrowings under third-party debt are a combination of both fixed rate and floating rate borrowings that bear interest at LIBOR plus an applicable margin.

Unsecured Facility

        In July 2011, CNH Capital entered into a $100 million five-year unsecured revolving credit facility.

Unsecured Debt

        In July 2011, CNH Capital entered into a $150 million five-year unsecured term loan at a floating rate based on LIBOR plus an applicable margin (3.20% as of December 31, 2011) due 2016.

        In November 2011, CNH Capital issued $500 million of debt securities at an annual fixed rate of 6.25% due 2016.

Covenants

        The unsecured indenture, among other things, limits the Company's ability and the ability of its restricted subsidiaries to incur secured debt or enter into certain sale leaseback transactions and limits the Company's ability and the ability of the guarantors to consolidate, merge, convey, transfer or lease all or substantially all of CNH Capital's or the guarantors' properties and assets.

Interest Rates

        Borrowings against the ABCP facilities bear interest at prevailing ABCP rates. The weighted-average interest rate on total short-term debt outstanding at December 31, 2011 and 2010 was 1.89% and 2.37%, respectively. The weighted- average interest rate on total long-term debt outstanding at December 31, 2011 and 2010 was 2.32% and 2.41%, respectively. The average rate is calculated using the actual rates at December 31, 2011 and 2010, weighted by the amount of outstanding borrowings of each debt instrument.

Support Agreement

        CNH Capital LLC and CNH Global entered into a support agreement, dated November 4, 2011, pursuant to which CNH Global has agreed to, among other matters, (a) make cash capital contributions to CNH Capital LLC, to the extent that such payments are necessary to cause the ratio of (i) net earnings available for fixed charges to (ii) fixed charges of CNH Capital LLC and its subsidiaries to be not less than 1.05 for each fiscal quarter of CNH Capital LLC (with such ratio determined, on a consolidated basis and in accordance with U.S. GAAP, for such fiscal quarter and the immediately preceding three fiscal quarters taken as a whole), (b) generally maintain an ownership of at least fifty-one percent (51%) of the capital stock of CNH Capital LLC having voting power for the election of directors or managers and (c) cause CNH Capital LLC to have, as at the end of any fiscal quarter, a consolidated tangible net worth of at least $50 million. CNH Global is required to cure, directly or indirectly, any deficiency in the ratio of net earnings available for fixed charges to fixed charges or in the consolidated tangible net worth not later than 90 days following the end of the fiscal

CNH CAPITAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands)

NOTE 7: CREDIT FACILITIES AND DEBT (Continued)

quarter in which the deficiency occurred. This support agreement is not intended to be and is not a guarantee by CNH Global of any indebtedness or other obligation of CNH Capital LLC. The obligations of CNH Global to CNH Capital LLC pursuant to this support agreement are to CNH Capital LLC only and do not run to, and are not enforceable directly by, any creditor of CNH Capital LLC. No payment by CNH Global was required under this support agreement since its inception.

NOTE 8: INCOME TAXES

        The income and expenses of the Company and certain of its domestic subsidiaries are included in the consolidated income tax return of Case New Holland Inc, a wholly owned subsidiary of CNH, and parent of CNH America. The Company's Canadian subsidiaries file separate income tax returns, as do certain domestic subsidiaries. The Company and certain of its domestic subsidiaries are LLCs and, as a result, incur no income tax liability on a stand-alone basis for tax purposes. However, for financial reporting, all tax accounts have been disclosed and the income tax expense is reflective for all of the companies included in the consolidated financial statements.

        The sources of income before taxes for the years ended December 31, 2011, 2010, and 2009 are as follows:

	2011	2010	2009
Domestic	$243,365	$171,164	$103,587
Foreign	76,222	76,383	64,432

Income before taxes	$319,587	$247,547	$168,019

        The provision for income taxes for the years ended December 31, 2011, 2010 and 2009 is as follows:

	2011	2010	2009
Current income tax expense:
Domestic	$40,866	$31,395	$10,626
Foreign	18,432	4,907	25,664

Total current income tax expense	59,298	36,302	36,290

Deferred income tax expense (benefit):
Domestic	55,790	39,490	26,089
Foreign	2,965	9,275	(10,078)

Total deferred income tax expense	58,755	48,765	16,011

Total tax provision	$118,053	$85,067	$52,301

CNH CAPITAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands)

NOTE 8: INCOME TAXES (Continued)

        A reconciliation of CNH's statutory and effective income tax rate for the years ended December 31, 2011, 2010, and 2009 is as follows:

	2011	2010	2009
Tax provision at statutory rate	35.0%	35.0%	35.0%
State and foreign taxes	1.8	3.5	1.2
Tax contingencies	.5	(4.0)	(4.3)
Tax credits and incentives	(.2)	(.2)	(.4)
Tax rate and legislative changes	—	(.1)	.1
Other	(.2)	.2	(.5)

Total tax provision effective rate	36.9%	34.4%	31.1%

        The components of net deferred tax assets as of December 31, 2011 and 2010 are as follows:

	2011	2010
Deferred tax assets:
Pension, postretirement and post employment benefits	$4,066	$4,005
Marketing and sales incentive programs	53,969	22,029
Allowance for credit losses	36,349	41,336
Other accrued liabilities	32,028	77,091
Tax loss carrybacks	8,753	4,527

Total deferred tax assets	$135,165	$148,988

Deferred tax liabilities:
Equipment on operating lease	$167,971	$121,605
Other	—	3,779

Total deferred tax liabilities	$167,971	$125,384

Net deferred tax (liability) asset, net(1)	$(32,806)	$23,604

(1)
The net deferred tax liability in 2011 is included in "Accounts payable and other accrued liabilities" and the net deferred tax asset in 2010 is included in "Other assets" in the accompanying consolidated balance sheets.

        Deferred taxes are provided to reflect timing differences between the financial and tax basis of assets and liabilities and tax carryforwards using currently enacted tax rates and laws. Management believes it is more likely than not the benefit of the deferred tax assets will be realized.

CNH CAPITAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands)

NOTE 8: INCOME TAXES (Continued)

        A reconciliation of the gross amounts of tax contingencies at the beginning and end of the year is as follows:

	2011	2010	2009
Balance, beginning of year	$4,848	$15,385	$17,385
Additions based on tax positions related to the current year	2,239	—	1,420
Reductions for tax positions of prior years	(180)	(8,276)	(3,420)
Settlements	—	(2,261)	—

Balance, end of year	$6,907	$4,848	$15,385

        The total amount of unrecognized tax benefits that, if recognized, would affect the annual effective income tax rate is $2,010.

        The Company recognizes interest and penalties accrued related to unrecognized tax benefits in income tax expense. During the years ended December 31, 2011, 2010, and 2009, the Company recognized approximately $352, ($17,580), and $5,652, respectively, in interest and penalties. The Company had approximately $3,233, $3,271, and $20,752 for the expected future payment of interest and penalties accrued at December 31, 2011, 2010, and 2009, respectively.

        The Company is currently under various income tax examinations by taxing authorities for years 2002 through 2006 that are anticipated to be completed by the end of 2013. As of December 31, 2011, certain taxing authorities have proposed adjustments to the Company's transfer pricing/management service fee positions. The Company anticipates that it is reasonably possible to reach a settlement with competent authority by the end of 2013 that may result in a tax deficiency assessment for which there should be correlative relief under competent authority. The potential tax deficiency assessments could have an effect on the Company's 2013 annual cash flows in the range of $5,000 to $6,000. The Company has provided for the unrecognized tax benefits and related competent authority recovery according to current guidance.

        The Company has not provided deferred taxes on $267,300 of undistributed earnings of non-U.S. subsidiaries at December 31, 2011, as the Company's intention continues to be to indefinitely reinvest these earnings in the non-U.S. operations.

NOTE 9: FINANCIAL INSTRUMENTS

        The Company may elect to measure financial instruments and certain other items at fair value. This fair value option would be applied on an instrument-by-instrument basis with changes in fair value reported in earnings. The election can be made at the acquisition of an eligible financial asset, financial liability, or firm commitment, or when certain specified reconsideration events occur. The fair value election may not be revoked once made. The Company did not elect the fair value measurement option for eligible items.

CNH CAPITAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands)

NOTE 9: FINANCIAL INSTRUMENTS (Continued)

Fair-Value Hierarchy

        The hierarchy of valuation techniques is based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Company's market assumptions. These two types of inputs have created the following fair-value hierarchy:

          Level 1— Quoted prices for identical instruments in active markets.

          Level 2— Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets.

          Level 3— Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

        This hierarchy requires the use of observable market data when available.

Determination of Fair Value

        When available, the Company uses quoted market prices to determine fair value and classifies such items in Level 1. In some cases where a market price is not available, the Company will make use of observable market-based inputs to calculate fair value, in which case the items are classified in Level 2.

        If quoted or observable market prices are not available, fair value is based upon internally developed valuation techniques that use, where possible, current market-based or independently sourced market parameters such as interest rates, currency rates, or yield curves. Items valued using such internally generated valuation techniques are classified according to the lowest level input or value driver that is significant to the valuation. Thus, an item may be classified in Level 3 even though there may be some significant inputs that are readily observable.

        The following section describes the valuation methodologies used by the Company to measure various financial instruments at fair value, including an indication of the level in the fair value hierarchy in which each instrument is generally classified. Where appropriate the description includes details of the valuation models, and the key inputs to those models as well as any significant assumptions.

Interest Rate Derivatives

        The Company utilizes derivative instruments to mitigate its exposure to interest rate risk. Derivatives used as hedges are effective at reducing the risk associated with the exposure being hedged and are designated as a hedge at the inception of the derivative contract. The Company does not hold or issue derivative or other financial instruments for speculative purposes. The credit and market risk for the interest rate hedges is reduced through diversification among counterparties with high credit ratings. Derivative instruments are generally classified in Level 2 or 3 of the fair value hierarchy. The cash flows underlying all derivative contracts were recorded in operating activities in the consolidated statements of cash flows.

CNH CAPITAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands)

NOTE 9: FINANCIAL INSTRUMENTS (Continued)

        The Company has entered into interest rate derivatives in order to manage interest rate exposures arising in the normal course of business. Interest rate derivatives that have been designated as cash flow hedging relationships are being used by the Company to mitigate the risk of rising interest rates related to the anticipated issuance of short-term LIBOR based debt in future periods. Further, the Company uses these swaps to mitigate the risk of rising interest rates related to the variable-rate debt in certain ABS trusts associated with its retail securitization programs. Gains and losses on these instruments, to the extent that the hedge relationship has been effective, are deferred in accumulated other comprehensive income (loss) and recognized in interest expense over the period in which the Company recognizes interest expense on the related debt. The ineffectiveness is recorded in "Other expenses" in the consolidated statements of income. For the year ending December 31, 2009, the Company recorded losses of $13,392, related to the discontinuance of cash flow hedge accounting for instances where the forecasted transactions were no longer probable and are recorded in "Other expenses" in the consolidated statements of income. There were no such losses related to the discontinuance of cash flow hedge accounting for the years ended December 31, 2011 and 2010. The maximum length of time over which the Company is hedging its interest rate exposure through the use of derivative instruments designated in cash flow hedge relationships is 55 months. The after-tax losses deferred in accumulated other comprehensive income that will be recognized in interest expense over the next twelve months is approximately $4,355.

        The Company also enters into offsetting interest rate derivatives with substantially similar terms that are not designated as hedging instruments to mitigate interest rate risk related to the Company's ABCP facilities and various ABS trusts. These facilities and trusts require the Company to enter into interest rate derivatives. To ensure that these transactions do not result in the Company being exposed to this risk, the Company enters into a compensating position. Unrealized and realized gains and losses resulting from fair value changes in these instruments are recognized directly in income and were insignificant for 2011, 2010 and 2009.

        As a result of the accounting guidance adopted January 1, 2010, interest rate derivatives, which were held by SPEs are now consolidated, were recorded as part of the adoption adjustment. The table below summarizes the impact of the adoption specific to interest rate derivatives and the location on the balance sheet.

January 1, 2010
Other assets	$2,620
Accounts payable and other accrued liabilities	$24,316
Accumulated other comprehensive income (net of tax of $8,808)	$(14,168)

        Most of the Company's interest rate derivatives are considered Level 2. The fair market value of these derivatives is calculated using market data input and can be compared to actively traded derivatives. The future notional of some of the Company's interest rate derivatives is not known in advance. These derivatives are considered Level 3 derivatives. The fair market value of these derivatives is calculated using market data input and a forecasted future notional balance. The total notional amount of the Company's interest rate derivatives was approximately $1,602,710 and $1,948,760 at December 31, 2011 and 2010, respectively.

CNH CAPITAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands)

NOTE 9: FINANCIAL INSTRUMENTS (Continued)

Financial Statement Impact of the Company's Derivatives

        The fair values of the Company's interest rate derivatives as of December 31, 2011 and 2010 in the consolidated balance sheets are recorded as follows:

	2011	2010
Derivatives Designated as Hedging Instruments:
Derivative assets:
Other assets	$80	$741
Derivative liabilities:
Accounts payable and other accrued liabilities	$19	$5,375
Derivatives Not Designated as Hedging Instruments:
Derivative assets:
Other assets	$3,518	$6,888
Derivative liabilities:
Accounts payable and other accrued liabilities	$3,585	$7,250

        Pre-tax gains (losses) on the consolidated statements of income related to the Company's interest rate derivatives for the year ended December 31, 2011 and 2010 are recorded in the following accounts:

	2011	2010
Fair Value Hedges
Other expenses	$—	$(3,499)
Cash Flow Hedges
Recognized in accumulated other comprehensive income (Effective Portion)	$(19,818)	$(26,268)
Reclassified from accumulated other comprehensive income (Effective Portion)
Interest expense to third parties	$(17,191)	$(33,925)
Recognized directly in income (Ineffective Portion)
Other expenses	$(278)	$(552)
Not Designated as Hedges
Other expenses	$(751)	$—

Retained Interests in Securitized Assets

        Beginning January 1, 2010, with the adoption of the new accounting guidance related to VIEs, the Company reclassified the retained interests to receivables for transactions that were consolidated under this guidance. For transactions that were considered sales and are off-book, the Company carried the retained interest at estimated fair value, which it determined by discounting the projected cash flows over the expected life of the assets sold in connection with such transactions using prepayment, default, loss and interest rate assumptions. The Company recognized declines in the value of its retained interests, and resulting charges to income or equity, when their fair value was less than carrying value. The portion of the decline, from discount rates exceeding those in the initial transaction was charged to equity. All other credit-related declines were charged to income. Assumptions used to determine fair

CNH CAPITAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands)

NOTE 9: FINANCIAL INSTRUMENTS (Continued)

values of retained interests were based on internal evaluations and, although the Company believed its methodology was reasonable, actual results could differ from its expectations. Retained interests in securitized assets are generally classified in Level 3 of the fair value hierarchy. As of December 31, 2011 and 2010, retained interests in securitized assets are $17,289 and $37,914, respectively.

        Key assumptions utilized in measuring the initial fair value of retained interests for securitizations completed during 2009 were as follows:

	Range	Weighted Average
Constant prepayment rate	15.00% - 20.00%	19.31%
Expected credit loss rate	0.59% - 1.50%	0.79%
Discount rate	9.00% - 17.00%	14.06%
Remaining maturity in months	13 - 32	25

        The fair value is compared to the carrying value of the retained interests. If changes in credit-related rates result in an excess of carrying value over fair value, an impairment of the retained interests is recorded with a corresponding offset to income. If changes in the discount rates result in an excess of carrying value over fair value, an impairment to the retained interest is recorded with the offset included in "Accumulated other comprehensive income" in the consolidated balance sheet. Based on this analysis, the Company reduced the carrying value of its retained interests by $37,468 in 2009.

Items Measured at Fair Value on a Recurring Basis

        The following tables present for each of the fair-value hierarchy levels the Company's assets and liabilities that are measured at fair value on a recurring basis at December 31, 2011 and 2010:

	Level 2		Level 3		Total
	2011	2010	2011	2010	2011	2010
Assets
Interest rate derivatives	$3,438	$7,629	$160	$—	$3,598	$7,629
Retained interests	—	—	17,289	37,914	17,289	37,914

Total assets	$3,438	$7,629	$17,449	$37,914	$20,887	$45,543

Liabilities
Interest rate derivatives	$3,459	$7,250	$145	$5,375	$3,604	$12,625

Total liabilities	$3,459	$7,250	$145	$5,375	$3,604	$12,625

        There were no transfers between Level 1 and Level 2 hierarchy levels.

CNH CAPITAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands)

NOTE 9: FINANCIAL INSTRUMENTS (Continued)

        The following table presents the changes in the Level 3 fair-value category for the years ended December 31, 2011 and 2010:

	Retained Interests	Derivative Financial Instruments
Balance at January 1, 2010	$968,371	$(1,645)
Total gains or losses (realized / unrealized):
Impact from accounting change	(475,302)	(24,316)
Impact from accounting change—collateralized wholesale receivables	(394,037)	—
Included in earnings	1,130	20,586
Included in other comprehensive (loss) income	5,706	—
Settlements	(67,954)	—

Balance at December 31, 2010	$37,914	$(5,375)
Total gains or losses (realized / unrealized):
Included in earnings	299	5,390
Included in other comprehensive (loss) income	1,183	—
Settlements	(22,107)	—

Balance at December 31, 2011	$17,289	$15

Fair Value of Other Financial Instruments

        The carrying amount of cash and cash equivalents, restricted cash, floating-rate affiliated accounts and notes receivable, accounts payable and other accrued liabilities, floating-rate short-term debt, floating-rate affiliated debt and floating-rate long-term debt was assumed to approximate its fair value.

Financial Instruments Not Carried at Fair Value

        The carrying amount and estimated fair value of assets and liabilities considered financial instruments as of December 31, 2011 and 2010 are as follows:

	2011		2010
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Receivables	$9,386,549	$9,710,124	$8,627,213	$8,258,863
Short-term debt	4,796,035	4,796,035	3,875,932	3,799,842
Affiliated debt	819,270	823,028	1,567,107	1,587,538
Long-term debt	4,587,773	4,648,139	4,043,897	4,067,386

Financial Assets

        The fair value of receivables was based on discounting the estimated future payments at prevailing market rates.

CNH CAPITAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands)

NOTE 9: FINANCIAL INSTRUMENTS (Continued)

Financial Liabilities

        The fair values of fixed-rate debt were based on current market quotes for identical or similar borrowings and credit risk.

NOTE 10: ACCUMULATED OTHER COMPREHENSIVE INCOME

        The components of accumulated other comprehensive income as of December 31, 2011 and 2010 are as follows:

	2011	2010
Cumulative foreign translation adjustment	$43,836	$55,848
Pension liability adjustment net of taxes of $3,267 and $3,089	(5,394)	(5,006)
Unrealized gains on retained interests, net of taxes of $1,959 and $3,698	3,234	5,836
Unrealized loss on derivative financial instruments, net of taxes of $6,957 and $6,532	(12,960)	(11,036)

Total	$28,716	$45,642

NOTE 11: SEGMENT AND GEOGRAPHICAL INFORMATION

        The Company's segment data is based on disclosure requirements of accounting guidance on segment reporting, which requires financial information be reported on the basis that is used internally for measuring segment performance. The Company's reportable segments are strategic business units that are organized around differences in geographic areas. Each segment is managed separately as they require different knowledge of regulatory environments and marketing strategies. The operating segments offer primarily the same services within each of the respective segments.

CNH CAPITAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands)

NOTE 11: SEGMENT AND GEOGRAPHICAL INFORMATION (Continued)

        A summary of the Company's reportable segment information is as follows:

	2011	2010	2009
Revenues
United States	$641,252	$681,698	$552,402
Canada	189,747	181,853	149,798

Total	$830,999	$863,551	$702,200

Interest expense
United States	$207,657	$255,316	$139,009
Canada	61,177	57,716	41,123

Total	$268,834	$313,032	$180,132

Segment profit
United States	$146,709	$100,291	$66,931
Canada	54,825	62,219	48,849

Total	$201,534	$162,510	$115,780

Depreciation and amortization
United States	$78,568	$90,041	$94,804
Canada	32,978	29,246	22,571

Total	$111,546	$119,287	$117,375

CNH CAPITAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands)

NOTE 11: SEGMENT AND GEOGRAPHICAL INFORMATION (Continued)

	2011	2010	2009
Expenditures for equipment on operating leases and for non-lease assets
United States	$292,823	$268,593	$210,811
Canada	93,538	88,309	49,236

Total	$386,361	$356,902	$260,047

Segment assets
United States	$9,654,594	$8,683,991	$3,617,870
Canada	2,358,198	2,307,319	1,304,919

Total	$12,012,792	$10,991,310	$4,922,789

Provision for credit losses
United States	$28,974	$74,370	$85,881
Canada	3,879	2,024	3,061

Total	$32,853	$76,394	$88,942

Managed Portfolio
United States	$7,827,253	$7,214,953	$6,923,772
Canada	1,774,445	1,737,091	1,643,332

Total	$9,601,698	$8,952,044	$8,567,104

	2011	2010	2009
Reconciliation:
Segment profit
Profit from segments	$201,534	$162,510	$115,780
Less: inter-segment balances	—	(30)	(62)

Total	$201,534	$162,480	$115,718

Segment assets
Assets from segments	$12,012,792	$10,991,310	$4,922,789
Less: inter-segment balances	(6,269)	(2,449)	(3,138)
Less: investment in subsidiaries	(105,372)	(105,372)	(105,372)

Total	$11,901,151	$10,883,489	$4,814,279

NOTE 12: RELATED-PARTY TRANSACTIONS / AFFILIATED DEBT

        The Company receives compensation from CNH North America for retail installment sales contracts and finance leases that were created under certain low-rate financing programs and interest waiver programs offered to customers by CNH North America. The amounts recognized from CNH North America for below-market interest rate financing are included in "Interest and other income from affiliates" in the accompanying consolidated statements of income, and was $216,544, $227,208 and $112,678 in 2011, 2010, and 2009, respectively.

CNH CAPITAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands)

NOTE 12: RELATED-PARTY TRANSACTIONS / AFFILIATED DEBT (Continued)

        For selected operating leases, CNH North America compensates the Company for the difference between the market rental rates and the amount paid by the customer. In 2011, 2010, and 2009, the amounts recognized from CNH North America for these operating leases is $26,518, $22,273, and $17,447, respectively, and is included in "Interest and other income from affiliates" in the accompanying consolidated statements of income.

        Similarly, for selected wholesale receivables, CNH North America compensates the Company for the difference between market rates and the amount paid by the dealer. In 2011, 2010, and 2009, the amount recognized by CNH North America for these wholesale receivables is $135,294, $115,352, and $44,216, respectively, and are included in "Interest and other income from affiliates". In 2009, $51,211 is included in "Gain on retail, wholesale and revolving credit notes sold" in the accompanying consolidated statements of income based on whether the receivables were retained or sold. No gains were reported in 2011 and 2010 due to the new accounting change.

        The Company is also compensated for lending funds to CNH North America and other affiliates for various purposes.

        The summary of the sources included in "Interest and other income from affiliates" in the accompanying consolidated statements of income at December 31, 2011, 2010, and 2009 is as follows:

	2011	2010	2009
Wholesale subsidy—CNH North America	$135,294	$115,353	$44,216
Wholesale subsidy—other affiliates	1,928	—	—
Retail subsidy—CNH North America	216,544	227,208	112,678
Operating lease subsidy—CNH North America	26,518	22,273	17,447
Lending funds—CNH North America	1,700	10,329	9,977
Lending funds—other affiliates	22	1,220	1,307

Total interest and other income from affiliates	$382,006	$376,383	$185,625

        Miscellaneous operating expenses charged by CNH America represent all personnel and administrative tasks CNH America performs on behalf of the Company.

CNH CAPITAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands)

NOTE 12: RELATED-PARTY TRANSACTIONS / AFFILIATED DEBT (Continued)

        As of December 31, 2011 and 2010, the Company has various accounts and notes receivable and debt with the following affiliates:

	2011			2010
	Rate	Maturity	Amount	Rate	Maturity	Amount
Affiliated receivables from:
CNH America	2.50%	—	$65,335	2.46%	—	$43,780
CNH Canada Ltd.	1.33%	—	115,816	3.30%	—	75,938
Other affiliates	2.50%	—	12,766	2.46%	—	13,701

Total affiliated receivables			$193,917			$133,419

Affiliated debt owed to:
CNH America	2.50% - 3.18%	Various	$525,927	2.46% - 4.44%	Various	$1,104,257
Fiat	3.38% - 7.00%	Various	293,343	4.38% - 7.00%	Various	462,850

Total affiliated debt			$819,270			$1,567,107

        As a consequence of the Fiat demerger, the credit facilities provided by Fiat treasury subsidiaries which were outstanding as of December 31, 2010 were assigned to Fiat Industrial treasury subsidiaries on January 1, 2011. As a result of this assignment, the Company has no residual borrowing outstanding with Fiat treasury subsidiaries as of close of business January 1, 2011.

        Maturities of affiliated debt as of December 31, 2011, are as follows:

2012	$735,732
2013	62,487
2014	19,582
2015	1,469
2016 and thereafter	—

Total	$819,270

        Accounts payable and other accrued liabilities of $24,221 and $5,643, respectively, for the years ended December 31, 2011 and 2010, were payable to related parties. Interest expense to related affiliates was $44,645, $80,584 and $102,564, respectively, for the years ended December 31, 2011, 2010 and 2009.

        CNH Canada Ltd., an affiliated entity, owns 74,800,000 shares of preferred stock in CNH Capital Canada Ltd, one of the Company's subsidiaries. This is recorded in "Noncontrolling interest" in the stockholder's equity in the accompanying consolidated balance sheets. These shares earn dividends of LIBOR plus 1.2% per annum. The dividends are accrued annually and are recorded in "Net income attributed to the noncontrolling interest" in the consolidated statements of income. The accrued, but not declared, dividends are included in "Noncontrolling interest" in the stockholder's equity in the accompanying consolidated balance sheets.

CNH CAPITAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands)

NOTE 13: COMMITMENTS AND CONTINGENCIES

Legal Matters

        The Company is party to various litigation matters and claims arising from its operations. Management believes that the outcome of these proceedings, individually and in the aggregate, will not have a material adverse effect on the Company's financial position or results of operations.

Guarantees

        The Company provides payment guarantees on financial debt of various CNH European affiliates for approximately $292,300.

Commitments

        At December 31, 2011, the Company has various agreements to extend credit for the following managed portfolios:

	Total Credit Limit	Utilized	Unfunded Commitment
Private label revolving charge accounts	$3,668,743	$265,177	$3,403,566
Wholesale and dealer financing	4,930,074	2,866,512	2,063,562

        The private label revolving charge accounts are issued by the Company to retail customers for purchases of parts and services at CNH North America equipment dealers.

NOTE 14: CONDENSED CONSOLIDATING FINANCIAL INFORMATION

        CNH Capital America LLC and New Holland Credit Company, LLC, which are wholly-owned subsidiaries of CNH Capital LLC (the "Guarantor Entities"), guarantee certain indebtedness of CNH Capital LLC. As the guarantees are full, unconditional, and joint and several and as the Guarantor Entities are wholly-owned by CNH Capital LLC, the Company has included the following condensed consolidating financial information as of December 31, 2011 and 2010 and for the three years ended December 31, 2011. The condensed consolidating financial information reflects investments in consolidated subsidiaries under the equity method of accounting.

CNH CAPITAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands)

NOTE 14: CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

	Condensed Statements of Comprehensive Income for the Year Ended December 31, 2011
	CNH Capital LLC	Guarantor Entities	All Other Subsidiaries	Eliminations	Consolidated
REVENUES
Interest income on retail and other notes and finance leases	$—	$17,089	$221,241	$—	$238,330
Interest and other income from affiliates	—	153,927	346,146	(118,067)	382,006
Servicing fee income	—	72,087	514	(70,854)	1,747
Rental income on operating leases	—	85,346	52,383	—	137,729
Other income	—	29,237	41,950	—	71,187

Total revenues	—	357,686	662,234	(188,921)	830,999

EXPENSES
Interest expense:
Interest expense to third parties	8,184	(755)	216,760	—	224,189
Interest expense to affiliates	190	131,869	30,653	(118,067)	44,645

Total interest expense	8,374	131,114	247,413	(118,067)	268,834

Operating expenses:
Fees charged by affiliates	—	50,055	83,744	(70,854)	62,945
Provision for credit losses	—	31,463	1,390	—	32,853
Other than temporary impairment of retained interests	—	30	785	—	815
Depreciation of equipment on operating leases	—	66,279	44,035	—	110,314
Other expenses	1	29,213	6,437	—	35,651

Total operating expenses	1	177,040	136,391	(70,854)	242,578

Total expenses	8,375	308,154	383,804	(188,921)	511,412

Income (loss) before income taxes and equity in income of consolidated subsidiaries accounted for under the equity method	(8,375)	49,532	278,430	—	319,587
Income tax (benefit) provision	(3,282)	18,830	102,505	—	118,053
Equity in income of consolidated subsidiaries accounted for under the equity method	205,139	174,437	—	(379,576)	—

NET INCOME	200,046	205,139	175,925	(379,576)	201,534
Net income attributed to the noncontrolling interest	—	—	(1,488)	—	(1,488)

NET INCOME ATTRIBUTABLE TO CNH CAPITAL LLC	$200,046	$205,139	$174,437	$(379,576)	$200,046

COMPREHENSIVE INCOME	$183,120	$188,213	$160,064	$(346,789)	$184,608
Comprehensive income attributed to noncontrolling interest	—	—	(1,488)	—	(1,488)

COMPREHENSIVE INCOME ATTRIBUTABLE TO CNH CAPITAL LLC	$183,120	$188,213	$158,576	$(346,789)	$183,120

CNH CAPITAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands)

NOTE 14: CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

	Condensed Balance Sheets as of December 31, 2011
	CNH Capital LLC	Guarantor Entities	All Other Subsidiaries	Eliminations	Consolidated
ASSETS
Cash and cash equivalents	$—	$306,208	$287,885	$—	$594,093
Restricted cash	—	100	767,259	—	767,359
Receivables, less allowance for credit losses	—	834,392	8,552,157	—	9,386,549
Retained interests in securitized receivables	—	6,464	15,103	(4,278)	17,289
Affiliated accounts and notes receivable	641,566	1,184,507	1,436,347	(3,068,503)	193,917
Equipment on operating leases, net	—	377,294	270,323	—	647,617
Equipment held for sale	—	27,106	5,025	—	32,131
Investments in consolidated subsidiaries accounted for under the equity method	1,203,432	1,567,061	—	(2,770,493)	—
Goodwill and intangible assets	—	84,720	35,369	—	120,089
Other assets	13,588	33,283	95,236	—	142,107

TOTAL	$1,858,586	$4,421,135	$11,464,704	$(5,843,274)	$11,901,151

LIABILITIES AND STOCKHOLDER'S EQUITY
LIABILITIES:
Short-term debt, including current maturities of long-term debt	$—	$160,200	$4,635,835	$—	$4,796,035
Accounts payable and other accrued liabilities	6,777	2,265,212	528,047	(2,349,208)	450,828
Affiliated debt	9,453	602,960	930,430	(723,573)	819,270
Long-term debt	650,000	189,331	3,748,442	—	4,587,773

Total liabilities	666,230	3,217,703	9,842,754	(3,072,781)	10,653,906
STOCKHOLDER'S EQUITY	1,192,356	1,203,432	1,621,950	(2,770,493)	1,247,245

TOTAL	$1,858,586	$4,421,135	$11,464,704	$(5,843,274)	$11,901,151

CNH CAPITAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands)

NOTE 14: CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

	Condensed Statements of Cash Flow for the Year Ended December 31, 2011
	CNH Capital LLC	Guarantor Entities	All Other Subsidiaries	Eliminations	Consolidated
CASH FLOWS FROM OPERATING ACTIVITIES:
Net cash from (used in) operating activities	$(653,183)	$859,941	$235,827	$22,517	$465,102

CASH FLOWS FROM INVESTING ACTIVITIES:
Cost of receivables acquired	—	(14,454,152)	(15,762,983)	12,180,227	(18,036,908)
Proceeds from sales and collections of receivables	—	14,525,124	14,871,686	(12,179,172)	17,217,638
Purchase of equipment on operating leases, net	—	(84,523)	(63,813)	—	(148,336)
Other investing activities	—	(933)	1,986	—	1,053

Net cash from (used in) investing activities	—	(14,484)	(953,124)	1,055	(966,553)

CASH FLOWS FROM FINANCING ACTIVITIES:
Intercompany activity	3,183	(683,368)	(38,753)	(23,572)	(742,510)
Net increase in indebtedness	650,000	28,832	823,430	—	1,502,262
Dividends to CNH America LLC	—	(85,000)	—	—	(85,000)

Net cash from (used in) financing activities	653,183	(739,536)	784,677	(23,572)	674,752

INCREASE IN CASH AND CASH EQUIVALENTS	—	105,921	67,380	—	173,301
CASH AND CASH EQUIVALENTS:
Beginning of year	—	200,287	220,505	—	420,792

End of year	$—	$306,208	$287,885	$—	$594,093

CNH CAPITAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands)

NOTE 14: CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

	Condensed Statements of Comprehensive Income for the Year Ended December 31, 2010
	CNH Capital LLC	Guarantor Entities	All Other Subsidiaries	Eliminations	Consolidated
REVENUES
Interest income on retail and other notes and finance leases	$—	$22,272	$245,279	$—	$267,551
Interest and other income from affiliates	—	153,814	306,906	(84,337)	376,383
Gain on retail, wholesale and revolving credit notes sold	—	38	—	—	38
Servicing fee income	—	68,145	1,419	(66,224)	3,340
Rental income on operating leases	—	105,844	35,145	—	140,989
Other income	—	30,695	44,555	—	75,250

Total revenues	—	380,808	633,304	(150,561)	863,551

EXPENSES
Interest expense:
Interest expense to third parties	—	20,296	212,152	—	232,448
Interest expense to affiliates	155	121,999	42,767	(84,337)	80,584

Total interest expense	155	142,295	254,919	(84,337)	313,032

Operating expenses:
Fees charged by affiliates	—	50,613	77,075	(66,224)	61,464
Provision for credit losses	—	70,981	5,413	—	76,394
Other than temporary impairment of retained interests	—	—	4,108	—	4,108
Depreciation of equipment on operating leases	—	87,838	30,010	—	117,848
Other expenses	1	27,208	15,949	—	43,158

Total operating expenses	1	236,640	132,555	(66,224)	302,972

Total expenses	156	378,935	387,474	(150,561)	616,004

Income (loss) before income taxes and equity in income of consolidated subsidiaries accounted for under the equity method	(156)	1,873	245,830	—	247,547
Income tax (benefit) provision	(62)	1,303	83,826	—	85,067
Equity in income of consolidated subsidiaries accounted for under the equity method	160,713	160,143	—	(320,856)	—

NET INCOME	160,619	160,713	162,004	(320,856)	162,480
Net income attributed to the noncontrolling interest	—	—	(1,861)	—	(1,861)

NET INCOME ATTRIBUTABLE TO CNH CAPITAL LLC	$160,619	$160,713	$160,143	$(320,856)	$160,619

COMPREHENSIVE INCOME	$189,635	$189,729	$188,666	$(376,534)	$191,496
Comprehensive income attributed to noncontrolling interest	—	—	(1,861)	—	(1,861)

COMPREHENSIVE INCOME ATTRIBUTABLE TO CNH CAPITAL LLC	$189,635	$189,729	$186,805	$(376,534)	$189,635

CNH CAPITAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands)

NOTE 14: CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

	Condensed Balance Sheets as of December 31, 2010
	CNH Capital LLC	Guarantor Entities	All Other Subsidiaries	Eliminations	Consolidated
ASSETS
Cash and cash equivalents	$—	$200,287	$220,505	$—	$420,792
Restricted cash	—	100	773,154	—	773,254
Receivables, less allowance for credit losses	—	928,022	7,699,191	—	8,627,213
Retained interests in securitized receivables	—	19,641	21,495	(3,222)	37,914
Affiliated accounts and notes receivable	285	955,399	1,208,725	(2,030,990)	133,419
Equipment on operating leases, net	—	359,050	254,843	—	613,893
Equipment held for sale	—	33,132	13,264	—	46,396
Investments in consolidated subsidiaries accounted for under the equity method	1,100,219	1,408,487	—	(2,508,706)	—
Goodwill and intangible assets	—	84,656	36,368	—	121,024
Other assets	19	—	159,255	(49,690)	109,584

TOTAL	$1,100,523	$3,988,774	$10,386,800	$(4,592,608)	$10,883,489

LIABILITIES AND STOCKHOLDER'S EQUITY
LIABILITIES:
Short-term debt, including current maturities of long-term debt	$—	$141,563	$3,734,369	$—	$3,875,932
Accounts payable and other accrued liabilities	18	1,281,528	351,271	(1,383,901)	248,916
Affiliated debt	6,269	1,286,329	974,510	(700,001)	1,567,107
Long-term debt	—	179,135	3,864,762	—	4,043,897

Total liabilities	6,287	2,888,555	8,924,912	(2,083,902)	9,735,852
STOCKHOLDER'S EQUITY	1,094,236	1,100,219	1,461,888	(2,508,706)	1,147,637

TOTAL	$1,100,523	$3,988,774	$10,386,800	$(4,592,608)	$10,883,489

CNH CAPITAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands)

NOTE 14: CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

	Condensed Statements of Cash Flow for the Year Ended December 31, 2010
	CNH Capital LLC	Guarantor Entities	All Other Subsidiaries	Eliminations	Consolidated
CASH FLOWS FROM OPERATING ACTIVITIES:
Net cash from (used in) operating activities	$(155)	$692,810	$(275,287)	$(60,341)	$357,027

CASH FLOWS FROM INVESTING ACTIVITIES:
Cost of receivables acquired	—	(12,375,373)	(13,766,266)	10,407,997	(15,733,642)
Proceeds from sales and collections of receivables	—	12,318,165	13,545,171	(10,407,997)	15,455,339
Decrease (increase) in restricted cash	—	1,992	(148,340)	—	(146,348)
Purchase (disposal) of equipment on operating leases, net	—	14,365	(145,406)	—	(131,041)
Other investing activities	—	(1,199)	—	—	(1,199)

Net cash from (used in) investing activities	—	(42,050)	(514,841)	—	(556,891)

CASH FLOWS FROM FINANCING ACTIVITIES:
Intercompany activity	155	(314,591)	(220,583)	(20,931)	(555,950)
Net increase in indebtedness	—	4,870	1,068,721	—	1,073,591
Issuance of common stock	—	—	1	(1)	—
Redemption of paid in capital	—	—	(81,273)	81,273	—
Dividends to CNH America LLC	—	(295,000)	—	—	(295,000)

Net cash from (used in) financing activities	155	(604,721)	766,866	60,341	222,641

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	—	46,039	(23,262)	—	22,777
CASH AND CASH EQUIVALENTS:
Beginning of year	—	154,248	243,767	—	398,015

End of year	$—	$200,287	$220,505	$—	$420,792

CNH CAPITAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands)

NOTE 14: CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

	Condensed Statements of Comprehensive Income for the Year Ended December 31, 2009
	CNH Capital LLC	Guarantor Entities	All Other Subsidiaries	Eliminations	Consolidated
REVENUES
Interest income on retail and other notes and finance leases	$—	$37,686	$85,873	$—	$123,559
Interest and other income from affiliates	—	105,741	127,868	(47,984)	185,625
Gain on retail, wholesale and revolving credit notes sold	—	(18,326)	165,787	—	147,461
Servicing fee income	—	72,806	9,515	(24,380)	57,941
Rental income on operating leases	—	111,257	27,147	—	138,404
Other income	—	27,010	22,200	—	49,210

Total revenues	—	336,174	438,390	(72,364)	702,200

EXPENSES
Interest expense:
Interest expense to third parties	—	41,657	35,911	—	77,568
Interest expense to affiliates	110	105,731	44,707	(47,984)	102,564

Total interest expense	110	147,388	80,618	(47,984)	180,132

Operating expenses:
Fees charged by affiliates	—	55,769	25,803	(24,380)	57,192
Provision for credit losses	—	43,255	45,687	—	88,942
Other than temporary impairment of retained interests	—	—	37,468	—	37,468
Depreciation of equipment on operating leases	—	93,777	22,392	—	116,169
Other expenses	1	40,642	13,635	—	54,278

Total operating expenses	1	233,443	144,985	(24,380)	354,049

Total expenses	111	380,831	225,603	(72,364)	534,181

Income (loss) before income taxes and equity in income of consolidated subsidiaries accounted for under the equity method	(111)	(44,657)	212,787	—	168,019
Income tax (benefit) provision	(48)	(23,094)	75,443	—	52,301
Equity in income of consolidated subsidiaries accounted for under the equity method	113,339	134,902	—	(248,241)	—

NET INCOME	113,276	113,339	137,344	(248,241)	115,718
Net income attributed to the noncontrolling interest	—	—	(2,442)	—	(2,442)

NET INCOME ATTRIBUTABLE TO CNH CAPITAL LLC	$113,276	$113,339	$134,902	$(248,241)	$113,276

COMPREHENSIVE INCOME	$190,234	$190,297	$204,052	$(391,907)	$192,676
Comprehensive income attributed to noncontrolling interest	—	—	(2,442)	—	(2,442)

COMPREHENSIVE INCOME ATTRIBUTABLE TO CNH CAPITAL LLC	$190,234	$190,297	$201,610	$(391,907)	$190,234

CNH CAPITAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands)

NOTE 14: CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

	Condensed Statements of Cash Flow for the Year Ended December 31, 2009
	CNH Capital LLC	Guarantor Entities	All Other Subsidiaries	Eliminations	Consolidated
CASH FLOWS FROM OPERATING ACTIVITIES:
Net cash from (used in) operating activities	$(107)	$497,582	$(376,800)	$85,161	$205,836

CASH FLOWS FROM INVESTING ACTIVITIES:
Cost of receivables acquired	—	(10,815,097)	(11,787,708)	9,015,698	(13,587,107)
Proceeds from sales and collections of receivables	—	11,311,608	13,320,491	(9,015,698)	15,616,401
Purchase of equipment on operating leases, net	—	(83,538)	(42,277)	—	(125,815)
Other investing activities	—	(45,423)	43,988	—	(1,435)

Net cash from (used in) investing activities	—	367,550	1,534,494	—	1,902,044

CASH FLOWS FROM FINANCING ACTIVITIES:
Intercompany activity	107	(717,462)	(279,867)	(80,402)	(1,077,624)
Net increase (decrease) in indebtedness	—	12,335	(664,017)	—	(651,682)
Issuance of common stock	—	—	4,759	(4,759)	—
Dividends to CNH America LLC	—	(150,000)	—	—	(150,000)

Net cash from (used in) financing activities	107	(855,127)	(939,125)	(85,161)	(1,879,306)

INCREASE IN CASH AND CASH EQUIVALENTS	—	10,005	218,569	—	228,574
CASH AND CASH EQUIVALENTS:
Beginning of year	—	144,243	25,198	—	169,441

End of year	$—	$154,248	$243,767	$—	$398,015

CNH CAPITAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands)

NOTE 15: SUPPLEMENTAL QUARTERLY INFORMATION (UNAUDITED)

	For the Year Ended December 31, 2011
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Fiscal Year
Revenues	$205,822	$207,683	$207,299	$210,195	$830,999
Interest expense	69,990	69,316	63,808	65,720	268,834
Operating expenses	51,347	59,468	60,375	71,388	242,578
Income tax provision	31,252	28,252	30,259	28,290	118,053
Net income attributable to the noncontrolling interest	411	394	295	388	1,488

Net income attributable to CNH Capital LLC	$52,822	$50,253	$52,562	$44,409	$200,046

	For the Year Ended December 31, 2010
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Fiscal Year
Revenues	$213,095	$212,808	$218,781	$218,867	$863,551
Interest expense	80,408	79,109	78,705	74,810	313,032
Operating expenses	75,968	96,515	65,782	64,707	302,972
Income tax provision	23,747	12,369	15,915	33,036	85,067
Net income attributable to the noncontrolling interest	570	421	414	456	1,861

Net income attributable to CNH Capital LLC	$32,402	$24,394	$57,965	$45,858	$160,619

NOTE 16: RETROSPECTIVE ADOPTION OF ACCOUNTING STANDARDS

        Under a registration rights agreement executed in connection with the November 2011 private offering of $500 million in aggregate principal amount of its 6.250% notes described in Note 7, the Company is required to file a registration statement with the Securities and Exchange Commission with respect to an offer to exchange such notes for publicly registered notes. Therefore, the Company has begun to follow U.S. GAAP applicable to public companies as defined by the applicable accounting standards and related Securities and Exchange Commission regulations. As a result, the Company retrospectively adopted the following accounting policies in these consolidated financial statements.

Condensed Consolidating Financial Information

        The disclosure requirements related to financial statements of guarantors and issuers of guaranteed securities registered or being registered was applied to all periods presented (see Note 14).

Income Tax Accounting

        The Company adopted the accounting standards that require the entity to calculate its tax provision on the separate return basis as if the entity had not been eligible to be included in a consolidated tax return with its parent. Previously, the Company's subsidiaries that were structured as

CNH CAPITAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In thousands)

NOTE 16: RETROSPECTIVE ADOPTION OF ACCOUNTING STANDARDS (Continued)

limited liability companies did not record an income tax provision. This accounting methodology has been applied to the consolidated financial statements and related disclosures for all periods presented.

Comprehensive Income

        As indicated in "Note 2: Summary of Significant Accounting Policies", the Company has adopted new accounting guidance in 2011 on the presentation of comprehensive income. This has resulted in the Company presenting a separate statement of comprehensive income for all periods presented.

NOTE 17: SUBSEQUENT EVENTS

        Subsequent events have been evaluated by management through March 29, 2012, the date of issuance of these financial statements.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
CNH CAPITAL LLC AND SUBSIDIARIES

CNH CAPITAL LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2012 AND 2011

(In thousands)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
REVENUES:
Interest income on retail and other notes and finance leases	$61,716	$59,134	$178,572	$176,813
Interest and other income from affiliates	97,921	94,807	290,971	284,697
Servicing fee income	207	349	801	1,320
Rental income on operating leases	33,674	34,375	99,666	103,829
Other income	17,541	18,634	50,877	54,145

Total revenues	211,059	207,299	620,887	620,804

EXPENSES:
Interest expense:
Interest expense to third parties	52,102	53,695	163,293	167,208
Interest expense to affiliates	9,412	10,113	27,111	35,906

Total interest expense	61,514	63,808	190,404	203,114

Operating expenses:
Fees charged by affiliates	14,912	14,863	47,195	45,549
Provision for credit losses	12,080	8,184	15,818	13,443
Depreciation of equipment on operating leases	27,021	27,684	80,415	84,631
Other expenses	8,158	9,644	26,185	27,567

Total operating expenses	62,171	60,375	169,613	171,190

Total expenses	123,685	124,183	360,017	374,304

INCOME BEFORE TAXES	87,374	83,116	260,870	246,500
Income tax provision	30,423	30,259	91,784	89,763

NET INCOME	56,951	52,857	169,086	156,737
Net income attributed to noncontrolling interest	(474)	(295)	(1,226)	(1,100)

NET INCOME ATTRIBUTABLE TO CNH CAPITAL LLC	$56,477	$52,562	$167,860	$155,637

See the accompanying Condensed Notes to Consolidated Financial Statements (Unaudited).

CNH CAPITAL LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2012 AND 2011

(In thousands)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
NET INCOME	$56,951	$52,857	$169,086	$156,737
Other comprehensive (loss) income:
Foreign currency translation adjustment	25,696	(36,305)	24,692	(22,209)
Defined benefit pension plans:
Pension liability adjustment (net of tax expense of $58, $48, $172 and $173, respectively)	93	78	283	256
Unrealized gains on retained interests:
Unrealized gains on retained interests (net of tax benefit of $232, $626, $811 and $1,408, respectively)	(381)	(1,017)	(1,338)	(2,120)
Derivative financial instruments:
Losses reclassified to earnings (net of tax expense of $546, $1,958, $1,864 and $5,635, respectively)	1,124	2,020	3,519	8,855
Losses (gains) deferred (net of tax benefit (expense) of ($4), $3,908, $113 and $6,955, respectively)	16	(6,538)	(247)	(12,063)

Other comprehensive (loss) income	26,548	(41,762)	26,909	(27,281)

COMPREHENSIVE INCOME	83,499	11,095	195,995	129,456
Less: comprehensive income attributable to noncontrolling interest	(474)	(295)	(1,226)	(1,100)

COMPREHENSIVE INCOME ATTRIBUTABLE TO CNH CAPITAL LLC	$83,025	$10,800	$194,769	$128,356

See the accompanying Condensed Notes to Consolidated Financial Statements (Unaudited).

CNH CAPITAL LLC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

AS OF SEPTEMBER 30, 2012 AND DECEMBER 31, 2011

(In thousands)

(Unaudited)

	September 30, 2012	December 31, 2011
ASSETS
Cash and cash equivalents	$292,922	$594,093
Restricted cash	675,138	767,359
Receivables, less allowance for credit losses of $98,351 and $106,673, respectively	11,086,786	9,386,549
Retained interests in securitized receivables	8,373	17,289
Affiliated accounts and notes receivable	15,951	193,917
Equipment on operating leases, net	738,517	647,617
Equipment held for sale	20,184	32,131
Goodwill	118,213	116,830
Other intangible assets, net	2,650	3,259
Other assets	67,090	142,107

TOTAL	$13,025,824	$11,901,151

LIABILITIES AND STOCKHOLDER'S EQUITY
LIABILITIES:
Short-term debt (including current maturities of long-term debt)	$4,794,087	$4,796,035
Accounts payable and other accrued liabilities	421,436	450,828
Affiliated debt	1,147,864	819,270
Long-term debt	5,215,730	4,587,773

Total liabilities	11,579,117	10,653,906

STOCKHOLDER'S EQUITY:
Member's capital	—	—
Paid-in capital	839,754	836,721
Accumulated other comprehensive income	55,625	28,716
Retained earnings	494,779	326,919

Total CNH Capital LLC stockholder's equity	1,390,158	1,192,356
Noncontrolling interest	56,549	54,889

Total stockholder's equity	1,446,707	1,247,245

TOTAL	$13,025,824	$11,901,151

See the accompanying Condensed Notes to Consolidated Financial Statements (Unaudited).

CNH CAPITAL LLC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (Continued)

AS OF SEPTEMBER 30, 2012 AND DECEMBER 31, 2011

(In thousands)

(Unaudited)

        The following table presents certain assets and liabilities of consolidated variable interest entities ("VIEs"), which are included in the consolidated balance sheets above. The assets in the table include only those assets that can be used to settle obligations of consolidated VIEs. The liabilities in the table include third-party liabilities of the consolidated VIEs, for which creditors do not have recourse to the general credit of CNH Capital LLC.

	September 30, 2012	December 31, 2011
Restricted cash	$675,038	$738,478
Receivables, less allowance for credit losses of $58,744 and $39,309, respectively	8,398,137	7,823,615
Equipment on operating leases, net	104,179	94,018

TOTAL	$9,177,354	$8,656,111

Short-term debt (including current maturities of long-term debt)	$4,631,998	$4,583,407
Long-term debt	4,313,369	3,634,629

TOTAL	$8,945,367	$8,218,036

See the accompanying Condensed Notes to Consolidated Financial Statements (Unaudited).

CNH CAPITAL LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2012 AND 2011

(In thousands)

(Unaudited)

	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$169,086	$156,737
Adjustments to reconcile net income to net cash from operating activities:
Depreciation on property and equipment and equipment on operating leases	80,462	84,731
Amortization on intangibles	763	848
Provision for credit losses	15,818	13,443
Deferred income tax expense	21,729	44,286
Changes in components of working capital:
Decrease in affiliated accounts and notes receivables	178,433	23,055
Decrease in other assets and equipment held for sale	92,094	138,678
Decrease in accounts payable and other accrued liabilities	(47,859)	(52,898)

Net cash from operating activities	510,526	408,880

CASH FLOWS FROM INVESTING ACTIVITIES:
Cost of receivables acquired	(13,864,075)	(12,797,675)
Collections of receivables	12,237,921	11,739,395
Decrease in restricted cash	97,290	79,387
Purchase of equipment on operating leases	(308,195)	(250,818)
Proceeds from disposal of equipment on operating leases	144,988	157,244
Purchase of software	(151)	(203)
Expenditures for property and equipment	—	(33)
Proceeds from disposal of property and equipment	—	93

Net cash used in investing activities	(1,692,222)	(1,072,610)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of affiliated debt	1,527,174	493,484
Payment of affiliated debt	(1,202,403)	(866,971)
Proceeds from issuance of long-term debt	3,286,301	2,649,338
Payment of long-term debt	(3,215,636)	(1,843,814)
Increase in revolving credit facilities	485,089	42,590

Net cash from financing activities	880,525	474,627

DECREASE IN CASH AND CASH EQUIVALENTS	(301,171)	(189,103)
CASH AND CASH EQUIVALENTS:
Beginning of period	594,093	420,792

End of period	$292,922	$231,689

CASH PAID DURING THE PERIOD FOR INTEREST	$186,086	$205,546

CASH PAID DURING THE PERIOD FOR TAXES	$74,861	$44,507

See the accompanying Condensed Notes to Consolidated Financial Statements (Unaudited).

CNH CAPITAL LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2012 AND 2011

(In thousands)

(Unaudited)

	Company Stockholder
	Member's Capital	Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Retained Earnings	Non- Controlling Interest	Total
BALANCE—January 1, 2011	$—	$836,721	$45,642	$211,873	$53,401	$1,147,637
Net income	—	—	—	155,637	1,100	156,737
Foreign currency translation adjustment	—	—	(22,209)	—	—	(22,209)
Pension liability adjustment, net of tax	—	—	256	—	—	256
Unrealized gain on retained interests, net of tax	—	—	(2,120)	—	—	(2,120)
Derivative financial instruments:
Losses reclassified to earnings, net of tax	—	—	8,855	—	—	8,855
Losses deferred, net of tax	—	—	(12,063)	—	—	(12,063)

BALANCE—September 30, 2011	$—	$836,721	$18,361	$367,510	$54,501	$1,277,093

BALANCE—January 1, 2012	$—	$836,721	$28,716	$326,919	$54,889	$1,247,245
Net income	—	—	—	167,860	1,226	169,086
Preferred stock issuance	—	—	—	—	434	434
Foreign currency translation adjustment	—	—	24,692	—	—	24,692
Stock compensation	—	3,033	—	—	—	3,033
Pension liability adjustment, net of tax	—	—	283	—	—	283
Unrealized gain on retained interests, net of tax	—	—	(1,338)	—	—	(1,338)
Derivative financial instruments:
Losses reclassified to earnings, net of tax	—	—	3,519	—	—	3,519
Losses deferred, net of tax	—	—	(247)	—	—	(247)

BALANCE—September 30, 2012	$—	$839,754	$55,625	$494,779	$56,549	$1,446,707

See the accompanying Condensed Notes to Consolidated Financial Statements (Unaudited).

CNH CAPITAL LLC AND SUBSIDIARIES

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands)

(Unaudited)

NOTE 1: BASIS OF PRESENTATION

        The accompanying consolidated financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for the fair statement of (a) the consolidated net income for the three and nine months ended September 30, 2012 and 2011, (b) the consolidated comprehensive income for the three and nine months ended September 30, 2012 and 2011, (c) the consolidated financial position as of September 30, 2012 and December 31, 2011, (d) the consolidated changes in stockholder's equity for the nine months ended September 30, 2012 and 2011 and (e) the consolidated cash flows for the nine months ended September 30, 2012 and 2011.

        The December 31, 2011 financial position data included herein was derived from the audited financial statements for the year ended December 31, 2011, but does not include all disclosures required by generally accepted accounting principles in the United States of America ("U.S. GAAP").

        CNH Capital LLC and its wholly-owned operating subsidiaries, including New Holland Credit Company, LLC and CNH Capital America LLC, and its majority-owned operating subsidiary CNH Capital Canada Ltd. (collectively, "CNH Capital" or the "Company"), are each a wholly-owned subsidiary of CNH America LLC ("CNH America"), which is an indirect wholly-owned subsidiary of CNH Global N.V. ("CNH"). CNH manufactures agricultural and construction equipment. CNH Capital provides financial services for CNH America and CNH Canada Ltd. (collectively, "CNH North America") customers primarily located in the United States and Canada.

        As of September 30, 2012, Fiat Industrial S.p.A. ("Fiat Industrial," and together with its subsidiaries, the "Fiat Industrial Group") owned approximately 88% of CNH's outstanding common shares through its wholly-owned subsidiary, Fiat Netherlands Holding B.V. ("Fiat Netherlands").

        On May 30, 2012, the Board of Directors of CNH Global received a proposal (the "Proposal") from Fiat Industrial to enter into a combination transaction. The Board of Directors of CNH Global appointed a special committee of unconflicted directors to evaluate the Proposal in consultation with independent financial and legal advisors retained by the special committee. Following such evaluation, the special committee announced on October 15, 2012 that, based on information made available to it, as well as the opinions of its financial advisors, the special committee had unanimously concluded the Proposal was inadequate and would not be in the best interests of CNH Global and CNH Global's shareholders and that the special committee had unanimously determined not to recommend the Proposal. In that same announcement, the special committee stated that it remains available to evaluate any alternatives to the Proposal should Fiat Industrial elect to advance any such alternatives. A Fiat Industrial announcement of that same date provided that its advisors had been asked to meet with the advisors to the special committee to explore whether the parties can reach agreement on revised terms for a merger transaction on a basis broadly consistent with the Proposal and that Fiat Industrial desires to move forward with a transaction promptly.

        The Company has prepared the accompanying consolidated financial statements in accordance with U.S. GAAP. The consolidated financial statements include the Company and its consolidated subsidiaries. The consolidated financial statements are expressed in U.S. dollars. The consolidated financial statements include the accounts of the Company's subsidiaries in which the Company has a controlling financial interest and reflect the noncontrolling interests of the minority owners of the subsidiaries that are not fully owned for the periods presented, as applicable. A controlling financial

CNH CAPITAL LLC AND SUBSIDIARIES

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands)

(Unaudited)

NOTE 1: BASIS OF PRESENTATION (Continued)

interest may exist based on ownership of a majority of the voting interest of a subsidiary, or based on the Company's determination that it is the primary beneficiary of a variable interest entity ("VIE"). The primary beneficiary of a VIE is the party that has the power to direct the activities that most significantly impact the economic performance of the entity and the obligation to absorb losses or the right to receive benefits that could potentially be significant to the entity. The Company assesses whether it is the primary beneficiary on an ongoing basis, as prescribed by the accounting guidance on the consolidation of VIEs. The consolidated status of the VIEs with which the Company is involved may change as a result of such reassessments.

        The preparation of consolidated financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities and reported amounts of revenues and expenses. Significant estimates in these consolidated financial statements include the residual values of equipment on operating leases, allowance for credit losses, and tax contingencies. Actual results could differ from those estimates.

        These interim financial statements should be read in conjunction with the audited financial statements and the notes thereto included in the annual report for the year ended December 31, 2011. Interim results are not necessarily indicative of those expected for the entire year.

        Effective July 1, 2012, CNH Capital sold its equity interests in CNH Capital Insurance Agency, Inc. and CNH Capital Canada Insurance Agency Ltd. and entered into a five-year master services agreement allowing the buyer to use the CNH Capital name during that period. CNH Capital received approximately $35,000 in connection with the sale, primarily representing a prepayment on the master services agreement. As part of this transaction, CNH Capital transferred $26,009 in restricted cash and unearned finance charges to the counterparty.

NOTE 2: NEW ACCOUNTING PRONOUNCEMENTS

        There were no new accounting standards adopted during the nine months ended September 30, 2012.

CNH CAPITAL LLC AND SUBSIDIARIES

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands)

(Unaudited)

NOTE 3: ACCUMULATED OTHER COMPREHENSIVE INCOME

        Comprehensive income and its components are presented in the consolidated statements of comprehensive income. The components of accumulated other comprehensive income as of September 30, 2012 and December 31, 2011 are as follows:

	September 30, 2012	December 31, 2011
Cumulative foreign currency translation adjustment	$68,528	$43,836
Pension liability adjustment net of taxes of $3,095 and $3,267, respectively	(5,111)	(5,394)
Unrealized gains on retained interests net of taxes of $1,148 and $1,959, respectively	1,896	3,234
Unrealized loss on derivative financial instruments net of taxes of $5,206 and $6,957, respectively	(9,688)	(12,960)

Total	$55,625	$28,716

NOTE 4: RECEIVABLES

        A summary of receivables included in the consolidated balance sheets as of September 30, 2012 and December 31, 2011 is as follows:

	September 30, 2012	December 31, 2011
Wholesale receivables	$59,166	$87,600
Retail receivables	628,760	731,807
Finance leases	60,303	53,391
Restricted receivables	10,343,322	8,566,514
Other notes	93,586	82,098

Gross receivables	11,185,137	9,521,410
Less:
Unearned finance charges	—	(28,188)
Allowance for credit losses	(98,351)	(106,673)

Total receivables, net	$11,086,786	$9,386,549

Restricted Receivables and Securitization

        As part of its overall funding strategy, the Company periodically transfers certain financial receivables into VIEs that are special purpose entities ("SPEs") as part of its asset-backed securitization programs.

        SPEs utilized in the securitization programs differ from other entities included in the Company's consolidated financial statements because the assets they hold are legally isolated from the Company's assets. For bankruptcy analysis purposes, the Company has sold the receivables to the SPEs in a true

CNH CAPITAL LLC AND SUBSIDIARIES

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands)

(Unaudited)

NOTE 4: RECEIVABLES (Continued)

sale and the SPEs are separate legal entities. Upon transfer of the receivables to the SPEs, the receivables and certain cash flows derived from them become restricted for use in meeting obligations to the SPEs' creditors. The SPEs have ownership of cash balances that also have restrictions for the benefit of SPEs' investors. The Company's interests in the SPEs' receivables are subordinate to the interests of third-party investors. None of the receivables that are directly or indirectly sold or transferred in any of these transactions are available to pay the Company's creditors.

        The following table summarizes the restricted and off-book receivables and the related retained interests as of September 30, 2012 and December 31, 2011:

	Restricted Receivables		Off-Book Receivables		Retained Interests
	September 30, 2012	December 31, 2011	September 30, 2012	December 31, 2011	September 30, 2012	December 31, 2011
Wholesale receivables	$3,848,662	$2,884,516	$—	$—	$—	$—
Retail receivables	6,247,563	5,454,279	60,171	108,476	8,373	17,289
Finance lease receivables	26,423	47,000	—	—	—	—
Commercial revolving account receivables	220,674	180,719	—	—	—	—

Total	$10,343,322	$8,566,514	$60,171	$108,476	$8,373	$17,289

        With regard to the wholesale receivable securitization programs, the Company sells eligible receivables on a revolving basis to structured master trust facilities, which are limited-purpose, bankruptcy-remote SPEs. The Company's involvement with the securitization trusts includes servicing the wholesale receivables, retaining an undivided interest ("seller's interest") in the receivables and holding cash reserve accounts. The seller's interest in the trusts represents the Company's undivided interest in the receivables transferred to the trust. The Company maintains cash reserve accounts at predetermined amounts to provide security to investors in the event that cash collections from the receivables are not sufficient to remit principal and interest payments on the securities. The investors and the securitization trusts have no recourse beyond the Company's retained interests for failure of debtors to pay when due. The Company's retained interests are subordinate to investors' interests.

        Within the U.S. retail asset securitization programs, qualifying retail finance receivables are sold to limited-purpose, bankruptcy-remote SPEs. In turn, these SPEs establish separate trusts to which the receivables are transferred in exchange for proceeds from asset-backed securities issued by the trusts. In Canada, the receivables are transferred directly to the trusts. The Company receives compensation for servicing the receivables transferred and earns other related ongoing income customary with the securitization programs. The Company also may retain all or a portion of subordinated interests in the trusts.

        Three private retail transactions totaling $60,171 and $108,476 were not included in the Company's consolidated balance sheets as of September 30, 2012 and December 31, 2011, respectively.

CNH CAPITAL LLC AND SUBSIDIARIES

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands)

(Unaudited)

NOTE 4: RECEIVABLES (Continued)

        The Company, through a trust, securitized originated commercial revolving account receivables. The committed asset-backed facility had an original two-year term which expired October 15, 2012, at which point all debt was paid in full.

Allowance for Credit Losses

        The allowance for credit losses is established to cover probable losses for receivables owned by the Company and consists of two components, depending on whether the receivable has been individually identified as being impaired. The first component of the allowance for credit losses covers all or a portion of receivables specifically reviewed by management for which the Company has determined it will not collect all of the contractual principal and interest. Receivables are individually reviewed for impairment based on, among other items, amounts outstanding, amounts past due, collateral value, days past due and prior collection history. These receivables are subject to impairment measurement at the loan level based either on the present value of expected future cash flows discounted at the receivables' effective interest rate or the fair value of the collateral for collateral-dependent receivables and receivables for which foreclosure is deemed to be probable. When the values are lower than the carrying value of the receivables, impairment is recognized.

        The second component of the allowance for credit losses covers all receivables that are not yet individually identifiable. The allowance for these receivables is based on aggregated portfolio evaluations, generally by financial product. The allowance for retail credit losses is based on loss forecast models that consider a variety of factors that include, but are not limited to, historical loss experience, collateral value, portfolio balance and delinquencies. The allowance for wholesale credit losses is based on loss forecast models that consider a variety of factors that include, but are not limited to, historical loss experience, collateral value, portfolio balance and dealer risk ratings. The loss forecast models are updated on a quarterly basis and incorporate information reflecting the current economic environment.

        Charge-offs of principal amounts of receivables outstanding are deducted from the allowance at the point when it is determined to be probable that all amounts due will not be collected.

        The Company's allowance for credit losses is segregated into three portfolio segments: retail, wholesale and other. A portfolio segment is the level at which the Company develops a systematic methodology for determining its allowance for credit losses. The retail segment includes retail and finance lease receivables. The wholesale segment includes wholesale financing to CNH North America dealers, and the other portfolio includes the Company's commercial revolving accounts.

        Further, the Company evaluates its portfolio segments by class of receivable: United States and Canada. Typically, the Company's receivables within a geographic area have similar risk profiles and methods for assessing and monitoring risk. These classes align with management reporting.

CNH CAPITAL LLC AND SUBSIDIARIES

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands)

(Unaudited)

NOTE 4: RECEIVABLES (Continued)

        Allowance for credit losses activity for the three months ended September 30, 2012 is as follows:

	Retail	Wholesale	Other	Total
Allowance for credit losses:
Beginning balance	$67,463	$11,444	$10,179	$89,086
Charge-offs	(3,067)	(98)	(1,852)	(5,017)
Recoveries	1,063	64	894	2,021
Provision	6,765	3,596	1,719	12,080
Foreign currency translation and other	68	69	44	181

Ending balance	$72,292	$15,075	$10,984	$98,351

        Allowance for credit losses activity for the nine months ended September 30, 2012 is as follows:

	Retail	Wholesale	Other	Total
Allowance for credit losses:
Beginning balance	$83,233	$12,163	$11,277	$106,673
Charge-offs	(24,456)	(136)	(6,220)	(30,812)
Recoveries	3,942	166	2,396	6,504
Provision	9,524	2,808	3,486	15,818
Foreign currency translation and other	49	74	45	168

Ending balance	$72,292	$15,075	$10,984	$98,351

Ending balance: individually evaluated for impairment	$27,878	$11,259	$—	$39,137

Ending balance: collectively evaluated for impairment	$44,414	$3,816	$10,984	$59,214

Receivables:
Ending balance	$6,963,049	$3,907,828	$314,260	$11,185,137

Ending balance: individually evaluated for impairment	$51,482	$81,935	$—	$133,417

Ending balance: collectively evaluated for impairment	$6,911,567	$3,825,893	$314,260	$11,051,720

CNH CAPITAL LLC AND SUBSIDIARIES

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands)

(Unaudited)

NOTE 4: RECEIVABLES (Continued)

        Allowance for credit losses activity for the three months ended September 30, 2011 is as follows:

	Retail	Wholesale	Other	Total
Allowance for credit losses:
Beginning balance	$65,426	$16,298	$14,405	$96,129
Charge-offs	(6,261)	(1,412)	(2,399)	(10,072)
Recoveries	1,522	39	775	2,336
Provision	5,934	821	1,429	8,184
Foreign currency translation and other	(597)	(86)	(59)	(742)

Ending balance	$66,024	$15,660	$14,151	$95,835

        Allowance for credit losses activity for the nine months ended September 30, 2011 is as follows:

	Retail	Wholesale	Other	Total
Allowance for credit losses:
Beginning balance	$73,123	$31,148	$14,459	$118,730
Charge-offs	(20,281)	(11,594)	(10,078)	(41,953)
Recoveries	4,321	360	2,366	7,047
Provision	10,220	(4,215)	7,438	13,443
Foreign currency translation and other	(1,359)	(39)	(34)	(1,432)

Ending balance	$66,024	$15,660	$14,151	$95,835

Ending balance: individually evaluated for impairment	$40,453	$11,285	$113	$51,851

Ending balance: collectively evaluated for impairment	$25,571	$4,375	$14,038	$43,984

Receivables:
Ending balance	$5,989,675	$3,388,203	$326,365	$9,704,243

Ending balance: individually evaluated for impairment	$71,961	$54,761	$202	$126,924

Ending balance: collectively evaluated for impairment	$5,917,714	$3,333,442	$326,163	$9,577,319

CNH CAPITAL LLC AND SUBSIDIARIES

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands)

(Unaudited)

NOTE 4: RECEIVABLES (Continued)

        Allowance for credit losses activity for the year ended December 31, 2011 is as follows:

	Retail	Wholesale	Other	Total
Allowance for credit losses:
Beginning balance	$73,123	$31,148	$14,459	$118,730
Charge-offs	(27,770)	(12,613)	(12,770)	(53,153)
Recoveries	5,850	447	3,431	9,728
Provision	33,353	(6,801)	6,301	32,853
Foreign currency translation and other	(1,323)	(18)	(144)	(1,485)

Ending balance	$83,233	$12,163	$11,277	$106,673

Ending balance: individually evaluated for impairment	$42,879	$10,101	$—	$52,980

Ending balance: collectively evaluated for impairment	$40,354	$2,062	$11,277	$53,693

Receivables:
Ending balance	$6,258,289	$2,972,116	$262,817	$9,493,222

Ending balance: individually evaluated for impairment	$73,920	$56,444	$265	$130,629

Ending balance: collectively evaluated for impairment	$6,184,369	$2,915,672	$262,552	$9,362,593

        As part of the ongoing monitoring of the credit quality of the wholesale portfolio, the Company utilizes an internal credit scoring model that assigns a risk grade for each dealer. The scoring model considers the strength of the dealer's financial statements, payment history and audit performance. The Company updates its dealers' ratings and considers the ratings in the quarterly credit allowance analysis. A description of the general characteristics of the dealer's risk grades is as follows:

          Grades A and B— Includes receivables to dealers that have significant capital strength, moderate leverage, stable earnings and growth, and excellent payment performance.

          Grade C— Includes receivables to dealers with moderate credit risk. Dealers of this grade are differentiated from higher grades on a basis of leverage or payment performance.

          Grade D— Includes receivables to dealers with moderate credit risk. These dealers may require higher monitoring due to weaker financial strength or payment performance.

CNH CAPITAL LLC AND SUBSIDIARIES

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands)

(Unaudited)

NOTE 4: RECEIVABLES (Continued)

        A breakdown of the wholesale portfolio by its credit quality indicators as of September 30, 2012 and December 31, 2011 is as follows:

	September 30, 2012	December 31, 2011
A	$2,378,678	$1,662,920
B	1,117,692	897,914
C	270,211	287,793
D	141,247	123,489

Total	$3,907,828	$2,972,116

        Utilizing an internal credit scoring model, which considers customers' attributes, prior credit history and each retail transaction's attributes, the Company assigns a credit quality rating to each retail customer, by specific transaction, as part of the retail underwriting process. This rating is used in setting the interest rate on the transaction. The credit quality rating is not updated after the transaction is finalized. A description of the general characteristics of the customers' risk grades is as follows:

          Titanium— Customers from whom the Company expects no collection or loss activity.

          Platinum— Customers from whom the Company expects minimal, if any, collection or loss activity.

          Gold, Silver, Bronze— Customers defined as those with the potential for collection or loss activity.

        A breakdown of the retail portfolio by the customer's risk grade at the time of origination as of September 30, 2012 and December 31, 2011 is as follows:

	September 30, 2012	December 31, 2011
Titanium	$3,715,869	$3,195,785
Platinum	1,956,881	1,837,604
Gold	1,084,300	999,950
Silver	186,932	197,108
Bronze	19,067	27,842

Total	$6,963,049	$6,258,289

CNH CAPITAL LLC AND SUBSIDIARIES

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands)

(Unaudited)

NOTE 4: RECEIVABLES (Continued)

        The following tables present information at the level at which management assesses and monitors its credit risk. Receivables are considered past due if the required principal and interest payments have not been received as of the date such payments were due. Delinquency is reported on receivables greater than 30 days past due. The aging of receivables as of September 30, 2012 and December 31, 2011 is as follows:

	September 30, 2012
	30 - 59 Days Past Due	60 - 89 Days Past Due	Greater Than 90 Days	Total Past Due	Current	Total Receivables	Recorded Investment > 90 Days and Accruing
Retail
United States	$22,336	$7,021	$28,042	$57,399	$5,675,427	$5,732,826	$3,636
Canada	$2,572	$481	$183	$3,236	$1,226,987	$1,230,223	$19
Wholesale
United States	$1,137	$32	$1,130	$2,299	$3,064,380	$3,066,679	$439
Canada	$202	$3	$25	$230	$840,919	$841,149	$2
Total
Retail	$24,908	$7,502	$28,225	$60,635	$6,902,414	$6,963,049	$3,655
Wholesale	$1,339	$35	$1,155	$2,529	$3,905,299	$3,907,828	$441

	December 31, 2011
	30 - 59 Days Past Due	60 - 89 Days Past Due	Greater Than 90 Days	Total Past Due	Current	Total Receivables	Recorded Investment > 90 Days and Accruing
Retail
United States	$21,547	$6,100	$30,720	$58,367	$5,162,963	$5,221,330	$3,257
Canada	$3,550	$975	$753	$5,278	$1,031,681	$1,036,959	$77
Wholesale
United States	$1,232	$1,967	$818	$4,017	$2,266,517	$2,270,534	$362
Canada	$57	$14	$287	$358	$701,224	$701,582	$56
Total
Retail	$25,097	$7,075	$31,473	$63,645	$6,194,644	$6,258,289	$3,334
Wholesale	$1,289	$1,981	$1,105	$4,375	$2,967,741	$2,972,116	$418

        Impaired receivables are receivables for which the Company has determined it will not collect all the principal and interest payments as per the terms of the contract. As of September 30, 2012 and

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CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands)

(Unaudited)

NOTE 4: RECEIVABLES (Continued)

December 31, 2011, the Company's recorded investment in impaired receivables individually evaluated for impairment and the related unpaid principal balances and allowances are as follows:

	September 30, 2012			December 31, 2011
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Recorded Investment	Unpaid Principal Balance	Related Allowance
With no related allowance recorded
Retail
United States	$4,408	$4,300	$—	$6,805	$6,791	$—
Canada	$—	$—	$—	$303	$303	$—
Wholesale
United States	$—	$—	$—	$—	$—	$—
Canada	$—	$—	$—	$—	$—	$—
With an allowance recorded
Retail
United States	$47,074	$42,101	$27,878	$66,747	$61,300	$42,861
Canada	$—	$—	$—	$65	$65	$18
Wholesale
United States	$76,304	$75,621	$9,450	$55,167	$53,168	$9,690
Canada	$5,631	$5,549	$1,809	$1,277	$1,247	$411
Total
Retail	$51,482	$46,401	$27,878	$73,920	$68,459	$42,879
Wholesale	$81,935	$81,170	$11,259	$56,444	$54,415	$10,101

CNH CAPITAL LLC AND SUBSIDIARIES

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands)

(Unaudited)

NOTE 4: RECEIVABLES (Continued)

        For the three months ended September 30, 2012 and 2011, the Company's average recorded investment in impaired receivables individually evaluated for impairment (based on a four-month average) and the related interest income recognized are as follows:

	2012		2011
	Average Recorded Investment	Interest Income Recognized	Average Recorded Investment	Interest Income Recognized
With no related allowance recorded
Retail
United States	$4,585	$147	$3,960	$152
Canada	$—	$—	$1,975	$25
Wholesale
United States	$—	$—	$—	$—
Canada	$—	$—	$—	$—
With an allowance recorded
Retail
United States	$49,005	$485	$67,853	$881
Canada	$—	$—	$343	$—
Wholesale
United States	$73,473	$528	$56,588	$486
Canada	$5,655	$23	$167	$6
Total
Retail	$53,590	$632	$74,131	$1,058
Wholesale	$79,128	$551	$56,755	$492

CNH CAPITAL LLC AND SUBSIDIARIES

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands)

(Unaudited)

NOTE 4: RECEIVABLES (Continued)

        For the nine months ended September 30, 2012 and 2011, the Company's average recorded investment in impaired receivables individually evaluated for impairment (based on a ten-month average) and the related interest income recognized are as follows:

	2012		2011
	Average Recorded Investment	Interest Income Recognized	Average Recorded Investment	Interest Income Recognized
With no related allowance recorded
Retail
United States	$4,433	$411	$4,212	$441
Canada	$—	$—	$2,065	$78
Wholesale
United States	$—	$—	$—	$—
Canada	$—	$—	$—	$—
With an allowance recorded
Retail
United States	$49,558	$1,464	$65,338	$1,798
Canada	$—	$—	$346	$9
Wholesale
United States	$66,461	$1,381	$58,258	$1,548
Canada	$6,257	$188	$190	$17
Total
Retail	$53,991	$1,875	$71,961	$2,326
Wholesale	$72,718	$1,569	$58,448	$1,565

        Recognition of income is generally suspended when management determines that collection of future finance income is not probable or when an account becomes 120 days delinquent, whichever occurs first. Interest accrual is resumed if the receivable becomes contractually current and collection becomes probable. Previously suspended income is recognized at that time. The receivables on nonaccrual status as of September 30, 2012 and December 31, 2011 are as follows:

	September 30, 2012			December 31, 2011
	Retail	Wholesale	Total	Retail	Wholesale	Total
United States	$38,150	$75,621	$113,771	$54,798	$53,168	$107,966
Canada	$164	$5,549	$5,713	$676	$1,247	$1,923

Troubled Debt Restructurings

        A restructuring of a receivable constitutes a troubled debt restructuring ("TDR") when the lender grants a concession it would not otherwise consider to a borrower experiencing financial difficulties. As a collateral-based lender, the Company typically will repossess collateral in lieu of restructuring receivables. As such, for retail receivables, concessions are typically provided based on bankruptcy court

CNH CAPITAL LLC AND SUBSIDIARIES

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands)

(Unaudited)

NOTE 4: RECEIVABLES (Continued)

proceedings. For wholesale receivables, concessions granted may include extended contract maturities, inclusion of interest-only periods, modification of a contractual interest rate to a below market interest rate, extended skip payment periods and waiving of interest and principal.

        TDRs are reviewed along with other receivables as part of management's ongoing evaluation of the adequacy of the allowance for credit losses. The allowance for credit losses attributable to TDRs is based on the most probable source of repayment, which is normally the liquidation of collateral. In determining collateral value, the Company estimates the current fair market value of the equipment collateral and considers credit enhancements such as additional collateral and third-party guarantees.

        Before removing a receivable from TDR classification, a review of the borrower is conducted. If concerns exist about the future ability of the borrower to meet its obligations under the loans based on a credit review, the TDR classification is not removed from the receivable.

        As of September 30, 2012, the Company had approximately 1,100 retail and finance lease receivable contracts of which the pre-modification value was $37,350 and the post-modification value was $34,833. The court has determined the concession in 632 of these cases. The pre-modification value of these contracts was $11,568 and the post-modification value was $9,853. As of September 30, 2011, the Company had approximately 1,500 retail and finance lease receivable contracts of which the pre-modification value was $39,780 and the post-modification value was $37,555. The court has determined the concession in 625 of these cases. The pre-modification value of these contracts was $9,007 and the post-modification value was $7,920. As the outcome of the bankruptcy cases is determined by the court based on available assets, subsequent defaults are unusual and were not material for retail and finance lease receivable contracts that were modified in a TDR during the previous 12 months ended September 30, 2012 and 2011.

        As of September 30, 2012, the Company had five wholesale agreements with a pre- and post-modification balance of approximately $21,623 and $20,274, respectively. As of September 30, 2011, the Company had five wholesale agreements with a pre- and post- modification balance both of approximately $21,000. The wholesale TDRs that subsequently defaulted were immaterial for the three and nine months ended September 30, 2012 and 2011.

NOTE 5: DEBT

        On July 16, 2012, the $583,250 Series 2009-1 Asset-Backed Notes were redeemed as scheduled.

        On July 23, 2012, the Company renewed and increased by $400,000 one of the U.S. wholesale committed asset-backed facilities, with a maturity date of April 22, 2013.

        On September 26, 2012, the Company, through a bankruptcy-remote trust, issued $752,148 of amortizing, asset-backed notes secured by U.S. retail loan contracts.

        On September 27, 2012, the Company, through a bankruptcy-remote trust, issued C$450,000 ($458,728) of amortizing, asset-backed notes secured by Canadian retail loan contracts.

        On September 27, 2012, the Company renewed its $1.2 billion U.S. Retail asset-backed committed facility which matures September 27, 2014.

CNH CAPITAL LLC AND SUBSIDIARIES

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands)

(Unaudited)

NOTE 6: INCOME TAXES

        The effective tax rates for the three months ended September 30, 2012 and 2011 were 34.8% and 36.4%, respectively. The effective tax rate was 35.2% for the nine-month period ended September 30, 2012, compared to 36.4% for the same period in 2011. The lower rate in 2012 was due primarily to the geographic mix of earnings.

        The Company's provision for income taxes is based on an estimated tax rate for the year applied to the year-to-date federal, state and foreign income. The Company's provision for income taxes for the nine months ended September 30, 2012 reflects an estimated annual effective tax rate of 35.8% compared to 36.9% for the full year 2011. The decrease from the full-year 2011 effective tax rate is primarily due to changes in the geographic mix of pre-tax profits within North America. The 2012 estimated annual tax rate is expected to be slightly higher than the U.S. federal corporate income tax rate of 35% primarily due to profits in tax jurisdictions with higher rates, in addition to unfavorable changes in certain state income tax legislation.

NOTE 7: FINANCIAL INSTRUMENTS

        The Company may elect to measure many financial instruments and certain other items at fair value. This fair value option must be applied on an instrument-by-instrument basis with changes in fair value reported in earnings. The election can be made at the acquisition of an eligible financial asset, financial liability, or firm commitment or when certain specified reconsideration events occur. The fair value election may not be revoked once made. The Company did not elect the fair value measurement option for eligible items.

Fair-Value Hierarchy

        U.S. GAAP specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Company's market assumptions. These two types of inputs have created the following fair-value hierarchy:

          Level 1— Quoted prices for identical instruments in active markets.

          Level 2— Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets.

          Level 3— Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

        This hierarchy requires the use of observable market data when available.

Determination of Fair Value

        When available, the Company uses quoted market prices to determine fair value and classifies such items in Level 1. In some cases where a market price is not available, the Company will make use of observable market-based inputs to calculate fair value, in which case the items are classified in Level 2.

CNH CAPITAL LLC AND SUBSIDIARIES

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands)

(Unaudited)

NOTE 7: FINANCIAL INSTRUMENTS (Continued)

        If quoted or observable market prices are not available, fair value is based upon internally developed valuation techniques that use, where possible, current market-based or independently sourced market parameters such as interest rates, currency rates, or yield curves. Items valued using such internally generated valuation techniques are classified according to the lowest level input or value driver that is significant to the valuation. Thus, an item may be classified in Level 3 even though there may be some significant inputs that are readily observable.

        The following section describes the valuation methodologies used by the Company to measure various financial instruments at fair value, including an indication of the level in the fair value hierarchy in which each instrument is generally classified. Where appropriate, the description includes details of the valuation models and the key inputs to those models, as well as any significant assumptions.

Derivatives

        The Company utilizes derivative instruments to mitigate its exposure to interest rate and foreign currency exposures. Derivatives used as hedges are effective at reducing the risk associated with the exposure being hedged and are designated as a hedge at the inception of the derivative contract. The Company does not hold or issue derivative or other financial instruments for speculative purposes. The credit risk for the interest rate hedges is reduced through diversification among counterparties, utilizing mandatory termination clauses and collateral support agreements. Derivative instruments are generally classified in Level 2 or 3 of the fair value hierarchy. The cash flows underlying all derivative contracts were recorded in operating activities in the consolidated statements of cash flows.

Interest Rate Derivatives

        The Company has entered into interest rate derivatives in order to manage interest rate exposures arising in the normal course of business. Interest rate derivatives that have been designated in cash flow hedging relationships are being used by the Company to mitigate the risk of rising interest rates related to the current short-term debt and anticipated issuance of fixed-rate debt in future periods. Gains and losses on these instruments, to the extent that the hedge relationship has been effective, are deferred in accumulated other comprehensive income (loss) and recognized in interest expense over the period in which the Company recognizes interest expense on the related debt. Ineffectiveness recognized related to these hedging relationships was not significant for the three and nine months ended September 30, 2012 and 2011. These amounts are recorded in "Other expenses" in the consolidated statements of income. The maximum length of time over which the Company is hedging its interest rate exposure through the use of derivative instruments designated in cash flow hedge relationships is 55 months. The after-tax losses deferred in accumulated other comprehensive income that will be recognized in interest expense over the next 12 months are approximately $3,976.

        The Company also enters into offsetting interest rate derivatives with substantially similar economic terms that are not designated as hedging instruments to mitigate interest rate risk related to the Company's committed asset-backed facilities. These facilities require the Company to enter into interest rate derivatives. To ensure that these transactions do not result in the Company being exposed to this risk, the Company enters into a compensating position. Unrealized and realized gains and losses

CNH CAPITAL LLC AND SUBSIDIARIES

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands)

(Unaudited)

NOTE 7: FINANCIAL INSTRUMENTS (Continued)

resulting from fair value changes in these instruments are recognized directly in income and were insignificant for the three and nine months ended September 30, 2012 and 2011.

        Most of the Company's interest rate derivatives are considered Level 2. The fair market value of these derivatives is calculated using market data input for forecasted benchmark interest rates and can be compared to actively traded derivatives. The future notional amount of some of the Company's interest rate derivatives is not known in advance. These derivatives are considered Level 3 derivatives. The fair market value of these derivatives is calculated using market data input and a forecasted future notional balance. The total notional amount of the Company's interest rate derivatives was approximately $3,714,822 and $1,602,710 at September 30, 2012 and December 31, 2011, respectively. The ten-month average notional amounts as of September 30, 2012 and 2011 were $3,195,415 and $4,804,355.

Foreign Exchange Contracts

        The Company uses forwards to hedge certain assets and liabilities denominated in foreign currencies. Such derivatives are considered economic hedges and are not designated as hedging instruments. The changes in the fair value of these instruments are recognized directly as income in "Other expenses" and are expected to offset the foreign exchange gains or losses on the exposures being managed.

        All of the Company's foreign exchange derivatives are considered Level 2 as the fair value is calculated using market data input and can be compared to actively traded derivatives.

CNH CAPITAL LLC AND SUBSIDIARIES

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands)

(Unaudited)

NOTE 7: FINANCIAL INSTRUMENTS (Continued)

Financial Statement Impact of the Company's Derivatives

        The fair values of the Company's interest rate derivatives as of September 30, 2012 and December 31, 2011 in the consolidated balance sheets are recorded as follows:

	September 30, 2012	December 31, 2011
Derivatives Designated as Hedging Instruments:
Other assets:
Interest rate derivatives	$—	$80
Accounts payable and other accrued liabilities:
Interest rate derivatives	$—	$19
Derivatives Not Designated as Hedging Instruments:
Other assets:
Interest rate derivatives	$3,864	$3,518
Accounts payable and other accrued liabilities:
Interest rate derivatives	$3,864	$3,585
Foreign exchange contracts	32	—

Total	$3,896	$3,585

        The location on the consolidated statements of income and impact of the Company's interest rate derivatives for the three and nine months ended September 30, 2012 and 2011 are as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Cash Flow Hedges
Recognized in accumulated other comprehensive income (effective portion)
Interest rate derivatives	$39	$(10,498)	$(326)	$(19,067)
Reclassified from accumulated other comprehensive income (effective portion)
Interest rate derivatives—Interest expense to third parties	(1,648)	(3,953)	(5,367)	(14,295)
Recognized directly in income (ineffective portion)
Interest rate derivatives—Other expenses	(2)	(77)	20	(245)
Not Designated as Hedges
Interest rate derivatives—Other expenses	$—	$(83)	$(48)	$(720)
Foreign exchange contracts—Other expenses	32	—	32	—

CNH CAPITAL LLC AND SUBSIDIARIES

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands)

(Unaudited)

NOTE 7: FINANCIAL INSTRUMENTS (Continued)

Retained Interests

        For transactions that are considered sales and are off-book, the Company carries retained interests at estimated fair value, which is determined by discounting the projected cash flows over the expected life of the assets sold in connection with such transactions using prepayment, default, loss and interest rate assumptions. The Company recognizes declines in the value of its retained interests, and resulting charges to income or equity, when the fair value is less than the carrying value. The portion of the decline, from discount rates exceeding those in the initial transaction is charged to equity. All other credit-related declines are charged to income. Retained interests in securitized assets are classified in Level 3 of the fair value hierarchy. Assumptions used to determine fair values of retained interests are based on internal evaluations that include constant prepayment rates, annual credit loss rates and discount rates. Although the Company believes its methodology is reasonable, actual results could differ from its expectations. As of September 30, 2012 and December 31, 2011, retained interests in securitized assets are $8,373 and $17,289, respectively.

Items Measured at Fair Value on a Recurring Basis

        The following tables present for each of the fair-value hierarchy levels the Company's assets and liabilities that are measured at fair value on a recurring basis at September 30, 2012 and December 31, 2011:

	Level 2		Level 3		Total
	September 30, 2012	December 31, 2011	September 30, 2012	December 31, 2011	September 30, 2012	December 31, 2011
Assets
Interest rate derivatives	$3,864	$3,438	$—	$160	$3,864	$3,598
Retained interests	—	—	8,373	17,289	8,373	17,289

Total assets	$3,864	$3,438	$8,373	$17,449	$12,237	$20,887

Liabilities
Interest rate derivatives	$3,864	$3,459	$—	$145	$3,864	$3,604
Foreign exchange contracts	32	—	—	—	32	—

Total liabilities	$3,896	$3,459	$—	$145	$3,896	$3,604

        There were no transfers between Level 1 and Level 2 hierarchy levels.

CNH CAPITAL LLC AND SUBSIDIARIES

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands)

(Unaudited)

NOTE 7: FINANCIAL INSTRUMENTS (Continued)

        The following table presents the changes in the Level 3 fair-value category for the nine months ended September 30, 2012 and 2011:

	Retained Interests	Derivative Financial Instruments
Balance at January 1, 2011	$37,914	$(5,375)
Total gains or losses (realized/unrealized):
Included in earnings	1,763	4,930
Included in other comprehensive (loss) income	(616)	—
Settlements	(22,115)	—

Balance at September 30, 2011	$16,946	$(445)

Balance at January 1, 2012	$17,289	$15
Total gains or losses (realized/unrealized):
Included in earnings	912	65
Included in other comprehensive (loss) income	830	(80)
Settlements	(10,658)	—

Balance at September 30, 2012	$8,373	$—

Fair Value of Financial Instruments

        The carrying amount of cash and cash equivalents, restricted cash, floating-rate affiliated accounts and notes receivable, accounts payable and other accrued liabilities, floating-rate short-term debt, floating-rate affiliated debt and floating-rate long-term debt was assumed to approximate its fair value.

Financial Instruments Not Carried at Fair Value

        The carrying amount and estimated fair value of assets and liabilities considered financial instruments as of September 30, 2012 and December 31, 2011 are as follows:

	September 30, 2012		December 31, 2011
	Carrying Amount	Estimated Fair Value*	Carrying Amount	Estimated Fair Value*
Receivables	$11,086,786	$11,178,924	$9,386,549	$9,710,124
Affiliated debt	$1,147,864	$1,147,864	$819,270	$823,028
Long-term debt	$5,215,730	$5,334,273	$4,587,773	$4,648,139

*
Under the fair-value hierarchy, all measurements are Level 2.

Financial Assets

        The fair value of receivables was generally determined by discounting the estimated future payments using a discount rate which includes an estimate for credit risk.

Financial Liabilities

        The fair values of fixed-rate debt were based on current market quotes for identical or similar borrowings and credit risk.

CNH CAPITAL LLC AND SUBSIDIARIES

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands)

(Unaudited)

NOTE 8: SEGMENT AND GEOGRAPHICAL INFORMATION

        The Company's segment data is based on disclosure requirements of accounting guidance on segment reporting, which requires financial information be reported on the basis that is used internally for measuring segment performance. The Company's reportable segments are strategic business units that are organized around differences in geographic areas. Each segment is managed separately, as they require different knowledge of regulatory environments and marketing strategies. The operating segments offer primarily the same services within each of the respective segments.

        A summary of the Company's reportable segment information is as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Revenues
United States	$163,361	$158,757	$479,132	$476,411
Canada	49,015	48,542	143,530	144,393
Eliminations	(1,317)	—	(1,775)	—

Total	$211,059	$207,299	$620,887	$620,804

Interest expense
United States	$48,990	$49,299	$150,937	$155,893
Canada	13,841	14,509	41,242	47,221
Eliminations	(1,317)	—	(1,775)	—

Total	$61,514	$63,808	$190,404	$203,114

Segment profit
United States	$41,839	$37,309	$123,048	$113,975
Canada	15,112	15,548	46,038	42,900
Eliminations	—	—	—	(138)

Total	$56,951	$52,857	$169,086	$156,737

Depreciation and amortization
United States	$18,824	$19,328	$56,667	$60,575
Canada	8,442	8,681	24,558	25,004

Total	$27,266	$28,009	$81,225	$85,579

Expenditures for equipment on operating leases and for non-lease assets
United States	$100,607	$42,731	$231,908	$177,925
Canada	24,755	19,298	76,287	72,893

Total	$125,362	$62,029	$308,195	$250,818

Provision for credit losses
United States	$9,169	$7,735	$12,735	$12,895
Canada	2,911	449	3,083	548

Total	$12,080	$8,184	$15,818	$13,443

CNH CAPITAL LLC AND SUBSIDIARIES

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands)

(Unaudited)

NOTE 8: SEGMENT AND GEOGRAPHICAL INFORMATION (Continued)

	As of September 30, 2012	As of December 31, 2011
Segment assets
United States	$10,653,656	$9,654,594
Canada	2,594,918	2,358,198
Eliminations	(222,750)	(111,641)

Total	$13,025,824	$11,901,151

Managed portfolio
United States	$9,132,370	$7,827,253
Canada	2,112,938	1,774,445

Total	$11,245,308	$9,601,698

NOTE 9: RELATED-PARTY TRANSACTIONS

        The Company receives compensation from CNH North America for retail installment sales contracts and finance leases that were created under certain low-rate financing programs and interest waiver programs offered to customers by CNH North America. The amount recognized from CNH North America for below-market interest rate financing is included in "Interest and other income from affiliates" in the accompanying consolidated statements of income, and was $50,882 and $51,851 for the three months ended September 30, 2012 and 2011, respectively, and $155,856 and $164,967 for the nine months ended September 30, 2012 and 2011, respectively.

        For selected operating leases, CNH North America compensates the Company for the difference between the market rental rates and the amount paid by the customer and is included in "Interest and other income from affiliates" in the accompanying consolidated statements of income. For the three months ended September 30, 2012 and 2011, the amount recognized from CNH North America for these operating leases is $7,591 and $6,453, respectively, and for the nine months ended September 30, 2012 and 2011, the amount recognized from CNH North America for these operating leases is $22,053 and $18,791, respectively.

        Similarly, for selected wholesale receivables, CNH North America compensates the Company for the difference between market rates and the amount paid by the dealer and is included in "Interest and other income from affiliates." For the three months ended September 30, 2012 and 2011, the amount recognized by CNH North America for these wholesale receivables is $38,873 and $27,705, respectively, and for the nine months ended September 30, 2012 and 2011, the amount recognized by CNH North America for these wholesale receivables is $110,319 and $90,262, respectively.

        Accounts payable and other accrued liabilities of $83,656 and $24,221, respectively, as of September 30, 2012 and December 31, 2011, were payable to related parties.

CNH CAPITAL LLC AND SUBSIDIARIES

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands)

(Unaudited)

NOTE 10: COMMITMENTS AND CONTINGENCIES

Legal Matters

        The Company is party to various litigation matters and claims arising from its operations. Management believes that the outcome of these proceedings, individually and in the aggregate, will not have a material adverse effect on the Company's financial position or results of operations.

Guarantees

        The Company provides payment guarantees on the financial debt of various CNH European affiliates for approximately $291,206. The guarantees are in effect for the term of the underlying funding facilities, which have various maturities through 2017.

Commitments

        At September 30, 2012, the Company has various agreements to extend credit for the following managed portfolios:

	Total Credit Limit	Utilized	Unfunded Commitment
Commercial revolving accounts	$3,777,225	$310,689	$3,466,536
Wholesale and dealer financing	$5,285,100	$3,840,444	$1,444,656

        The commercial revolving accounts are issued by the Company to retail customers for purchases of parts and services at CNH North America equipment dealers.

CNH CAPITAL LLC AND SUBSIDIARIES

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands)

(Unaudited)

NOTE 11: SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION

        CNH Capital America LLC and New Holland Credit Company, LLC, which are wholly-owned subsidiaries of CNH Capital LLC (the "Guarantor Entities"), guarantee certain indebtedness of CNH Capital LLC. As the guarantees are full, unconditional, and joint and several and as the Guarantor Entities are wholly-owned by CNH Capital LLC, the Company has included the following condensed consolidating financial information as of September 30, 2012 and December 31, 2011 and for the three and nine months ended September 30, 2012 and 2011. The condensed consolidating financial information reflects investments in consolidated subsidiaries under the equity method of accounting.

	Condensed Statements of Comprehensive Income for the Three Months Ended September 30, 2012
	CNH Capital LLC	Guarantor Entities	All Other Subsidiaries	Eliminations	Consolidated
REVENUES:
Interest income on retail and other notes and finance leases	$—	$2,650	$59,066	$—	$61,716
Interest and other income from affiliates	—	46,382	88,636	(37,097)	97,921
Servicing fee income	—	21,185	29	(21,007)	207
Rental income on operating leases	—	20,314	13,360	—	33,674
Other income	—	8,823	8,718	—	17,541

Total revenues	—	99,354	169,809	(58,104)	211,059

EXPENSES:
Interest expense:
Interest expense to third parties	10,860	1,294	39,948	—	52,102
Interest expense to affiliates	83	37,314	9,112	(37,097)	9,412

Total interest expense	10,943	38,608	49,060	(37,097)	61,514

Operating expenses:
Fees charged by affiliates	—	12,239	23,680	(21,007)	14,912
Provision for credit losses	—	3,735	8,345	—	12,080
Depreciation of equipment on operating leases	—	15,963	11,058	—	27,021
Other expenses (income)	—	6,521	1,637	—	8,158

Total operating expenses	—	38,458	44,720	(21,007)	62,171

Total expenses	10,943	77,066	93,780	(58,104)	123,685

(Loss) income before income taxes and equity in income of consolidated subsidiaries accounted for under the equity method	(10,943)	22,288	76,029	—	87,374
Income tax (benefit) provision	(4,287)	9,152	25,558	—	30,423
Equity in income of consolidated subsidiaries accounted for under the equity method	63,133	49,997	—	(113,130)	—

NET INCOME	56,477	63,133	50,471	(113,130)	56,951
Net income attributed to noncontrolling interest	—	—	(474)	—	(474)

NET INCOME ATTRIBUTABLE TO CNH CAPITAL LLC	$56,477	$63,133	$49,997	$(113,130)	$56,477

COMPREHENSIVE INCOME	$83,025	$89,681	$72,498	$(161,705)	$83,499
Comprehensive income attributed to noncontrolling interest	—	—	(474)	—	(474)

COMPREHENSIVE INCOME ATTRIBUTABLE TO CNH CAPITAL LLC	$83,025	$89,681	$72,024	$(161,705)	$83,025

CNH CAPITAL LLC AND SUBSIDIARIES

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands)

(Unaudited)

NOTE 11: SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

	Condensed Statements of Comprehensive Income for the Nine Months Ended September 30, 2012
	CNH Capital LLC	Guarantor Entities	All Other Subsidiaries	Eliminations	Consolidated
REVENUES:
Interest income on retail and other notes and finance leases	$—	$9,402	$169,170	$—	$178,572
Interest and other income from affiliates	—	130,291	263,369	(102,689)	290,971
Servicing fee income	—	60,198	125	(59,522)	801
Rental income on operating leases	—	62,402	37,264	—	99,666
Other income	—	22,590	28,287	—	50,877

Total revenues	—	284,883	498,215	(162,211)	620,887

EXPENSES:
Interest expense:
Interest expense to third parties	31,468	4,705	127,120	—	163,293
Interest expense to affiliates	228	102,682	26,890	(102,689)	27,111

Total interest expense	31,696	107,387	154,010	(102,689)	190,404

Operating expenses:
Fees charged by affiliates	—	38,515	68,202	(59,522)	47,195
(Benefit) provision for credit losses	—	(10,294)	26,112	—	15,818
Depreciation of equipment on operating leases	—	49,636	30,779	—	80,415
Other expenses (income)	—	21,688	4,497	—	26,185

Total operating expenses	—	99,545	129,590	(59,522)	169,613

Total expenses	31,696	206,932	283,600	(162,211)	360,017

(Loss) income before income taxes and equity in income of consolidated subsidiaries accounted for under the equity method	(31,696)	77,951	214,615	—	260,870
Income tax (benefit) provision	(12,420)	30,913	73,291	—	91,784
Equity in income of consolidated subsidiaries accounted for under the equity method	187,136	140,098	—	(327,234)	—

NET INCOME	167,860	187,136	141,324	(327,234)	169,086
Net income attributed to noncontrolling interest	—	—	(1,226)	—	(1,226)

NET INCOME ATTRIBUTABLE TO CNH CAPITAL LLC	$167,860	$187,136	$140,098	$(327,234)	$167,860

COMPREHENSIVE INCOME	$194,769	$214,045	$163,693	$(376,512)	$195,995
Comprehensive income attributed to noncontrolling interest	—	—	(1,226)	—	(1,226)

COMPREHENSIVE INCOME ATTRIBUTABLE TO CNH CAPITAL LLC	$194,769	$214,045	$162,467	$(376,512)	$194,769

CNH CAPITAL LLC AND SUBSIDIARIES

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands)

(Unaudited)

NOTE 11: SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

	Condensed Balance Sheets as of September 30, 2012
	CNH Capital LLC	Guarantor Entities	All Other Subsidiaries	Eliminations	Consolidated
ASSETS
Cash and cash equivalents	$—	$170,923	$121,999	$—	$292,922
Restricted cash	—	100	675,038	—	675,138
Receivables, less allowance for credit losses	—	695,718	10,391,068	—	11,086,786
Retained interests in securitized receivables	—	5,583	7,106	(4,316)	8,373
Affiliated accounts and notes receivable	629,003	1,909,687	1,214,870	(3,737,609)	15,951
Equipment on operating leases, net	—	429,141	309,376	—	738,517
Equipment held for sale	—	15,102	5,082	—	20,184
Investments in consolidated subsidiaries accounted for under the equity method	1,420,509	1,700,202	—	(3,120,711)	—
Goodwill and intangible assets	—	84,212	36,651	—	120,863
Other assets	16,107	5,538	45,445	—	67,090

TOTAL	$2,065,619	$5,016,206	$12,806,635	$(6,862,636)	$13,025,824

LIABILITIES AND STOCKHOLDER'S EQUITY
LIABILITIES:
Short-term debt, including current maturities of long-term debt	$—	$118,603	$4,675,484	$—	$4,794,087
Accounts payable and other accrued liabilities	15,730	2,243,707	1,123,575	(2,961,576)	421,436
Affiliated debt	9,731	1,051,123	867,359	(780,349)	1,147,864
Long-term debt	650,000	182,264	4,383,466	—	5,215,730

Total liabilities	675,461	3,595,697	11,049,884	(3,741,925)	11,579,117
STOCKHOLDER'S EQUITY	1,390,158	1,420,509	1,756,751	(3,120,711)	1,446,707

TOTAL	$2,065,619	$5,016,206	$12,806,635	$(6,862,636)	$13,025,824

CNH CAPITAL LLC AND SUBSIDIARIES

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands)

(Unaudited)

NOTE 11: SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

	Condensed Statements of Cash Flows for the Nine Months Ended September 30, 2012
	CNH Capital LLC	Guarantor Entities	All Other Subsidiaries	Eliminations	Consolidated
CASH FLOWS FROM OPERATING ACTIVITIES:
Net cash (used in) from operating activities	$(278)	$(580,853)	$1,034,918	$56,739	$510,526

CASH FLOWS FROM INVESTING ACTIVITIES:
Cost of receivables acquired	—	(11,104,286)	(12,802,889)	10,043,100	(13,864,075)
Collections of receivables	—	11,251,988	11,028,995	(10,043,062)	12,237,921
Decrease in restricted cash	—	—	97,290	—	97,290
Purchase of equipment on operating leases, net	—	(101,483)	(61,724)	—	(163,207)
Other investing activities	—	(151)	—	—	(151)

Net cash from (used in) investing activities	—	46,068	(1,738,328)	38	(1,692,222)

CASH FLOWS FROM FINANCING ACTIVITIES:
Intercompany activity	278	448,164	(66,894)	(56,777)	324,771
Net (decrease) increase in indebtedness	—	(48,664)	604,418	—	555,754

Net cash from financing activities	278	399,500	537,524	(56,777)	880,525

DECREASE IN CASH AND CASH EQUIVALENTS	—	(135,285)	(165,886)	—	(301,171)
CASH AND CASH EQUIVALENTS:
Beginning of period	—	306,208	287,885	—	594,093

End of period	$—	$170,923	$121,999	$—	$292,922

CNH CAPITAL LLC AND SUBSIDIARIES

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands)

(Unaudited)

NOTE 11: SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

	Condensed Statements of Comprehensive Income for the Three Months Ended September 30, 2011
	CNH Capital LLC	Guarantor Entities	All Other Subsidiaries	Eliminations	Consolidated
REVENUES:
Interest income on retail and other notes and finance leases	$—	$4,041	$55,093	$—	$59,134
Interest and other income from affiliates	—	40,244	85,848	(31,285)	94,807
Servicing fee income	—	18,600	97	(18,348)	349
Rental income on operating leases	—	22,859	11,516	—	34,375
Other income	—	7,626	11,008	—	18,634

Total revenues	—	93,370	163,562	(49,633)	207,299

EXPENSES:
Interest expense:
Interest expense to third parties	1,273	1,430	50,992	—	53,695
Interest expense to affiliates	53	33,766	7,579	(31,285)	10,113

Total interest expense	1,326	35,196	58,571	(31,285)	63,808

Operating expenses:
Fees charged by affiliates	—	11,784	21,427	(18,348)	14,863
Provision for credit losses	—	3,663	4,521	—	8,184
Depreciation of equipment on operating leases	—	18,127	9,557	—	27,684
Other expenses	—	5,915	3,729	—	9,644

Total operating expenses	—	39,489	39,234	(18,348)	60,375

Total expenses	1,326	74,685	97,805	(49,633)	124,183

(Loss) income before income taxes and equity in income of consolidated subsidiaries accounted for under the equity method	(1,326)	18,685	65,757	—	83,116
Income tax (benefit) provision	(528)	6,397	24,390	—	30,259
Equity in income of consolidated subsidiaries accounted for under the equity method	53,360	41,072	—	(94,432)	—

NET INCOME	52,562	53,360	41,367	(94,432)	52,857
Net income attributed to noncontrolling interest	—	—	(295)	—	(295)

NET INCOME ATTRIBUTABLE TO CNH CAPITAL LLC	$52,562	$53,360	$41,072	$(94,432)	$52,562

COMPREHENSIVE INCOME	$10,800	$11,598	$547	$(11,850)	$11,095
Comprehensive income attributed to noncontrolling interest	—	—	(295)	—	(295)

COMPREHENSIVE INCOME ATTRIBUTABLE TO CNH CAPITAL LLC	$10,800	$11,598	$252	$(11,850)	$10,800

CNH CAPITAL LLC AND SUBSIDIARIES

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands)

(Unaudited)

NOTE 11: SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

	Condensed Statements of Comprehensive Income for the Nine Months Ended September 30, 2011
	CNH Capital LLC	Guarantor Entities	All Other Subsidiaries	Eliminations	Consolidated
REVENUES:
Interest income on retail and other notes and finance leases	$—	$13,554	$163,259	$—	$176,813
Interest and other income from affiliates	—	111,554	258,969	(85,826)	284,697
Servicing fee income	—	53,356	441	(52,477)	1,320
Rental income on operating leases	—	64,062	39,767	—	103,829
Other income	—	22,018	32,127	—	54,145

Total revenues	—	264,544	494,563	(138,303)	620,804

EXPENSES:
Interest expense:
Interest expense to third parties	1,273	(7,824)	173,759	—	167,208
Interest expense to affiliates	131	98,164	23,437	(85,826)	35,906

Total interest expense	1,404	90,340	197,196	(85,826)	203,114

Operating expenses:
Fees charged by affiliates	—	36,286	61,740	(52,477)	45,549
Provision (benefit) for credit losses	—	8,987	4,456	—	13,443
Depreciation of equipment on operating leases	—	50,966	33,665	—	84,631
Other expenses	—	22,701	4,866	—	27,567

Total operating expenses	—	118,940	104,727	(52,477)	171,190

Total expenses	1,404	209,280	301,923	(138,303)	374,304

(Loss) income before income taxes and equity in income of consolidated subsidiaries accounted for under the equity method	(1,404)	55,264	192,640	—	246,500
Income tax (benefit) provision	(559)	18,060	72,262	—	89,763
Equity in income of consolidated subsidiaries accounted for under the equity method	156,482	119,278	—	(275,760)	—

NET INCOME	155,637	156,482	120,378	(275,760)	156,737
Net income attributed to noncontrolling interest	—	—	(1,100)	—	(1,100)

NET INCOME ATTRIBUTABLE TO CNH CAPITAL LLC	$155,637	$156,482	$119,278	$(275,760)	$155,637

COMPREHENSIVE INCOME	$128,356	$129,201	$94,863	$(222,964)	$129,456
Comprehensive income attributed to noncontrolling interest	—	—	(1,100)	—	(1,100)

COMPREHENSIVE INCOME ATTRIBUTABLE TO CNH CAPITAL LLC	$128,356	$129,201	$93,763	$(222,964)	$128,356

CNH CAPITAL LLC AND SUBSIDIARIES

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands)

(Unaudited)

NOTE 11: SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

	Condensed Balance Sheets as of December 31, 2011
	CNH Capital LLC	Guarantor Entities	All Other Subsidiaries	Eliminations	Consolidated
ASSETS
Cash and cash equivalents	$—	$306,208	$287,885	$—	$594,093
Restricted cash	—	100	767,259	—	767,359
Receivables, less allowance for credit losses	—	834,392	8,552,157	—	9,386,549
Retained interests in securitized receivables	—	6,464	15,103	(4,278)	17,289
Affiliated accounts and notes receivable	641,566	1,184,507	1,436,347	(3,068,503)	193,917
Equipment on operating leases, net	—	377,294	270,323	—	647,617
Equipment held for sale	—	27,106	5,025	—	32,131
Investments in consolidated subsidiaries accounted for under the equity method	1,203,432	1,567,061	—	(2,770,493)	—
Goodwill and intangible assets	—	84,720	35,369	—	120,089
Other assets	13,588	33,283	95,236	—	142,107

TOTAL	$1,858,586	$4,421,135	$11,464,704	$(5,843,274)	$11,901,151

LIABILITIES AND STOCKHOLDER'S EQUITY
LIABILITIES:
Short-term debt, including current maturities of long-term debt	$—	$160,200	$4,635,835	$—	$4,796,035
Accounts payable and other accrued liabilities	6,777	2,265,212	528,047	(2,349,208)	450,828
Affiliated debt	9,453	602,960	930,430	(723,573)	819,270
Long-term debt	650,000	189,331	3,748,442	—	4,587,773

Total liabilities	666,230	3,217,703	9,842,754	(3,072,781)	10,653,906
STOCKHOLDER'S EQUITY	1,192,356	1,203,432	1,621,950	(2,770,493)	1,247,245

TOTAL	$1,858,586	$4,421,135	$11,464,704	$(5,843,274)	$11,901,151

CNH CAPITAL LLC AND SUBSIDIARIES

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands)

(Unaudited)

NOTE 11: SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

	Condensed Statements of Cash Flows for the Nine Months Ended September 30, 2011
	CNH Capital LLC	Guarantor Entities	All Other Subsidiaries	Eliminations	Consolidated
CASH FLOWS FROM OPERATING ACTIVITIES:
Net cash (used in) from operating activities	$(153,125)	$94,757	$449,131	$18,117	$408,880

CASH FLOWS FROM INVESTING ACTIVITIES:
Cost of receivables acquired	—	(10,204,270)	(11,365,186)	8,771,781	(12,797,675)
Collections of receivables	—	10,381,039	10,129,970	(8,771,614)	11,739,395
Decrease in restricted cash	—	—	79,387	—	79,387
Purchase of equipment on operating leases, net	—	(91,559)	(2,015)	—	(93,574)
Other investing activities	—	(143)	—	—	(143)

Net cash from (used in) investing activities	—	85,067	(1,157,844)	167	(1,072,610)

CASH FLOWS FROM FINANCING ACTIVITIES:
Intercompany activity	3,125	(314,056)	(44,272)	(18,284)	(373,487)
Net increase in indebtedness	150,000	91,134	606,980	—	848,114

Net cash from (used in) financing activities	153,125	(222,922)	562,708	(18,284)	474,627

DECREASE IN CASH AND CASH EQUIVALENTS	—	(43,098)	(146,005)	—	(189,103)
CASH AND CASH EQUIVALENTS:
Beginning of period	—	200,287	220,505	—	420,792

End of period	$—	$157,189	$74,500	$—	$231,689

NOTE 12: SUBSEQUENT EVENTS

        On October 18, 2012, CNH Capital LLC completed a private offering of $750,000 in aggregate principal amount of 3.875% notes due 2015. The notes, which are senior unsecured obligations of CNH Capital LLC, are guaranteed by CNH Capital America LLC and New Holland Credit Company, LLC.

CNH Capital LLC
CNH Capital America LLC
New Holland Credit Company, LLC

Offer to Exchange

$750,000,000 3.875% Notes due 2015
that have been registered under
the Securities Act of 1933, as amended
for
$750,000,000 3.875% Notes due 2015

PROSPECTUS

                        ,

All tendered old notes, executed letters of transmittal and other related documents should be directed to the exchange agent at the numbers and address below. Requests for assistance and for additional copies of the prospectus, the letter of transmittal and other related documents should also be directed to the exchange agent.

The exchange agent for the exchange offer is:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By Registered & Certified Mail:	By Regular Mail or Overnight Courier:
WELLS FARGO BANK, NATIONAL ASSOCIATION Corporate Trust Operations MAC Code: N9303-121 P.O. Box 1517 Minneapolis, MN 55480	WELLS FARGO BANK, NATIONAL ASSOCIATION Corporate Trust Operations MAC Code: N9303-121 6th St & Marquette Avenue Minneapolis, MN 55479

In Person by Hand Only:

WELLS FARGO BANK, NATIONAL ASSOCIATION
Corporate Trust Services
Northstar East Building—12th Floor
608 Second Avenue South
Minneapolis, MN 55402

By Facsimile (for Eligible Institutions only):
(612) 667-6282
Attention: Corporate Trust Operations

For Information or Confirmation by Telephone:
(800) 344-5128

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.    Indemnification of Directors and Officers

        The following subparagraphs briefly describe indemnification provisions for directors, officers and controlling persons of the Registrants against liability, including liability under the Securities Act.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrants pursuant to the foregoing provisions, each of the Registrants has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

        Section 108 of the Delaware Limited Liability Company Act provides that subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement, a limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.

        CNH Capital LLC, CNH Capital America LLC and New Holland Credit Company, LLC are limited liability companies organized under the laws of the State of Delaware.

        The Amended and Restated Limited Liability Company Agreement of CNH Capital LLC (the "CNH Capital LLC Agreement") provides that CNH Capital LLC shall indemnify its member, officers, directors, employees, agents and its member's employees, representatives, agents and affiliates to the fullest extent permitted by law for any loss, damage or claim incurred by such person by reason of any act or omission performed or omitted by such person in good faith on behalf of CNH Capital LLC in a manner reasonably believed to be within the scope of the authority conferred upon such person by the CNH Capital LLC Agreement. Such person shall not be entitled to indemnification in respect to any loss, damage or claim incurred by such person by reason of such person's gross negligence or willful misconduct. The CNH Capital LLC Agreement also provides that to the fullest extent permitted by law, expenses incurred by such person defending any claim, demand, action, suit or proceeding shall be paid by CNH Capital LLC in advance of the final disposition of such action upon receipt of an undertaking by or on behalf of such person to repay such amount if it is ultimately determined that such person is not entitled to be indemnified by CNH Capital LLC. Any indemnity may only be provided out of and to the extent of the assets of CNH Capital LLC.

        The Limited Liability Company Agreement of CNH Capital America LLC ("CNH Capital America LLC Agreement") provides that CNH Capital America LLC shall indemnify its member, officers, directors, employees, agents and its member's employees, representatives, agents and affiliates to the fullest extent permitted by law for any loss, damage or claim incurred by such person by reason of any act or omission performed or omitted by such person in good faith on behalf of CNH Capital America LLC in a manner reasonably believed to be within the scope of the authority conferred upon such person by the CNH Capital America LLC Agreement. Such person shall not be entitled to indemnification in respect to any loss, damage or claim incurred by such person by reason of such person's gross negligence or willful misconduct. The CNH Capital America LLC Agreement also provides that to the fullest extent permitted by law, expenses incurred by such person defending any claim, demand, action, suit or proceeding shall be paid by CNH Capital America LLC in advance of the final disposition of such action upon receipt of an undertaking by or on behalf of such person to repay such amount if it is ultimately determined that such person is not entitled to be indemnified by CNH Capital America LLC. Any indemnity may only be provided out of and to the extent of the assets of CNH Capital America LLC.

        The Operating Agreement of New Holland Credit Company, LLC, as amended (the "New Holland Credit Company, LLC Operating Agreement") provides that New Holland Credit Company, LLC shall indemnify any member for any act performed by the member with respect to the company matters of

New Holland Credit Company, LLC, except for any action or inaction which constitutes fraud, gross negligence, or any intentional breach of the New Holland Credit Company, LLC Operating Agreement. Any indemnity may only be provided out of and to the extent of the assets of New Holland Credit Company, LLC.

        CNH Global has obtained directors' and officers' liability insurance which, subject to policy terms and limitations, includes coverage to reimburse CNH Global and its subsidiaries, including us, for amounts that CNH Global or such subsidiaries, including us, may be required or permitted by law to pay to their respective directors and officers.

ITEM 21.    Exhibits and Financial Statement Schedules

        (a)   Exhibits.

Exhibit No.	Description
3.1	Certificate of Formation of CNH Capital LLC. (Previously filed as Exhibit 3.1 to the registration statement on Form S-4 of the registrant (File No. 333-182411) and incorporated herein by reference).

3.2	Amended and Restated Limited Liability Company Agreement of CNH Capital LLC. (Previously filed as Exhibit 3.2 to the registration statement on Form S-4 of the registrant (File No. 333-182411) and incorporated herein by reference).

3.3	Certificate of Formation of CNH Capital America LLC. (Previously filed as Exhibit 3.3 to the registration statement on Form S-4 of the registrant (File No. 333-182411) and incorporated herein by reference).

3.4	Limited Liability Company Agreement of CNH Capital America LLC. (Previously filed as Exhibit 3.4 to the registration statement on Form S-4 of the registrant (File No. 333-182411) and incorporated herein by reference).

3.5	Amended Certificate of Formation of New Holland Credit Company, LLC. (Previously filed as Exhibit 3.5 to the registration statement on Form S-4 of the registrant (File No. 333-182411) and incorporated herein by reference).

3.6	Operating Agreement of New Holland Credit Company, LLC, as amended. (Previously filed as Exhibit 3.6 to the registration statement on Form S-4 of the registrant (File No. 333-182411) and incorporated herein by reference).

4.1	Indenture, dated as of October 18, 2012, by and among CNH Capital LLC, as issuer, the Guarantors named therein and Wells Fargo Bank, National Association, as trustee, regarding 3.875% Notes due 2015.

4.2	Form of 3.875% Note due 2015 (included in Exhibit 4.1).

4.3	Registration Rights Agreement, dated October 18, 2012, by and among CNH Capital LLC, the Guarantors named therein, Credit Suisse Securities (USA) LLC, Barclays Capital Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

5.1	Opinion of Sullivan & Cromwell LLP.

10.1	Support Agreement, dated as of November 4, 2011, by and between CNH Capital LLC and CNH Global N.V. (Previously filed as Exhibit 10.1 to the registration statement on Form S-4 of the registrant (File No. 333-182411) and incorporated herein by reference).

Exhibit No.	Description
10.2	Third Amended and Restated Wholesale and Parts CNH Capital Financing Agreement, dated November 3, 2011, by and between CNH America LLC and CNH Capital America LLC. (Previously filed as Exhibit 10.2 to the registration statement on Form S-4 of the registrant (File No. 333-182411) and incorporated herein by reference).

10.3	Amended and Restated Wholesale and Parts CNH Capital Financing Agreement, dated November 3, 2011, by and between CNH Canada Ltd. and CNH Capital Canada Ltd. (Previously filed as Exhibit 10.3 to the registration statement on Form S-4 of the registrant (File No. 333-182411) and incorporated herein by reference).

10.4	Employment Agreement, dated April 6, 2009, by and between Steve C. Bierman and CNH America LLC. (Previously filed as Exhibit 10.4 to the registration statement on Form S-4 of the registrant (File No. 333-182411) and incorporated herein by reference).

12.1	Statement regarding computation of ratio of earnings to fixed charges. (Previously filed as Exhibit 12.1 to the registration statement on Form S-4 of the registrant (File No. 333-182411) and incorporated herein by reference).

12.2	Statement regarding computation of ratio of earnings to fixed charges. (Previously filed as Exhibit 12.1 to the quarterly report on Form 10-Q of the registrant (File No. 333-182411) and incorporated herein by reference).

16.1	Letter regarding change in certifying accountant. (Previously filed as Exhibit 16.1 to the registration statement on Form S-4 of the registrant (File No. 333-182411) and incorporated herein by reference).

21.1	Subsidiaries of CNH Capital LLC.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Deloitte & Touche LLP.

23.3	Consent of Sullivan & Cromwell LLP (included in Exhibit 5.1).

24.1	Powers of Attorney (included on the signature pages to this Registration Statement).

25.1	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of Wells Fargo Bank, National Association, as trustee.

99.1	Letter of Transmittal (including Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9).

99.2	Notice of Guaranteed Delivery.

99.3	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

99.4	Form of Letter to Clients.

99.5	Form of Instruction to Registered Holder from Beneficial Owner.

Exhibit No.		Description
101	*	Interactive data files pursuant to Rule 405 of Regulation S-T: (A) (i) Consolidated Statements of Income for the years ended December 31, 2011, 2010 and 2009, (ii) Consolidated Statements of Comprehensive Income for the years ended December 31, 2011, 2010 and 2009, (iii) Consolidated Balance Sheets as of December 31, 2011 and 2010, (iv) Consolidated Statements of Cash Flows for the years ended December 31, 2011, 2010 and 2009, (v) Consolidated Statements of Changes in Stockholder's Equity for the years ended December 31, 2011, 2010 and 2009 and (vi) Notes to Consolidated Financial Statements; and (B) (i) Consolidated Statements of Income for the three and nine months ended September 30, 2012 and 2011, (ii) Consolidated Statements of Comprehensive Income for the three and nine months ended September 30, 2012 and 2011, (iii) Consolidated Balance Sheets as of September 30, 2012 and 2011, (iv) Consolidated Statements of Cash Flows for the nine months ended September 30, 2012 and 2011, (v) Consolidated Statements of Changes in Stockholder's Equity for the nine months ended September 30, 2012 and 2011 and (vi) Condensed Notes to Consolidated Financial Statements.

*
In accordance with Regulation S-T, the information in this Exhibit 101 shall not be deemed "filed" for the purposes of section 18 of the Exchange Act, or otherwise subject to the liability of that section, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act or the Exchange Act.

        Pursuant to Item 601(b)(4)(iii) of Regulation S-K, copies of instruments defining the rights of holders of certain long-term debt have not been filed. The Registrants will furnish copies thereof to the SEC upon request.

        (b)   Financial Statement Schedules.    All schedules for which provision is made in the applicable accounting regulations of the SEC have been omitted because they are not required, are not applicable or the required information is included in the consolidated financial statements or notes thereto incorporated by reference in this registration statement.

ITEM 22.    Undertakings

(i)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrants pursuant to the foregoing provisions, or otherwise, the Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a director, officer or controlling person of the Registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of approximate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(ii)
The undersigned Registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporating documents by first class mail or other equally prompt means. This includes information contained in the documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

(iii)
The undersigned Registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

(iv)
The undersigned Registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrants' annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(v)
The undersigned Registrants hereby undertake:

(a)
To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

1.
To include any prospectus required by section 10(a)(3) of the Securities Act.

2.
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.

3.
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(b)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Racine, State of Wisconsin, on December 19, 2012.

CNH CAPITAL LLC
By:	/s/ STEVEN C. BIERMAN
	Name:	Steven C. Bierman
	Title:	Chairman and President

POWERS OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Douglas MacLeod and Eric N. Mathison, and each of them, his or her true and lawful attorney-in-fact and agents with full and several power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ STEVEN C. BIERMAN Steven C. Bierman	Chairman, President and Director (Principal Executive Officer)	December 19, 2012
/s/ DOUGLAS MACLEOD Douglas MacLeod	Chief Financial Officer and Assistant Treasurer (Principal Financial Officer and Principal Accounting Officer)	December 19, 2012
/s/ RICHARD TOBIN Richard Tobin	Director	December 19, 2012

 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Racine, State of Wisconsin, on December 19, 2012.

CNH CAPITAL AMERICA LLC
By:	/s/ STEVEN C. BIERMAN
	Name:	Steven C. Bierman
	Title:	Chairman and President

POWERS OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Douglas MacLeod and Eric N. Mathison, and each of them, his or her true and lawful attorney-in-fact and agents with full and several power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ STEVEN C. BIERMAN Steven C. Bierman	Chairman, President and Director (Principal Executive Officer)	December 19, 2012
/s/ DOUGLAS MACLEOD Douglas MacLeod	Vice President and Assistant Treasurer (Principal Financial Officer and Principal Accounting Officer)	December 19, 2012
/s/ ANDREA PAULIS Andrea Paulis	Treasurer and Director	December 19, 2012

 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Racine, State of Wisconsin, on December 19, 2012.

NEW HOLLAND CREDIT COMPANY, LLC
By:	/s/ STEVEN C. BIERMAN
	Name:	Steven C. Bierman
	Title:	Chairman and President

POWERS OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Douglas MacLeod and Eric N. Mathison, and each of them, his or her true and lawful attorney-in-fact and agents with full and several power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ STEVEN C. BIERMAN Steven C. Bierman	Chairman, President and Manager (Principal Executive Officer)	December 19, 2012
/s/ DOUGLAS MACLEOD Douglas MacLeod	Vice President, Assistant Treasurer and Manager (Principal Financial Officer and Principal Accounting Officer)	December 19, 2012